Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-257898

Kensington Capital Acquisition Corp. II

1400 Old Country Road, Suite 301

Westbury, NY 11590

Dear Kensington Capital Acquisition Corp. II Stockholder:

On June 9, 2021, Kensington Capital Acquisition Corp. II , a Delaware corporation (“Kensington”), Orion Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), Wallbox B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) (“Holdco”)), and Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada) (“Wallbox”), entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (a) each holder of Wallbox securities (including each holder of Wallbox’s convertible loans, which will be converted into Wallbox Class A Ordinary Shares prior to the consummation of the Business Combination) will take steps to exchange by means of a contribution in kind its Wallbox securities in exchange for the issuance of Holdco Shares, as a result of which Wallbox will become a wholly-owned subsidiary of Holdco, (b) each holder of Kensington Common Stock will take steps to exchange by means of a contribution in kind its Kensington Common Stock in exchange for the issuance of Holdco Shares and (c) Merger Sub will merge with and into Kensington, with Kensington surviving the merger and becoming a wholly-owned direct subsidiary of Holdco (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

At the closing of the Business Combination (the “Closing”), (i) each outstanding Class A Ordinary Share of Wallbox (including each such share resulting from the conversion of Wallbox’s convertible loans prior to the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share will be exchanged by means of a contribution in kind in exchange for the issuance of a number of Holdco Class A Shares or Holdco Class B Shares, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement (as of the date of the Business Combination Agreement, the Exchange Ratio was 240.990795184659 (the “Illustrative Exchange Ratio”)), and (ii) each share of Kensington Class A Common Stock and Kensington Class B Common Stock outstanding immediately prior to the effective time of the merger (the “Merger Effective Time”) (other than certain customarily excluded shares) will be converted into and become one share of new Kensington common stock, and each such share of new Kensington common stock will immediately thereafter be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Class A Shares, whereby Holdco will issue one Holdco Class A Share for each share of new Kensington common stock exchanged. All Wallbox shareholders, other than Enric Asunción Escorsa and Eduard Castañeda, will receive Holdco Class A Shares in the exchange. Each of Enric Asunción Escorsa and Eduard Castañeda will receive class B ordinary shares in the share capital of Holdco (“Holdco Class B Shares”). Holdco Class B Shares will rank pari passu with Holdco Class A Shares in all respects, provided they will be entitled to super voting rights of ten (10) votes per share, subject to sunset provisions as described herein. Enric Asunción Escorsa and Eduard Castañeda will own all of the Holdco Class B Shares and will collectively control approximately 61.5% of the voting power of Holdco’s capital stock. In connection with the closing of the Business Combination, if Mr. Asuncion holds less than 50% of the voting power of Holdco following such closing, Mr. Castaneda intends to enter into a power of attorney granting Mr. Asuncion voting authority over the Holdco shares beneficially owned by Mr. Castaneda. The power of attorney is expected to have a term that automatically renews following each annual general shareholder meeting unless terminated by Mr. Castaneda following such meeting. Pursuant to Dutch law, Mr. Castaneda nonetheless retains the right to vote such shares notwithstanding the grant of such power of attorney. As a result, Wallbox’s co-founders will collectively be able to control matters submitted to its shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of Holdco’s assets or other major corporate transactions. See “Description of Holdco Securities—Share Capital and Articles of Association—Share Capital—Conversion of Holdco Shares” and “—General Meetings and Voting Rights—Voting Rights and Decision-Making.” As a result, Holdco will be a “controlled company” within the meaning of the corporate governance standards of NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements as discussed in “Summary—Certain Information Relating to Holdco—Emerging Growth Company; Foreign Private Issuer; Controlled Company” and “Risk Factors—Holdco will be a ‘controlled company’ within the meaning of the NYSE rules and will be exempt from certain corporate governance requirements as a result.” Each outstanding Kensington warrant to purchase a share of Kensington Class A Common Stock will, by its terms, convert into a warrant to purchase one Holdco Class A Share (“Holdco Public Warrants”), on substantially the same contractual terms and thereupon be assumed by Holdco pursuant to the warrant assignment, assumption and amendment agreement (the “Holdco Warrant Agreement”).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Kensington and Holdco entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for, and Holdco agreed to issue to such PIPE Investors, an aggregate of 10,000,000 Holdco Class A Shares at $10.00 per share for gross proceeds of $100,000,000 (the “PIPE Financing”) on the date on which the Closing occurs. The Holdco Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Holdco has agreed to grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Kensington will file with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders described below. See the section entitled “The Business Combination” on page 109 of the accompanying proxy statement/prospectus for further information.

From and after the Closing, the Holdco Class A Shares will have one vote per share and Holdco Class B Shares will have 10 votes per share. As a result of the Business Combination, the current stockholders of Kensington will own, assuming the Illustrative Exchange Ratio, Holdco Class A Shares representing approximately 17.03% of Holdco’s total shares then outstanding in the aggregate and approximately 7.61% of the vote.

Kensington’s units, Class A common stock and warrants are currently listed on The New York Stock Exchange, under the symbols “KCAC.U,” “KCAC,” and “KCAC WS,” respectively. Holdco intends to apply to list Holdco Class A Shares and Holdco warrants on The New York Stock Exchange under the symbols “WBX” and “WBXWS,” respectively, upon the Closing. At or prior to the Closing, each Kensington unit will separate into its components consisting of one share of Kensington Class A Common Stock and one-fourth of one redeemable warrant and will be exchanged for applicable Holdco securities.

Holdco is an “emerging growth company” and a “foreign private issuer” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in Holdco’s securities involves a high degree of risk. See “Risk Factors” beginning on page 48 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in Holdco’s securities.

Kensington is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to consummate the Business Combination. At the Kensington special meeting of stockholders, which will be held on September 30, 2021, at 10:00 a.m., Eastern time, via live webcast at www.virtualshareholdermeeting.com/KCAC2021SM, unless postponed or adjourned to a later date, Kensington will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in the accompanying proxy statement/prospectus.

In addition, concurrently with the execution of the Business Combination Agreement, all of Wallbox’s shareholders entered into a Contribution and Exchange Agreement (the “Exchange Agreement”) with Holdco and Wallbox, pursuant to which each of Wallbox’s shareholders approved and adopted the Business Combination Agreement, the Business Combination and other proposed transactions contemplated by the Business Combination Agreement (together, the “Proposed Transactions”). Other than in connection with the conversion

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of Wallbox’s convertible loans to Wallbox Ordinary Shares, no additional approval or vote from any holders of any class or series of shares of Wallbox will be necessary to adopt and approve the Business Combination Agreement, the Business Combination and the Proposed Transactions.

After careful consideration, the respective Kensington and Wallbox boards of directors have unanimously approved the Business Combination Agreement, the Kensington board of directors has approved the other proposals described in the accompanying proxy statement/prospectus, and each of the Kensington and Wallbox boards of directors has determined that it is advisable to consummate the Business Combination. The Kensington board of directors recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Kensington, Wallbox, the Business Combination Agreement, the Business Combination and the Proposed Transactions is contained in the accompanying proxy statement/prospectus. You should read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 48 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact D.F. King & Co., Inc., Kensington’s proxy solicitor, toll-free at (888) 542-7446 or collect at (212) 269-5550 or email at KCAC@dfking.com.

On behalf of our board of directors, I thank you for your support and look forward to the successful consummation of the Business Combination.

Sincerely,

Justin Mirro
September 20, 2021	Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated September 20, 2021, and is expected to be first mailed or otherwise delivered to Kensington stockholders on or about that date.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Holdco, Kensington or Wallbox. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Holdco, Kensington or Wallbox since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

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NOTICE OF SPECIAL MEETING

OF KENSINGTON CAPITAL ACQUISITION CORP. II

TO BE HELD SEPTEMBER 30, 2021

To the Stockholders of Kensington Capital Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders of Kensington Capital Acquisition Corp. II, a Delaware corporation (“Kensington,” “we,” “our” or “us”), will be held on September 30 , 2021, at 10:00 a.m., Eastern time, via live webcast at www.virtualshareholdermeeting.com/KCAC2021SM. You are cordially invited to attend the special meeting for the following purposes:

1.

Proposal No. 1—The “Business Combination Proposal”—to approve and adopt the Business Combination Agreement, dated as of June 9, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among Kensington, Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada) (“Wallbox”), Wallbox B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (which will be converted into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) (“Holdco”)), and Orion Merger Sub Corp., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which, among other things, (a) (i) each holder of Wallbox’s convertible loans will, prior to the effective time of the Exchanges (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”) and (ii) following the Convert Exchange, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the exchange ratio, calculated in accordance with the Business Combination Agreement, and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”), and (b) Merger Sub will merge with and into Kensington, with Kensington surviving the merger and becoming a wholly-owned direct subsidiary of Holdco (the “Merger,” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

2.

Proposal No. 2—The “Merger Proposal”— to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Kensington with Kensington as the surviving company and each share of Kensington’s Class A common stock and Class B common stock outstanding immediately prior to the effective time of the Merger (other than certain customarily excluded shares) will be converted into and become one share of new Kensington common stock, and each such share of new Kensington common stock will immediately thereafter be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Class A Shares, whereby Holdco will issue one Holdco Class A Share for each share of new Kensington common stock exchanged; and

3.

Proposal No. 3—The “Adjournment Proposal”—to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for a vote.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal and the Merger Proposal are not approved, Kensington will not consummate the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying

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proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 542-7446; banks and brokers can call collect at (212) 269-5550 or email at KCAC@dfking.com.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF KENSINGTON COMMON STOCK YOU OWN. Stockholders are urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you hold your shares through a brokerage firm, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form provided by the broker, bank or nominee.

By Order of the Board of Directors,

Justin Mirro

September 20, 2021	Chairman and Chief Executive Officer

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Holdco (File No. 333-257898), constitutes a prospectus of Holdco under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Holdco securities to be issued to Kensington stockholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meeting of Kensington stockholders at which Kensington stockholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and to adopt and approve the Merger, by the approval and adoption of the Business Combination Proposal and the Merger Proposal, respectively.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•	“€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank as of the dates specified herein.

IMPORTANT INFORMATION ABOUT GAAP, IFRS AND NON-IFRS FINANCIAL MEASURES

Kensington’s financial statements included in this proxy statement/ prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Wallbox’s audited financial statements included in this proxy statement/prospectus are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” See “Wallbox’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” This proxy statement/prospectus includes certain references to prospective financial measures that were not prepared in accordance with IFRS, including Unit Sales, EBITDA and Unlevered Free Cash Flow. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Wallbox’s consolidated financial results prepared in accordance with IFRS. For additional information, see the section entitled “Summary—Wallbox Prospective Financial Information.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Wallbox name, logos and other trademarks and service marks of Wallbox appearing in this prospectus are the property of Wallbox. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“Adjournment Proposal” means a proposal to adjourn the special meeting of stockholders of Kensington to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“broker non-vote” means the failure of a Kensington stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated June 9, 2021 and as may be amended from time to time, by and among Holdco, Merger Sub, Kensington and Wallbox.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DCGC” means the Dutch Corporate Governance Code.

“DGCL” means the General Corporation Law of the State of Delaware.

“ESPP” means the Wallbox N.V. 2021 Employee Stock Purchase Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Contribution and Exchange Agreement entered into by and among Holdco, Wallbox and each of Wallbox’s shareholders concurrently with the Business Combination Agreement.

“Existing Certificate of Incorporation” means Kensington’s current amended and restated certificate of incorporation.

“Extension Period” means any extended time that Kensington has to consummate a business combination beyond 24 months as a result of a stockholder vote to amend Kensington’s amended and restated certificate of incorporation, as then in effect.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“Founder Shares” means the 5,750,000 shares of Kensington Class B Common Stock purchased by the Sponsor in a private placement prior to the Kensington IPO.

“GAAP” means United States generally accepted accounting principles.

“GDPR” means the General Data Protection Regulation.

“Holdco” means Wallbox B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkteaansprakelijkheid) (which will be converted into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap), or N.V., prior to the Closing Date).

“Holdco Board” means the board of directors of Holdco.

“Holdco Class A Shares” means the Class A ordinary shares, nominal value EUR 0.12 per share of Holdco.

“Holdco Class B Shares” means the Class B ordinary shares, nominal value EUR 1.20 per share of Holdco.

“Holdco Conversion Shares” means the Class Conversion ordinary shares, nominal value EUR 1.08 per share of Holdco.

“Holdco General Meeting” means the general meeting of Holdco.

“Holdco Warrants” means warrants to purchase one Holdco Class A Share at a price of $11.50, subject to adjustment.

“Holdco Shares” means, collectively, the Holdco Class A Shares, the Holdco Class B Shares and the Holdco Conversion Shares.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IAS” means the International Accounting Standard.

“IASB” means the International Accounting Standards Board.

“IBR” means the incremental borrowing rate.

“IFRS” means the International Financial Reporting Standards.

“Incentive Plan” means the Wallbox N.V 2021 Equity Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means initial public offering.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kensington” means Kensington Capital Acquisition Corp. II, a Delaware corporation.

“Kensington Board” means the board of directors of Kensington.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Initial Stockholders” means the Sponsor and Kensington’s officers and directors.

“Kensington IPO” means Kensington’s initial public offering consummated on March 2, 2021.

“Kensington Private Warrants” means the 8,800,000 warrants held by the Sponsor, purchased by the Sponsor in the private placement that occurred concurrently with the closing of Kensington’s IPO, plus warrants received as a result of converting the balance of working capital loans to Kensington of up to $2,000,000.

“Kensington Public Warrants” means the 5,750,000 warrants included in the Kensington Units, each of which is a warrant to purchase one share of Kensington Class A Common Stock at a price of $11.50 per share, subject to adjustment in accordance with the Kensington Warrant Agreement.

“Kensington Stockholder Redemption” means the redemption rights provided for in Kensington’s Existing Certificate of Incorporation.

“Kensington Units” means the units issued in Kensington’s IPO, each unit consisting of one share of Kensington Class A Common Stock and one-fourth of one Kensington Warrant.

“Kensington Warrant Agreement” means the Warrant Agreement dated as of February 25, 2021 by and between Kensington and Continental Stock Transfer & Trust Company, governing the Kensington Warrants.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“Merger” means the merging of Merger Sub with and into Kensington with Kensington surviving the Merger.

“Merger Effective Time” means the time the Merger becomes effective.

“Merger Sub” means Orion Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of Holdco.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“NYSE” means The New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the consolidated statement of financial position of Wallbox and its subsidiaries as of January 1, 2019, December 31, 2019 and December 31, 2020, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cashflows of Wallbox and its subsidiaries for each of the two years in the period ended December 31, 2020 audited in accordance with the standards of the PCAOB.

“PIPE Financing” means the subscription for and purchase by the PIPE Investors of an aggregate of 10,000,000 Holdco Shares at $10.00 per share for gross proceeds of $100,000,000 pursuant to the Subscription Agreements.

“PIPE Investors” means the investors in the PIPE Financing pursuant to the Subscription Agreements.

“PIPE Shares” means an aggregate of 10,000,000 Holdco Class A Shares to be issued to Subscribers in the PIPE Financing.

“Public Shares” means the Kensington Class A Common Stock included in the Kensington Units.

“Public Stockholders” means the holders of Public Shares.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Sponsor” means Kensington Capital Sponsor II LLC, a Delaware limited liability company.

“Subscription Agreements” means the Subscription Agreements, dated June 9, 2021, by and among Holdco, Kensington and each of the PIPE Investors.

“Trust Account” means the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer and Trust Company, acting as trustee, established by Kensington containing the proceeds of the Kensington IPO and from certain private placements occurring simultaneously with the Kensington IPO for the benefit of the Public Stockholders.

“Trustee” means Continental Stock Transfer & Trust Company.

“Wallbox” means Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada).

“Wallbox Board” means the board of directors of Wallbox.

“Wallbox Class A Ordinary Shares” means Class A shares of Wallbox, par value €0.50 per share.

“Wallbox Class B Ordinary Shares” means Class B shares of Wallbox, par value €0.50 per share.

“Wallbox Option Plan” means, collectively, the Wall Box Chargers, S.L. Stock Option Plan for Management, the Wall Box Chargers, S.L. Stock Option Plan for Employees and the Wall Box Chargers, S.L. Stock Option Plan for Founders, each as amended from time to time.

“Wallbox Options” means all options to purchase outstanding shares of Wallbox Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Wallbox Option Plan or otherwise.

“Wallbox Ordinary Shares” means Wallbox Class A Ordinary Shares and Wallbox Class B Ordinary Shares.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE SPECIAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Kensington stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Kensington has entered into the Business Combination Agreement with Wallbox, Holdco and Merger Sub pursuant to which, among other things, (a) each holder of Wallbox securities (including each holder of Wallbox’s convertible loans) will take steps to exchange by means of a contribution in kind of its Wallbox securities in exchange for the issuance of Holdco ordinary shares, as a result of which Wallbox will become a wholly-owned subsidiary of Holdco, and (b) Merger Sub will be merged with and into Kensington, with Kensington surviving the Merger as a wholly-owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

At the Closing, as a result of the Business Combination, (i) each outstanding Wallbox Class A Ordinary Share (including each such share resulting from the conversion of Wallbox’s convertible loans prior to the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share will be exchanged by means of a contribution in kind in exchange for the issuance of a number of Holdco Ordinary A Shares or Holdco Ordinary B Shares, as applicable, determined in each case by reference to an “Exchange Ratio”, calculated in accordance with the Business Combination Agreement (as of the date of the Business Combination Agreement, the Exchange Ratio was 240.990795184659 (the “Illustrative Exchange Ratio”)), and (ii) each outstanding share of Kensington’s Class A common stock and Class B common stock will be cancelled and converted into the right to receive one Holdco Ordinary A Share. Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders. See the sections entitled “Summary—Consideration to Wallbox Shareholders in the Business Combination—Ownership of Holdco” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Kensington stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.

The Kensington Class A Common Stock, Kensington Warrants and Kensington Units are currently listed on the NYSE under the symbols “KCAC,” “KCAC WS” and “KCAC.U,” respectively. At the Closing, as a result of the Business Combination, each outstanding share of Kensington Common Stock will be exchanged by means of a contribution in kind in exchange for the issuance of one Holdco Ordinary A Share. Holdco intends to apply to list Holdco Ordinary A Shares on the NYSE under the symbol “WBX” in connection with the Closing. All outstanding Kensington Units will be separated into their underlying securities prior to the Closing. There will be no Kensington Units, Kensington Common Stock or Kensington Warrants nor any NYSE listing of any such securities following the Closing.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Holdco with respect to the Holdco Ordinary A Shares issuable in connection with the Business Combination.

Q:	When and where is the special meeting?

A:	The special meeting will be held on September 30, 2021, at 10:00 a.m., Eastern time, via live webcast at www.virtualshareholdermeeting.com/KCAC2021SM.

Q:	What are the specific proposals on which I am being asked to vote at the special meeting?

A:	Kensington stockholders are being asked to approve the following proposals:

1.	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination;

2.	Proposal No. 2—The Merger Proposal—a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Kensington with Kensington as the surviving company; and

3.

Proposal No. 3—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q:	Are the proposals conditioned on one another?

A:

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal and the Merger Proposal are not approved, Kensington will not consummate the Business Combination. If Kensington does not consummate the Business Combination and fails to complete an initial business combination by March 2, 2023, Kensington will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its Public Stockholders.

Q:	Why is Kensington proposing the Business Combination?

A:

Kensington was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Kensington is not limited to any particular industry or sector, but intended to focus in the automotive and automotive-related sector.

Kensington received $230,000,000 from its IPO (including net proceeds from the exercise in full by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, the funds held in the Trust Account will be released upon the Closing. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 28,750,000 shares of Kensington Common Stock outstanding, consisting of 23,000,000 Public Shares and 5,750,000 Sponsor Shares. In addition, there currently are 14,550,000 Kensington Warrants outstanding, consisting of 5,750,000 Public Warrants and 8,800,000 Private Warrants. Each whole Kensington Warrant entitles the holder thereof to purchase one share of Kensington Class A Common Stock at a price of $11.50 per share. The Kensington Warrants will be assumed by Holdco and become exercisable 30 days after the Closing, and expire at 5:00 p.m., New York City time, five years after the Closing or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees (except as described in the section entitled “Description of Holdco’s Securities—Warrants—Public Warrants—Redemption of Warrants when the price per share of Holdco Class A Shares equals or exceeds $10.00”).

Under the Existing Certificate of Incorporation, Kensington must generally provide the holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Kensington’s initial business combination in conjunction with a stockholder vote.

Q:	Why is Kensington providing stockholders with the opportunity to vote on the Business Combination?

A:

The approval of the Business Combination is required under the Kensington’s Existing Certificate of Incorporation. In addition, such approval is also a condition to the closing of the Business Combination under the Business Combination Agreement. Additionally, under its Existing Certificate of Incorporation, Kensington must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Kensington has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent (as defined below) in order to validly redeem its shares. Therefore, Kensington is seeking to obtain the approval of its stockholders of the Business Combination and also allow its Public Stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination in accordance with the Kensington’s Existing Certificate of Incorporation.

Q:	What revenues and profits/losses has Wallbox generated in the last two years?

A:

For the fiscal years ended December 31, 2020 and 2019, Wallbox had revenues of €19.7 million and €8.0 million, and loss for the year of €11.4 million and €6.1 million, respectively. At the end of fiscal year 2020, Wallbox’s total assets were €81.8 million and its total liabilities were €69.6 million and at the end of fiscal year 2019, Wallbox’s total assets were €32.5 million and its total liabilities were €23,1 million. For additional information, please see Wallbox’s audited consolidated financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 outbreak on the business of Kensington, Wallbox and Holdco, and there is no guarantee that efforts by Kensington, Wallbox and Holdco to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If Kensington or Wallbox are unable to recover from a business disruption on a timely basis, the Business Combination and Holdco’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 outbreak and become more costly. Each of Kensington, Wallbox and Holdco may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	What will happen in the Business Combination?

A:

Prior to the Closing Date, each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”). On the Closing Date, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”). Each outstanding Class A Ordinary Share of Wallbox (including each such share resulting from the conversion of Wallbox’s convertible loans prior to the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share of Wallbox will be exchanged by means of a contribution in kind in exchange for a number of Holdco Class A Shares or

Holdco Class B Shares, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement; provided, however, that Enric Asunción Escorsa and Eduard Castañeda will receive Holdco Class B Shares. Each share of Kensington’s Class A common stock and Class B common stock outstanding immediately prior to the Merger Effective Time (other than certain customarily excluded shares) will be converted into and become one share of new Kensington common stock, and each such share of new Kensington common stock will immediately thereafter be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Class A Shares, whereby Holdco will issue one Holdco Class A Share for each share of new Kensington common stock exchanged. As of the date of the Business Combination Agreement, the Illustrative Exchange Ratio was 240.990795184659. Kensington will file with the SEC a Current Report on Form 8-K announcing the final Exchange Ratio no later than four business days prior to the special meeting of its stockholders. In addition, in connection with the Closing, each share of Kensington Class B Common Stock outstanding will be converted into a share of Holdco Class A Common Stock on a one-for-one basis.

Holdco intends to apply to list the Holdco Class A Shares and Holdco Warrants on the NYSE under the symbols “WBX” and “WBXWS,” respectively, upon the closing of the Business Combination. We cannot assure you that the Holdco Class A Shares or Holdco Warrants will be approved for listing on the NYSE. In addition, Holdco will be a “foreign private issuer” and as a “foreign private issuer,” Holdco will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdco must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders. As a foreign private issuer, Holdco will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the Holdco Shares and Holdco Public Warrants. See “Risk Factors—Holdco will be a foreign private issuer and, as a result, Holdco will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

Q:	How has the announcement of the Business Combination affected the trading price of Kensington’s Class A Ordinary Shares?

A:

On March 8, 2021, the last trading date before the public announcement of the Business Combination, the Kensington Public Units, Kensington Class A Common Stock and Kensington Public Warrants closed at $10.56, $10.20 and $1.51, respectively. On September 17, 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Kensington Units, Kensington Class A Common Stock and Kensington Public Warrants closed at $10.19, $9.96 and $1.05, respectively.

Q:	Following the Business Combination, will Kensington’s securities continue to trade on a stock exchange?

A:

No. Kensington anticipates that, following consummation of the Business Combination, the Kensington Class A Common Stock, Kensington Public Units, and Kensington Public Warrants will be delisted from the NYSE and Kensington will be deregistered under the Exchange Act. However, Holdco intends to apply to list the Holdco Class A Shares and Holdco Public Warrants on the NYSE under the symbols “WBX” and “WBXWS,” respectively, upon the closing of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. Kensington does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Wallbox to access the U.S. public markets.

Q:	Will the management of Wallbox change in the Business Combination?

A:

The current executive officers of Wallbox are Enric Asunción Escorsa, the Chief Executive Officer, Jordi Lainz, the Chief Financial Officer and Eduard Castañeda, the Chief Product Officer. These individuals are intended to continue to serve as Holdco’s executive officers upon consummation of the Business Combination.

Pursuant to the Business Combination Agreement, effective immediately upon closing, the Holdco Board will be comprised of seven directors, consisting of the following:

•

(1) Enric Asunción Escorsa; (2) Beatriz González Ordóñez; (3) Francisco Riberas; (4) Diego Diaz Pilas; (5) Pol Soler; (6) Anders Pettersson and (7) one additional director expected to be appointed prior to the closing of the Business Combination;

•	The management team will consist solely of Wallbox’s current management team immediately prior to the Closing; and

•

Enric Asunción Escorsa and Eduard Castañeda will be granted special governance provisions, including a dual class structure with super-voting (i.e., 10:1) shares, subject to sunset provisions as described herein. See “Description of Holdco Securities—Share Capital and Articles of Association—Share Capital—Conversion of Holdco Shares” and “—General Meetings and Voting Rights—Voting Rights and Decision-Making.” In connection with the closing of the Business Combination, if Mr. Asuncion holds less than 50% of the voting power of Holdco following such closing, Mr. Castaneda intends to enter into a power of attorney granting Mr. Asuncion voting authority over the Holdco shares beneficially owned by Mr. Castaneda. The power of attorney is expected to have a term that automatically renews following each annual general shareholder meeting unless terminated by Mr. Castaneda following such meeting. Pursuant to Dutch law, Mr. Castaneda nonetheless retains the right to vote such shares notwithstanding the grant of such power of attorney.

For an explanation of the roles and responsibilities of the Holdco Board, please see the section entitled “Management of Holdco After the Business Combination”.

Q:	What will Kensington stockholders receive in the Business Combination?

A:

Upon consummation of the Merger, each issued and outstanding share of Kensington Common Stock will be subject to the terms and conditions of the Business Combination Agreement and will be exchanged by means of a contribution in kind in exchange for a Holdco Class A Share.

Q:	What will Kensington warrant holders receive in the Business Combination?

A:

At Closing, each Kensington Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically cease to represent a right to acquire Kensington Class A Common Stock and shall represent, immediately following the Merger Effective Time, a right to acquire Holdco Class A Shares on substantially the same contractual terms and conditions as were in effect immediately prior to the Merger Effective Time under the terms of the Kensington Warrant Agreement and thereupon be assumed by Holdco pursuant to the warrant assignment, assumption and amendment agreement; provided, that each converted warrant: (a) shall represent the right to acquire the number of Holdco Class A Shares equal to the number of shares of Kensington Class A Common Stock subject to each such Kensington Public Warrant immediately prior to the Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one Holdco Class A Share; and (c) shall expire on the five (5) year anniversary of the Closing Date.

Q:	What will Kensington unit holders receive in the Business Combination?

A:	In connection with the consummation of the Business Combination, the Kensington Public Units will automatically separate into their component parts and be treated accordingly.

Q:	What will Wallbox Shareholders receive in the Business Combination?

A:

Upon consummation of the Exchanges, holders of Wallbox Class A Ordinary Shares will receive Holdco Class A Shares, and Enric Asunción Escorsa and Eduard Castañeda will receive Holdco Class B Shares. See “Summary—Consideration to Wallbox Shareholders in the Business Combination” for information on the consideration to be received by Wallbox shareholders, including the assumptions on which this calculation is based.

Q:	What is the PIPE Financing?

A:

In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, Kensington and Holdco entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Holdco agreed to issue to such PIPE Investors, an aggregate number of Holdco Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $100,000,000.

Q:	What equity stake will the current stockholders of Kensington, the PIPE Investors and the current shareholders of Wallbox hold in Holdco after the closing of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination and assuming the Illustrative Exchange Ratio: (i) the Public Stockholders will own approximately 12.87% of Holdco on a fully diluted basis; (ii) the PIPE Investors (excluding shares owned by certain Wallbox equityholders prior to such PIPE Financing) will own approximately 5.59% of Holdco on a fully diluted basis; (iii) the Sponsor will own approximately 3.22% of Holdco on a fully diluted basis; and (iv) the Wallbox equityholders (excluding any portion of the PIPE Financing provided by existing Wallbox equityholders) will own approximately 78.32% of Holdco on a fully diluted basis. These levels of ownership interests assume that (A) no shares of Kensington Class A Common Stock are elected to be redeemed by the Public Stockholders and (B) that 10,000,000 Holdco Shares are issued to the PIPE Investors in connection with the PIPE Financing. If the actual facts are different than these assumptions, the ownership percentages in Holdco will be different.

For more information, please see the sections entitled “The Business Combination—Ownership of Holdco” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:

Will Holdco obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that Kensington will have sufficient funds to consummate the Business Combination?

A:

Yes. Holdco will obtain new equity financing through a private placement of Holdco Shares in the PIPE Financing. Holdco will use the proceeds from the PIPE Financing, together with the proceeds received from the Trust Account, for general corporate purposes. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination. Unless waived by Wallbox, the Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the any amounts redeemed) together with the proceeds from the PIPE Financing equaling or exceeding $250,000,000.

Q:	Will Holdco adopt an equity incentive plan in anticipation of the Business Combination?

A:

Holdco intends to adopt an equity incentive plan in anticipation of the Business Combination in order to promote ownership in Holdco by employees, non-employee directors and consultants of Holdco and its subsidiaries, and align incentives between these service providers and shareholders of Holdco by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, Holdco Class A Shares. See “Management of Holdco After the Business Combination.”

Q:	Will Holdco adopt an employee stock purchase plan in anticipation of the Business Combination?

A:

Holdco intends to adopt an employee stock purchase plan in anticipation of the Business Combination, which will permit eligible employees and/or service providers of Holdco and its subsidiaries the opportunity to purchase Holdco Class A Shares, and promote employee retention and incentives for such persons to exert maximum efforts for the success of the company and its affiliates. “Management of Holdco After the Business Combination.”

Q:	Why is Kensington proposing the Adjournment Proposal?

A:

Kensington is proposing the Adjournment Proposal to allow the Kensington Board to adjourn the special meeting to a later date or dates, (A) in order to solicit additional proxies from Kensington stockholders in favor of the Business Combination Proposal, (B) if as of the time for which the special meeting is scheduled, there are insufficient shares of Kensington Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Kensington has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Kensington stockholders prior to the special meeting. The Adjournment Proposal will only be presented to Kensington stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. Please see the section entitled “Proposal No. 3—The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Kensington shares before the special meeting?

A:

The record date for the special meeting for Kensington stockholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your Kensington shares after the record date for Kensington stockholders that hold their shares in “street name,” but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your Kensington shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Kensington shares prior to the record date for Kensington stockholders that hold their shares in “street name,” you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

The approval of each of the Business Combination Proposal, Merger Proposal and Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of Kensington Common Stock that are entitled to vote and are voted at the special meeting. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any public shares purchased by them during or after the Kensington IPO in favor of the Business Combination Proposal and the Merger Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:

If the Business Combination Proposal is not approved and Kensington does not consummate a business combination by March 2, 2023, Kensington will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the special meeting?

A:

Kensington stockholders that hold their shares in “street name” are entitled to one vote on each proposal presented at the special meeting for each share of Kensington Common Stock held of record as of August 30, 2021, the record date for the special meeting. As of the close of business on the record date, there were 28,750,000 outstanding shares of Kensington Common Stock.

Q:	What constitutes a quorum at the special meeting?

A:

One or more stockholders who together hold 50% of the issued and outstanding shares of Kensington Common Stock entitled to vote at the special meeting must be present, in person or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns 20% of the issued and outstanding shares of Kensington Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the special meeting has power to adjourn the special meeting. As of the record date, 14,375,001 shares of Kensington Common Stock would be required to achieve a quorum.

Q:	How will the Kensington Initial Stockholders and Kensington’s other current directors and officers vote?

A:

Prior to the Kensington IPO, Kensington entered into agreements with the Sponsor, pursuant to which it has agreed to vote any shares of Kensington Common Stock owned by the Sponsor in favor of a proposed initial business combination. As of the record date, the Sponsor owned 5,750,000 Founder Shares, representing 20% of the shares of Kensington Common Stock and entitled to vote at the special meeting.

Q:	What interests do the Sponsor, Kensington Initial Stockholders and Kensington’s other current officers and directors have in the Business Combination?

A:

The Sponsor, Kensington Initial Stockholders and Kensington’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include:

•	the fact that the Sponsor has agreed not to redeem any shares of Kensington Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $57,500,000, but, given the transfer restrictions on such shares, Kensington believes such shares have less value;

•

the fact that the Kensington Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Kensington fails to complete an initial business combination by March 2, 2023;

•	the fact that the Registration Rights and Lock-Up Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor paid an aggregate of $6,600,000 for its 8,800,000 Private Placement Warrants with an aggregate market value of approximately $8,800,000 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by March 2, 2023;

•	the fact that the Sponsor has made a loan of $100,000 to Kensington and has informed Kensington that the Sponsor intends to convert the loan into 133,333 warrants on the same terms as the Private

Warrants (as contemplated by the Kensington Warrant Agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Robert Remenar, Simon Boag and Daniel Huber, who had advanced such amount to the Sponsor in order for the loan to be made. Such warrants have an aggregate market value of approximately $133,333 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021. Additionally, at the option of Sponsor, any other amounts outstanding under certain working capital loans made by Sponsor or any of its affiliates to Kensington in an aggregate amount of up to $2,000,000 (including the foregoing $100,000 loan) may be converted into warrants to purchase shares of Kensington Class A Common Stock which will be identical to the Private Placement Warrants;

•

the fact that Justin Mirro, Robert Remenar, Daniel Huber, Simon Boag, Thomas LaSorda, Anders Pettersson, Mitchell Quain, Donald Runkle and Matthew Simoncini, who are officers or directors of Kensington, have directly or indirectly through their affiliates agreed to invest up to an aggregate of $9,900,000 in the PIPE Financing on the same terms as the other PIPE Investors;

•

the right of the Sponsor to receive 5,750,000 Holdco Shares with an aggregate market value of approximately $56,752,500 based on the closing price of Kensington Class A Common Stock of $9.87 on the NYSE on September 15, 2021, subject to certain lock-up periods;

•	the continued indemnification of Kensington’s existing directors and officers and the continuation of Kensington’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sponsor and Kensington’s officers and directors will lose their entire investment in Kensington and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by March 2, 2023. Kensington’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•

the fact that if the Trust Account is liquidated, including in the event Kensington is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Kensington to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Kensington has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kensington, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor has invested an aggregate of $6,725,000 (in respect of the Founder Shares, the Private Placement Warrants and a loan of $100,000) that will have zero value in the event Kensington is not able to complete a business combination; and

•	the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the Public Shareholders have a negative return in their investment in Holdco.

Q:	Did the Kensington Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Kensington Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Kensington’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Kensington’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Kensington’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Kensington Board in valuing Wallbox’s business and assuming the risk that the Kensington Board may not have properly valued such business.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of at least the majority of the shares of Kensington Common Stock that are entitled to vote and are voted at the special meeting, then the Business Combination Proposal will be approved, and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of the majority of the shares of Kensington Common Stock that are entitled to vote and are voted at the special meeting, then the Business Combination Proposal will fail and Kensington will not consummate the Business Combination. If Kensington does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until March 2, 2023. If Kensington fails to complete an initial business combination by March 2, 2023, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its Public Shareholders.

Q:	Do I have redemption rights?

A:

Pursuant to Kensington’s Existing Certificate of Incorporation, holders of Kensington public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Kensington’s Existing Certificate of Incorporation. As of September 15, 2021, this would have amounted to approximately $10.00 per share. If a holder of Kensington public shares exercises its redemption rights, then such holder will be exchanging its shares of Kensington Class A Common Stock for cash and will not own shares of Holdco following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the shares of Kensington Class A Common Stock included in the Kensington Public Units sold in the Kensington IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Kensington has no specified maximum redemption threshold under its Existing Certificate of Incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Kensington Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $230,026,963 as of September 15, 2021. The Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Kensington Stockholder Redemption) together with the proceeds actually received from the PIPE Financing being at least $250,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Kensington redeem its shares of Kensington Class A Common Stock in an amount that would cause its (or Holdco’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Kensington Existing Certificate of Incorporation. Kensington stockholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Special Meeting of Kensington Stockholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Kensington Public Warrants will not have redemption rights with respect to such warrants.

Q:	Can the Sponsor redeem its Founder Shares in connection with consummation of the Business Combination?

A:	No. The Sponsor has agreed to waive its redemption rights with respect to its Founder Shares and any public shares it may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may not redeem shares of Kensington Class A Common Stock in excess of an aggregate of 15% of the shares sold in the Kensington IPO without Kensington’s consent. Accordingly, all shares of Kensington Class A Common Stock in excess of 15% of the shares of Kensington Class A Common Stock sold in the Kensington IPO owned by a holder will not be redeemed for cash without Kensington’s consent. On the other hand, a Public Stockholder who holds less than 15% of the public shares may redeem all of the public shares held by such stockholder for cash.

Shares of Kensington Class B Common Stock cannot be redeemed.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the Kensington IPO) for or against the Business Combination restricted.

Kensington has no specified maximum redemption threshold under its Existing Certificate of Incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Kensington Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $230,026,963 as of September 15, 2021. The Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of any amounts redeemed) together with the aggregate PIPE proceeds being at least $250,000,000. If, as a result of redemptions of shares of Kensington Class A Common Stock by the Public Stockholders, this condition is not met, then Wallbox may elect not to consummate the Business Combination. In addition, in no event will Kensington redeem its shares of Kensington Class A Common Stock in an amount that would cause its (or Holdco’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Kensington Existing Certificate of Incorporation.

Q:	Is there a limit on the total number of Kensington public shares that may be redeemed?

A:

Yes. The Kensington Existing Certificate of Incorporation provides that it may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Kensington is not subject to the SEC’s “penny stock” rules). Other than this limitation and the aforementioned 15% threshold, the Kensington Existing Certificate of Incorporation does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account together with the proceeds actually received from the PIPE Financing being at least $250,000,000. If, as a result of redemptions of shares of Kensington Class A Common Stock by the Public Stockholders, this condition is not met, then Wallbox may elect not to consummate the Business Combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Kensington Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Kensington Public Units, separate the underlying shares of Kensington Class A Common Stock and Kensington Public Warrants, and (ii) prior to 5:00 p.m., New York City time, on September 28, 2021 (two business days before the initial date of the special meeting), tender your shares physically or electronically and identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and submit a request in writing that Kensington redeem your shares of Kensington Class A Common Stock for cash to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following address:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention:

Email:

You do not have to be a record date holder in order to exercise your redemption rights. Kensington stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Kensington’s understanding that Kensington stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Kensington does not have any control over this process and it may take longer than two weeks. Kensington stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Kensington stockholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the special meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold Kensington Public Units registered in your own name, you must deliver the certificate for such Kensington Public Units to the Transfer Agent with written instructions to separate such Kensington Public Units into shares of Kensington Class A Common Stock and Kensington Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the Kensington Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Kensington Public Units, you must instruct such nominee to separate your Kensington Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Kensington Public Units to be split and the nominee holding such Kensington Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of shares of Kensington Class A Common Stock and Kensington Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Kensington Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Kensington Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

Kensington expects that a U.S. holder (as defined below in “Certain Tax Considerations—U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its public shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Kensington Common Stock” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What are the U.S. federal income tax consequences to me of the Business Combination?

A:

Subject to the limitations and qualifications described in “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination” below (including the discussion of Section 367(a) of the Code), the transfer by U.S. holders of their Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code.

Kensington and Holdco have agreed pursuant to the Business Combination Agreement to report the Merger as a reorganization under Section 368 of the Code. If the Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of Kensington Public Warrants that are converted to Holdco Public Warrants likely would not recognize gain or loss. However, the qualification of the Merger as a reorganization under Section 368 of the Code is uncertain. If the Merger is not treated as a reorganization under Section 368 of the Code, a U.S. holder that solely owns Kensington Public Warrants generally will be required to recognize gain or loss upon the conversion of those Kensington Public Warrants to Holdco Public Warrants and a U.S. holder that owns Kensington Public Warrants and Kensington Class A Common Stock generally will be required to recognize gain (but may not be permitted to recognize loss) upon receipt of the Holdco Public Warrants.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. holders to qualify for tax-deferred treatment with respect to the exchange of Kensington Class A Common Stock and/or the conversion of the Kensington Public Warrants. If those additional requirements are not met, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Q:	If I am a Kensington warrant holder, can I exercise redemption rights with respect to my Kensington Public Warrants?

A:	No. The holders of Kensington Public Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of shares of Kensington Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay Public Stockholders who properly exercise their redemption rights; (ii) pay $8,050,000 in deferred underwriting commissions to the underwriters of the Kensington IPO; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Kensington and other parties to the Business Combination Agreement in connection with the Business Combination pursuant to the terms of the Business Combination Agreement.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by Kensington stockholders of the Business Combination Proposal and the Kensington Cash Amount (as defined in the Business Combination Agreement). For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If Kensington does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until March 2, 2023. If Kensington fails to complete an initial business combination by March 2, 2023, then Kensington will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Kensington public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Kensington’s remaining stockholders and the Kensington Board, dissolve and liquidate, subject in each case to the Kensington’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Kensington IPO. Please see the section entitled “Risk Factors—Risks Related to Kensington” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Kensington Public Warrants and Private Placement Warrants, which will expire worthless if Kensington fails to complete an initial business combination by March 2, 2023.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you hold your shares in “street name” and were a holder of record of shares of Kensington Common Stock on August 30, 2021, the record date for the special meeting, you may vote with respect to the proposals virtually at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 11:59 p.m., New York City time, on September 29, 2021.

Voting Virtually at the Meeting. If you attend the special meeting and plan to vote virtually, you will be provided with a ballot at the virtual special meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote virtually at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “The Special Meeting of Kensington Stockholders.”

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Kensington without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:	If I am not going to attend the special meeting virtually, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Kensington believes that all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the special meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Kensington’s Secretary at the address listed below so that it is received by Kensington’s Secretary prior to the special meeting or attend the special meeting virtually and vote. You also may revoke your proxy by sending a notice of revocation to Kensington’s Secretary, which must be received by Kensington’s Secretary prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:

Kensington will pay the cost of soliciting proxies for the special meeting. Kensington has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the special meeting. Kensington has agreed to pay a fee of $20,000, plus disbursements, and will reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify and its affiliates against certain claims, liabilities, losses, damages and expenses. Kensington will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Kensington Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Kensington Common Stock and in obtaining voting instructions from those owners. The directors, officers and employees of Kensington may also solicit proxies by telephone, by facsimile, by mail, on the Internet, in person or virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Kensington Capital Acquisition Corp. II

1400 Old Country Road, Suite 301

Westbury, NY 11590

Telephone: (703) 674-6514

Attention: Secretary

You may also contact the proxy solicitor for Kensington at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (888) 542-7446

Banks and Brokers Call: (212) 269-5550

KCAC@dfking.com

To obtain timely delivery, Kensington stockholders must request the materials no later than September 23, 2021, or five business days prior to the special meeting.

You may also obtain additional information about Kensington from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your public shares (either physically or electronically) to the Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Kensington and Wallbox, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the special meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Holdco

Holdco is a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) on June 7, 2021. To date, Holdco has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus. Prior to consummation of the Business Combination, Holdco’s corporate form will be converted to a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) and its name will be changed to Wallbox N.V. Holdco intends to apply to list the Holdco Ordinary A Shares and Holdco Warrants under the Exchange Act and on the NYSE under the symbols “WBX” and “WBXWS,” respectively, upon the closing of the Business Combination.

The mailing address of Holdco’s principal executive is Carrer del Foc, 68, Barcelona, Spain 08038 and its phone number is +34 930 181 668. It is expected that Holdco will have its tax residency in Spain, on the basis that its place of effective management will be located therein.

Wallbox

Wallbox is a global leader in smart electric vehicle charging and energy management. Founded in 2015, Wallbox creates smart charging systems that combine innovative technology with outstanding design and that manage the communication between user, vehicle, grid, building and charger.

Wallbox’s mission is to facilitate the adoption of electric vehicles today to make more sustainable use of energy tomorrow. By designing, manufacturing, and distributing charging solutions for residential, business, and public use, Wallbox is laying the infrastructure required to meet the demands of mass electric vehicles (“EV”) ownership everywhere. Wallbox’s customer-centric approach to its holistic hardware, software, and service offering has allowed Wallbox to solve barriers to EV adoption today as well as anticipate opportunities soon to come. Wallbox is creating solutions that will not only allow for faster, simpler EV charging, but that will also change the way the world uses energy.

Its smart charging product portfolio includes Level 2 alternating current (“AC”) chargers (“Pulsar Plus”, “Commander 2” and “Copper SB”) for home and business applications, and direct current (“DC”) fast chargers (“Supernova”) for public applications. Wallbox also offers the world’s first bi-directional DC charger for the home (“Quasar”), which allows users to both charge their electric vehicle and use the energy from the car’s battery to power their home or business, or send stored energy back to the grid. Wallbox’s proprietary residential and business software (“myWallbox”) gives users and charge point owners complete control over their private charging and energy management activities. Meanwhile, Wallbox’s dedicated semi-public and public charging software platform, (“Electromaps”) enables drivers to locate and transact with all public charging stations registered to its brand-agnostic charger database and also allows charge point operators to manage their public charging stations at scale.

As of September 2021, Wallbox has nine offices across three continents and has sold over 138,258 units across 83 countries. Its products are currently manufactured in Spain and China, with plans to add a U.S.

manufacturing facility in Arlington, Texas in 2022. Through its vertically-integrated model, Wallbox keeps development cycles short, enabling an accelerated time to market. Furthermore, Wallbox’s compliance with complex certification requirements paired with its focus on engineering excellence is powering its rapid growth as the global supplier of first-class charging products.

Kensington

Kensington is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. Although Kensington may pursue its initial business combination in any business, industry or geographic location, it has focused on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business in the North America automotive and automotive-related sector.

Kensington Class A Common Stock, Kensington Warrants and Kensington Units, consisting of one share of Kensington Class A Common Stock and one-fourth of a Kensington Warrant, are traded on the NYSE under the ticker symbols “KCAC,” “KCAC WS” and “KCAC.U,” respectively. Upon the closing of the Business Combination, Kensington’s securities will be delisted from the NYSE.

The mailing address of Kensington’s principal executive office is 1400 Old Country Road, Suite 301, Westbury, NY 11590, and its telephone number is (703) 674-6514.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Holdco that was incorporated in 2021 to facilitate the consummation of the Business Combination. As part of the Business Combination, Kensington will merge with and into Merger Sub, with Kensington continuing as the surviving entity.

The mailing address of Merger Sub’s registered office is c/o Universal Registered Agent, Inc., 300 Creek View Road, Suite 209, Newark, Delaware 19711.

The Business Combination

General

On June 9, 2021, Kensington, Holdco, Merger Sub and Wallbox entered into the Business Combination Agreement, pursuant to which Kensington, Holdco and Wallbox will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Exchanges (as defined below), the Merger and the other transactions contemplated thereby.

Prior to the Closing Date, each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”). On the Closing Date, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”). Each outstanding Class A Ordinary Share of Wallbox (including each such share resulting from the conversion of Wallbox’s convertible loans prior to the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share of Wallbox will be exchanged by means of a contribution in kind in exchange for a number of Holdco Class A Shares or Holdco Class B Shares, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement; provided, however, that Enric Asunción Escorsa and Eduard Castañeda will receive Holdco Class B Shares. Each share of Kensington’s Class A common stock and Class B common stock outstanding immediately prior to the Merger Effective Time (other than certain customarily excluded shares) will be converted into and become one share of new Kensington common stock, and each such share of new Kensington common stock will immediately thereafter be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Class A Shares, whereby Holdco will issue one Holdco Class A Share for each share of new Kensington common stock exchanged. The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Merger Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Kensington and Wallbox, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as Kensington and Wallbox may mutually agree).

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Effect of the Business Combination on Existing Kensington Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•

each share of Kensington Class A Common Stock will be converted into the right to receive New Kensington Common Stock, which will then be exchanged by means of a contribution in kind in exchange for one fully paid and non-assessable Holdco Class A Share;

•

each Founder Share will be converted into the right to receive New Kensington Common Stock, which will then be exchanged by means of a contribution in kind in exchange for one fully paid and non-assessable Holdco Class A Share; and

•	each Kensington Public Warrant will be converted into a Holdco Public Warrant, on the same terms and conditions as those applicable to the Kensington Public Warrants.

Consideration to Wallbox Shareholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Wallbox equityholders in connection with the Business Combination will be 140,000,000 Holdco Shares.

Ownership of Holdco

It is anticipated that, upon completion of the Business Combination and assuming the Illustrative Exchange Ratio: (i) the Public Stockholders will own approximately 12.87% of Holdco on a fully diluted basis; (ii) the PIPE Investors (excluding shares owned by certain Wallbox equityholders prior to such PIPE Financing) will own approximately 5.59% of Holdco on a fully diluted basis; (iii) the Sponsor will own approximately 3.22% of Holdco on a fully diluted basis; and (iv) the Wallbox equityholders (excluding any portion of the PIPE Financing provided thereby) will own approximately 78.32% of Holdco on a fully diluted basis. These levels of ownership interests assume that (A) no shares of Kensington Class A Common Stock are elected to be redeemed by the Public Stockholders and (B) that 10,000,000 Holdco Shares are issued to the PIPE Investors in connection with the PIPE Financing. If the actual facts are different than these assumptions, the ownership percentages in Holdco will be different. If there are any redemptions by Public Stockholders of shares of Kensington Class A Common Stock in connection with the Business Combination, it would reduce the aggregate ownership of the Public Stockholders and increase the aggregate ownership of the other stockholder groups. If the PIPE Investors do not fund the PIPE Financing in full, it would reduce the aggregate ownership of the PIPE Investors and increase the aggregate ownership of the other stockholder groups. For further information related to the determination of the number of Holdco Shares to be issued to the Wallbox equityholders upon completion of the Business Combination, please see the section entitled “The Business Combination—Consideration to Wallbox Shareholders in the Business Combination.”

The ownership percentages with respect to Holdco following the Business Combination do not take into account any awards to be issued under the ESPP or the Incentive Plan to be entered into in connection with the Business Combination or the Holdco Public Warrants, but do include Founder Shares, which will be exchanged for Holdco Class A Shares at the closing of the Business Combination on a one-for-one basis and includes approximately 9,970,719 shares underlying Wallbox options, which are subject to future exercise, service conditions, or a combination thereof. If the actual facts are different than these assumptions, the ownership percentages in Holdco will be different.

For a summary of the financial analysis Kensington conducted when determining the equity valuation of Wallbox, please see “The Business Combination—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination—Attractive Market Valuation of Comparable Companies.”

Conditions to Closing of the Business Combination

Under the Business Combination Agreement, the Closing is subject to customary and other conditions, including:

•	our stockholders having approved, among other things, the Proposed Transactions;

•	the absence of any governmental order that would prohibit the Business Combination;

•	the expiration of the waiting period (or extension thereof) under the HSR Act;

•

all required filings under foreign direct investments regulations in Spain having been completed and any authorizations, confirmations or clearances from the competent public authorities reasonably required thereunder having been obtained;

•

Kensington having at least $250 million in the aggregate in (A) its Trust Account (after giving effect to the Kensington Stockholder Redemption) plus (B) cash proceeds received in connection with the PIPE;

•

the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the materiality and material adverse effect standards contained in the Business Combination Agreement; and

•	compliance by the parties in all material respects with their respective covenants.

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents—Conditions to Closing of the Business Combination.”

Ancillary Documents

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, Holdco, Wallbox and the holders of Wallbox Ordinary Shares and the holders of Wallbox’s convertible loans entered into a Contribution and Exchange Agreement (the “Exchange Agreement”), under which Kensington is a third-party beneficiary. Pursuant to the Exchange Agreement, (i) each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”) and (ii) following the Convert Exchange, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”).

Sponsor Support Agreement

In connection with their entry into the Business Combination Agreement, the Sponsor, Kensington, Holdco and Wallbox entered into the Sponsor Support Agreement, pursuant to which (a) the Sponsor reaffirmed its obligations in existing arrangements with Kensington to vote in favor of each of the proposals to be voted upon at the meeting of Kensington stockholders in connection with the business combination, including approval of the Business Combination Agreement and the transactions contemplated thereby; and (b) the Sponsor has waived any adjustment to the conversion ratio set forth in the governing documents of Kensington or any other anti-dilution or similar protection with respect to the shares of Kensington Class B Common Stock that may result from the transactions contemplated by the Business Combination.

Registration Rights and Lock-Up Agreement

Pursuant to the Business Combination Agreement, at the Closing, Kensington, Holdco, Kensington Capital Sponsor II LLC (the “Original Holder”) and the shareholders of Wallbox (the “New Holders” and, collectively with the Original Holder, the “Holders”) will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form set forth in the Business Combination Agreement. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of certain securities of Holdco held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of Holdco held by such Holders. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The securities held by each of the New Holders and the Original Holder will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of Holdco’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdco consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of Holdco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. After 180 days following the Closing, New Holders will have the right to transfer securities to the extent required to cover tax obligations of such New Holder or its direct and indirect shareholders.

Employee Lock-Up Agreements

On June 9, 2021, Kensington entered into separate Employee Lock-Up Agreements with certain employees of Wallbox (the “Employees”), including Wallbox’s executive officers. The Employee Lock-Up

Agreements provide that the securities of Holdco owned of record or beneficially by the Employees (including certain securities that may be granted or issued to an Employee after the Closing) (collectively, the “Lock-Up Shares”) may generally not be transferred for one year after the Closing (the “Lock-Up Period”), subject to certain exceptions including after 180 days following the Closing, Employees will have the right to transfer securities to the extent required to cover tax obligations of such Employee.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Kensington and Holdco entered into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase and Holdco agreed to issue to such PIPE Investors, 10,000,000 Holdco Class A Shares (the “PIPE Shares”), for an aggregate of $100,000,000 in proceeds. The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The closing of the Subscription Agreements is contingent upon, among other things, the substantially concurrent consummation of the Business Combination and related transactions.

Certain of the officers and directors of Kensington agreed to invest in the PIPE Financing on the same terms as the other PIPE Investors (see “The Business Combination—Interests of Certain Persons in the Business Combination”).

Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination

After careful consideration, the Kensington Board recommends that Kensington stockholders vote “FOR” each Kensington Proposal at the Kensington special meeting of stockholders.

For a description of Kensington’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Wallbox Prospective Financial Information

Wallbox provided Kensington with its internally prepared forecasts for each of the years in the seven-year period ending December 31, 2027. Kensington’s management reviewed the forecasts and presented key elements of the forecasts to the Kensington Board as part of the Kensington Board’s review and subsequent approval of the Business Combination. Wallbox and Kensington do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, Kensington’s management used the financial forecasts set forth below as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or any guidelines established by the American Institute of Certified Public Accountants or the International Accounting Standards Board for preparation and presentation of prospective financial information but, in the view of Wallbox’s management, was prepared on a reasonable basis.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Kensington, Wallbox, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. You are urged to review the sections of this proxy statement/prospectus entitled “Wallbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements,” and “Risk Factors.” We will not refer back to the financial projections in Holdco’s future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Wallbox’s business, all of which are difficult to predict and many of which are beyond Wallbox’s and Kensington’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Wallbox’s control, including those described or incorporated by reference in the sections entitled “Risk Factors,” “Wallbox Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The prospective financial information has been provided by management of Wallbox. BDO Bedrijfsrevisoren BV has not compiled or examined this information and accordingly does not express an opinion or any other form of assurance on the prospective financial information included herein. Kensington’s independent registered public auditor or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Kensington and the Kensington Board in connection with their review of the proposed Business Combination.

Wallbox had revenues for the years ended December 31, 2020 and 2019 of €19,677 and €8,020, respectively, and loss for the year of €(11,402) and €(6,136), respectively. The financial projections below were not prepared solely on the basis of Wallbox’s historic trends; rather, such projections assume growth of the business in excess of such historic operating trends. In order to attain the projected results for the forecasted periods, particularly in outer years, Wallbox’s projections assume a global acceleration in the trends of EV adoption, which is subject to a high degree of risk and uncertainty due to a variety of factors that could cause actual results to differ from those expressed in such estimates.

Wallbox’s projections were prepared assuming industry-wide market opportunity for EV charging infrastructure based on a projected TAM (as defined below) of $102 billion by 2030. The projected TAM, which was based on the 2020 version of the BNEF Electric Vehicle Outlook, consists of charging hardware, installations, software, and energy management solutions.

Wallbox’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging products and infrastructure. Wallbox believes the EV market is at an inflection point and is experiencing substantial growth. We believe Wallbox is positioned to capture market share as a result of its smart charging technology, fast time to market, robust supply chain, global operations, local certifications, strong sales pipeline and the potential of its sales partners, which include world class utilities, OEMs, car dealerships and tag distributors. In addition, Wallbox expects to expand its product offering through the introduction of its first public charging station, Supernova, with expected commercialization of in the fourth quarter of 2021, and to expand its margins with an increasing percentage of revenues coming from software.

Nonetheless, the market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee such demand will continue into the future. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; government subsidies for EVs and electricity; the development, prevalence and market adoption of EV fleets; and increases in fuel efficiency of non-EV transportation. In addition, macroeconomic factors could impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles and the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact Wallbox’s ability to increase its revenue or grow its business. See “Wallbox’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations—Key Factors Affecting Operating Results—Growth in EV Adoption” and “Risk Factors—Wallbox’s growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of, and demand for EVs.”

Additionally, Wallbox’s projections assume it will have sufficient liquidity to satisfy its cash requirements in the financial projections below. To the extent the proceeds from the Business Combination and the PIPE will not satisfy such requirements, Wallbox will need to obtain working capital financial lines from additional financing sources, including in a no redemption scenario. There are currently no commitments in place for such financing and there can be no guarantee that such financing will be available, or that Wallbox will be able to obtain such financing on attractive terms.

Management of Wallbox believes the assumed growth is reasonable given Wallbox’s historical actual increase in revenue of approximately 145% from the year ended December 31, 2019 to the year ended December 31, 2020. Furthermore, Wallbox’s estimates represent only approximately 1% of the total TAM for the EV charging market. Finally, according to the 2021 edition of the BNEF Electric Vehicle Outlook, on June 9, 2021, BNEF increased its projections of the EV fleet size by 2030 significantly from 116 million vehicles to 169 million vehicles; more than 14 times the current EV fleet size. Key drivers for this increase are various stakeholders’ responses to COVID-19, additional government support, further improvements of unit economics related to batteries, and more and more commitments from carmakers. The forecasts below do not take into account these revised industry projections.

The key elements of the Wallbox forecasts provided to the Kensington Board, are summarized in the tables below:

	Prospective Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E
	(unaudited) (U.S. dollars in millions)(4)
Unit Sales (in thousands)	119	232	383	581	807	1,041	1,307
Cumulative Unit Sales (in thousands)	186	417	801	1,381	2,188	3,229	4,536
Total Revenue	$79	$224	$463	$776	$1,173	$1,605	$2,115
Total Cost of Goods Sold	48	135	276	455	672	897	1,153

Total Gross Profit	$31	$89	$188	$321	$501	$708	$962
Total Gross Margin	39%	40%	40%	41%	43%	44%	45%
Total Opex(1)	(68)	(141)	(218)	(295)	(378)	(460)	(544)
As a percentage of Sales	86%	63%	47%	38%	32%	29%	26%

EBITDA(2)	$(37)	$(52)	$(31)	$26	$122	$248	$417
EBITDA Margin	(47)%	(23)%	(7)%	3%	10%	15%	20%
CAPEX	$(25)	$(20)	$(8)	$(18)	$(23)	$(50)	$(25)
Unlevered Free Cash Flow(3)	$(88)	$(117)	$(104)	$(75)	$2	$36	$161

(1)	We calculate Total Opex as the sum of personnel costs and overhead costs.
(2)	We calculate EBITDA as income (loss) of the year before (i) amortization and depreciation, (ii) net finance income (costs), and (iii) income tax credit.
(3)	We calculate Unlevered Free Cash Flow as EBITDA, less Capex, less Cash Taxes, less change in Deferred Tax Assets, less change in Working Capital.
(4)

The Wallbox prospective financial information provided to Kensington had been translated from Euros into U.S. Dollars using an exchange rate of €1.00 to $1.2082, which was the exchange rate published by the European Central Bank as of April 30, 2021.

Because these forecasts were prepared for use by the parties in connection with the Business Combination and not for financial reporting purposes, they were not prepared and are not presented in the same manner as Wallbox’s audited consolidated financial information included elsewhere in this proxy statement/prospectus. Specifically, the forecasts utilize line items that are different from and are not directly comparable to the presentation of Wallbox’s audited historical consolidated financial information presented under IFRS under “Wallbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and its audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Additionally, such forecasts are presented in U.S. Dollars; whereas, Wallbox’s historical financial information is presented in Euros. As a result of the above, such forecasts are not directly comparable to the historical financial information presented elsewhere in this proxy statement/prospectus. The forecasts also include certain financial measures not presented in accordance with IFRS, including but not limited to, Unit Sales, Unlevered Free Cash Flow, EBITDA and certain ratios and other metrics derived therefrom. Wallbox defines EBITDA as income (loss) of the year before (i) amortization and depreciation, (ii) net finance income (costs), and (iii) income tax credit. Wallbox defines Unlevered Free Cash Flow as EBITDA, less Capex, less Cash Taxes, less change in Deferred Tax Assets, less change in Working Capital. These non-IFRS financial measures are not measures of financial performance in accordance with IFRS and may exclude items that are significant in understanding and assessing Wallbox’s financial results. Additionally, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Wallbox is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable IFRS measures is included and no reconciliation of the forward-looking non-IFRS financial measures is included. Therefore, these measures should not be considered in isolation or as an alternative to net loss, cash flows from operations or other measures of profitability, liquidity or performance under IFRS. You should be aware that Wallbox’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. Wallbox believes these non-IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Wallbox’s financial condition and results of operations. Wallbox believes that the use of these non-IFRS financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing Wallbox’s financial measures with other similar companies, many of which present similar non-IFRS financial measures to investors. These non-IFRS financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-IFRS financial measures.

The Special Meeting of Kensington Stockholders

Date, Time and Place of Special Meeting

The special meeting of stockholders of Kensington will be held at 10:00 a.m., Eastern time, on September 30, 2021, via live webcast at www.virtualshareholdermeeting.com/KCAC2021SM, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Stockholders are urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Proposals

At the special meeting, Kensington stockholders will be asked to consider and vote on:

1.	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination;

2.	Proposal No. 2—The Merger Proposal—a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Kensington with Kensington as the surviving company; and

3.

Proposal No. 3—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Please see the sections entitled “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Merger Proposal,” and “Proposal No. 3—The Adjournment Proposal.”

Voting Power; Record Date

For Kensington stockholders holding their shares in “street name,” only holders of record at the close of business on August 30, 2021, the record date for the special meeting, will be entitled to vote at the special meeting. Each Kensington stockholder that holds its shares in “street name” is entitled to one vote for each share that such stockholder owned as of the close of business on the record date. If a Kensington stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 28,7500,000 shares of Kensington Common Stock outstanding, of which 23,000,000 are public shares and 5,750,000 are shares held by the Sponsor and the Kensington Initial Stockholders.

Vote of the Kensington Initial Stockholders and Kensington’s Other Directors and Officers

Prior to the Kensington IPO, Kensington entered into agreements with the Kensington Initial Stockholders and the other current directors and officers of Kensington, pursuant to which each agreed to vote any shares of Kensington Common Stock owned by them in favor of an initial business combination. These agreements apply to the Kensington Initial Stockholders, including Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to Kensington stockholders in this proxy statement/prospectus. As of the record date, the Kensington Initial Stockholders that hold their shares in “street name,” the Sponsor and the other current directors and officers own 5,750,000 Founder Shares, representing 20% of the shares of Kensington Common Stock then outstanding and entitled to vote at the special meeting.

The Sponsor has waived any redemption rights, including with respect to shares of Kensington Class A Common Stock purchased in the Kensington IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the Sponsor have no redemption rights upon the liquidation of Kensington and will be worthless if no business combination is effected by Kensington by March 2, 2023. However, the Sponsor and the current directors and officers are entitled to liquidating distributions with respect to any public shares they may own if Kensington fails to complete its initial business combination by March 2, 2023.

Quorum and Required Vote for Proposals at the Special Meeting

A quorum of Kensington stockholders is necessary to hold a valid meeting. A quorum will be present if one or more stockholders who together hold a majority of the issued and outstanding shares of Kensington Common Stock are present, virtually or represented by proxy, at the special meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The 20% of the issued and outstanding shares of Kensington Common Stock held by the Sponsor will be counted towards determining the presence of a quorum. In the absence of a quorum, the chairman of the special meeting has power to adjourn the special meeting. As of the record date for the special meeting, 14,375,001 shares of Kensington Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, Merger Proposal and Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of Kensington Common Stock that are entitled to vote and are voted at the special meeting. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any public shares purchased by them during or after the Kensington IPO in favor of the Business Combination Proposal and Merger Proposal.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal, if presented, is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Kensington will not consummate the Business Combination. If Kensington does not consummate the Business Combination and fails to complete an initial business combination by March 2, 2023, Kensington will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Recommendation to Kensington Stockholders

The Kensington Board believes that each of the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal to be presented at the special meeting is in the best interests of Kensington and its stockholders and recommends that its stockholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Kensington Board to vote in favor of the Business Combination, Kensington stockholders should be aware that aside from their interests as stockholders, the Sponsor, Kensington Initial Stockholders and Kensington’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Kensington stockholders generally. The Kensington Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Kensington stockholders that they approve the Business Combination Proposal. Kensington stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

•	the fact that the Sponsor has agreed not to redeem any shares of Kensington Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $57,500,000, but, given the transfer restrictions on such shares, Kensington believes such shares have less value;

•

the fact that the Kensington Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Kensington fails to complete an initial business combination by March 2, 2023;

•	the fact that the Registration Rights and Lock-Up Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor paid an aggregate of $6,600,000 for its 8,800,000 Private Placement Warrants with an aggregate market value of approximately $8,800,000 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by March 2, 2023;

•	the fact that the Sponsor has made a loan of $100,000 to Kensington and has informed Kensington that the Sponsor intends to convert the loan into 133,333 warrants on the same terms as the Private

Warrants (as contemplated by the Kensington Warrant Agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Robert Remenar, Simon Boag and Daniel Huber, who had advanced such amount to the Sponsor in order for the loan to be made. Such warrants have an aggregate market value of approximately $133,333 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021. Additionally, at the option of Sponsor, any other amounts outstanding under certain working capital loans made by Sponsor or any of its affiliates to Kensington in an aggregate amount of up to $2,000,000 (including the foregoing $100,000 loan) may be converted into warrants to purchase shares of Kensington Class A Common Stock which will be identical to the Private Placement Warrants;

•

the fact that Justin Mirro, Robert Remenar, Daniel Huber, Simon Boag, Thomas LaSorda, Anders Pettersson, Mitchell Quain, Donald Runkle and Matthew Simoncini, who are officers or directors of Kensington, have directly or indirectly through their affiliates agreed to invest up to an aggregate of $9,900,000 in the PIPE Financing on the same terms as the other PIPE Investors;

•

the right of the Sponsor to receive 5,750,000 Holdco Shares with an aggregate market value of approximately $56,752,500 based on the closing price of Kensington Class A Common Stock of $9.87 on the NYSE on September 15, 2021, subject to certain lock-up periods;

•	the continued indemnification of Kensington’s existing directors and officers and the continuation of Kensington’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sponsor and Kensington’s officers and directors will lose their entire investment in Kensington and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by March 2, 2023. Kensington’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•

the fact that if the Trust Account is liquidated, including in the event Kensington is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Kensington to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Kensington has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kensington, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor has invested an aggregate of $6,725,000 (in respect of the Founder Shares, the Private Placement Warrants and a loan of $100,000) that will have zero value in the event Kensington is not able to complete a business combination; and

•	the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the Public Shareholders have a negative return in their investment in Holdco.

Redemption Rights

Pursuant to Kensington’s Existing Certificate of Incorporation, holders of Kensington public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Kensington’s Existing Certificate of Incorporation. As of September 15, 2021, this would have amounted to approximately $10.00 per share. If a holder of Kensington public shares exercises its redemption rights, then such holder will be exchanging its shares of Kensington Class A Common Stock for cash and will not own shares of Holdco following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the shares of Kensington Class A Common Stock included in the Kensington Public Units sold in the Kensington IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Kensington has no specified maximum redemption threshold under its Existing Certificate of Incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Kensington Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $230,026,963 as of September 15, 2021. The Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Kensington Stockholder Redemption) together with the proceeds actually received from the PIPE Financing being at least $250,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Kensington redeem its shares of Kensington Class A Common Stock in an amount that would cause its (or Holdco’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Kensington Existing Certificate of Incorporation. Kensington stockholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Kensington Public Warrants will not have redemption rights with respect to such warrants.

Kensington public shares that are owned by holders who do not elect to have their shares redeemed for cash are subject to dilution by other securities being issued in the Business Combination.

The amount of dilution incurred by Kensington public shares that are owned by holders who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed. See “Unaudited Condensed Combined Financial Information—Basis of Pro Forma Presentation” for a table that summarizes the number of Holdco Shares outstanding under the two redemption scenarios – a scenario assuming no redemptions and a scenario assuming that 8,001,344 shares are redeemed for their pro rata share of the cash in the Trust Account (this is the maximum amount that can be redeemed and the closing condition for the Kensington Cash Amount of $250 million can be satisfied). The table includes a description of the dilution as a result of warrants retained by the holders of Kensington public shares that elect to have their shares redeemed.

Included in the amounts held in trust are approximately $8.1 million of deferred underwriting commissions that will be released to the underwriters in Kensington’s initial public offering in the event the Business Combination is consummated. Assuming no redemptions, these deferred underwriting commissions were approximately $0.35 (or 3.5%) for each of the 23,000,000 Kensington public shares. Assuming the maximum number of redemptions, these deferred underwriting commissions were in the amount of approximately $0.54 (or 5.4%) of the total for each of the 14,998,656 Kensington public shares remaining after such redemptions.

Certain Information Relating to Holdco

Listing of Holdco Shares and Holdco Warrants on the NYSE

Holdco Shares and Holdco Warrants currently are not traded on a stock exchange. Holdco intends to apply to list the Holdco Class A Shares and Holdco Warrants on the NYSE under the symbols “WBX” and “WBXWS,” respectively, upon the closing of the Business Combination. We cannot assure you that the Holdco Shares or Holdco Warrants will be approved for listing on the NYSE.

Delisting of Kensington Class A Common Stock and Deregistration of Kensington

Kensington and Wallbox anticipate that, following consummation of the Business Combination, the shares of Kensington Class A Common Stock, Kensington Public Units and Kensington Public Warrants will be delisted from the NYSE, and Kensington will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer; Controlled Company

Holdco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Holdco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Holdco has total annual gross revenue of at least $1.07 billion or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of Holdco’s prior second fiscal quarter, and (ii) the date on which Holdco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

As a “foreign private issuer,” Holdco will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdco must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, Holdco will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” Holdco’s officers and directors and holders of more than 10% of the issued and outstanding Holdco Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Immediately following the completion of the Business Combination, Enric Asunción Escorsa and Eduard Castañeda will control a majority of the voting power of Holdco’s outstanding common stock. As a result, Holdco will be a “controlled company” within the meaning of the corporate governance standards of NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of Holdco’s board of directors consist of “independent directors” as defined under the rules of NYSE;

•	the requirement that Holdco have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that Holdco have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the Business Combination, Holdco intends to utilize some or all of these exemptions. As a result, Holdco’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE.

Comparison of Shareholder Rights

Until consummation of the Business Combination, Delaware law and Kensington’s Existing Certificate of Incorporation will continue to govern the rights of Kensington stockholders. After consummation of the Business Combination, Dutch law and the Holdco Articles of Association will govern the rights of Holdco shareholders.

There are certain differences in the rights of Kensington stockholders prior to the Business Combination and the rights of Holdco shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Material U.S. Federal Income Tax Considerations to the Business Combination

Subject to the limitations and qualifications described in “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination” below (including the discussion of Section 367(a) of the Code), the transfer by U.S. holders of their Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code.

Kensington and Holdco have agreed pursuant to the Business Combination Agreement to report the Merger as a reorganization under Section 368 of the Code. If the Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of Kensington Public Warrants that are converted to Holdco Public Warrants likely would not recognize gain or loss. However, the qualification of the Merger as a reorganization under Section 368 of the Code is uncertain. If the Merger is not treated as a reorganization under Section 368 of the Code, a U.S. holder that solely owns Kensington Public Warrants generally will be required to recognize gain or loss upon the conversion of those Kensington Public Warrants to Holdco Public Warrants and a U.S. holder that owns Kensington Public Warrants and Kensington Class A Common Stock generally will be required to recognize gain (but may not be permitted to recognize loss) upon receipt of the Holdco Public Warrants.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. holders to qualify for tax-deferred treatment with respect to the exchange of Kensington Class A Common Stock and/or the conversion of the Kensington Public Warrants. If those additional requirements are not met, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”

Holders of shares of Kensington Class A Common Stock and Kensington Public Warrants should read carefully the information included under “Certain Tax Considerations” for a detailed discussion of material U.S. federal income tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights with respect to the shares of Kensington Class A Common Stock, and the material U.S. federal and Spanish and Dutch tax consequences of the ownership and disposition of Holdco Class A Shares and Holdco Public Warrants after the Business Combination. Holders of shares of Kensington Class A Common Stock and Kensington Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, including the U.S. federal income tax consequences and the Spanish and Dutch tax consequences of the acquisition, holding, redemption and disposal of Holdco Class A Shares or acquisition, holding, exercise or disposal of Holdco Public Warrants.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wallbox issuing shares at the closing of the Business Combination for the net assets of Kensington as of the closing date, accompanied by a recapitalization. The net assets of Kensington will be stated at historical cost, with no goodwill or other intangible assets recorded.

Wallbox has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Wallbox’s shareholders will have the largest voting interest in Holdco under both the no redemption and maximum redemption scenarios;

•	The board of directors of the post-combination company has seven members, and Wallbox shareholders have the ability to nominate at least the majority of the members of the board of directors;

•	Wallbox’s senior management is the senior management of the post-combination company;

•	The business of Wallbox will comprise the ongoing operations of Holdco; and

•	Wallbox is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 - Business Combinations (“IFRS 3”) since Kensington does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 - Share-based payment (“IFRS 2”). Any excess of fair value of Holdco’s Shares issued over the fair value of Kensington’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Appraisal Rights

Appraisal rights are not available to holders of Kensington shares in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Kensington has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies.

If a Kensington stockholder grants a proxy, such stockholder may still vote its shares virtually if it revokes its proxy before the special meeting. A Kensington stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “The Special Meeting of Kensington Stockholders—Revoking Your Proxy.”

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the special meeting, you should carefully review and consider the matters addressed under the heading “Cautionary Note

Regarding Forward-Looking Statements” and the risk factors set forth under “Risk Factors,” a summary of which is set forth below:

Risks Related to Wallbox’s Business

•	Wallbox is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses at least for the near and medium-term.

•

Wallbox’s growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of, and demand for, Electric Vehicles (“EVs”). Among other things, changes to fuel economy standards or the success of alternative fuels, or changes to rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging technology, may negatively impact the EV market and thus the demand for Wallbox’s products and services.

•

Wallbox has experienced rapid growth and expects to invest in its growth for the foreseeable future. If Wallbox fails to manage growth effectively, its business, operating results and financial condition would be adversely affected.

•	Wallbox currently faces competition from a number of companies and expects to continue to face significant competition in each of its markets in the future.

•	A loss or disruption with respect to Wallbox’s supply or manufacturing partners could negatively affect Wallbox’s business.

•	Wallbox is dependent upon the efforts of certain key personnel. The loss of such key personnel could negatively impact the operations and financial results of Wallbox’s business.

•

Wallbox expects to expend resources to maintain consumer awareness of its brands, build brand loyalty and generate interest in its products. Failure to effectively expand Wallbox’s sales and marketing capabilities could harm its ability to increase or maintain its customer base and achieve broader market acceptance of its products.

•	Wallbox is dependent on consumer adoption of its products. If Wallbox does not continue to offer a high quality product and user experience, its business, brand and reputation will suffer.

•

Wallbox is dependent on Electromaps for a portion of its revenues and to build consumer awareness of its brand and products. Widespread adoption of charging payment mobile platforms or other charging solutions as a competitor with, or an alternative to, Electromaps may negatively impact its business, operating results and financial condition.

•

Wallbox may have to initiate product recalls or withdrawals or may be subject to litigation or regulatory enforcement actions and/or incur material product liability claims, which could increase its costs and harm Wallbox’s brand, reputation and adversely affect its business.

•	Wallbox has a significant presence in international markets and plans to continue to expand its international operations, which exposes it to a number of risks that could affect its future growth.

•

Joint ventures that Wallbox is party to or that Wallbox enters into, including its joint venture in China, present a number of challenges that could have a material adverse effect on its business, operating results and financial condition.

•

Wallbox has acquired businesses and may acquire other businesses and/or companies, which could require significant management attention, disrupt its business, dilute shareholder value, and adversely affect its results of operations.

•	The additional risks described under “Risk Factors.”

Other Risks

•

Kensington does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Kensington to complete a business combination with which a substantial majority of its stockholders do not agree.

•

A stockholder or “group” of stockholders deemed to hold an aggregate of more than 15% of the shares of Kensington Class A Common Stock issued in the Kensington IPO will lose the ability to redeem all such shares in excess of 15% of the shares of Kensington Class A Common Stock issued in the Kensington IPO.

•	There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•

Stockholders of Kensington who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Kensington Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

•

If a public stockholder fails to receive notice of Kensington’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Recent Developments

Unaudited Revenues for the Six Months Ended June 30, 2021.

On August 5, 2021, Wallbox announced revenues for the six months ended June 30, 2021 of $32 million, or €27 million. We are only presenting these selected unaudited financial results at this time and we are not presenting complete financial results for the six months ended June 30, 2021 because we are a “foreign private issuer” for SEC reporting purposes and are not required to present all of the information that would be required to be included in a Form 10-Q filed with the SEC. Neither Wallbox’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the selected unaudited financial results, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with such results.

Option to Acquire Interest in Wallbox AS

On August 13, 2021, Wallbox exercised its option, pursuant to the stock purchase agreement entered into between the Company and Lilland AS dated 19 February 2020, to acquire the remaining 33.334% interest that is owned by Lilland AS in Wallbox AS, which was formerly called Intelligent Solutions AS. Pursuant to this option, Wallbox paid €1 million on August 19 for 13.33% of such interest and will pay equal installments of €750,000 for each of the remaining 10% interests by the earlier of (a) December 31, 2021 and June 30, 2022, respectively and (b) 30 days from the closing of the Business Combination.

On August 31, 2021, Wallbox exercised its option, pursuant to the stock purchase agreement entered into between the Company and RAYMOND AS dated August 31, 2020, to acquire the 5% interest that is owned by RAYMOND AS in Wallbox AS, which was formerly called Intelligent Solutions AS. Pursuant to this option, Wallbox paid €125,000 on September 9, 2021 for 1.67% of such interest and will pay equal installments of €125,000 for each of the remaining 1.67% interests by the earlier of (a) December 31, 2021 and June 30, 2022, respectively and (b) 30 days from the closing of the Business Combination.

Arlington, Texas Selected as U.S. Manufacturing Facility

On September 1, 2021, Wallbox announced it had selected Arlington, Texas as the location of its first U.S. manufacturing facility. The facility is expected to be a 130,000 square foot high-tech plant with enough capacity to fully support Wallbox’s expansion plans in North America for the next decade. Production is expected to start as early as June 2022 with production lines for Wallbox’s Pulsar Plus AC chargers, lines for Quasar, its DC bidirectional charger, and Supernova, its DC fast charger for public use, are anticipated to follow in the first half of 2023. Wallbox expects to manufacture a total of 290,000 units annually in this facility by 2027 and reach its full capacity of 500,000 units by 2030.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF WALLBOX

The following table shows summary historical financial information of Wallbox for the periods and as of the dates indicated.

The summary historical financial information of Wallbox as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of Wallbox included elsewhere in this proxy statement/prospectus.

The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Wallbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The financial summary historical financial information in this section is not intended to replace Wallbox’s consolidated financial statements and the related notes. Wallbox’s historical results are not necessarily indicative of Wallbox’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Wallbox, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the sections entitled, “Summary—Parties to the Business Combination—Wallbox” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
	(in thousands, except per share data)
Consolidated Statement of Profit or Loss Data
Revenue	€19,677	€8,020
Change in inventories and raw materials and consumables used	(10,574)	(3,664)
Employee benefits	(9,805)	(3,916)
Other operating expenses	(8,192)	(5,125)
Amortization and depreciation	(2,379)	(763)
Other income	289	80

Operating loss	(10,984)	(5,368)

Finance income	6	10
Finance costs	(1,011)	(267)
Foreign exchange losses	(70)	(103)

Net finance costs	(1,075)	(360)

Share of loss of equity-accounted investees	(253)	(408)

Loss before tax	(12,312)	(6,136)

Income tax credit	910	—

Loss for the year	€(11,402)	€(6,136)

Basic and diluted losses per share	€(29.95)	€(20.82)

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
	(in thousands, except per share data)
Consolidated Statement of Financial Position Data
Cash and cash equivalents	€22,338	€6,447
Net working capital(1)	€17,836	€2,464
Total assets	€81,803	€32,455
Total liabilities	€69,570	€23,071
Total equity	€12,233	€9,384
Consolidated Statement of Cash Flows Data
Net cash used in operating activities	€(11,588)	€(5,421)
Net cash used in investing activities	€(19,359)	€(7,904)
Net cash from financing activities	€46,745	€17,505

(1)	Net working capital is comprised of Total Current Assets less Total Current Liabilities.

SELECTED HISTORICAL FINANCIAL DATA OF KENSINGTON

The following table shows selected historical financial information of Kensington for the periods and as of the dates indicated. The selected historical financial information of Kensington as of June 30, 2021 and for the period from January 4, 2021 (inception) through June 30, 2021 was derived from the audited historical financial statements of Kensington included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Kensington as of June 30, 2021 and three months ended June 30, 2021 was derived from the unaudited interim consolidated financial statements of Kensington included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “Kensington’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved by Holdco following the Business Combination.

	As of and for the three months ended June 30, 2021	As of and for the period from January 4, 2021 (inception) to June 30, 2021
Statement of Operations Data:
General and administrative expenses	$173,060		$213,602
Administrative expenses—related party	60,000		100,000
Franchise tax expense	49,863		97,584

Loss from operations	(282,923)		(411,186)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(11,406,500)		(14,404,500)
Change in fair value for working capital loan – related party	(129,330)		(129,330)
Financing costs – derivative warrant liabilities	—		(252,440)
Net gain from investments held in Trust Account	8,665		22,109

Net loss	$(11,810,088)		$(15,175,347)

Basic and diluted weighted average shares outstanding of Class A common stock subject to possible redemption	20,464,464		20,541,637

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00		$0.00

Basic and diluted weighted average shares outstanding of non-redeemable common stock	8,285,536		7,231,103

Basic and diluted net loss per share, non-redeemable common stock	$(1.43)		$(2.10)

Balance Sheet Data:
Cash	$1,228,467	$
Prepaid expenses	262,449
Total assets	231,513,025
Total liabilities	33,522,582

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary of unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions contemplated in the Business Combination Agreement. The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wallbox issuing shares at the closing of the Business Combination for the net assets of Kensington as of the closing date, accompanied by a recapitalization. The net assets of Kensington will be stated at historical cost, with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined statement of financial position data as of December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on December 31, 2020. The summary unaudited pro forma condensed combined statement of profit or loss data for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma information have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Kensington and related notes and the historical consolidated financial statements of Wallbox and related notes included in this proxy statement/prospectus.

Because Kensington reports its historical financial information in U.S. Dollars and Wallbox reports its historical financial information in Euros, for purposes of preparing this presentation, all U.S. Dollar amounts have been translated into Euros using an exchange rate of $1.00 to €0.81407, which was the exchange rate published by the European Central Bank as of December 31, 2020. Additionally, for purposes of calculating the ownership of Wallbox shareholders following the Business Combination, this presentation assumes the Illustrative Exchange Ratio of 240.990795184659.

The summary pro forma information have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Kensington stockholders of Kensington Class A Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Kensington exercise redemption rights with respect to their public shares for a pro rata share of cash in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that 8,001,344 shares of Kensington Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account, which is the maximum amount that can be redeemed the closing condition for the Kensington Cash Amount of $250 million described below can still be satisfied. This scenario gives effect to Kensington share redemptions of 8,001,344 shares for aggregate redemption payments of $80.0 million (€65.1 million) at a redemption price of approximately $10.00 per shares (€8.14 per share) based on the investments held in the Trust Account as of December 31, 2020. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, Holdco will receive aggregate transaction proceeds of $250.0 million comprising (i) the cash held in the Trust Account after giving effect to the Kensington shareholder redemption and (ii) aggregate proceeds from the PIPE Financing.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Kensington’s public shareholders is unknowable prior to the Kensington shareholder vote with respect to the Business Combination. Additionally, even if the condition relating to the Kensington Cash amount is not met, Wallbox has the right, in its sole discretion, to waive such condition pursuant to the Business Combination Agreement, which could result in the Business Combination being consummated with redemptions even greater than those presented in this “Maximum Redemption Scenario.” Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Profit or Loss Data Year Ended December 31, 2020
Revenues	€19,677	€19,677
Operating loss	€(102,843)	€(103,169)
Basic and diluted loss per share	€0.61	€0.64
Basic and diluted weighted average shares outstanding	168,779,281	160,777,937
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	€319,324	€254,187
Total liabilities	€54,778	€54,778
Total stockholders’ equity	€264,546	€199,409

RISK FACTORS

Holdco will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. You should read and consider the other information in this proxy statement/prospectus. The references to Wallbox in the below section entitled “Risk Factors—Risks Related to Wallbox’s Business” will apply to Holdco upon Closing.

Risks Related to Wallbox’s Business

Wallbox is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses at least for the near and medium-term.

Wallbox has a history of operating losses and negative operating cash flows. Wallbox incurred a net loss of €11.4 million for the year ended December 31, 2020 and, as of December 31, 2020, had an accumulated deficit of €20.1 million. Wallbox believes it will continue to incur operating and net losses at least for the medium term. A significant portion of Wallbox’s operating expenses are fixed. Wallbox anticipates, due to increased administrative expenses associated with Wallbox’s US listing and related regulations, it will again operate at a loss. Additional losses would impair Wallbox’s liquidity and may require us to raise additional capital or to curtail certain of Wallbox’s operations in an effort to preserve capital. Incurring additional losses could also erode investor confidence in Wallbox’s ability to manage Wallbox’s business effectively and result in a decline in the price of Holdco Shares. Even if Wallbox achieves profitability, there can be no assurance that it will be able to maintain profitability in the future. Wallbox may need to raise additional financing through loans, securities offerings or additional investments in order to fund its ongoing operations. There is no assurance that Wallbox will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms.

Wallbox’s growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of, and demand for EVs. Among other things, changes to fuel economy standards or the success of alternative fuels, or changes to rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging technology, may negatively impact the EV market and thus the demand for Wallbox’s products and services.

Wallbox’s potential profitability and growth is highly dependent upon the continued adoption of Electric Vehicles (“EVs”) by businesses, consumers and fleet operators continued support from regulatory programs and in each case, the use of Wallbox’s chargers and charging stations, any of which may not occur at the levels Wallbox currently anticipates or at all. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, increasing consumer choice as it relates to available EV models, their pricing and performance, evolving government regulation and industry standards, changing consumer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. Residential, commercial and public charging may not develop as expected and may fail to attract projected market share of total EV charging. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, Wallbox’s growth would be reduced and its business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, driver experience, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

•	competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy internal combustion engine (“ICE”) vehicles;

•	increases in fuel efficiency in legacy ICE and hybrid vehicles;

•	volatility in the price of gasoline and diesel at the pump;

•

EV supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery materials;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience, speed, and cost of EV charging;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs;

•	the number, price and variety of EV models available for purchase; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and Wallbox’s products and services in particular.

While many global OEMs and several new market entrants have announced plans for new EV models, the lineup of EV models with increasing charging needs expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Wallbox’s business, financial condition and operating results.

As regulatory initiatives have required an increase in the mileage capabilities of cars and consumption of renewable transportation fuels, such as ethanol and biodiesel, consumer acceptance of EVs and other alternative vehicles has been increasing. However, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, consumers, regulatory bodies, local utilities, and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed natural gas, proliferation of hybrid powertrains involving such alternative fuels, or improvements in the fuel economy of the ICE vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. If any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to consumers or businesses to no longer purchase EVs or purchase fewer of them, it would materially and adversely affect Wallbox’s business, operating results, financial condition and prospects.

The U.S. federal government, European states and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial and behavioral incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could negatively affect the EV market and adversely impact Wallbox’s business operations and expansion potential. Furthermore, new tariffs and policy incentives could be put in place by the Biden Administration that favor equipment manufactured by or assembled at American factories, which may put Wallbox at a competitive disadvantage if it is not able to develop its U.S. manufacturing capacity on the timelines it currently expects or at all, including by increasing the cost or delaying the availability of charging equipment, by challenging or eliminating Wallbox’s ability to apply or qualify for grants and other government incentives, or by disqualifying Wallbox from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.

Similarly, even if new legislation incentivizes EV adoption, Wallbox cannot predict what form such incentives may take at this time. If Wallbox is not eligible for grants or other incentives under such programs, while Wallbox’s competitors are, it may adversely affect Wallbox’s competitiveness or results of operation.

Wallbox has experienced rapid growth and expects to invest in its growth for the foreseeable future. If Wallbox fails to manage growth effectively, its business, operating results and financial condition would be adversely affected.

Wallbox has experienced rapid growth in recent periods. For example, Wallbox’s revenues for the year ended December 31, 2020 have grown 145% as compared to the year ended December 31, 2019. The expected continued growth and expansion of Wallbox’s business may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture.

With continued growth, Wallbox’s information technology systems and Wallbox’s internal control over financial reporting and procedures may not be adequate to support its operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. Wallbox may also face risks to the extent such third parties infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, Wallbox will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect Wallbox’s business performance and operating results. Wallbox’s strategy is based on a combination of growth and maintenance of strong performance, and any inability to scale, maintain customer experience related to its charging products or charging stations may impact Wallbox’s growth trajectory and results of operations.

Wallbox’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Wallbox’s management, including sales estimates on the basis of non-binding letters of intent. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Wallbox’s actual operating results may differ materially and adversely from those forecasted or projected.

Wallbox’s forecasts and projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by Wallbox’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Wallbox’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation by the combined company of Wallbox’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond the combined company’s control, for example, the competitive environment, the combined company’s executive team, rapid technological change, economic and other conditions in the markets in which Wallbox proposes to operate, governmental regulation and, uncertainties inherent in product development and testing, Wallbox’s future financing needs and its ability to grow and to manage growth effectively. In particular, Wallbox’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which Wallbox operates or seeks to enter. In addition, many of Wallbox’s orders for Supernova charging stations which form the basis for much of Wallbox’s projected future growth, are estimated on the basis of letters of intent, which are non-binding and may not provide the same level of certainty as if such orders were under binding contracts. For all the reasons described above, it is likely that the actual results of Wallbox’s operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by Wallbox’s management and have not been certified or examined by any public auditor or independent accountants. Neither Holdco nor Wallbox has any duty to update the financial projections included in this proxy statement/prospectus.

Wallbox’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Estimates of future EV adoption and the total addressable market for Wallbox’s products and services are included in this proxy statement/prospectus. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts included in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand and EV adoption may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for public and residential charging or Wallbox’s market share related to that opportunity are difficult to predict. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this proxy statement/prospectus, Wallbox’s business could fail to grow at similar rates.

Wallbox currently faces competition from a number of companies and expects to continue to face significant competition in each of its markets in the future.

The EV charging market is relatively new and Wallbox currently faces competition from a number of EV charging companies and may face increasing competition from other competitors that may enter the space including but not limited to OEMs, utilities, tech companies, solar companies that branch into EV charging, other new entrants. The principal competitive factors in the industry include consumer awareness and brand recognition of Wallbox’s residential charging products; technical features of chargers in respect of both hardware and software; relationships with localities and utilities; charger connectivity to EVs and ability to charge all standards; software-enabled services offering and overall customer experience; brand, track record and reputation; access to component vendors and OEMs, service providers, installation professionals; and policy incentives and pricing.

Wallbox has varying levels of penetration in its markets and those markets are characterized by unique competitive dynamics. For example, the European EV charging market can be characterized as fragmented. There are many small and local players, with only a limited number of parties having sufficient scale and funding to be competitive in the long term. Especially due to the strong government incentives currently in place, EV sales are expected to increase rapidly in Europe. From a competitive perspective, the North American market has high barriers to entry due to strict certification and validation requirements. Therefore, this market differs from Europe as the market is less fragmented with only a few large players. Similar to the European market, the APAC market can be characterized as a highly fragmented market with less than a handful of players that have gained significant scale in the industry. From a technology and pricing perspective, EV charging solutions in APAC are cost-competitive as they can be manufactured at a lower cost point. Wallbox’s growth in each of its markets requires differentiating itself as compared to its competition. If Wallbox is unable to penetrate, or further penetrate, the market in each of the geographies in which it operates or intends to operate, its future revenue growth and profits may be impacted. In addition, there are competitors, in particular those with limited funding, experience or commitment to quality assurance, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider. Further, Wallbox’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

Additionally, future changes in charging preferences; the development of inductive EV charging capabilities; battery chemistries, ultralong-range batteries or energy storage technologies, industry standards or applications; driver behavior or battery EV efficiency may develop in ways that limit Wallbox’s future share gains in certain high promising markets or slow the growth of Wallbox’s addressable market. Wallbox may face competition from other EV charging technologies, such as battery swapping technology or wireless / inductive charging, or technologies which may be developed in the future. Competitors may be able to respond more quickly and effectively than Wallbox to new or changing opportunities, technologies, standards or customer requirements, and may be better equipped to initiate or withstand substantial price competition.

The EV charging business may become more competitive, pressuring future increases in utilization and margins. Competition is still developing and is expected to increase as the number of EVs sold increases. New competitors or alliances may emerge in the future that secure greater market share, have proprietary technologies that drivers prefer, more effective marketing abilities and/or face different financial hurdles, which could put Wallbox at a competitive disadvantage.

Further, Wallbox’s current strategic initiatives may fail to result in a sustainable competitive advantage for Wallbox. Future competitors could also be better positioned to serve certain segments of Wallbox’s current or future target markets, which could create price pressure or erode Wallbox’s market share. In light of these factors, current or potential customers may utilize charging services of competitors. If Wallbox fails to adapt to changing market conditions or continue to compete successfully with current charging product providers or new competitors, its growth will be inhibited, adversely affecting its business and results of operations.

Wallbox faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business, operating results and financial condition.

On March 11, 2020, the World Health Organization upgraded the emergency public healthcare situation triggered by the outbreak of Coronavirus disease 2019 (COVID-19) to an international pandemic. The unfolding of events in Spain and worldwide, has led to an unprecedented health crisis, which has had an impact on the macroeconomic climate and on business performance. In order to confront this situation, a series of measures were adopted in 2020 to address the economic and social impacts of COVID-19 which have led to mobility restrictions on the population. In particular, amongst other measures, governments worldwide have declared states of emergency or similar measures that have imposed restrictions on the movement of people and on the opening hours of businesses, severely impacting local economies. These kinds of restrictions continue to be applied in the majority of the countries in which Wallbox operates.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global and domestic economies and led to reduced economic activity. Additionally, the spread of COVID-19 has created charging equipment supply chain and shipping constraints. COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world, and the accompanying demand for Wallbox charging products and services. Any sustained downturn in demand for EVs would harm Wallbox’s business and negatively impact growth.

The pandemic has resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures adversely impact Wallbox’s employees and operations and the operations of its customers, suppliers, vendors and business partners and negatively impact demand for EV charging. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

Wallbox may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. If significant portions of Wallbox’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers are subject to stay at home orders or otherwise work remotely or are not travelling via EV for sustained periods of time, user demand for charging and services will decline.

The extent to which the COVID-19 pandemic impacts Wallbox’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration, spread and severity of the pandemic, the actions to contain COVID-19 or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors, OEMs, utilities and business partners to perform, including third party suppliers’ ability to provide components and materials used in charging products and stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, Wallbox may continue to experience an adverse impact to its business as a result of the pandemic’s global economic impact, including any recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Wallbox’s products and services.

A loss or disruption with respect to Wallbox’s supply or manufacturing partners could negatively affect Wallbox’s business.

Wallbox relies on a limited number of vendors and OEMs for manufacturing of components of its charging products which at this stage of the industry is unique to each supplier and thus singularly sourced with respect to components. This reliance on a limited number of vendors and OEMs increases Wallbox’s risks, since, for a select number of its components, it does not currently have proven reliable alternative or replacement vendors beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, which have recently experienced supply shortages that have significantly affected the overall automotive industry, Wallbox may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Thus, Wallbox’s business would be adversely affected if one or more of its vendors or OEMs is impacted by any interruption at a particular location.

As the demand for EV charging increases, vendors and OEMs may not be able to dedicate sufficient supply chain, production, or sales channel capacity to keep up with the required pace of charging product and infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If Wallbox or its suppliers experience a significant increase in demand, or if Wallbox needs to replace an existing supplier, it may not be possible to supplement service or replace them on acceptable terms, which may undermine its ability to make sales and timely deliveries of chargers. For example, it may take a significant amount of time to identify a vendor that has the capability and resources to supply components in sufficient volume. Identifying and approving suitable vendors could be an extensive process that requires Wallbox to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor or OEM would have an adverse effect on Wallbox’s business, financial condition and operating results.

Further, should the Biden Administration and Congress require that charging equipment be manufactured in the U.S. in order to access federal financial support or secure contracts with the federal government, Wallbox will have to source components from alternative vendors or OEMs or work with current vendors and OEMs to develop additional manufacturing capacity in the U.S. to participate in the covered federal programs.

Wallbox is dependent upon the efforts of certain key personnel. If Wallbox is unable to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel, its ability to compete and successfully grow its business would be harmed. Furthermore, the loss of such key personnel could negatively impact the operations and financial results of Wallbox’s business.

Wallbox’s success is dependent on the continued services of certain key personnel, particularly Wallbox’s co-founders, Enric Asunción Escorsa and Eduard Castañeda, Jordi Lainz, Wallbox’s Chief Financial Officer and Oriol Riba, Wallbox’s Chief Operations Officer. From time to time, there may be changes in Wallbox’s executive management team resulting from the hiring or departure of executives, which could disrupt Wallbox’s business. The replacement of one or more of Wallbox’s executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of Wallbox’s business objectives. Wallbox also does not maintain any key person life insurance policies.

To continue to execute Wallbox’s growth strategy, it also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. Wallbox may experience difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in Wallbox’s market is limited overall. In addition, many of the companies with which Wallbox competes for experienced personnel have greater resources.

Volatility in the price of Holdco’s shares may, therefore, negatively impact Wallbox’s ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity-based compensation may discourage Holdco from granting the size or type of stock option or equity awards that job candidates require to join Wallbox. Failure to attract new personnel or failure to retain and motivate Wallbox’s current personnel, could harm Wallbox’s business.

Additionally, Wallbox’s future success depends on its ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in design and engineering that will enable us to deliver quality EV charging products and energy management solutions. Competition for highly skilled employees in Wallbox’s industry is intense, and it expects certain of its key competitors, who generally are larger than Wallbox and have access to more substantial resources, to pursue top talent even more aggressively.

Wallbox’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business.

Competition for employees can be intense and the ability to attract, hire and retain them depends on Wallbox’s ability to provide meaningful work at competitive compensation. Wallbox may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so would adversely affect its business, including the execution of its global business strategy.

Wallbox’s customers are not under long-term contract and its customer orders may fluctuate.

Wallbox does not have commitments greater than one year from any of its customers, and it may not be able to retain customers or attract new customers that provide it with revenue that is comparable to the revenue generated by any customers it may lose. The duration of the contracts Wallbox does have with its distribution partners is typically one year and such contracts may contain termination clauses and do not provide for minimum volumes or other commitments to purchase Wallbox’s chargers. Additionally, many of the orders for future deliveries of Wallbox’s Supernova charging station are currently under non-binding letters of intent and may not provide the same level of certainty as if such orders were under binding contracts. Wallbox’s distributor, reseller, and installer customers, which account for approximately 40% of its sales, place orders with it on an ad hoc basis and direct sales made directly through Wallbox’s website or via Amazon account for approximately 20% of its sales. Because Wallbox’s customers do not have long-term contracts, it may be difficult for Wallbox to accurately predict future revenue streams. Wallbox cannot provide assurance that current customers will continue to use its products or services or that it will be able to replace departing customers with new customers that provide it with comparable revenue. Wallbox also has in the past experienced customer concentration, with Iberdrola representing greater than 10% of its revenues in the year ended December 31, 2019. The loss of a key customer, including but not limited to Iberdrola, could have a material impact on Wallbox’s business.

Wallbox expects to expend resources to maintain consumer awareness of its brands, build brand loyalty and generate interest in its products. Failure to effectively expand Wallbox’s sales and marketing capabilities could harm its ability to increase or maintain its customer base and achieve broader market acceptance of its products.

Wallbox’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities, which will require significant investment. Wallbox had approximately €1.3 million and €1.4 million, respectively, in marketing expenses in each of the years ended December 31, 2019 and 2020 and expects to expend more resources in the future in order to maintain consumer awareness of its brands. Wallbox relies on its business development, sales and marketing teams to obtain new customers and grow its retail business. Wallbox plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect its ability to expand its sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and Wallbox may be unable to hire or retain sufficient numbers of qualified individuals. Wallbox’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. Wallbox’s business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

Wallbox relies on third-parties that Wallbox does not control for many aspects of its business, marketing and distribution channels, and its failure to manage and maintain relationships with such third-parties, or any failure by such third-parties to promote or maintain the brand and quality of Wallbox products, could harm its brand, reputation and adversely affect its business. Furthermore, Wallbox is dependent on third parties for installations, which installations are subject to risks associated with cost overruns and delays. Third parties may improperly install its products, which may result in additional costs to Wallbox and may adversely affect Wallbox’s brand, reputation and business.

Wallbox sells its EV charging solutions through various channels. Wallbox has built and maintains an ecosystem of partner channels including, installers, resellers and value-add distributors. Wallbox provides marketing materials, training and support to its partners to improve sales and enters into contracts with such parties governing certain aspects of their conduct; however, Wallbox does not ultimately control such parties. Wallbox’s failure to manage and maintain relationships with such third-parties, or any failure by such third-parties to promote or maintain the brand and quality of Wallbox products, could harm its brand, reputation and adversely affect its business.

Additionally, Wallbox does not typically install its charging products or charging stations. Wallbox offers installation service through its certified installer network that is intended to ensure installation according to local governmental and industrial standards; however, these installation services are often offered through third parties that Wallbox does not control. The installation of charging products, particularly its charging stations, is generally subject to oversight and regulation in accordance with state and local laws and ordinances. Installations are subject to risks associated with cost overruns and delays. Third parties may improperly install Wallbox’s products, which may damage or break Wallbox products and give the end-user the perception the product is faulty and may adversely affect Wallbox’s brand, reputation and business.

Wallbox’s business model is predicated on the presence of qualified and capable installation professionals in the new markets it intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of the business plan, increase risks around the quality of works performed and increase costs if outside contractors are brought into a new market.

Negative publicity or product quality issues, whether real or perceived, could tarnish Wallbox’s reputation and its brand image. Failure to maintain, enhance and protect Wallbox’s brand image could have a material adverse effect on its results of operations. In addition, any failure to meet customer specifications could result in reduced net sales and income.

Wallbox is dependent on consumer adoption of its products. If Wallbox does not continue to offer a high quality product and user experience, its business, brand and reputation will suffer.

A failure or inability by Wallbox to meet customer specifications or consumer expectations could damage its reputation and adversely affect its ability to attract new business and result in delayed or lost sales. Wallbox’s ability to create, maintain, enhance and protect its brand image and reputation and consumers’ connection to its brand depends in part on its design and marketing efforts. Negative publicity or product quality issues, whether real or perceived, could tarnish Wallbox’s reputation and brand image. Failure to maintain, enhance and protect Wallbox’s brand image could have a material adverse effect on its results of operations. In addition, any failure to meet customer specifications could result in reduced revenues and increased net losses.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Wallbox’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in Wallbox’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on Wallbox’s systems. Any attempts by cyber attackers to disrupt Wallbox’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Even with the security measures implemented by Wallbox, Wallbox’s facilities and systems, and those of Wallbox’s third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Wallbox may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm Wallbox’s reputation, brand and ability to attract customers, even if such actions do not result in any actual security breach or loss of data. For example, in August certain media outlets reported potential vulnerabilities in our hardware. Although we believe such potential vulnerabilities have been remediated and did not result in any security breaches, we cannot assure that other vulnerabilities will not be identified or that we will not suffer reputational harm as a result of such media reports.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable Wallbox to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

Growing Wallbox’s customer base depends upon the effective operation of Wallbox’s mobile applications with mobile operating systems, networks and standards that are beyond its control.

Wallbox is dependent on the interoperability of its mobile applications with popular mobile operating systems that Wallbox does not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade Wallbox’s products’ functionality or give preferential treatment to competitive products could adversely affect the usage of Wallbox’s applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that Wallbox’s products work well with a range of mobile technologies, systems, networks and standards that Wallbox does not control. Wallbox may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

In addition, a significant portion of Wallbox’s software platform depends on its interest in and partnership with Electromaps, an electromobility and EV charging management platform. Wallbox is dependent on Electromaps for a portion of its revenues and to build consumer awareness of its brand and products. Widespread adoption of charging payment mobile platforms or other charging solutions as a competitor with, or an alternative to, Electromaps may negatively impact its business, operating results and financial condition. In order to execute on its business model, Electromaps will need to develop a network of operators of charging stations with integrated payment infrastructure and generate sufficient downloads of its mobile application to take advantage of network effects.

Disruption of operations, including as a result of natural disasters, at Wallbox’s manufacturing sites or those of third-party suppliers could prevent Wallbox from filling customer orders on a timely basis and adversely affect its reputation and results of operations.

Events beyond Wallbox’s control could have an adverse effect on its business, financial condition, results of operations and cash flows. Disruption to Wallbox’s platform resulting from natural disasters, political events, war, terrorism, pandemics or other reasons could impair its ability to continue to provide its products and services. Similarly, disruptions in the operations of its key third-parties, such as data centers, servers or other technology providers, could have a material adverse effect on its business. If any of these events were to occur, Wallbox’s business, results of operations, or financial condition could be adversely affected.

Wallbox’s business is significantly dependent on its ability to meet labor needs, and Wallbox may be subject to work stoppages at its facilities or at the facilities of its supply and manufacturing partners, which could negatively impact the profitability of Wallbox’s business.

The success of Wallbox’s business depends significantly on its ability to hire and retain quality employees, including at its manufacturing and distribution facilities, many of whom are skilled. Wallbox may be unable to meet its labor needs and control its costs due to external factors such as the availability of a sufficient number of qualified persons in the work force of the markets in which it operates, unemployment levels, demand for certain labor expertise, prevailing wage rates, wage inflation, changing demographics, health and other insurance costs, adoption of new or revised employment and labor laws and regulations, and the impacts of man-made or natural disasters, such as tornadoes, hurricanes, and the COVID-19 pandemic. Should Wallbox fail to increase its wages competitively in response to increasing wage rates, the quality of its workforce could decline. Any increase in the cost of labor could have an adverse effect on Wallbox’s operating costs, financial condition and results of operations. If Wallbox is unable to hire and retain skilled employees, its business could be materially adversely affected.

If Wallbox’s employees or the employees of its manufacturing and supply partners were to engage in a strike, work stoppage or other slowdown in the future, it could experience a significant disruption of its operations, which could interfere with its ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Any interruption in the delivery of Wallbox’s products could reduce demand for its products and could have a material adverse effect on Wallbox.

Wallbox may have to initiate product recalls or withdrawals or may be subject to litigation or regulatory enforcement actions and/or incur material product liability claims, which could increase its costs and harm Wallbox’s brand, reputation and adversely affect its business.

As a manufacturer, marketer and retailer, Wallbox may initiate product recalls or withdrawals, or may be subject to seizures, product liability or other litigation claims and adverse public relations if its products are defective or alleged to cause injury, or if Wallbox is alleged to have violated governmental regulations in the manufacture, sale or distribution of any products, whether caused by it or someone in its manufacturing or supply chain. Wallbox also offers warranties on many of its products which may result in additional payments in the future if its products prove to be defective.

A product recall, withdrawal or seizure could result in destruction of product inventory and inventory write-off, negative publicity, temporary facility closings for Wallbox or its contract manufacturers or OEMs, supply chain interruption, fines, substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall, withdrawal or seizure may require significant management attention. Product recalls may materially and adversely affect consumer confidence in Wallbox’s brands, hurt the value of its brands and lead to decreased demand for its products and decline in price charged for its products. Product recalls, withdrawals or seizures also may lead to increased scrutiny by federal, state or international regulatory agencies of Wallbox’s operations and increased litigation and could have a material adverse effect on its business, results of operations, financial condition and cash flows.

Wallbox may be subject to various product liability claims, particularly as it expands in the United States. Any such product liability claims may also include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Claims could also be asserted under state consumer protection laws. If Wallbox cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its existing products. Even successful defense would require significant financial and management resources. In addition, Wallbox’s inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the development and commercial production and sale of its products, which could adversely affect its business, financial condition, results of operations, and prospects.

Wallbox is subject to extensive environmental, health and safety laws and regulations which, if not met, could have a material adverse effect on its business, financial condition and results of operations.

Wallbox and its operations, as well as those of Wallbox’s contractors, suppliers, and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require Wallbox or others in Wallbox’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on Wallbox’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Wallbox’s operations or on a timeline that meets Wallbox’s commercial obligations, it may adversely impact its business.

Throughout the world, electrical appliances are subject to various mandatory and voluntary standards, including requirements in some jurisdictions, including the United States, that products be listed by Underwriters’ Laboratories, Inc. or other similar recognized laboratories. In the United States, Wallbox is required to undergo certification and testing of compliance with UL standards, as well as other national and industry specific standards. Wallbox endeavors to have its products designed to meet the certification requirements of, and to be certified in, each of the jurisdictions in which they are sold. Compliance with such certifications could be costly and if Wallbox or its products were to fail to comply with any such certifications, it could be limited in its ability to sell and market its products, which would have a material adverse effect on its business financial condition and results of operations.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on Wallbox’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with Wallbox’s operations as well as other future projects, the extent of which cannot be predicted. California may adopt more stringent regulation for DC fast charging by 2024.

Further, Wallbox currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Wallbox generally does not manufacture the components of its charging products. Rather, its employees and contractors engage in assembly of charging products at its facilities primarily using components manufactured by OEMs. Nonetheless, any failure to properly handle or dispose of wastes, regardless of whether such failure is Wallbox’s or its contractors, may result in liability under environmental laws in the United States, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and state analogs, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Wallbox may also generate or dispose of solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of Wallbox’s chargers may be excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, Wallbox may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or Wallbox’s ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect Wallbox’s operating expenses. Additionally, Wallbox may not be able to secure contracts with third parties to continue their key supply chain and disposal services for its business, which may result in increased costs for compliance with environmental laws and regulations.

Wallbox has a significant presence in international markets and plans to continue to expand its international operations, which exposes it to a number of risks that could affect its future growth.

Expansion into new international markets requires additional management attention and resources in order to tailor Wallbox’s solutions to the unique aspects of each country. In addition, Wallbox faces the following additional risks associated with Wallbox’s expansion into international locations:

•	challenges caused by distance, language and cultural differences;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

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compliance with applicable foreign laws and regulations, including laws and regulations with respect to privacy, consumer protection, spam and content, and the risk of penalties to Wallbox’s customers and individual members of management if its practices are deemed to be out of compliance;

•	compliance with changing energy, electrical, and power regulations;

•	unique or different market dynamics or business practices;

•	currency exchange rate fluctuations;

•	foreign exchange controls;

•	political and economic instability and export restrictions;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

These risks could harm Wallbox’s international expansion efforts, which could have a materially adverse effect on its business, financial condition or results of operations.

Joint ventures that Wallbox is party to or that Wallbox enters into, including its joint venture in China, present a number of challenges that could have a material adverse effect on its business, operating results and financial condition.

Wallbox has entered into joint ventures, including Wallbox’s FAWSN JV in China. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into the joint venture related to the counterparties to such joint ventures, with whom it shares control. Wallbox could experience financial or other setbacks if transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. In some cases, Wallbox’s joint venture partner may have a contractual commitment to provide funding to the joint venture, although Wallbox does not have assurances that they will satisfy such obligations. With respect to Wallbox’s JV in China, economic uncertainty in China could also cause delays or make financing of operations more difficult. Any of these risks could reduce Wallbox’s revenues or increase Wallbox’s expenses, which could adversely affect Wallbox’s results of operations and cash flows.

Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the U.S. and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that could further restrict Wallbox’s ability to operate in China. The Chinese economic, legal, and political landscape also differs from other countries in many respects, including the level of government involvement and regulation, control of foreign exchange and allocation of resources and uncertainty regarding the enforceability and scope of protection for intellectual property rights. The laws, regulations and legal requirements in China are also subject to frequent changes and the exact obligations under and enforcement of laws and regulations are often subject to unpublished internal government interpretations and policies which makes it challenging to ascertain compliance with such laws.

Wallbox has acquired businesses and may acquire other businesses and/or companies, which could require significant management attention, disrupt its business, dilute shareholder value, and adversely affect its results of operations.

As part of Wallbox’s business strategy, it has made and may make future investments in or acquisitions of complementary companies, products or technologies. These activities involve significant risks to its business. Wallbox may not be able to find suitable acquisition candidates, and it may not be able to complete such acquisitions on favorable terms, if at all. If Wallbox does complete acquisitions, they may not ultimately strengthen its competitive position. Any acquisitions Wallbox completes could be viewed negatively by its partners and clients, which could have an adverse impact on its business. In addition, if Wallbox is unsuccessful at integrating employees or technologies acquired, its financial condition and results of operations, including revenue growth, could be adversely affected. Any acquisition and subsequent integration will require significant time and resources. Wallbox may not be able to successfully evaluate and use the acquired technology or employees, or otherwise manage the acquisition and integration processes successfully. Wallbox will be required to pay cash, incur debt and/or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition. Wallbox’s use of cash to pay for acquisitions would limit other potential uses of its cash, including investments in sales and marketing and product development organizations, and in infrastructure to support scalability. The issuance or sale of equity or convertible debt securities to finance any such acquisitions would result in dilution to shareholders. If Wallbox incurs debt, it would result in increased fixed obligations and could also impose covenants or other restrictions that could impede its ability to manage its operations.

Wallbox’s results of operations may fluctuate due to variability in its revenues.

Wallbox’s results may fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause Wallbox’s results of operations to fluctuate:

•	the timing and volume of new sales;

•	fluctuations in costs;

•	the timing of new product rollouts;

•	weaker than anticipated demand for charging products and stations, whether due to changes in government incentives and policies or due to other conditions;

•	fluctuations in sales and marketing, business development or research and development expenses;

•	supply chain interruptions and manufacturing or delivery delays;

•	the timing and availability of new products relative to customers’ and investors’ expectations;

•	the impact of COVID-19 on Wallbox’s workforce, or those of its customers, suppliers, vendors or business partners;

•	disruptions in sales, production, service or other business activities or Wallbox’s inability to attract and retain qualified personnel;

•	unanticipated changes in federal, state, local, or foreign government incentive programs, which can affect demand for EVs; and

•	seasonal fluctuations in EV purchases.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of Holdco Class A Shares.

Exchange rate fluctuations between the Euro and other currencies may negatively affect Wallbox’s earnings.

Wallbox currently has sales denominated in currencies other than the Euro. Any fluctuation in the exchange rates of these foreign currencies could negatively impact its business, financial condition and results of operations. Wallbox has not previously engaged in foreign currency hedging. If Wallbox decides to hedge its foreign currency exposure, it may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide Wallbox from foreign currency fluctuations and can themselves result in losses.

Holdco and other group companies may be significantly impacted by changes in tax laws and regulations or their interpretation.

Governments in the various jurisdictions in which Holdco and other group companies are established and/ or operate continue to review, reform and modify tax laws, regulations, treaties, interpretations, policy initiatives and tax authority practices, and how we are treated for tax purposes is subject to changes. We are unable to predict whether a tax reform may be proposed or enacted in the future (including with retroactive effect) or whether such changes would have a significant impact on our business, but such changes could result in material changes to the taxes that we are required to provide for and pay in various jurisdictions.

When tax laws and regulations change, or when new tax laws and regulations are introduced and implemented, such changes or new laws and regulations may be unclear in certain respects and could be subject to further potential amendments and technical corrections, and may be subject to interpretations and implementing regulations by the relevant governmental authorities, any of which could mitigate or increase certain adverse effects of the tax changes or of the new tax laws and regulations. Existing tax laws and regulations could also be interpreted or applied in a manner adverse to Holdco or other group companies.

We have incurred and are likely to continue incurring significant tax losses, the use of which may be limited under Spanish and other tax laws, and may be further limited in the future in case of changes in the applicable tax laws or their interpretation by the competent tax authorities. Similarly, we expect to obtain future tax savings from tax credits generated in Spain and in other jurisdictions we operate, and such tax losses and credits may eventually be rendered unavailable should a change in tax laws (or in their interpretation) take place. In particular, we are entitled to a significant amount of tax credits with respect to R&D costs under Spanish tax laws. We expect to be able to use such R&D tax credits in future fiscal years to reduce our cash tax liabilities. If the Spanish tax laws and regulations with respect to such R&D credits change in a manner that is detrimental to our position (e.g. by limiting the amount of tax credits that may be applied in a given fiscal year, by amending the criteria currently used to assess the amount of tax credits that may be claimed, or even by derogating the current tax regime), our overall tax expenses may increase. Any increase in our tax expenses due to a forfeiture, limitation or non-availability of tax losses and credits could have a material and adverse effect on our financial condition and results of operations.

We may also be subject to reviews or audits by tax authorities in the various jurisdictions in which we operate, and although we believe our tax estimates are reasonable, if the applicable taxing authorities disagree with the positions taken on our tax returns or if they deem us not be otherwise compliant with all applicable tax laws and regulations, tax authorities may carry out enforcement actions against us. Enforcement actions may be administrative, civil or criminal in nature, and could result in litigation, payments of additional taxes, penalties, interest or other sanctions. Any such non-compliance with applicable tax laws and regulations and their consequences to us may impact our operations, or even our ability to operate in such jurisdictions, and may adversely affect our business, prospects, financial condition and results of operations.

Risks Related to Wallbox’s Technology, Intellectual Property and Infrastructure

Wallbox may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and its business could be adversely affected.

From time to time, the holders of intellectual property rights may assert their rights and urge Wallbox to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Wallbox will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Wallbox may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Wallbox’s operating expenses. In addition, if Wallbox is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that Wallbox’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Wallbox’s products and services, Wallbox may be required to indemnify such customers and business partners. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Even if Wallbox is not a party to any litigation between a customer or business partner and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Wallbox to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. If Wallbox were required to take one or more such actions, its business, prospects, brand, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management attention.

Wallbox’s business may be adversely affected if it is unable to obtain patents or otherwise protect its technology and intellectual property from unauthorized use by third parties.

Wallbox’s success depends, at least in part, on Wallbox’s ability to protect its core technology and intellectual property. To accomplish this, Wallbox relies on, and plans to continue relying on, a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. As of June 30, 2021, Wallbox had two European patents and two pending international patent applications. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of Wallbox’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures Wallbox takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	the scope of any issued patents that may result from the pending patent application may not be broad enough to protect proprietary rights;

•	the costs associated with enforcing patents, trademarks, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar inventions, trade secrets or works of authorship, such as software;

•	know-how and other proprietary information Wallbox purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs and technology embodied in Wallbox’s products may be discoverable by third parties through means that do not constitute violations of applicable laws.

Intellectual property and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be costly, difficult or even impossible. Therefore, Wallbox’s intellectual property rights may not be as strong or as easily enforced outside of the United States.

Any issued patent which may result from the pending patent application may come to be considered “standards essential.” If this is the case, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of Wallbox technology and intellectual property, and those derivative works may become directly competitive with Wallbox’s offerings. Finally, Wallbox may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by Wallbox’s vendors in connection with design and manufacture of Wallbox’s products, thereby jeopardizing Wallbox’s ability to obtain a competitive advantage over its competitors.

The EV industry is new and evolving as are the standards governing EV charging and the current lack of industry standards could result in future incompatibilities and issues that could require significant resources and or time to remedy.

The EV industry is new and evolving as are the standards governing EV charging which have not had the benefit of time-tested use cases. These immature industry standards could result in future incompatibilities and issues that could require significant resources and or time to remedy. Utilities and other large market participants also mandate their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to develop and promulgate their own proprietary charging standards and systems, which could lock out competition for EV chargers, or may produce proprietary chargers that compete with our chargers. Such automobile manufacturers may use their size and market position to influence the market, which could limit Wallbox’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with Wallbox’s infrastructure or products, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and expense and, as a result, may have a material adverse effect on its revenues or results of operations.

Wallbox’s technology, or the technology of Electromaps, could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

Wallbox may be subject to claims that chargers have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that Wallbox carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect Wallbox’s brand, reputation, operating results or financial condition.

Wallbox’s software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. Wallbox’s software may contain latent defects or errors that may be difficult to detect and remediate. Wallbox is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if Wallbox’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Wallbox’s business and results of its operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	equipment replacements;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	warranties, sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	the expense and risk of litigation.

Wallbox also faces the risk that any contractual protections it seeks to include in its agreements with customers are rejected, not implemented uniformly or may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for the benefit of Wallbox may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on Wallbox’s business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Interruptions, delays in service, communications outages or inability to increase capacity at third-party data center facilities could impair the use or functionality of Wallbox’s subscription services, harm its business and subject it to liability.

Wallbox currently serves customers from third-party data center facilities operated by Amazon Web Services as well as others. Wallbox services are housed in third-party data. Any outage or failure of such data centers could negatively affect Wallbox’s product connectivity and performance. Wallbox’s primary environments are operated by Amazon, and any interruptions of these primary and backup data centers could negatively affect Wallbox’s product connectivity and performance. Any incident affecting a data center facility’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Wallbox’s services.

Any damage to, or failure of, Wallbox’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in Wallbox’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. Wallbox’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

The EV charging market is characterized by rapid technological change, which requires Wallbox to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and Wallbox’s financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of Wallbox’s products and services. Wallbox’s future success will depend in part upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings to address the changing needs of the EV charging market.

As EV technologies change, Wallbox may need to upgrade or adapt its charger technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery technology, which could involve substantial costs. Even if Wallbox is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

Wallbox cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage Wallbox’s relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to use Wallbox’s competitors’ products or services.

If Wallbox is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Wallbox expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability.

Wallbox’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Wallbox plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. Further, Wallbox’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Wallbox may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

Wallbox relies on data collected through its mobile application. Wallbox uses this data in connection with, among other things, determining the placement for its charging stations. Wallbox’s inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact Wallbox’s research and development and expansion efforts and limit Wallbox’s ability to derive revenues from value-add customer products and services.

Wallbox is subject to governmental regulation and other legal obligations related to privacy, data protection and information security and may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity if it is unable to comply with such obligations.

State and local governments and agencies in the jurisdictions in which Wallbox operates, and in which customers operate, have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of Wallbox’s products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which Wallbox closes sales transactions, any of which could harm its business. Moreover, if Wallbox or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for Wallbox and its customers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Further, on November 3, 2020, California voters approved the California Privacy Rights Act (“CPRA”). The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that Wallbox will meet voluntary certifications or adhere to other standards established by them or third parties. If Wallbox is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Wallbox relies on the Apple App Store and the Google Play Store to offer and promote its apps. If such platform providers change their terms and conditions to Wallbox’s detriment, Wallbox’s business may be adversely affected.

The Apple App Store and the Google Play Store are the primary distribution, marketing, promotion and payment platforms for Wallbox’s apps, including myWallbox and Electromaps. Any deterioration in Wallbox’s relationship with Google or Apple could harm its business and adversely affect the value of Holdco’s shares.

Wallbox is subject to these platforms’ standard terms and conditions for app developers, which govern the promotion, distribution and operation of apps. These platforms have policies governing, for example, treatment of virtual credits and gifts, use of user data, personal and sensitive information and advertising identifiers, as well as ones relating to advertising (including deceptive, disruptive and inappropriate ads) and interference with app and device functionality. Each platform has broad discretion to change and interpret its terms of service and other policies with respect to Wallbox and those changes may be unfavorable to Wallbox. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, alter how Wallbox is able to advertise on the platform, change how the personal information of its users is made available to app developers on the platform or limit the use of personal information for advertising purposes. Wallbox’s business could be harmed if a platform provider modifies its current terms of service or other policies, including fees, in a manner adverse to it.

If Wallbox violates, or if a platform provider believes it has violated, these terms and conditions (or if there is any change or deterioration in its relationship with these platform providers), the particular platform provider may discontinue or limit Wallbox’s access to that platform, which could prevent Wallbox from making its apps available to or otherwise from serving its mobile customers. Any limit or discontinuation of Wallbox’s access to any platform could adversely affect its business, financial condition or results of operations.

Risks Related to Being a Public Company

Wallbox’s management team has limited experience managing a public company.

Most members of Wallbox’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and Wallbox’s management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from Wallbox’s management and could divert their attention away from the day-to-day management of Wallbox’s business, which could adversely affect Wallbox’s business, financial condition and results of operations.

Wallbox will incur increased costs as a result of operating as a public company, and Wallbox’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we will be required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

We currently have limited accounting personnel and we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. We have identified material weaknesses in the past and if we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of Holdco shares could be negatively affected, and we could become subject to litigation including shareholder suits or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Wallbox identified material weaknesses in connection with its internal control over financial reporting. Although Wallbox is taking steps to remediate these material weaknesses, Wallbox may not be successful in doing so in a timely manner, or at all, and Wallbox may identify other material weaknesses.

In connection with the audits of Wallbox’s consolidated financial statements for each of the years ended December 31, 2019 and 2020 and included elsewhere in this proxy statement/prospectus, Wallbox’s management and independent registered public accounting firm identified material weaknesses in Wallbox’s internal control over financial reporting. The material weaknesses related to: (i) insufficient personnel in the finance team with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards as issued by the IASB, including goodwill impairment testing and purchase price allocation; (ii) IT general controls have not been sufficiently designed or were not operating effectively, and (iii) policies and procedures with respect to the review, supervision and monitoring of the accounting and reporting functions were not operating effectively in some areas. As a result, a number of adjustments to Wallbox’s consolidated financial statements for each of the years ended December 31, 2019 and 2020 were identified and made during the course of the audit process.

Wallbox is currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, Wallbox’s independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Wallbox’s internal control over financial reporting. To remediate the material weaknesses, in the course of 2021, Wallbox has strengthened its compliance functions with additional experienced hires and external advisors to assist in its risk assessment process and the design and implementation of controls responsive to those risks.

Assessing Wallbox’s procedures to improve its internal control over financial reporting is an ongoing process. Any material weaknesses Wallbox identifies will be assessed and remediated by implementing the proper operating control. Detective and preventive internal controls are being designed by external advisors and implemented by Wallbox’s experienced new hires. Wallbox can provide no assurance that its remediation efforts described herein will be successful and that Wallbox will not have material weaknesses in the future. Any material weaknesses Wallbox identifies could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Wallbox’s consolidated financial statements.

It is possible that Wallbox’s internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. Wallbox’s past or future financial statements may not be accurate and Holdco may not be able to timely report its financial condition or results of operations, which may adversely affect investor confidence in Holdco and the price of Holdco Class A Shares.

As a private company, Wallbox has not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes Oxley Act, or Section 404. As a public company, Holdco will have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing, testing and maintaining effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.

It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, pursuant to Section 404, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.

Furthermore, as a public company, we may, during the course of our testing of our internal controls over financial reporting, or during the subsequent testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of Holdco Class A Shares, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.

Holdco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the closing of the Business Combination could have a material adverse effect on its business.

Wallbox is currently not subject to Section 404 of the SOX. However, following the consummation of the business combination, Holdco will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the SOX are significantly more stringent than those required of Wallbox as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Risks Related to Holdco’s Class A Shares

The market price of Holdco’s Class A Shares may be volatile, and you may lose all or part of your investment.

The market price of Holdco’s Class A Shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	actual or anticipated fluctuations in Holdco’s results of operations;

•	variance in Holdco’s financial performance from the expectations of market analysts or others;

•	announcements by Holdco or Holdco’s competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;

•	Holdco’s involvement in litigation;

•	Holdco’s sale of Holdco Shares or other securities in the future;

•	market conditions in Holdco’s industry;

•	changes in key personnel;

•	the trading volume of Holdco’s Class A Shares;

•	changes in the estimation of the future size and growth rate of Holdco’s markets; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of Holdco’s Class A Shares, regardless of Holdco’s operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If Holdco was involved in any similar litigation, Holdco could incur substantial costs and Holdco’s management’s attention and resources could be diverted.

An active trading market for Holdco’s Class A Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for Holdco’s Class A Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair Holdco’s ability to raise capital by selling Holdco Shares and may impair Holdco’s ability to acquire other companies by using Holdco’s shares as consideration.

The market price of Holdco’s Class A Shares could be negatively affected by future sales of Holdco Shares.

Immediately following completion of the Business Combination and the other Transactions, Holdco will have 145,528,441 Holdco Class A Shares and 23,250,791 Holdco Class B Shares outstanding, assuming no redemptions of which only Holdco’s Class A Shares will be listed on the NYSE. Sales by Holdco or Holdco’s shareholders of a substantial number of Holdco Shares, the issuance of Holdco Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of Holdco’s Class A Shares to decline or could impair Holdco’s ability to raise capital through a future sale of, or pay for acquisitions using, Holdco’s equity securities.

As of December 31, 2020, giving pro forma effect to the Business Combination and the other Transactions at such date, Holdco would have had 8,880,029 Holdco Class A Shares that were subject to share options. Of this amount, after giving pro forma effect to the Business Combination and the other Transactions, rights to 2,920,326 Holdco Class A Shares and no Holdco Class B Shares would have been vested and exercisable as of December 31, 2020. Subsequent to December 31, 2020, Wallbox approved the Legacy Stock Option Program for founders as more fully described in “Unaudited Pro Forma Condensed Combined Financial Information” and “Management of Holdco After the Business Combination”, which authorized options that will convert into 1,033,609 additional Holdco Class B Shares.

Holdco does not expect to pay any dividends in the foreseeable future.

Holdco has never declared or paid any dividends on the Holdco Shares. Holdco does not anticipate paying any dividends in the foreseeable future. Holdco currently intends to retain future earnings, if any, to finance operations and expand their business.

The Holdco Board may determine which part of the profits shall be reserved, with due observance of Holdco’s policy on reserves and dividends. The general meeting of Holdco may resolve to distribute any part of the profits remaining after reservation. If the Holdco Board decides to make a part of the profits available for distribution of dividends, the form, frequency and amount will depend upon Holdco’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that Holdco’s directors may deem relevant. In addition, the Dutch law imposes restrictions on Holdco’s ability to declare and pay dividends. Payment of dividends may also be subject to Dutch withholding taxes.

Please see the section entitled “Price range of securities and dividends” for a description of Holdco’s dividend policy.

The number of issued Holdco Shares, additional issues of Holdco Shares and outstanding Holdco Warrants may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.

It may be that the number of issued and outstanding Holdco Shares and outstanding Holdco Warrants fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the Holdco Shares and/or Holdco Warrants.

If securities or industry analysts do not publish research or reports about Holdco’s business, or if they issue an adverse or misleading opinion regarding Holdco’s Class A Shares, the market price and trading volume of Holdco’s Class A Shares could decline.

The trading market for Holdco’s Class A Shares will be influenced by the research and reports that industry or securities analysts publish about Holdco or Holdco’s business. Holdco does not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of Holdco, the trading price for Holdco’s Class A Shares would be negatively impacted. In the event Holdco obtains securities or industry analyst coverage, if any of the analysts who cover Holdco issue an adverse or misleading opinion regarding Holdco, Holdco’s business model, Holdco’s intellectual property or Holdco’s stock performance, or if Holdco’s results of operations fail to meet the expectations of analysts, Holdco’s stock price would likely decline. If one or more of these analysts cease coverage of Holdco or fail to publish reports on Holdco regularly, Holdco could lose visibility in the financial markets, which in turn could cause Holdco’s stock price or trading volume to decline.

If you invest in Holdco’s Class A Shares, you will experience immediate and substantial dilution in the net tangible book value of your investment as you will pay more for your Holdco Shares than the amounts paid by Holdco’s existing owners, including the owners of Holdco’s convertible loans.

The initial public offering price of $10.00 per share of Kensington’s common stock will be substantially higher than Holdco’s as adjusted net tangible book (deficit) per share immediately after this the consummation of the Business Combination. Assuming you paid the Kensington initial public offering price of $10 per share, you would incur immediate and substantial dilution in an amount of $9.52 per Holdco Class A Share. In addition, pursuant to the terms of such loans, the holders of the April 2021 Wallbox convertible loans will convert their loans to Wallbox Class A Shares at a valuation that is 50% of the valuation implied by the Business Combination.

The dual class structure of Holdco Shares has the effect of concentrating voting control with certain shareholders of Holdco and limiting its other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Holdco Class A Shares may view as beneficial.

Holdco Class B Shares will have ten (10) votes per share, while Holdco Class A Shares have one (1) vote per share. Wallbox’s co-founders, Enric Asunción Escorsa and Eduard Castañeda, will own all of the Holdco Class B Shares and will collectively control approximately 61.5% of the voting power of Holdco’s capital stock. In connection with the closing of the Business Combination, if Mr. Asuncion holds less than 50% of the voting power of Holdco following such closing, Mr. Castaneda intends to enter into a power of attorney granting Mr. Asuncion voting authority over the Holdco shares beneficially owned by Mr. Castaneda. The power of attorney is expected to have a term that automatically renews following each annual general shareholder meeting unless terminated by Mr. Castaneda following such meeting. Pursuant to Dutch law, Mr. Castaneda nonetheless retains the right to vote such shares notwithstanding the grant of such power of attorney. As a result, Wallbox’s co-founders will collectively be able to control matters submitted to its shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of Holdco’s assets or other major corporate transactions. Even though Wallbox’s co-founders are not party to any agreement that requires them to vote together, they may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Holdco, could deprive its shareholders of an opportunity to receive a premium for their capital stock as part of a sale of Holdco, and might ultimately affect the market price of shares of Holdco Class A Shares. For information about Holdco’s dual class structure, see the section entitled “Description of Holdco’s Securities.”

We cannot predict whether Holdco’s dual class structure will result in a lower or more volatile market price of Holdco Class A Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, Holdco’s dual class structure may cause stockholder advisory firms to publish negative commentary about Holdco’s corporate governance practices or otherwise seek to cause Holdco to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of Holdco’s corporate governance practices or capital structure could adversely affect the value and trading market of Holdco Class A Shares.

Holdco will be a “controlled company” within the meaning of the NYSE rules and will be exempt from certain corporate governance requirements as a result.

Immediately following the completion of the Business Combination, Enric Asunción Escorsa and Eduard Castañeda will together control a majority of the voting power of Holdco’s outstanding common stock.

As a result, Holdco will be a “controlled company” within the meaning of the corporate governance standards of NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of Holdco’s board of directors consist of “independent directors” as defined under the rules of NYSE;

•	the requirement that Holdco have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that Holdco have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the Business Combination, Holdco intends to utilize some or all of these exemptions. As a result, Holdco’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE.

Holdco will be a foreign private issuer and, as a result, Holdco will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Because Holdco will qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As a foreign private issuer, and as permitted by the listing requirements of the NYSE, Holdco will follow certain home country governance practices rather than the corporate governance requirements of the NYSE.

As a foreign private issuer, Holdco will have the option to follow certain home country corporate governance practices rather than those of the NYSE, provided that Holdco discloses the requirements it is not following and describe the home country practices it is following. Holdco intends to rely on this “foreign private issuer exemption” with respect to NYSE rules requiring shareholder approval. Holdco may in the future elect to follow home country practices with regard to other matters. As a result, Holdco’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

Holdco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Holdco will be a foreign private issuer, and therefore, Holdco will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Holdco on June 30, 2021. In the future, Holdco would lose its foreign private issuer status if (1) more than 50% of Holdco’s outstanding voting securities are owned by U.S. residents and (2) a majority of Holdco’s directors or executive officers are U.S. citizens or residents, or Holdco fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Holdco loses its foreign private issuer status, Holdco will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Holdco will also have to mandatorily comply with U.S. federal proxy requirements, and Holdco’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Holdco will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, Holdco will incur significant additional legal, accounting and other expenses that Holdco will not incur as a foreign private issuer.

Holdco is an “emerging growth company” and you cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make Holdco’s Class A Shares less attractive to investors.

Holdco will be an emerging growth company (“EGC”) as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because Holdco will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An EGC may elect to delay the adoption of new or revised accounting standards. With Holdco making this election, Section 102(b)(2) of the JOBS Act allows Holdco to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained herein and those that Holdco will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

As Holdco is a holding company with no operations it relies on operating subsidiaries to provide it with funds necessary to meet its financial obligations.

Holdco is a holding company that does not conduct any business operations of its own. As a result, Holdco will be largely dependent upon cash dividends and distributions and other transfers, including for dividends or payments in respect of any indebtedness Holdco may incur, from our subsidiaries to meet its obligations. Any agreements governing the indebtedness of Holdco’s subsidiaries may impose restrictions on its subsidiaries’ ability to pay dividends or other distributions to Holdco. Each of Holdco’s subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit Holdco’s ability to obtain cash from such subsidiaries and Holdco may be limited in its ability to cause any joint ventures to distribute their earnings to it. The deterioration of the earnings from, or other available assets of, Holdco’s subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to Holdco.

Investors may suffer adverse tax consequences in connection with the acquisition, ownership and disposal of the Holdco Shares and/or Holdco Public Warrants.

The tax consequences in connection with the acquisition, ownership and disposal of the Holdco Shares and/or Holdco Warrants may differ from the tax consequences in connection with the acquisition, ownership and disposal of securities in another entity and may also differ depending on such an investor’s respective circumstances including, without limitation, where such an investor is a tax resident. Any such tax consequences could be materially adverse to such an investor and also therefore, such an investor should seek its own tax advice in respect of the tax consequences in connection with acquisition, ownership and disposal of the Holdco Shares and/or Holdco Warrants.

Risks Relating to Holdco’s Incorporation in the Netherlands

Upon the consummation of this offering, Holdco will be a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. The rights of Holdco shareholders may be different from the rights of stockholders in companies governed by the laws of U.S. jurisdictions and may not protect investors in a similar fashion afforded by incorporation in a U.S. jurisdiction.

Upon the consummation of this offering, we will be a public limited liability company incorporated under Dutch law. Holdco’s corporate affairs will be governed by our articles of association, internal rules and policies and by the laws governing companies incorporated in the Netherlands. The rights of shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. The role of the management board in a Dutch company is also materially different, and cannot be compared to, the role of a board of directors in a corporation incorporated in the United States. In the performance of their duties, our management board is required by Dutch law to consider the interests of our company and the sustainable success of its business, with an aim to creating long-term value, taking into account the interests of its shareholders, its employees and other stakeholders of the company, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

Provisions of Dutch law and Holdco’s amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of Holdco’s shares or assets.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law, among which, in accordance with the DCGC, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Holdco Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in Holdco’s strategy (for example, the dismissal of Holdco Directors), the Holdco Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 (hundred eighty) days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Holdco Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Holdco Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of Holdco’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a Holdco General Meeting be convened, as described above.

Pursuant to Dutch law, one or more shareholders and/or other persons with meeting rights under Dutch law who individually or jointly represent at least 10% (ten percent) of Holdco’s issued share capital, may request the Holdco Board to convene a Holdco General Meeting setting out in detail the matters to be discussed. If the Holdco Board has not taken the steps necessary to ensure that such meeting can be held within 6 (six) weeks after the request, the requesting shareholder(s) and or other persons with meeting rights may at their request be authorized by the competent Dutch court in preliminary relief proceedings to convene a Holdco General Meeting. The court shall refuse the application if it does not appear that the applicant(s) has/have previously requested the Holdco Board to convene a Holdco General Meeting and the Holdco Board has not taken the necessary steps so that the Holdco General Meeting could be held within 6 (six) weeks after the request. Such a request to the Holdco Board is subject to certain additional requirements. Additionally, the applicant must have a reasonable interest in the meeting being held.

Further thereto, on 1 May 2021, a bill came into force that introduces a statutory cooling-off period of up to 250 days during which the Holdco General Meeting would not be able to dismiss, suspend or appoint members of the Holdco Board (or amend the provisions in the Holdco Articles of Association governing these matters) unless these matters were proposed by the Holdco Board. This cooling-off period could be invoked by the Holdco Board in the event:

a.

shareholders, using either their shareholder proposal right or their right to request a Holdco General Meeting, propose an agenda item for the Holdco General Meeting to dismiss, suspend or appoint a Holdco Director (or to amend any provision in the Holdco Articles of Association dealing with those matters); or

b.	a public offer for Holdco has been announced or made without agreement having been reached with Holdco on such offer,

provided, in each case, that in the opinion of the Holdco Board such proposal or offer materially conflicts with the interests of Holdco and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

a.	the expiration of 250 days from:

i.	in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next Holdco General Meeting has expired;

ii.	in case of Shareholders using their right to request a Holdco General Meeting, the day when they obtain court authorization to do so; or

iii.	in case of a public offer as described above being made without agreement having been reached with Holdco on such offer, the first following day;

b.	the day after a public offer without agreement having been reached with Holdco on such offer, having been declared unconditional; or

c.	the Holdco Board deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.

the Holdco Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of Holdco and its business;

b.	the Holdco Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

c.

if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the Holdco Board must gather all relevant information necessary for a careful decision-making process. In this context, the Holdco Board must at least consult with shareholders representing at least 3% of Holdco’s issued share capital at the time the cooling-off period was invoked and with the Holdco’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on Holdco’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the Holdco Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on the Holdco website. This report must also remain available for inspection by Holdco’s shareholders and others with meeting rights under Dutch law at Holdco’s office and must be tabled for discussion at the next general meeting.

Finally, in this respect, certain provisions of the Holdco Articles of Association may also make it more difficult for a third-party to acquire control of Holdco or effect a change in the composition of the Holdco Board, including that suspension or dismissal of directors other than at the proposal of the Holdco Board will require a two-thirds majority of the votes cast, representing more than one half of the issued capital of Holdco.

Shareholders may not be able to participate in future issues of Holdco Shares.

Under Dutch law, the Holdco General Meeting is authorized to issue Holdco Shares or to grant rights to subscribe for Holdco Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of Holdco Shares or the granting of rights to subscribe for Holdco Shares. The Holdco General Meeting may designate the Holdco Board competent to issue Holdco Shares (or grant rights to subscribe for Holdco Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years) and it is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to issue Holdco Shares (and to grant rights to subscribe for Holdco Shares).

Further thereto, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Holdco Shares upon the issuance of Holdco Shares (or the granting of rights to subscribe for Holdco Shares). This pre-emptive right does not apply to: (i) Holdco Shares issued to employees of Holdco or a group company of Holdco as referred to in Section 2:24b Dutch Civil Code, (ii) Holdco Shares that are issued against payment other than in cash; and (iii) Holdco Shares issued to a person exercising a previously granted right to subscribe for Holdco Shares.

The pre-emptive rights in respect of newly issued Holdco Shares or the granting of rights to subscribe for Holdco Shares may be restricted or excluded by a resolution of the general meeting of Holdco. Pre-emptive rights may also be limited or excluded by a resolution of the Holdco Board if the Holdco Board has been designated thereto by the general meeting of Holdco for a specific period and with due observance of applicable statutory provisions, and the Holdco Board has also been designated to issue Holdco Shares. A resolution of the general meeting of Holdco to limit or exclude pre-emptive rights or a resolution to designate the Holdco Board thereto, can only be adopted at the proposal of the Holdco Board, and requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Holdco is present or represented at the general meeting. Unless otherwise stipulated at its grant the designation may not be withdrawn.

If the resolution of the general meeting of Holdco to issue Holdco Shares or to designate the authority to issue Holdco Shares to the Holdco Board is detrimental to the rights of holders of a specific class of Holdco Shares, the validity of such resolution of the general meeting of Holdco requires a prior or simultaneous approval by the group of holders of such class of Holdco Shares.

It is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to limit or exclude pre-emptive rights in respect of Holdco Shares.

Holdco is not obligated to and may not comply (but will then explain such non-compliance) with all the best practice provisions of the Dutch Corporate Governance Code. This may affect your rights as a shareholder.

Holdco will be subject to the DGCG. The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the management board and the general meeting of shareholders and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports (which are filed in the Netherlands) whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting NYSE requirement), the company is required to give the reasons for such noncompliance. The DCGC applies to Dutch companies listed on a regulated Market in the EU or a comparable other system, such as the NYSE.

Holdco acknowledges the importance of good corporate governance. However, Holdco does not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the NYSE and U.S. securities laws, or because Holdco believes such provisions do not reflect customary practices of global companies listed on the NYSE. Any such noncompliance may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

Holdco will be organized and existing under the laws of the Netherlands, and, as such, the rights of shareholders and the civil liability of Holdco’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of shareholders to bring actions or enforce judgments against Holdco or its directors and executive officers may be limited. Claims of U.S. civil liabilities may not be enforceable against Holdco.

Holdco is organized and existing under the laws of the Netherlands, and, as such, the rights of Holdco’s shareholders and the civil liability of Holdco’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of Holdco’s shareholders in certain countries other than the Netherlands to bring an action against Holdco, its directors and executive officers may be limited under applicable law. In addition, substantially all of Holdco’s assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon Holdco or its directors and executive officers or to enforce judgments against Holdco or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on Holdco or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a judgment rendered by any federal or state court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde).

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against Holdco or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the Holdco Articles of Association, and certain other contractual arrangements between Holdco and its directors, Holdco indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of Holdco’s Directors in the United States under U.S. securities laws.

Dutch, Spanish and European insolvency laws are substantially different from U.S. insolvency laws and may offer Holdco shareholders less protection than they would have under U.S. insolvency laws.

Pursuant to European Regulation (EU) 2015/848 of the European Parliament and of the Council, of 20 May 2015, on insolvency proceedings, which forms part of both Dutch and Spanish insolvency laws, Spanish courts will have jurisdiction to entertain the main insolvency proceeding of a Dutch public limited liability company that, such as Holdco, has its “centre of main interest” located in Spain. If Spanish courts declare the opening of the main insolvency proceeding of a Dutch public limited liability company, Dutch courts will have to recognize such declaration and Spanish insolvency law will apply, subject to the exceptions set forth under the European Regulation (EU) 2015/848, as interpreted by the Court of Justice of the European Union. Dutch courts could have jurisdiction to try a non-main insolvency proceeding following Holdco’s operations in The Netherlands. Depending on the status of the declaration on insolvency in Spain, the Dutch insolvency proceeding would be secondary or autonomous. Under Spanish law, substantive consolidation is exceptional. As a result, if Holdco and Wallbox were both declared insolvent, they would likely not consolidate their assets and liabilities, subject to the coordination of both insolvency proceedings and the rules established for insolvency proceedings of members of a group of companies under the European Regulation (EU) 2015/848.

Holdco’s tax residency might change if the tax residency of dual resident entities is, in the new Dutch-Spanish Tax Treaty, determined by way of reaching mutual agreement.

Holdco intends to be managed and operate so as to be treated exclusively as a resident of Spain for tax purposes as from its date of incorporation, on the basis that Holdco has its place of effective management in Spain. As a result of its incorporation under Dutch law, Holdco will however also remain a tax resident of the Netherlands for Dutch corporate income tax and dividend withholding tax purposes and, thus, will be considered tax resident in both the Netherlands and Spain (i.e. a so-called ‘dual resident entity’). By virtue of the current convention between the government of the Kingdom of the Netherlands and the government of the Kingdom of Spain for the avoidance of double taxation with respect to taxes on income and on capital (the “Dutch-Spanish Tax Treaty”), in such case Holdco will be considered a resident for purposes of the Dutch-Spanish Tax Treaty in the country where Holdco is effectively managed. As noted above, Holdco expects to have its tax residency since its incorporation (and to maintain it afterwards) in Spain. The Dutch-Spanish Tax Treaty is currently being renegotiated and may include a provision pursuant to which the tax residency of dual resident entities is determined by way of the Netherlands and Spain reaching mutual agreement, in line with the criterion applied in the OECD-sponsored Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”). The current Dutch-Spanish Tax Treaty is not a “Covered Tax Agreement” (as defined under the MLI) and it is therefore uncertain whether the Dutch and Spanish Tax Authorities may favor such an approach under the new Dutch-Spanish Tax Treaty. Such outcome can nevertheless not be ruled out. In such case, the competent authorities of the Netherlands and Spain would endeavor to determine by mutual agreement the sole tax residency of Holdco. During the period in which a mutual agreement between both states is absent, Holdco may not be entitled to any relief or exemption from tax provided by the new Dutch-Spanish Tax Treaty. During such period, there would also be a risk that both Spain and the Netherlands would levy dividend withholding tax on distributions by Holdco, in addition to the risk of double taxation on the profits of Holdco.

Both Spanish and Dutch dividend withholding tax may have to be withheld in case of distributions to unidentified Holdco Shareholders.

As noted above under “Risk Factors—Risks Related to Holdco’s Class A Shares—Holdco does not expect to pay any dividends in the foreseeable future,” Holdco does not expect to distribute dividends in the foreseeable future. However, should that happen, the Netherlands will not – regardless of the fact that Holdco is intended to be a tax resident of Spain on the grounds of its place of effective management – be prevented from levying Dutch dividend withholding tax if Holdco distributes profits to Dutch resident shareholders and to non-Dutch resident shareholders that have a permanent establishment in the Netherlands to which their respective shareholding is attributable. In order to avoid levying Dutch dividend withholding tax on such future dividend distributions, Holdco may set up procedures to identify its shareholders, in order to assess whether there are Holdco Shareholders in respect of which Dutch dividend withholding tax may have to be withheld. If the identification cannot be assessed upon the payment of a distribution, both Spanish and Dutch dividend withholding tax may have to be withheld on payments made to Holdco Shareholders that fail to provide Holdco, on a timely basis, with the information that may be required in order to prevent the applicability of Dutch dividend withholding taxes. Likewise, there is no guarantee that the procedure that Holdco may put in place to identify its shareholders (which shall be required in order to assess the applicability of both Spanish and Dutch withholding taxes) will be fully effective.

Risks Related to Kensington

Holdco may redeem your unexpired Holdco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Holdco Warrants worthless.

Holdco will have the ability to redeem outstanding Holdco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Holdco Ordinary A Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Holdco sends the notice of redemption to Holdco Warrant holders and provided certain other conditions are met. If and when the Holdco Warrants become redeemable by Holdco, Holdco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Holdco may redeem the Holdco Warrants as set forth above even if the holders are otherwise unable to exercise the Holdco Warrants. Redemption of the outstanding Holdco Warrants could force you (i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Warrants are called for redemption, Holdco expects would be substantially less than the market value of your Holdco Warrants. None of the Private Warrants will be redeemable by Holdco so long as they are held by the Sponsor or its permitted transferees.

In addition, Holdco has the ability to redeem outstanding Holdco Warrants after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Holdco Warrants prior to redemption for a number of Holdco Ordinary A Shares determined based on the redemption date and the fair market value of Holdco Ordinary A Shares and provided certain other conditions are met. Holdco would redeem the Holdco Warrants in this manner when Holdco believes it is in Holdco’s best interest to update its capital structure to remove the Holdco Warrants and pay fair market value to the Holdco Warrant holders. Holdco can also redeem the Holdco Warrants for Holdco Ordinary A Shares when the Holdco Ordinary A Shares are trading at a price starting at $10, which is below the exercise price of $11.50, because it will provide certainty with respect to Holdco’s capital structure and cash position while providing Holdco Warrant holders with fair market value in the form of Holdco Ordinary A Shares. If Holdco chooses to redeem the Holdco Warrants when the Holdco Ordinary A Shares are trading at a price below the exercise price of the Holdco Warrants, this could result in the Holdco Warrant holders receiving fewer Holdco Ordinary A Shares than they would have received if they had chosen to wait to exercise their Holdco Warrants for Holdco Ordinary A Shares if and when the Holdco Ordinary A Shares trade at a price higher than the exercise price of $11.50. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Holdco Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Holdco Ordinary A Shares had your Holdco Warrants remained outstanding. Finally, this redemption feature provides a ceiling to the value of your Kensington Warrants since it locks in the redemption price in the number of Holdco Ordinary A Shares to be received if Holdco chooses to redeem the Holdco Warrants for Holdco Ordinary A Shares.

The holders of Kensington Public Units who elect to have their shares redeemed may nevertheless keep their Kensington Public Warrants.

The redemption of shares by holders of Kensington Public Units does not require that such holders also redeem Public Warrants they hold. As a result, such holders may retain the option value embedded in such Public Warrants even if they do not retain the risk of holding HoldCo’s ordinary shares. Exercises of such Public Warrants will result in dilution to shareholders of Holdco even though Holdco did not receive the benefit of the trust funds associated with the corresponding Kensington Common Stock. Assuming, as discussed under “Unaudited Condensed Combined Financial Information—Basis of Pro Forma Presentation,” that 8,001,344 shares of Kensington Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account, which is the maximum amount that can be redeemed and the closing condition under the Business Combination Agreement for the “Kensington Cash Amount” of $250 million can be satisfied, the warrants held by persons whose shares were redeemed (assuming the holder of such share also held one-quarter of a Public Warrant) would have had an aggregate market value of approximately $2,000,336 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021.

Kensington will require Public Stockholders who wish to redeem their shares of Kensington Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Kensington will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Kensington’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event Kensington distributes proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Kensington’s transfer agent will need to act to facilitate this request. It is Kensington’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Kensington does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While Kensington has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under Kensington’s bylaws, Kensington is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than Kensington anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite Kensington’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

If a Public Stockholder fails to receive notice of Kensington’s offer to redeem their shares of Kensington Class A Common Stock in connection with the Business Combination, or fails to comply with the procedures for tendering its share of Kensington Class A Common Stock, such shares may not be redeemed.

Kensington will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the initial business combination. Despite Kensington’s compliance with these rules, if a stockholder fails to receive Kensington’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that Kensington will furnish to holders of its Public Shares in connection with the initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, Kensington may require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Kensington’s transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event Kensington distributes proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Kensington does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Kensington to complete the Business Combination even if a substantial majority of Kensington’s stockholders do not agree.

The Existing Certificate of Incorporation does not provide a specified maximum redemption threshold, except that Kensington will only redeem its Public Shares so long as (after such redemption) Kensington’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that Kensington does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. As a result, Kensington may be able to complete the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration Kensington would be required to pay for all shares of Kensington Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to Kensington, Kensington will not complete the Business Combination or redeem any shares, all shares of Kensington Class A Common Stock submitted for redemption will be returned to the holders thereof, and Kensington instead may search for an alternate business combination. However, the closing of the Business Combination will be subject to the satisfaction or waiver by Wallbox of the Kensington Cash Amount of $250 million as set forth in the Business Combination Agreement. See “ —The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.”

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Kensington Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Kensington Class A Common Stock.

The Existing Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which Kensington refers to as the “Excess Shares,” without Kensington’s prior written consent. However, the Existing Certificate of Incorporation does not restrict Kensington stockholders’ ability to vote all of their shares (including Excess Shares) for or against Kensington’s initial business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Kensington’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in Kensington if it sells such Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to the Excess Shares if Kensington completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

Kensington’s ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Wallbox. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Kensington’s ability to successfully effect the Business Combination and Holdco’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Wallbox. Although Kensington expect key personnel to remain with Holdco following the Business Combination, there can be no assurance that they will do so. It is possible that Wallbox will lose some key personnel, the loss of which could negatively impact the operations and profitability of Holdco. Furthermore, following the Closing, certain of the key personnel of Wallbox may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Holdco to have to expend time and resources helping them become familiar with such requirements.

Kensington’s Sponsor, directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the Kensington Class A Common Stock.

Kensington’s Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the Closing, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Kensington’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its redemption rights. In the event that Kensington’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), Kensington’s Sponsor, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or (b) reduce the number of Kensington Warrants outstanding or to vote such Kensington Warrants on any matters submitted to the Kensington Warrant holders for approval in connection with the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the Closing that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Kensington Class A Common Stock or Kensington Warrants and the number of beneficial holders of Kensington’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Kensington’s securities on a national securities exchange.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Kensington’s name, actions against Kensington’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Kensington’s directors, officers, other employees or stockholders.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Kensington’s name, actions against Kensington’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Kensington’s capital stock is deemed to have notice of and consented to the forum provisions in the Existing Certificate of Incorporation. This choice of forum provision may make it more costly for a stockholder to bring a claim, and it may also limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Kensington or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although Kensington’s stockholders cannot waive Kensington’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation invalid, Kensington may incur additional costs associated with resolving such action in other jurisdictions, which could harm Kensington’s business, operating results and financial condition.

The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If third parties bring claims against Kensington, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Kensington’s placing of funds in the Trust Account may not protect those funds from third-party claims against Kensington. Although Kensington has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Kensington waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Kensington’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Kensington’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Kensington than any alternative. Making such a request of potential target businesses may make

Kensington’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Kensington might pursue. Marcum LLP, Kensington’s independent registered public accounting firm, will not execute agreements with Kensington waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Kensington may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Kensington and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Kensington has not completed its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Kensington will be required to provide for payment of claims of creditors that were not waived that may be brought against Kensington within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Kensington if and to the extent any claims by a third party (except for Kensington’s independent registered public accounting firm) for services rendered or products sold to us, or by a prospective target business with which Kensington has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Kensington’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Kensington has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Kensington. Kensington has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Kensington cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Kensington’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Kensington may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per Public Share in connection with any redemption of their Public Shares. None of Kensington’s officers will indemnify Kensington for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) the consummation of Kensington’s initial business combination, and then only in connection with those shares of Kensington Class A Common Stock that such Public Stockholder elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend Kensington’s amended and restated certificate of incorporation (i) to modify the substance or timing of Kensington’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Kensington does not complete its initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if Kensington has not completed its initial business combination within 24 months from the closing of the IPO, subject to applicable law and as further described herein. In addition, if Kensington has not completed an initial business combination within the allocated time period for any reason, compliance with Delaware law may require that Kensington submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond the end of such period before they receive funds from the Trust Account. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Holders of Kensington Warrants will not have any right to the proceeds held in the Trust Account with respect to the Kensington Warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Kensington’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Kensington’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Kensington currently expects that its independent directors would take legal action on Kensington’s behalf against the Sponsor to enforce its indemnification obligations to Kensington, it is possible that Kensington’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Kensington’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.

Kensington’s stockholders may be held liable for claims by third parties against Kensington to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Kensington does not complete the initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Kensington’s intention to redeem the Public Shares as soon as reasonably possible following the 24th month from the closing of the IPO (or the end of any Extension Period) in the event Kensington does not complete the initial business combination and, therefore, Kensington does not intend to comply with the foregoing procedures.

Because Kensington will not be complying with Section 280, Section 281(b) of the DGCL requires Kensington to adopt a plan, based on facts known to Kensington at such time that will provide for Kensington’s payment of all existing and pending claims or claims that may be potentially brought against Kensington within the 10 years following its dissolution. However, because Kensington is a blank check company, rather than an operating company, and Kensington’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Kensington’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Kensington’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Kensington cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, Kensington’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Kensington’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Kensington does not complete the initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after Kensington distributes the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Kensington and the Kensington Board may be exposed to claims of punitive damages.

If, after Kensington distributes the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Kensington’s stockholders. In addition, the Kensington Board may be viewed as having breached its fiduciary duty to Kensington’s creditors and/or having acted in bad faith, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Kensington to claims of punitive damages. If, before distributing the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Kensington’s stockholders and the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Kensington’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Kensington’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Kensington’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Kensington’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Kensington’s stockholders in connection with Kensington’s liquidation may be reduced.

Kensington (or Holdco after the Business Combination) may amend the terms of the Kensington Warrants (or Holdco Warrants after the Business Combination) in a manner that may be adverse to holders of such warrants (“Public Warrants”) with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Kensington Class A Common Stock (or Holdco Class A Shares after the Business Combination) purchasable upon exercise of a warrant could be decreased, all without your approval.

The Kensington Warrants were issued in registered form under the Kensington Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Kensington Warrant Agreement provides that the terms of the Kensington Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or working capital warrants or any provision of the Kensington Warrant Agreement with respect to the Private Warrants or working capital warrants, 50% of the number of the then outstanding Private Warrants or working capital warrants, as applicable. The Holdco Warrants will have substantially the same terms as the Kensington Warrants. Accordingly, Kensington (or, after the Business Combination, Holdco) may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although Kensington’s (or, after the Business Combination, Holdco’s) ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Kensington Class A Common Stock (or, after the Business Combination, Holdco Class A Shares) issuable upon exercise of a Public Warrant.

Holdco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Closing could have a material adverse effect on its business.

Wallbox is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the Closing, Holdco will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Wallbox as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdco is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Kensington Public Warrants and Kensington Private Warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Kensington Warrant Agreement. As a result of the SEC Statement, Kensington evaluated the accounting treatment of the 5,750,000 Kensington Public Warrants and 8,800,000 Kensington Private Warrants and classified the Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Kensington’s balance sheet as of March 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within its Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, Kensington’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, Kensington expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

Risks Related to the Business Combination

Both Kensington and Wallbox will incur significant transaction costs in connection with the Business Combination.

Each of Kensington and Wallbox has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Kensington and Wallbox may also incur additional costs to retain key employees. Kensington and Wallbox will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Some of these costs are payable regardless of whether the Business Combination is completed.

The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include but are not limited to: approval of the proposals required to effect the Business Combination by Kensington stockholders, as well as receipt of requisite regulatory approval; absence of orders prohibiting completion of the Business Combination; effectiveness of the registration statement of which this proxy statement/prospectus is a part; approval of the Holdco Class A Shares to be issued in connection with the Merger for listing on the NYSE; the Kensington Cash Amount being at least $250,000,000; the accuracy of the representations and warranties by both parties; and the performance by both parties of their covenants and agreements related to the Business Combination. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Kensington or Wallbox may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement and Ancillary Documents—Termination.”

There can be no assurance that Holdco Ordinary A Shares will be approved for listing on the NYSE or that Holdco will be able to comply with the continued listing standards of the NYSE.

In connection with the Closing, Holdco intends to list the Holdco Ordinary A Shares and Holdco Warrants on the NYSE under the symbols “WBX” and “WBXWS,” respectively. Holdco’s continued eligibility for listing may depend on the number of Kensington’s shares that are redeemed. If, after the Business Combination, the NYSE delists Holdco’s shares from trading on its exchange for failure to meet the listing standards and Holdco is not able to list such securities on another national securities exchange, Holdco expects such securities could be quoted on an over-the-counter market. If this were to occur, Holdco and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for Holdco’s securities;

•	reduced liquidity for Holdco’s securities;

•

a determination that the Holdco Ordinary A Shares are “penny stock” which will require brokers trading the Holdco Ordinary A Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Holdco Ordinary A Shares;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Legal proceedings in connection with the Business Combination, the outcome of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Kensington or its directors and officers in connection with the Business Combination. Defending such lawsuits could require Kensington to incur significant costs and draw the attention of Kensington’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

Kensington’s Sponsor, officers, directors and independent directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

The Sponsor and Kensington’s officers, directors and independent directors have agreed to vote any shares of Kensington Common Stock held by them in favor of the Business Combination. Kensington expects that Kensington’s Sponsor, officers, directors and independent directors (and their permitted transferees) will own at least approximately 20% of the outstanding shares of Kensington Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Sponsor Shares in accordance with the majority of the votes cast by the Public Stockholders.

The Kensington Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the Kensington Board conducted significant due diligence on Wallbox. For a complete discussion of the factors utilized by the Kensington Board in approving the Business Combination, see the section entitled, “The Business Combination—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Kensington Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Wallbox’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, the Kensington Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the Kensington Board may be incorrect in its assessment of the Business Combination.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Kensington’s securities may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Kensington’s securities prior to the Closing may decline. The market values of Kensington’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Kensington’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of Holdco’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Wallbox’s capital stock. Accordingly, the valuation Kensington has ascribed to Wallbox in the Business Combination may not be indicative of the price that will be implied in the trading market for Holdco’s securities following the Business Combination. If an active market for Holdco’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Holdco’s control. Any of the factors listed below could have a material adverse effect on your investment in Holdco’s securities and Holdco’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Holdco’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Holdco’s securities may include:

•	actual or anticipated fluctuations in Holdco’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about Holdco’s operating results;

•	success of competitors;

•	Holdco’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Holdco or the battery industry in general;

•	operating and share price performance of other companies that investors deem comparable to Holdco;

•	Holdco’s ability to bring its products and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting Holdco’s business;

•	Holdco’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving Holdco;

•	changes in Holdco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Holdco’s shares of common stock available for public sale;

•	any major change in the Holdco Board or management;

•	sales of substantial amounts of Holdco’s shares of common stock by Holdco’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Holdco’s securities irrespective of Holdco’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of

Holdco’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Holdco could depress Holdco’s share price regardless of Holdco’s business, prospects, financial conditions or results of operations. A decline in the market price of Holdco’s securities also could adversely affect Holdco’s ability to issue additional securities and Holdco’s ability to obtain additional financing in the future.

Subsequent to the Closing, Holdco may be required to take write-downs or write-offs, restructuring, impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and the price of Holdco Ordinary A Shares, which could cause you to lose some or all of your investment.

Although Kensington has conducted due diligence on Wallbox, Kensington cannot assure you that this diligence will surface all material issues that may be present with Wallbox’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Wallbox’s and outside of Kensington’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Holdco reporting losses. Even if Kensington’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Kensington’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on Holdco’s liquidity, the fact that Holdco reports charges of this nature could contribute to negative market perceptions about Holdco or its securities. In addition, charges of this nature may cause Holdco to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders or Kensington Warrant holders who choose to remain a stockholder or Kensington Warrant holder following the initial business combination could suffer a reduction in the value of their securities. Such security holders are unlikely to have a remedy for such reduction in value.

The unaudited pro forma financial information included herein may not be indicative of what Holdco’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

The issuance of Holdco shares in the Business Combination will dilute the interest of Kensington’s stockholders.

As disclosed in the section entitled “Summary—Consideration to Wallbox Shareholders in the Business Combination—Ownership of Holdco,” it is anticipated that, upon the Closing and subject to the assumptions disclosed in that section, there will be approximately 145,498,320 Holdco Ordinary A Shares and 23,251,680 Holdco Ordinary B Shares outstanding. Of these shares:

•	the Public Stockholders will own 23,000,000 Holdco Ordinary A Shares, representing approximately 12.87% of the total shares then outstanding in the aggregate and approximately 5.93% of the vote; and

•	the holder of Sponsor Shares will own 5,750,000 Holdco Ordinary A Shares, representing approximately 3.22% of the total shares then outstanding in the aggregate and approximately 1.48% of the vote.

Accordingly, the issuance of shares in the Business Combination will dilute the interest of Kensington’s stockholders. If the actual facts differ from the assumptions set forth in the section entitled “Summary—Consideration to Wallbox Shareholders in the Business Combination—Ownership of Holdco,” the numbers of shares and percentage interests set forth above will be different.

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

The Sponsor has invested in Kensington an aggregate of $6,725,000, comprised of the $25,000 purchase price for 5,750,000 Founder Shares, the $6,600,000 purchase price for the Kensington Private Warrants and a $100,000 loan to Kensington. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 5,750,000 founder shares would have an aggregate implied value of $57,500,000. Even if the trading price of the shares of Holdco Ordinary A Shares were as low as $1.00 per share, and the Kensington Private Warrants are worthless, the value of the Founder Shares would be almost equal to the Sponsor’s initial investment in Kensington. As a result, the Sponsor is likely to be able to make a substantial profit on its investment in Kensington at a time when its public shares have lost significant value. On the other hand, if Kensington liquidates without completing a business combination, the Sponsor will likely lose its entire investment in Kensington. Accordingly, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepare to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Risks Related to U.S. Federal Income Taxation

The IRS may not agree that Holdco (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Holdco, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Dutch incorporated entity and a tax resident of Spain, would generally be classified as a non-U.S. corporation. Section 7874 of the Code, and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Holdco is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Holdco would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by Holdco to Non-U.S. holders (as defined in “Certain Tax Considerations—U.S. Federal Income Tax Considerations”) of Holdco would be subject to U.S. withholding tax. In addition, even if Holdco is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Kensington stockholders exceeds a threshold amount. If it were determined that Holdco is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends paid by Holdco would not qualify for “qualified dividend income” treatment, and U.S. affiliates of Holdco after the completion of the Business Combination, including Kensington, could be subject to increased taxation under the inversion gain rules and Section 59A of the Code (See “Certain Tax Considerations—Treatment of Holdco—Treatment of Holdco as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes”).

As more fully described in “Certain Tax Considerations—Treatment of Holdco,” Holdco believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or as a surrogate foreign corporation. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the required ownership of Holdco is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of Holdco as a non-U.S. corporation is not respected or if Holdco is treated as a surrogate foreign corporation.

If the Business Combination does not qualify as a reorganization under Section 368 of the Code, holders of Kensington Public Warrants may recognize taxable gain as a result of the Business Combination, and may be required to pay additional U.S. federal income taxes, in the taxable year in which the transactions occur.

The Merger is intended to qualify as a reorganization under Section 368 of the Code, and Kensington and Holdco have agreed pursuant to the Business Combination Agreement to report the Merger as such. However, the qualification of the Merger as a reorganization under Section 368 of the Code is uncertain as a result, among other things, of the lack of authority as to whether the acquisition of stock of a blank check company such as Kensington that is formed solely for the purpose of effecting a business combination can qualify for such reorganization treatment. Hughes Hubbard & Reed LLP is unable to provide an opinion regarding whether the Merger will qualify as a reorganization under Section 368 of the Code. Furthermore, the position of Kensington and Holdco is not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Business Combination.

If the IRS were to be successful in taking the position that the Merger is not treated as a reorganization under Section 368 of the Code, the conversion of Kensington Public Warrants into Holdco Public Warrants likely would be treated as a taxable exchange and holders of Kensington Public Warrants may be required to pay additional U.S. federal income taxes with respect to the taxable year in which the Merger occurs. For additional discussion of certain U.S. federal income tax considerations of the Business Combination, please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination.”

If the Business Combination and related transactions do not qualify as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, holders of the Kensington Class A Common Stock may recognize taxable gain as a result of the exchange of Kensington Class A Common Stock for Holdco Class A Shares, and may be required to pay additional U.S. federal income taxes, in the taxable year in which the transactions occur.

Kensington has received an opinion from Hughes Hubbard & Reed LLP (the “Tax Opinion”) to the effect that, subject to the limitations and qualifications set forth therein, in the F-4 Registration Statement, and Section 367(a) of the Code, the transfer by a U.S. holder of their shares of Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with related transactions, should qualify as a transaction governed by Section 351 of the Code. The Tax Opinion is based upon representations, warranties and covenants provided by Kensington, Wallbox and other relevant parties and certain assumptions (including those related to Section 367(a) of the Code), all of which must continue to be true and accurate as of the effective time of the Merger. In addition, the Tax Opinion is subject to certain qualifications and limitations as set forth in the Tax Opinion. If any of the assumptions, representations, warranties or covenants upon which the Tax Opinion is based are inconsistent with the actual facts, the Tax Opinion could be invalid. Also, given the complex nature of the tax rules applicable to the Business Combination and the related transactions and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Tax Opinion and that a court will agree with such contrary position in the event of litigation.

If the IRS were to be successful in taking the position that the Merger and related transactions are not treated as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, the exchange of shares of Kensington Class A Common Stock for Holdco Class A Shares will generally be treated as a taxable exchange and holders of Kensington Class A Common Stock may be required to pay additional U.S. federal income taxes with respect to the taxable year in which the Merger occurs. For additional discussion of certain U.S. federal income tax considerations of the Business Combination, please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination.”

The IRS may not agree with the position that Section 367(a) of the Code should not apply to cause Holdco to be treated as an entity other than a corporation for purposes of the Business Combination.

Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation, such as in the Business Combination.

While it is expected that the Business Combination will satisfy the applicable requirements under Section 367 of the Code in order for Holdco to continue to be treated as a corporation for purposes of those rules, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Business Combination is complex and depends on factors that cannot be determined until the closing of the Business Combination. There can be no assurance that the IRS will not take a position contrary to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Accordingly, U.S. holders should consult with their tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. If Section 367(a) of the Code applies to the Business Combination, it could result in holders recognizing a greater amount of gain for U.S. federal income tax purposes than they would have recognized if the Merger and related transactions had not qualified for non-recognition of gain or loss or Section 367(a) of the Code had not applied.

For additional discussion of certain U.S. federal income tax considerations of the Merger, please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination—Additional Requirements for Tax Deferral.”

If Holdco is a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of Holdco Class A Shares could be subject to adverse United States federal income tax consequences.

If Holdco is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds Holdco Class A Shares or Holdco Public Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. A non-U.S. corporation, such as Holdco, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Wallbox does not believe that Holdco will be treated as a PFIC for its current taxable year and does not expect to become one in the near future. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.

If Holdco determines that it is a PFIC for any taxable year, Holdco will endeavor to provide, and will endeavor to cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund (QEF) election with respect to Holdco and its non-U.S. subsidiaries.

If Holdco is treated as a PFIC, a U.S. holder of Holdco Class A Shares or Holdco Public Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “Certain Tax Considerations—Tax Consequences to Ownership and Disposition of Holdco Class A Shares and Holdco Public Warrants—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders of Holdco Class A Shares and Holdco Public Warrants should consult with their tax advisors regarding the potential application of these rules.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Kensington Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Kensington Class A Common Stock who exercise their redemption rights. This uncertainty relates primarily to the individual circumstances of the taxpayer and includes whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Kensington Class A Common Stock following the redemption, and if so, the total number of shares of Kensington Class A Common Stock held by the holder both before and after the redemption relative to all shares of Kensington Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Kensington or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. In addition, the redemption may be integrated with the Business Combination if a U.S. holder exercises its redemption rights with respect to all or a portion of its Kensington Class A Common Stock and also participates in the Business Combination by exchanging Kensington Class A Common Stock for Holdco Class A Shares or Warrants for Holdco Public Warrants. In such a case, a U.S. holder may be required to recognize more gain or income than if the redemption of Kensington Class A Common Stock was treated as a separate transaction. See the section entitled “U.S. Federal Income Tax Considerations.”

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•

the audited consolidated financial statements of Wallbox as of December 31, 2020, 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019, prepared in accordance with IFRS as issued by the IASB and in its presentation and functional currency of Euros (€);

•

the audited consolidated financial statements of Kensington as of January 8, 2021 and for the period from January 4, 2021 (inception) to January 8, 2021, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($); and

•

the unaudited pro forma condensed combined financial statements of Holdco as of and for the year ended December 31, 2020, prepared in accordance with the measurement principles of IFRS and in accordance with Article 11 of Regulation S-X.

Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of Kensington included in this document, and the audited consolidated financial statements of Wallbox included in this document. Where information is identified as “unaudited,” it has not been derived from the audited consolidated financial statements of Kensington or Wallbox.

Holdco was incorporated on June 7, 2021 for the purpose of effectuating the Business Combination described herein. Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this proxy statement/prospectus.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide Holdco’s current expectations or forecasts of future events. Forward-looking statements include statements about Holdco’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding Holdco’s disclosure concerning Wallbox’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Wallbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Kensington’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Kensington and Certain Information About Kensington” and “Business of Wallbox and Certain Information About Wallbox.” The risks and uncertainties include, but are not limited to:

•

The consummation of the Business Combination is subject to a number of conditions, including but not limited to the approval of the stockholders of Kensington, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed;

•

The Kensington Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders;

•

Wallbox’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Wallbox to grow and manage growth profitably following the Business Combination;

•	risks relating to the outcome and timing of Wallbox’s development of its charging and energy management technology and related manufacturing processes;

•	the possibility that the expected timeframe for, and other expectations regarding the development and performance of, Wallbox products will differ from current assumptions;

•	intense competition in the electric vehicle charging space;

•	Wallbox faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business, operating results and financial condition;

•

If Wallbox is unable to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel, its ability to compete and successfully grow its business would be harmed;

•	Legal proceedings in connection with the Business Combination, the outcome of which are uncertain, could delay or prevent the completion of the Business Combination;

•	There can be no assurance that Holdco Ordinary A Shares will be approved for listing on the NYSE or that Holdco will be able to comply with the continued listing standards of the NYSE;

•	The market price of Holdco’s ordinary shares may be volatile, and you may lose all or part of your investment;

•

Wallbox’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Wallbox’s management, including sales estimates on the basis of non-binding letters of intent. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Wallbox’s actual operating results may differ materially and adversely from those forecasted or projected;

•	A loss or disruption with respect to Wallbox’s supply or manufacturing partners could negatively affect Wallbox’s business;

•

Wallbox has experienced rapid growth and expects to invest in its growth for the foreseeable future. If Wallbox fails to manage growth effectively, its business, operating results and financial condition would be adversely affected;

•

The EV charging market is characterized by rapid technological change, which requires Wallbox to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and Wallbox’s financial results;

•

It is possible that Wallbox’s internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. Wallbox’s past or future financial statements may not be accurate and Holdco may not be able to timely report its financial condition or results of operations, which may adversely affect investor confidence in Holdco and the price of its ordinary shares;

•

Wallbox may have to initiate product recalls or withdrawals or may be subject to litigation or regulatory enforcement actions and/or incur material product liability claims, which could increase its costs and harm Wallbox’s brand, reputation and adversely affect its business;

•	Wallbox’s business may be adversely affected if it is unable to obtain patents or otherwise protect its technology and intellectual property from unauthorized use by third parties;

•

Wallbox is subject to governmental regulation and other legal obligations related to privacy, data protection and information security and may be subject to governmental enforcement actions, litigation, fines and penalties or adverse publicity if it is unable to comply with such obligations;

•	changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations;

•	the risk that the Business Combination disrupts current plans and operations of Kensington or Wallbox as a result of the announcement and consummation of the Business Combination;

•	underlying assumptions with respect to Public Stockholder redemptions; and

•	the possibility that Wallbox may be adversely affected by other economic, business, and/or competitive factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Holdco undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Holdco describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “Holdco believes” and similar statements reflect Holdco’s beliefs and opinions on the relevant subject. These statements are based on information available to Holdco as of the date of this proxy statement/prospectus. And while Holdco believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. Holdco’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although Holdco believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Holdco nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by Holdco or persons acting on its behalf.

THE SPECIAL MEETING OF KENSINGTON STOCKHOLDERS

This proxy statement/prospectus is being provided to Kensington stockholders as part of a solicitation of proxies by the Kensington Board for use at the special meeting of Kensington stockholders to be held on September 30, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about September 20, 2021 to all stockholders of record of Kensington as of August 30, 2021, the record date for the special meeting for Kensington stockholders. On the record date, there were 28,750,000 shares of Kensington Common Stock outstanding.

Date, Time and Place of the Special Meeting

The special meeting will be held at 10:00 a.m., New York City time, on September 30, 2021 via live webcast at www.virtualshareholdermeeting.com/KCAC2021SM, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Proposals at the Special Meeting

At the special meeting, Kensington stockholders will vote on the following proposals:

•	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination;

•	Proposal No. 2—The Merger Proposal—a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Kensington with Kensington as the surviving company; and

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Proposal No. 3—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

THE KENSINGTON BOARD RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a stockholder of Kensington, you have a right to vote on certain matters affecting Kensington. The proposals that will be presented at the special meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Kensington Common Stock at the close of business on August 30, 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Kensington Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 28,750,000 shares of Kensington Common Stock, of which 23,000,000 are public shares and 5,750,000 are Founder Shares.

Vote of the Kensington Initial Stockholders and Kensington’s Other Directors and Officers

Prior to the Kensington IPO, Kensington entered into agreements with the Sponsor and the current directors and officers of Kensington, pursuant to which each agreed to vote any shares of Kensington Common

Stock owned by them in favor of an initial business combination. These agreements apply to such holders, including the Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to Kensington stockholders in this proxy statement/prospectus. As of the record date, the Sponsor owned 5,750,000 Founder Shares, representing 20% of the shares of Kensington Common Stock then outstanding and entitled to vote at the special meeting.

The Sponsor has waived any redemption rights, including with respect to shares of Kensington Class A Common Stock purchased in the Kensington IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Sponsor have no redemption rights or rights to liquidating distributions from the Trust Account and will be worthless if no business combination is effected by Kensington by March 2, 2023. However, the Kensington Initial Stockholders and the other current directors and officers of Kensington are entitled to liquidating distributions upon the liquidation of Kensington with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Kensington stockholders is necessary to hold a valid meeting. A quorum will be present if one or more stockholders who together hold a majority of the issued and outstanding shares of Kensington Common Stock are present, virtually or represented by proxy, at the special meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The 20% of the issued and outstanding shares of Kensington Common Stock held by the Sponsor will be counted towards determining the presence of a quorum. In the absence of a quorum, the chairman of the special meeting has power to adjourn the special meeting. As of the record date for the special meeting, 14,375,001 shares of Kensington Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, Merger Proposal and Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of Kensington Common Stock that are entitled to vote and are voted at the special meeting. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. The Sponsor has agreed to vote their Founder Shares and any public shares purchased by them during or after the Kensington IPO in favor of the Business Combination Proposal and the Merger Proposal.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal, if presented, is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Kensington will not consummate the Business Combination. If Kensington does not consummate the Business Combination and fails to complete an initial business combination by March 2, 2023, Kensington will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Recommendation to Kensington Stockholders

The Kensington Board believes that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of Kensington and its stockholders and recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the Kensington Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain members of the Kensington Board and officers of Kensington have interests in the Business Combination and the Merger that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things:

•	the fact that the Sponsor has agreed not to redeem any shares of Kensington Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $57,500,000, but, given the transfer restrictions on such shares, Kensington believes such shares have less value;

•

the fact that the Kensington Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Kensington fails to complete an initial business combination by March 2, 2023;

•	the fact that the Registration Rights and Lock-Up Agreement will be entered into by the Sponsor;

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the fact that the Sponsor paid an aggregate of $6,600,000 for its 8,800,000 Private Placement Warrants with an aggregate market value of approximately $8,800,000 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by March 2, 2023;

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the fact that the Sponsor has made a loan of $100,000 to Kensington and has informed Kensington that the Sponsor intends to convert the loan into 133,333 warrants on the same terms as the Private Warrants (as contemplated by the Kensington Warrant Agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Robert Remenar, Simon Boag and Daniel Huber, who had advanced such amount to the Sponsor in order for the loan to be made. Such warrants have an aggregate market value of approximately $133,333 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021. Additionally, at the option of Sponsor, any other amounts outstanding under certain working capital loans made by Sponsor or any of its affiliates to Kensington in an aggregate amount of up to $2,000,000 (including the foregoing $100,000 loan) may be converted into warrants to purchase shares of Kensington Class A Common Stock which will be identical to the Private Placement Warrants;

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the fact that Justin Mirro, Robert Remenar, Daniel Huber, Simon Boag, Thomas LaSorda, Anders Pettersson, Mitchell Quain, Donald Runkle and Matthew Simoncini, who are officers or directors of Kensington, have directly or indirectly through their affiliates agreed to invest up to an aggregate of $9,900,000 in the PIPE Financing on the same terms as the other PIPE Investors;

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the right of the Sponsor to receive 5,750,000 Holdco Shares with an aggregate market value of approximately $56,752,500 based on the closing price of Kensington Class A Common Stock of $9.87 on the NYSE on September 15, 2021, subject to certain lock-up periods;

•	the continued indemnification of Kensington’s existing directors and officers and the continuation of Kensington’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that the Sponsor and Kensington’s officers and directors will lose their entire investment in Kensington and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by March 2, 2023. Kensington’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

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the fact that if the Trust Account is liquidated, including in the event Kensington is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Kensington to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Kensington has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kensington, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that the Sponsor has invested an aggregate of $6,725,000 (in respect of the Founder Shares, the Private Placement Warrants and a loan of $100,000) that will have zero value in the event Kensington is not able to complete a business combination; and

•	the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the Public Shareholders have a negative return in their investment in Holdco.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the special meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the special meeting.

Voting Your Shares — Stockholders of Record

If you hold your shares in “street name” and are a Kensington stockholder of record, you may vote by mail or virtually at the special meeting. Each share of Kensington Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Kensington Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Kensington Board. The Kensington Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m., New York City time, on September 29, 2021.

Voting Virtually at the Meeting. If you attend the special meeting and plan to vote virtually, you will be provided with a ballot at the special meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote virtually at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Kensington can be sure that the broker, bank or nominee has not already voted your shares.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the special meeting, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “—Attending the Special Meeting” below for more details.

Attending the Special Meeting Virtually

Only Kensington stockholders on the record date (if the shares are held in “street name”) or their legal proxy holders may attend the special meeting virtually. To be admitted to the special meeting virtually, you will need a form of photo identification and valid proof of ownership of Kensington shares or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the special meeting. If you have a legal proxy from a “street name” stockholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” stockholder that is assignable, and the legal proxy from the “street name” stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:

•	you may send another proxy card with a later date;

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you may notify Kensington’s Secretary in writing to Kensington Capital Acquisition Corp. II, 1400 Old Country Road, Suite 301, Westbury, NY 11590, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Kensington shares, you may call D.F. King & Co., Inc., Kensington’s proxy solicitor, toll-free at (888) 542-7446 (banks and brokerage firms, please call (212) 269-5550 or email at KCAC@dfking.com.

Redemption Rights

Pursuant to Kensington’s Existing Certificate of Incorporation, any holders of Kensington public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $230,026,963 as of September 15, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold Kensington Public Units, separate the underlying shares of Kensington Class A Common Stock and Kensington Public Warrants;

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prior to 5:00 p.m., New York City time, on September 28, 2021 (two business days before the initially scheduled special meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Kensington redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com; and

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deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a record date holder in order to exercise your redemption rights. Stockholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Kensington Public Units must separate the underlying shares of Kensington Class A Common Stock and Kensington Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold Kensington Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into shares of Kensington Class A Common Stock and Kensington Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the shares of Kensington Class A Common Stock from the Kensington Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Kensington Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of shares of Kensington Class A Common Stock and Kensington Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Kensington Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Kensington Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of shares of Kensington Class A Common Stock by the Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $230,026,963 as of September 15, 2021.

Prior to exercising redemption rights, Kensington stockholders should verify the market price of the Kensington Class A Common Stock, as stockholders may receive higher proceeds from the sale of their shares of Kensington Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your shares of Kensington Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the shares of Kensington Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Kensington Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Holdco Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Holdco, if any. You will be entitled to receive cash for your shares of Kensington Class A Common Stock only if you properly and timely demand redemption.

If the Business Combination is not approved and Kensington does not consummate an initial business combination by March 2, 2023, Kensington will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders and all of Kensington’s warrants will expire worthless.

Appraisal rights are not available to holders of Kensington Class A Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

Kensington is soliciting proxies on behalf of the Kensington Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Kensington has engaged D.F. King to assist in the solicitation of proxies for the special meeting. Kensington and its directors, officers and employees may also solicit proxies in person. Kensington will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Kensington will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Kensington will pay D.F. King a fee of $20,000, plus disbursements, reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Kensington’s proxy solicitor. Kensington will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Kensington stockholders. Directors, officers and employees of Kensington who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On June 9, 2021, Kensington, Holdco, Merger Sub and Wallbox entered into the Business Combination Agreement, pursuant to which Kensington, Holdco and Wallbox will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Exchanges (as defined below), the Merger and the other transactions contemplated thereby.

Prior to the Closing Date, each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”). On the Closing Date, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”). Each outstanding Class A Ordinary Share of Wallbox (including each such share resulting from the conversion of Wallbox’s convertible loans prior to the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share of Wallbox will be exchanged by means of a contribution in kind in exchange for a number of Holdco Class A Shares or Holdco Class B Shares, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement; provided, however, that Enric Asunción Escorsa and Eduard Castañeda will receive Holdco Class B Shares. Each share of Kensington’s Class A common stock and Class B common stock outstanding immediately prior to the Merger Effective Time (other than certain customarily excluded shares) will be converted into and become one share of new Kensington common stock, and each such share of new Kensington common stock will immediately thereafter be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Class A Shares, whereby Holdco will issue one Holdco Class A Share for each share of new Kensington common stock exchanged. The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Merger Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Kensington and Wallbox, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as Kensington and Wallbox may mutually agree).

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” The Business Combination Agreement is incorporated by reference into this proxy statement/prospectus, a copy of which is attached to this proxy statement/prospectus as Annex A.

Effect of the Business Combination on Existing Kensington Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

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each share of Kensington Class A Common Stock will be converted into the right to receive New Kensington Common Stock, which will then be converted into one fully paid and non-assessable Holdco Class A Share;

•	each Founder Share will be converted into the right to receive New Kensington Common Stock, which will then be converted into one fully paid and non-assessable Holdco Class A Share; and

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each Kensington Public Warrant will be converted into a Holdco Public Warrant, on the same terms and conditions as those applicable to the Kensington Public Warrants and thereupon be assumed by Holdco.

Consideration to Wallbox Equityholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Wallbox equityholders in connection with the Business Combination will be 140,000,000 Holdco Shares. Options of Wallbox employees convertible into Wallbox Ordinary Shares will be assumed by Holdco on the same terms and conditions as those applicable to the existing options (subject to adjustments as a result of the Exchange Ratio).

Aggregate Holdco Proceeds

The aggregate proceeds received by Holdco through the Business Combination and PIPE Financing will be used for general corporate purposes after the Business Combination, including but not limited to global expansion efforts, product development and increasing manufacturing capacity.

Conditions to Closing of the Business Combination

Mutual

The obligations of Wallbox, Kensington, Holdco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

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the Kensington Proposals have been approved and adopted by the requisite affirmative vote of the Kensington Stockholders in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange;

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no Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, including the Merger;

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all required filings under the HSR Act have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act has expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder have been obtained;

•	all consents, approvals and authorizations set forth in the Business Combination Agreement have been obtained from and made with all Governmental Authorities;

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the F-4 Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the F-4 Registration Statement have been initiated or be threatened by the SEC; and

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Holdco’s initial listing application with The New York Stock Exchange, in connection with the Transactions has been conditionally approved and, immediately following the Closing, Holdco satisfies any applicable initial and continuing listing requirements of The New York Stock Exchange, and Holdco has not received any notice of non-compliance therewith, and (ii) the Holdco Ordinary A Shares to be issued in connection with the Merger have been approved for listing on The New York Stock Exchange, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary A Shares, and the outstanding Holdco Ordinary A Shares are listed on The New York Stock Exchange on the Closing Date.

Kensington

The obligations of Kensington to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

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the representations and warranties of Wallbox contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Wallbox contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

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Wallbox, Holdco and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Wallbox has delivered to Kensington a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no Company Material Adverse Effect has occurred between the date of the Business Combination Agreement and the Closing Date; and

•	Wallbox has delivered to Kensington the PCAOB Audited Financials.

Wallbox

The obligations of Wallbox to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

•

the representations and warranties of Kensington contained in the sections titled (i) Corporation Organization (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Kensington and Merger Sub contained in the Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect;

•

Kensington has performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	Kensington has delivered to Wallbox a customary officer’s certificate (signed by the President of Kensington), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•

other than those persons identified as continuing directors in accordance with the Business Combination Agreement, all members of the Kensington Board have executed written resignations effective as of the Merger Effective Time;

•	no Kensington Material Adverse Effect has occurred between the date of the Business Combination Agreement and the Closing Date; and

•	the Kensington Cash Amount will be at least two hundred and fifty million dollars ($250,000,000) in the aggregate.

Ownership of Holdco

It is anticipated that, upon completion of the Business Combination: (i) the Public Stockholders (other than the PIPE Investors) will own approximately 12.87% of Holdco on a fully diluted basis; (ii) the PIPE Investors (including certain Wallbox equityholders) will own approximately 5.59% of Holdco on a fully diluted basis; (iii) the Sponsor will own approximately 3.22% of Holdco on a fully diluted basis; and (iv) the Wallbox equityholders (excluding any portion of the PIPE Financing provided thereby) will own approximately 78.32% of Holdco on a fully diluted basis. These levels of ownership interests assume that (A) no shares of Kensington Class A Common Stock are elected to be redeemed by the Public Stockholders and (B) that 10,000,000 Holdco Shares are issued to the PIPE Investors in connection with the PIPE Financing. If the actual facts are different than these assumptions, the ownership percentages in Holdco will be different. The ownership percentages with respect to Holdco following the Business Combination do not take into account any awards to be issued under the ESPP or the Incentive Plan to be entered into in connection with the Business Combination or the Holdco Public Warrants, but do include Founder Shares, which will be exchanged for Holdco Class A Shares at the closing of the Business Combination on a one-for-one basis and includes approximately 9,970,719 shares underlying Wallbox options, which are subject to future exercise, service conditions, or a combination thereof. If the actual facts are different than these assumptions, the ownership percentages in Holdco will be different.

For further information related to the determination of the number of Holdco Shares to be issued to the Wallbox equityholders upon completion of the Business Combination, please see the section entitled “The Business Combination—Consideration to Wallbox Equityholders in the Business Combination.”

The following table illustrates varying ownership levels in Holdco immediately following the consummation of the Business Combination, assuming (i) no redemptions by the Public Stockholders, (ii) the maximum number of redemptions by the Public Stockholders (assuming that 10,000,000 Holdco Shares are issued in connection with the PIPE Financing), (iii) that the amount in the Trust Account is $230,026,963 (which was the approximate value of the Trust Account as of September 15, 2021, not taking into account $8,050,000 of deferred underwriting fees to be paid), and (iv) that PIPE Investors fund the PIPE Financing in full in accordance with the Subscription Agreements. For more information on the “Maximum Redemption” scenario, see “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”

	Share Ownership in Holdco(1)
	No Redemptions		Maximum Redemptions(2)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Kensington’s Public Stockholders	23,000,000	12.87%	14,998,656	8.78%
PIPE Investors	10,000,000	5.59%	10,000,000	5.86%
Kensington Initial Stockholders	5,750,000	3.22%	5,750,000	3.37%
Wallbox equityholders(3)	140,000,000	78.32%	140,000,000	81.99%
Total	178,750,000	100.00%	170,748,656	100.00%

(1)

Does not include 5,750,000 Kensington Public Warrants or 8,800,000 Private Placement Warrants held by the Sponsor. Additionally, as discussed below under “The Business Combination—Interests of Certain Persons in the Business Combination,” certain officers and directors of Kensington have directly or indirectly through their affiliates agreed to invest up to an aggregate of $9,900,000 in the PIPE Financing on the same terms as the other PIPE Investors. Assuming no redemptions, the Sponsor and Kensington’s officers and directors will own 8.0% of the total 193,300,000 Holdco Shares outstanding on a fully-diluted basis. Assuming maximum redemptions, the Sponsor and Kensington’s officers and directors will own 8.4% of the total 185,298,656 Holdco Shares outstanding on a fully-diluted basis.

(2)	See “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”
(3)	Wallbox equityholders includes approximately 9,970,719 shares underlying Wallbox options, which are subject to future exercise, service conditions, or a combination thereof.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Kensington and Wallbox. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

Kensington was formed for the purpose of effecting a combination, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

On March 2, 2021, Kensington completed its IPO of 23,000,000 Kensington Units (including 3,000,000 Kensington Units sold upon the exercise in full of the underwriters’ over-allotment option), each Kensington Unit consisting of one share of Kensington Class A Common Stock and one-quarter of one redeemable Kensington Warrant, generating gross proceeds of $230 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO (including the exercise in full of the underwriters’ over-allotment option), Kensington completed a private placement of 8,800,000 Private Warrants issued to the Sponsor, generating total proceeds of $6.6 million. A total of $230 million of the net proceeds from the IPO and the private placement were placed in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Kensington to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the consummation of Kensington’s initial business combination and the redemption of 100% of its Public Shares if it is unable to consummate a business combination by February 25, 2023 or obtain the approval of Kensington stockholders to extend the deadline for Kensington to consummate an initial business combination.

Prior to the consummation of the IPO, neither Kensington, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Kensington.

After the IPO was consummated on March 2, 2021, Kensington began contacting its prioritized targets.

Although Kensington was entitled to pursue a business combination in any industry or geographic region, it intended to focus its search for a target business operating in the automotive and automotive-related sector. At the time its IPO was completed, Kensington believed there were 495 companies that met its criteria. By April 15, 2021, this number had increased to 520. Of these 520 companies, Kensington began contacting the companies that it believed could be publicly-traded and received feedback on 86 of them.

The entry into the Business Combination Agreement with Wallbox is a result of an extensive search for a potential transaction from these 520 companies using the global network and automotive, investing and transaction experience of the Kensington Board and management team.

On March 5, 2021, Kensington held its first post-IPO weekly meeting via videoconference with its management team and the Kensington Board to provide an update on the acquisition process.

Between March 5, 2021 and April 16, 2021, Kensington had high-level discussions with the management team or owners (or their respresentatives) of 27 of the 86 companies from which it had received feedback. With respect to 10 of these companies, Kensington received data room access and engaged in discussions about the company’s operations and a possible transaction with Kensington.

On each of March 12, 2021, March 19, 2021, and March 26, 2021, Kensington held its regularly-scheduled weekly videoconference with its management team and the Kensington Board, and the management team provided an update on the acquisition process.

On March 29, 2021, a representative of Barclays Capital Inc. (“Barclays”), which was a financial advisor to Wallbox, reached out to Kensington to see if Kensington could be interested in a business combination with Wallbox. Kensington entered into a non-disclosure agreement with Wallbox on April 15, 2021; and on April 15, 2021, Kensington’s management team held an initial videoconference with Wallbox’s management team to introduce the Kensington team to Wallbox and to learn more about Wallbox.

On April 16, 2021, Kensington held its regularly scheduled Board meeting, and management provided the Board with an update of its search for acquisition targets, including Wallbox.

During the week of April 19, 2021, Kensington’s Chairman and Chief Executive Officer, Justin Mirro, met by videoconference with Wallbox’s Chief Executive Officer, Enric Asunción, to discuss a potential business combination, during which Mr. Mirro walked through the framework of a proposal for a business combination with Kensington. The original proposal ascribed an enterprise value of $1.5 billion to Wallbox. The enterprise valuation was initially determined by reviewing Wallbox’s summary financials and performing a comparable company analysis with Blink Charging Co., ChargePoint Holdings, Inc. and Tesla, Inc. Kensington ultimately validated this valuation upon completion of further due diligence of Wallbox’s technical, commercial and financial results. Kensington also determined that Wallbox could benefit from raising at least an additional $250 million of capital to fully fund the future working capital needs of the business.

On April 21, 2021, Kensington sent Wallbox a draft letter of intent that reflected the above terms.

On April 23, 2020, Kensington held its regularly scheduled weekly videoconference with its management team and the Kensington Board. At the meeting, the management team and the Kensington Board discussed the status of the potential acquisition targets, including the recent meetings with Wallbox and the terms of the proposed letter of intent with Wallbox.

On April 27, 2021, the Wallbox Board held a special board meeting via teleconference, with all members of the board present and representatives of its financial advisors, Barclays and Drake Star Partners (“Drake Star”) in their roles as financial advisors to Wallbox. At this meeting, the Wallbox Board discussed the possibility of a business combination with Kensington. As part of this discussion, the Wallbox Board discussed alternatives to a business combination with Kensington with members of management . The Wallbox Board and members of management, Barclays and Drake Star also discussed the potential strategic fit with Kensington. Finally, the Wallbox Board discussed the details of Kensington’s non-binding letter of intent, including the proposed valuation, timing and risks associated with a potential transaction. After this board meeting Wallbox notified Kensington that they would enter into a letter of intent with Kensington on Kensington’s proposed terms, subject to additional clarifications on the terms of exclusivity. After Kensington and Wallbox reached agreement on the foregoing terms, the Wallbox Board voted in favor of entering into the letter of intent with Kensington and further pursuing discussions with Kensington.

On April 27, 2021, Kensington and Wallbox signed a non-binding letter of intent. The letter of intent provided Kensington with exclusivity for 45 days. The exchange ratio was not further negotiated after the letter of intent was signed.

On April 30, 2021, lawyers from Kensington’s lawyers at Hughes Hubbard & Reed LLP (“Hughes Hubbard”) and Wallbox’s lawyers at Latham & Watkins LLP (“Latham”) had a call to discuss the timeline to complete the documentation required for the transaction and Kensington’s due diligence.

During the weeks from the execution of the letter of intent until the approval of the Business Combination Agreement, the management teams of Kensington and Wallbox met on a regular basis in order to review Wallbox’s technology and business and discuss the contemplated business combination transaction. During this period, the parties also met with potential PIPE investors to review Wallbox’s business and address questions from potential investors. After execution of the letter of intent and prior to the date that Hughes Hubbard sent an initial draft of the Business Combination Agreement to Wallbox, the parties discussed whether the publicy-traded company resulting from the business combination should be organized in the United States or Europe and the precise structure of the transaction. The parties determined that a the proposed structure would afford the pro forma company the benefits of foreign private issuer status and that incorporation of Holdco in th Netherlands would provide a corporate structure that would be familiar to investors in the United States based on the number of Dutch-incorporated entities already listed on U.S. exchanges.

Additionally, following execution of the letter of intent, the attorneys for Kensington, which in addition to Hughes Hubbard included Cuatrecasas, Gonçalves Pereira, S.L.P. in Spain (“Cuatrecasas”) and Houthoff in The Netherlands, and the attorneys for Wallbox, which in addition to Latham, included Loyens & Loeff in The Netherlands, had several calls to discuss transaction structure and the documentation required for the transaction. Ultimately, Kensington and Wallbox mutually agreed that the listed company resulting from the business combination should be an entity incorporated under Dutch law, given the familiarity of institutional investors with Dutch corporate law and the existence of recent similar market precedents involving the listing of Dutch holding vehicles.

Also on April 30, 2021, Kensington also held a meeting of its board, and the management team provided an update on the status of discussions with Wallbox and next steps in its diligence efforts. At the meeting, management discussed engaging UBS and Barclays to assist with the PIPE and engaging UBS to serve as a financial advisor to Kensington. Additionally, Simon Boag, a member of Kensington’s management team, traveled to Mountain View, CA to visit with the Wallbox team and conduct product and technical due diligence.

On May 3, 2021 and May 4, 2021, members of Kensington’s management team and the Kensington Board and members of Hughes Hubbard met by teleconference to conduct diligence and receive tours of the Wallbox facilities.

On May 6, 2021, Kensington engaged UBS and Barclays as placement agents on the PIPE and engaged UBS to serve as a financial advisor.

Due to the successful initial public offering, Kensington engaged UBS to be placement agent in its PIPE transaction given its knowledge of Kensington and its investor base. Kensington agreed to pay UBS a fee of 2.1% of the amount raised in the PIPE and to reimburse it for reasonable out-of-pocket expenses in exchange for performing such services. Kensington also agreed to pay UBS a fee of $3.5 million upon closing of the Business Combination with Wallbox. UBS had been engaged as Kensington’s lead advisor on its initial public offering due to its strong equity capital markets capabilities, dedicated SPAC effort and highly-ranked automotive industry coverage team. UBS has also served as the underwriter in the initial public offering of Kensington Capital Acquisition Corp. and Kensington Capital Acquisition Corp. V and was a financial advisor to Kensington Capital Acquisition Corp. in its business combination transaction with QuantumScape Corporation. UBS is also owed $5,232,500 of the $8,050,000 of deferred underwriting fees from Kensington’s initial public offering that are payable upon closing of the Business Combination with Wallbox.

Due to Barclays’ knowledge of Wallbox, Kensington hired Barclays to be placement agent with UBS on its PIPE. Kensington agreed to pay Barclays a fee of 1.4% of the amount raised in the PIPE and to reimburse it for reasonable out-of-pocket expenses in exchange for performing such services. Barclays had been hired by Wallbox to provide advice to its board in connection with the Business Combination. Barclays did not provide any advice to Kensington regarding the valuation or business combination terms with Wallbox. However, Barclays did advise Wallbox in connection with the Business Combination. Wallbox and Kensington each also acknowledged Barclays’ role as placement agent in connection with the PIPE, and as an advisor to Wallbox and waived any related conflicts. During the same week that Kensington engaged UBS and Barclays, Kensington began negotiating confidentiality agreements with potential investors in the PIPE and conducting preliminary meetings with them.

In their roles as financial advisors to Wallbox, Barclays and Drake Star assisted Wallbox in identifying and engaging with potential SPAC counterparties and advising Wallbox with respect to negotiation and strategy with respect to the Business Combination with Kensington. Additionally, Barclays acts as capital markets advisor to Wallbox and in such role, Barclays advises Wallbox with respect to equity capital markets and engagement with the equity investor community. Barclays and UBS each acted as placement agent to Kensington, and in such capacities, Barclays and UBS held discussions with prospective investors in the PIPE and coordinated the entry into the Subscription Agreements.

On May 10, 2021 and May 11, 2021, Anders Pettersson, a member of the Kensington Board, traveled to Barcelona, Spain to meet with Enric Asuncion and the Wallbox management team. Additionally, Mr. Pettersson visited the production facilities, reviewed production processes and received demonstrations of Wallbox’s product portfolio.

On May 14, 2021, Kensington held its regularly-scheduled weekly videoconference with its management team and the Kensington Board, and the management team provided an update on the status of discussion with, and diligence of, Wallbox and discussed engaging financial advisors in the proposed PIPE transaction.

On May 24, 2021, Hughes Hubbard sent an initial draft of the proposed Business Combination Agreement to Wallbox. Prior to signing the Business Combination Agreement and related documents (including the Exchange Agreement, the Registration Rights and Lock-Up Agreement and the form of Subscription Agreement), several drafts of those documents were negotiated by the parties. The initial draft of the Business

Combination Agreement included a requirement for Wallbox to deliver its PCAOB audited financial statements by June 15, 2021 and contemplated that the Wallbox shareholders would approve the Business Combination substantially concurrently with the execution of the Business Combination Agreement. The parties also discussed whether there would be closing conditions for any required approval under Spanish “foreign direct investment” laws. Wallbox initially proposed that the Business Combination Agreement contain no specific deadline for the PCAOB audited financials, since the parties were aligned in filing the registration statement as soon as possible and Kensington would have the protection of the outside date in the Business Combination Agreement. The parties ultimately agreed on a 30 day period from singing of the Business Combination Agreement for delivery of the PCAOB financial statements, so as to give Kensington assurances that the timeline for the registration statement would not be delayed and to give Wallbox sufficient time to prepare such financials. Wallbox also proposed that it would have a shareholder meeting to approve the Business Combination Agreement within 20 days of signing the Business Combination Agreement; however, because the shareholders of Wallbox will exchange their shares for Holdco shares directly rather than by way of a merger, the parties agreed that such shareholders should enter into the Exchange Agreement concurrently with the signing of the Business Combination Agreement and a subsequent shareholder meeting would not be required as a result. Finally, Wallbox initially proposed that Kensington would have 7 business days to make any relevant filings with the foreign direct investment authorities in Spain and Kensington proposed 15 business days. Because of the potential delays that could be caused by such approvals, the parties ultimately agreed that such filings would be made within 11 business days following the signing of the Business Combination Agreement.

On May 24, 2021, the Wallbox Board met via teleconference, with all members present to review with its management the status of the contemplated business combination transaction with Kensington. As part of this meeting, the Wallbox Board reviewed and approved the signing of an engagement letter with Barclays to act as an advisor to Wallbox in connection with the proposed business combination transaction. In connection with such approval, the Wallbox Board considered Barclays’ role as placement agent to Kensington in connection with the PIPE and waived any related conflicts.

On each of May 21, 2021, May 28, 2021, and June 4, 2021, Kensington held its regularly-scheduled weekly videoconference with its management team and the Kensington Board, and the management team provided an update on the status of discussions with, and diligence of, Wallbox and the status of the PIPE and diligence-related matters.

On June 7, 2021, an independent director met with a representative of Hughes Hubbard and approved the participation of the officers and other directors of Kensington in the PIPE transaction after discussion the terms of the PIPE.

On June 8, 2021, the Kensington Board met via videoconference, with all board members present. Also present were representatives of Hughes Hubbard, who reviewed the terms of the Business Combination Agreement, Subscription Agreement and related documents with the Kensington Board. The Kensington Board also discussed the valuation ascribed to Wallbox in the proposed transaction. UBS was not present at the meeting. For a summary of the financial analysis Kensington conducted when determining the equity valuation of Wallbox, please see “The Business Combination–Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination–Attractive Market Valuation of Comparable Companies.” Other than the agreement by Wallbox for Anders Pettersson, who is currently a director of Kensington, to be offered an outside directorship of Holdco, there were no discussions between Wallbox and representatives of Kensington about post-closing employment, directorships or benefits.

The Kensington Board concluded that the fair market value of Wallbox was equal to at least 80% of the funds held in the Trust Account. In making such determination, the Kensington Board considered, among other things, the implied valuation of Wallbox based on the market valuation of comparable companies (as discussed below under “—Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination—Attractive Market Valuation of Comparable Companies”) and the price to be paid by purchasers in the PIPE. The Kensington Board unanimously approved the Business Combination Agreement, the Subscription Agreement and related documents and agreements and recommended approval of the Business Combination Agreement to Kensington’s stockholders.

Also on June 8, 2021, the Wallbox Board met via videoconference, with all board members present, to consider and discuss the proposed transaction with Kensington. Following a thorough review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by all Wallbox Board members who voted on the matters, and the Wallbox Board determined to recommend the approval of the Business Combination Agreement to Wallbox’s shareholders.

The Business Combination Agreement and related documents and agreements were executed on June 9, 2021. Prior to the market open on June 9, 2021, Kensington and Wallbox issued a joint press release announcing the execution of the Business Combination Agreement and Kensington filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. On June 9, 2021, representatives of Kensington and Wallbox also conducted an investor conference call to announce the proposed Business Combination.

Kensington’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the Kensington Board, in evaluating the Business Combination, consulted with Kensington’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the Proposed Transactions, the Kensington Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Kensington Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Kensington Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Kensington’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Kensington Board determined not to obtain a fairness opinion. The officers and directors of Kensington have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the automotive sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Kensington Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Due Diligence. Kensington’s management and the Kensington Board conducted due diligence examinations of Wallbox and discussions with Wallbox’s management and Kensington’s financial and legal advisors concerning Kensington’s due diligence examination of Wallbox;

•

Financial Condition. Kensington’s management and the Kensington Board considered factors such as Wallbox’s outlook, financial plan, cash position, absence of indebtedness and capital expenditure plan (see the section entitled “—Wallbox Prospective Financial Information”);

•

Attractive Market Valuation of Comparable Companies. The public trading market valuation of $1.5 billion, which we refer to collectively as the “Comparable Companies”) have projected 2025 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of June 4, 2021) ranging from 5.4x to 10.9x (and a median of 6.2x) and 32.7x to 49.8x (and a median of 41.6x), respectively. The Kensington Board believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to projected 2025 enterprise value/revenue multiples and enterprise value/EBITDA multiples of 1.3x and 12.1x, respectively;

•

Experienced and Proven Management Team. Kensington’s management and the Kensington Board believe that Wallbox has a strong management team which is expected to remain with Holdco to seek to execute the strategic and growth goals of the combined business;

•

Other Alternatives. The Kensington Board believes, after a thorough review of other business combination opportunities reasonably available to Kensington, that the proposed Business Combination represents the best potential business combination for Kensington and the most attractive opportunity for Kensington based upon the process utilized to evaluate and assess other potential combination targets, and the Kensington Board’s belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Kensington and Wallbox.

The Kensington Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the revenues of the combined business;

•

Redemption Risk. The potential that a significant number of Kensington stockholders elect to redeem their shares prior to the consummation of the combination and pursuant to Kensington’s existing charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined business following the Closing;

•	Stockholder Vote and Written Consent. The risk that Kensington’s stockholders may fail to provide the respective votes and written consents, respectively, necessary to effect the Business Combination;

•	Closing Conditions. The fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within Kensington’s control;

•	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation. The risk that Kensington did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	Kensington Stockholders Receiving a Minority Position. The fact that Kensington stockholders will hold a minority position in Holdco;

•

Interests of Kensington’s Directors and Officers. The interests of the Kensington Board and officers in the Business Combination (see “—Interests of Kensington’s Directors and Officers in the Business Combination”); and

•

Other Risk Factors. Various other risk factors associated with Wallbox’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/information statement.

In connection with analyzing the Business Combination, Kensington’s management, based on its experience and judgment, selected the Comparable Companies. Kensington’s management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of Wallbox. None of the Comparable Companies is identical or directly comparable to Wallbox.

In connection with its analysis of the Business Combination, Kensington’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Wallbox corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.

The Kensington Board also considered the Business Combination in light of the investment criteria set forth in Kensington’s final prospectus for its IPO including, without limitation, that based upon Kensington’s analyses and due diligence, Wallbox has the potential to be a market leader and has substantial future growth opportunities, all of which the Kensington Board believed have a strong potential to create meaningful stockholder value following the Closing.

The above discussion of the material factors considered by the Kensington Board is not intended to be exhaustive but does set forth the principal factors considered by the Kensington Board.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Kensington Board to vote in favor of the Business Combination, Kensington stockholders should be aware that aside from their interests as stockholders, the Sponsor, Kensington Initial Stockholders and Kensington’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Kensington stockholders generally. The Kensington Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Kensington stockholders that they approve the Business Combination Proposal. Kensington stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

•	the fact that the Sponsor has agreed not to redeem any shares of Kensington Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $57,500,000, but, given the transfer restrictions on such shares, Kensington believes such shares have less value;

•

the fact that the Kensington Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Kensington fails to complete an initial business combination by March 2, 2023;

•	the fact that the Registration Rights and Lock-Up Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor paid an aggregate of $6,600,000 for its 8,800,000 Private Placement Warrants with an aggregate market value of approximately $8,800,000 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021, and that such Private Placement Warrants will expire worthless if a business combination is not consummated by March 2, 2023;

•

the fact that the Sponsor has made a loan of $100,000 to Kensington and has informed Kensington that the Sponsor intends to convert the loan into 133,333 warrants on the same terms as the Private Warrants (as contemplated by the Kensington Warrant Agreement pursuant to which the Private Warrants were issued) at the same time the Business Combination is completed and for such warrants to be issued to Robert Remenar, Simon Boag and Daniel Huber, who had advanced such amount to the Sponsor in order for the loan to be made. Such warrants have an aggregate market value of approximately $133,333 based on the closing price of the Public Warrants of $1.00 on the NYSE on September 15, 2021. Additionally, at the option of Sponsor, any other amounts outstanding under certain working capital loans made by Sponsor or any of its affiliates to Kensington in an aggregate amount of up to $2,000,000 (including the foregoing $100,000 loan) may be converted into warrants to purchase shares of Kensington Class A Common Stock which will be identical to the Private Placement Warrants;

•

the fact that Justin Mirro, Robert Remenar, Daniel Huber, Simon Boag, Thomas LaSorda, Anders Pettersson, Mitchell Quain, Donald Runkle and Matthew Simoncini, who are officers or directors of Kensington, have directly or indirectly through their affiliates agreed to invest up to an aggregate of $9,900,000 in the PIPE Financing on the same terms as the other PIPE Investors;

•

the right of the Sponsor to receive 5,750,000 Holdco Shares with an aggregate market value of approximately $56,752,500 based on the closing price of Kensington Class A Common Stock of $9.87 on the NYSE on September 15, 2021, subject to certain lock-up periods;

•	the continued indemnification of Kensington’s existing directors and officers and the continuation of Kensington’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sponsor and Kensington’s officers and directors will lose their entire investment in Kensington and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by March 2, 2023. Kensington’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•

the fact that if the Trust Account is liquidated, including in the event Kensington is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Kensington to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Kensington has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kensington, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor has invested an aggregate of $6,725,000 (in respect of the Founder Shares, the Private Placement Warrants and a loan of $100,000) that will have zero value in the event Kensington is not able to complete a business combination; and

•	the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the Public Shareholders have a negative return in their investment in Holdco.

Redemption Rights

Pursuant to Kensington’s Existing Certificate of Incorporation, holders of Kensington public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Kensington’s Existing Certificate of Incorporation. As of September 15, 2021, this would have amounted to approximately $10.00 per share. If a holder of Kensington public shares exercises its redemption rights, then such holder will be exchanging its shares of Kensington Class A Common Stock for cash and will not own shares of Holdco following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act)

will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the shares of Kensington Class A Common Stock included in the Kensington Public Units sold in the Kensington IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Kensington has no specified maximum redemption threshold under its Existing Certificate of Incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Kensington Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $230,026,963 as of September 15, 2021. The Business Combination Agreement provides that Wallbox’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Kensington Stockholder Redemption) together with the proceeds actually received from the PIPE Financing being at least $250,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Kensington redeem its shares of Kensington Class A Common Stock in an amount that would cause its (or Holdco’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Kensington Existing Certificate of Incorporation. Kensington stockholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights” in order to properly redeem their public shares.

Holders of Kensington Public Warrants will not have redemption rights with respect to such warrants.

Kensington public shares that are owned by holders who do not elect to have their shares redeemed for cash are subject to dilution by other securities being issued in the Business Combination.

The amount of dilution incurred by Kensington public shares that are owned by holders who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed. See “Unaudited Condensed Combined Financial Information—Basis of Pro Forma Presentation” for a table that summarizes the number of Holdco Shares outstanding under the two redemption scenarios – a scenario assuming no redemptions and a scenario assuming that 8,001,344 shares are redeemed for their pro rata share of the cash in the Trust Account (this is the maximum amount that can be redeemed and the closing condition for the Kensington Cash Amount of $250 million can be satisfied). The table includes a description of the dilution as a result of warrants retained by the holders of Kensington public shares that elect to have their shares redeemed.

Included in the amounts held in trust are approximately $8.1 million of deferred underwriting commissions that will be released to the underwriters in Kensington’s initial public offering in the event the Business Combination is consummated. Assuming no redemptions, these deferred underwriting commissions were approximately $0.35 (or 3.5%) for each of the 23,000,000 Kensington public shares. Assuming the maximum number of redemptions, these deferred underwriting commissions were in the amount of approximately $0.54 (or 5.4%) of the total for each of the 14,998,656 Kensington public shares remaining after such redemptions.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses

(No Redemption Scenario — Assuming No Redemptions of the Outstanding Class A Shares

by Kensington Stockholders)

Sources		Uses
(USD, in millions)
Kensington Trust Account(1)	$230	Transaction Expenses	$40
PIPE Financing	$100	Additional Cash on Balance Sheet	$290
Wallbox Equity Rollover	$1,400	Wallbox Equity Rollover	$1,400
Kensington Founder Shares	$58	Kensington Founder Shares	$58

Total Sources	$1,788	Total Uses	$1,788

Sources & Uses

(Maximum Redemption Scenario — Assuming Redemptions of 8,001,344(1) of the Outstanding Class A Shares by Kensington Stockholders)

Sources		Uses
(USD, in millions)
Kensington Trust Account	$230	Transaction Expenses	$40
PIPE Financing	$100	Additional Cash on Balance Sheet	$210
Wallbox Equity Rollover	$1,400	Wallbox Equity Rollover	$1,400
Kensington Founder Shares	$58	Kensington Founder Shares	$58
		Redemption of Class A Shares(1)	$80

Total Sources	$1,788	Total Uses	$1,788

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” for the assumptions relating to the “Maximum Redemption” scenario.

Certain Information Relating to Holdco

Listing of Holdco Class A Shares and Holdco Public Warrants on the NYSE

Holdco Class A Shares and Holdco Warrants currently are not traded on a stock exchange. Holdco intends to apply to list the Holdco Class A Shares and the Holdco Warrants on the NYSE under the symbols “WBX” and “WBXWS”, respectively, upon the closing of the Business Combination.

Restrictions on Resales

All Holdco Class A Shares and Holdco Public Warrants received by Public Stockholders of Kensington in the Business Combination are expected to be freely tradable, except that Holdco Class A Shares and Holdco Public Warrants received in the Business Combination by persons who become affiliates of Holdco for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdco generally include individuals or entities that control, are controlled by or are under common control with, Holdco and may include the directors and executive officers of Holdco, as well as its principal shareholders.

Delisting of Shares of Kensington Class A Common Stock and Deregistration of Kensington

Kensington and Wallbox anticipate that, following consummation of the Business Combination, the shares of Kensington Class A Common Stock, Kensington Public Units and Kensington Public Warrants will be delisted from the NYSE, and Kensington will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer; Controlled Company

Holdco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Holdco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Holdco has total annual gross revenue of at least $1.07 billion or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of Holdco’s prior second fiscal quarter, and (ii) the date on which Holdco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

As a “foreign private issuer,” Holdco will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdco must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, Holdco will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” Holdco’s officers and directors and holders of more than 10% of the issued and outstanding Holdco Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Immediately following the completion of the Business Combination, Enric Asunción Escorsa and Eduard Castañeda will together control a majority of the voting power of Holdco’s outstanding common stock. As a result, Holdco will be a “controlled company” within the meaning of the corporate governance standards of NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of Holdco’s board of directors consist of “independent directors” as defined under the rules of NYSE;

•	the requirement that Holdco have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that Holdco have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the Business Combination, Holdco intends to utilize some or all of these exemptions. As a result, Holdco’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE.

Comparison of Shareholder Rights

Until consummation of the Merger, Delaware law and Kensington’s Existing Certificate of Incorporation will continue to govern the rights of Kensington stockholders. After consummation of the Merger, Dutch law and the Holdco amended and restated Articles of Association will govern the rights of Holdco shareholders.

There are certain differences in the rights of Kensington stockholders prior to the Business Combination and the rights of Holdco shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wallbox issuing shares at the closing of the Business Combination for the net assets of Kensington as of the closing date, accompanied by a recapitalization. The net assets of Kensington will be stated at historical cost, with no goodwill or other intangible assets recorded.

Wallbox has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Wallbox’s shareholders will have the largest voting interest in Holdco under both the no redemption and maximum redemption scenarios;

•	The board of directors of the post-combination company has seven members, and Wallbox shareholders have the ability to nominate at least the majority of the members of the board of directors;

•	Wallbox’s senior management is the senior management of the post-combination company;

•	The business of Wallbox will comprise the ongoing operations of Holdco; and

•	Wallbox is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Kensington does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Holdco’s Shares issued over the fair value of Kensington’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Appraisal Rights

Appraisal rights are not available to holders of Kensington shares in connection with the Business Combination.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax consequences for holders of shares of Kensington Class A Common Stock and Kensington Public Warrants that either (a) participate in the Business Combination, or (b) elect to have their shares of Kensington Class A Common Stock redeemed for cash. This discussion also addresses certain U.S. federal income tax consequences of owning and disposing of the Holdco Class A Shares and Holdco Public Warrants. This discussion addresses only those Kensington security holders that hold their securities, and, if they participate in the Merger, will hold Holdco’s securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding shares of Kensington Class A Common Stock or Kensington Public Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Kensington Class A Common Stock or Kensington Public Warrants being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	holders actually, or through attribution, owning 5% or more (by vote or value) of the Kensington Common Stock or, following the Business Combination, the Holdco Class A Shares;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds”, as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Kensington Class A Common Stock and Kensington Public Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of Kensington Class A Common Stock and Kensington Public Warrants, as the case may be, who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of Holdco

Treatment of Holdco as a non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Holdco, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Dutch incorporated entity (and a tax resident of Spain) would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Code Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “80% Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the Kensington Common Stock are expected to be treated as holding less than 80% (by both vote and value) of Holdco by reason of their former ownership of Kensington Common Stock, and therefore Holdco is not expected to satisfy the 80% Ownership Test. As a result, Holdco believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 80% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect Holdco’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

If it were determined that Holdco is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Holdco would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. holders and Non-U.S. holders (as defined below) of Holdco Class A Shares and Holdco Public Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes.

Treatment of Holdco as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes

In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).

If each of these conditions is met, then the non-U.S. corporation would be treated as a “surrogate foreign corporation” and taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of such property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. Also, dividends paid by a surrogate foreign corporation would not qualify for a reduced rate of tax as “qualified dividend income,” discussed below under “—U.S. Holders—Taxation of Distributions” when such dividends are received by stockholders of the non-U.S. acquiring corporation.

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former holders of the Kensington Common Stock are expected to be treated as holding less than 60% (by both vote and value) of Holdco by reason of their former ownership of Kensington Common Stock, and therefore Holdco is not expected to satisfy the 60% Ownership Test. Accordingly, the limitations and other rules described above are not expected to apply to Holdco or its U.S. affiliates, including Kensington, after the Business Combination. However, whether the 60% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 60% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect Holdco and its U.S. affiliates, including Kensington. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Even if the IRS does not take a contrary position with respect to the 60% Ownership Test and the 80% Ownership Test, Holdco may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following a Business Combination. For purposes of calculating the 60% Ownership Test and 80% Ownership Test with respect to a subsequent acquisition, Treasury regulations under Section 7874 of the Code would exclude certain shares of Holdco, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Kensington Common Stock

U.S. Holders

Redemption of Kensington Class A Common Stock. In the event that a U.S. holder’s Kensington Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Kensington Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Kensington Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Kensington Class A Common Stock” below. If the redemption does not qualify as a sale of the Kensington Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Kensington’s stock following the redemption (including any shares constructively owned by the U.S. holder as described in the following paragraph), and if so, the total number of shares of Kensington’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of Kensington’s shares outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of Kensington Class A Common Stock generally will be treated as a sale of the Kensington Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Kensington Class A Common Stock that could be acquired pursuant to the exercise of the Kensington Public Warrants. Moreover, any Kensington Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Kensington’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Kensington Common Stock must, among other requirements, be less than 80% of the percentage of Kensington’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Kensington Common Stock and the Holdco Class A Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Kensington Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Kensington.

Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Kensington will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Kensington Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its Kensington Public Warrants or possibly to the basis of other stock constructively owned by it.

Notwithstanding the foregoing, if a U.S. holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Kensington Class A Common Stock and exchanges the remainder of such stock for Holdco Class A Shares in the Business Combination, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. holder in the redemption may also be treated as taxable boot received in a “reorganization” (which, depending on the circumstances applicable to such U.S. holder, may be treated as capital gain or dividend income to the extent of Kensington’s accumulated earnings and profits, as described above) or a Code Section 351 transaction. Under this characterization, such U.S. holder may be required to recognize more gain or income than if the redemption of Kensington Class A Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and the related transactions, and would not be entitled to recognize any loss with respect to its redeemed Kensington Class A Common Stock. In addition, if a U.S. holder that elects to participate in a redemption with respect to all its Kensington Class A Common Stock maintains its ownership of Kensington Public Warrants, such redemption also may be treated as integrated with the Business Combination rather than as a separate transaction (with the same taxation effects described above). If the IRS were to assert, and a court were to sustain such a contrary position, such U.S. holder may be required to recognize more gain or income than if the redemption of Kensington Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger and the related transactions.

Gain or Loss on Redemption Treated as a Sale of Kensington Class A Common Stock. If the redemption qualifies as a sale of Kensington Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Kensington Class A Common Stock. A U.S. holder’s adjusted tax basis in its Kensington Class A Common Stock generally will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Kensington Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Kensington Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Kensington Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Kensington Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Kensington Class A Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Kensington Class A Common Stock” above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of Kensington Class A Common Stock) that Kensington pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Kensington Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Kensington pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Kensington Class A Common Stock described in this proxy statement/prospectus/information statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Kensington Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Kensington Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Kensington Class A Common Stock. Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Kensington Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Kensington Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Kensington Class A Common Stock, as described under “U.S. Holders—Redemption of Kensington Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Kensington Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Kensington Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Kensington Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•	Kensington Class A Common Stock constitutes a U.S. real property interest by reason of Kensington’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Kensington believes it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC. The rest of this discussion assumes that Kensington is not, has not been, and will not be a USRPHC.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Kensington Class A Common Stock, a Non-U.S. holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Kensington’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Kensington’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Kensington Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Kensington Class A Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Kensington Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Kensington Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S.

holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Kensington Class A Common Stock) on Kensington Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Kensington Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Kensington Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Kensington Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of Kensington Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of Kensington Class A Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of Kensington Class A Common Stock.

IF YOU ARE A HOLDER OF KENSINGTON CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Consequences of the Business Combination

U.S. Holders

Subject to the discussion below of Section 367(a) of the Code under “—Additional Requirements for Tax Deferral,” the transfer by U.S. holders of their Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with the related transactions, should qualify either as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code. Kensington has received the Tax Opinion from Hughes Hubbard & Reed LLP which concludes that, subject to the limitations and qualifications set forth therein, in the F-4 Registration Statement, and Section 367(a) of the Code, the transfer by a U.S. holder of their shares of Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with related transactions, should qualify as a transaction governed by Section 351 of the Code.

Receipt of the Tax Opinion is not a condition to the obligations of Kensington, Wallbox and other parties to the Business Combination Agreement to complete the transactions under the Business Combination Agreement. The Tax Opinion is based upon representations, warranties and covenants provided by Kensington, Wallbox and other relevant parties and certain assumptions (including those related to Section 367(a) of the Code), all of which must continue to be true and accurate as of the effective time of the Merger. In addition, the Tax Opinion is subject to certain qualifications and limitations as set forth in the Tax Opinion. If any of the assumptions, representations, warranties or covenants upon which the Tax Opinion is based are inconsistent with the actual facts, the Tax Opinion could be invalid. Also, given the complex nature of the tax rules applicable to the Business Combination and the related transactions and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the Tax Opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the Tax Opinion and that a court will agree with such contrary position in the event of litigation.

U.S. Holders Exchanging Only Kensington Class A Common Stock for Holdco Class A Shares. A U.S. holder that owns only shares of Kensington Class A Common Stock but not Kensington Public Warrants and that exchanges such Kensington Class A Common Stock for Holdco Class A Shares as a result of the Merger and related transactions generally should not recognize gain or loss. The aggregate tax basis of the Holdco Class A Shares received by such U.S. holder should be the same as the aggregate adjusted tax basis of the Kensington Class A Common Stock exchanged therefor. The holding period of the Holdco Class A Shares received by such U.S. holder will include the period during which the shares of Kensington Class A Common Stock exchanged therefor were held by such U.S. holder.

U.S. Holders whose Warrants Become Holdco Public Warrants. Kensington and Holdco have agreed pursuant to the Business Combination Agreement to report the Merger as a reorganization under Section 368 of the Code. To qualify as a reorganization under Section 368 of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of stock of a corporation with no active business and only investment-type assets, such as Kensington, the qualification of the Merger as a reorganization under Section 368 of the Code is not free from doubt. Though Kensington has received the Tax Opinion, Hughes Hubbard & Reed LLP is unable to provide an opinion regarding whether the Merger will qualify as a reorganization under Section 368 of the Code.

If the Merger is treated as a reorganization under Section 368 of the Code, a U.S. holder of Kensington Public Warrants that are converted to Holdco Public Warrants likely would not recognize gain or loss. The aggregate tax basis of the Holdco Public Warrants received by such U.S. holder should be the same as the aggregate adjusted tax basis of Kensington Public Warrants exchanged therefor. The holding period of the Holdco Public Warrants received by such U.S. holder will include the period during which Kensington Public Warrants exchanged therefor were held by such U.S. holder.

If the Merger and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, a U.S. holder that owns only Kensington Public Warrants but not Kensington Class A Common Stock should recognize gain or loss upon the conversion of those Kensington Public Warrants to Holdco Public Warrants equal to the difference between the fair market value of the Holdco Public Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s Kensington Public Warrants. A U.S. holder’s tax basis in the Holdco Public Warrants received in the Merger will equal the fair market value of such Holdco Public Warrants. A U.S. holder’s holding period in the Holdco Public Warrants received in the Merger should begin on the day after the Merger.

If the Merger and related transactions are treated as a transfer of property to a corporation under Section 351 of the Code but not as a reorganization under Section 368 of the Code, the treatment of a U.S. holder that owns both Kensington Class A Common Stock that are exchanged for Holdco Class A Shares and Kensington Public Warrants that are converted into Holdco Public Warrants in the Business Combination depends on whether the conversion of Kensington Public Warrants into Holdco Public Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code or as a separate transaction. If the conversion of Kensington Public Warrants into Holdco Public Warrants is treated as a separate transaction, then the U.S. federal income tax treatment of the U.S. holder’s exchange of Kensington Class A Common Stock for Holdco Class A Shares should be treated as described above under “—U.S. Holders Exchanging Kensington Class A Common Stock for Holdco Class A Shares,” and the U.S. federal income tax treatment of the conversion of Kensington Public Warrants for Holdco Public Warrants should generally be treated as described in the previous paragraph.

If the conversion of Kensington Public Warrants into Holdco Public Warrants in the Business Combination is treated as part of the transfer of property to a corporation under Section 351 of the Code, a U.S. holder would generally be treated as transferring each of (i) its Kensington Class A Common Stock and (ii) its Kensington Public Warrants for a combination of Holdco Class A Shares and Holdco Public Warrants received by such U.S. holder in the Merger. The Holdco Public Warrants received by such U.S. holder in the Merger would be allocated ratably between the Kensington Class A Common Stock and the Kensington Public Warrants in proportion to their relative fair market values, and the U.S. holder would generally recognize gain (but not loss) with respect to each share of its Kensington Class A Common Stock and each of its Kensington Public Warrants equal to the lesser of (i) the excess (if any) of the fair market value of such share or warrant over such U.S. holder’s tax basis in such share or warrant or (ii) the fair market value of such Holdco Public Warrants allocated to such share or warrant. Any loss realized by a U.S. holder would not be recognized. The holding period of the Holdco Class A Shares received by such U.S. holder should include the period during which the Kensington Class A Common Stock exchanged therefor were held by such U.S. holder. A U.S. holder’s holding period in the Holdco Public Warrants received in the Merger should begin on the day after the Merger.

Gain, if any, described in the previous paragraphs that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to exchanged Kensington Class A Common Stock, or Kensington Public Warrants converted into Holdco Public Warrants, that were held by such U.S. holder for more than one year at the time of the Business Combination. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the Kensington Class A Common Stock described in this proxy statement/prospectus/information statement could toll a U.S. holder’s holding period.

Alternative Treatment of the Business Combination. If the Merger and related transactions are not treated as a transfer of property to a corporation under Section 351 of the Code or as a reorganization under Section 368 of the Code, the Business Combination will generally be treated as a taxable exchange of Kensington Class A Common Stock and/or Kensington Public Warrants for Holdco Class A Shares and/or Holdco Public Warrants. A U.S. holder of Kensington Class A Common Stock and/or Kensington Public Warrants would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the Holdco Class A Shares (and, if such holder also holds Kensington Public Warrants that convert into Holdco Public Warrants, the converted Holdco Public Warrants) received over (ii) such holder’s adjusted tax basis in such Kensington Class A Common Stock (and Kensington Public Warrants, if any).

Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Kensington Class A Common Stock (and/or Kensington Public Warrants, as applicable) exceeded one year at the time of the Merger. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the Kensington Class A Common Stock described in this proxy statement/prospectus/information statement could toll a U.S. holder’s holding period.

A U.S. holder’s holding period for the Holdco Class A Shares (and/or Holdco Public Warrants, as applicable) would begin on the day after the Merger and the U.S. holder’s tax basis in the Holdco Class A Shares and Holdco Public Warrants received in the exchange should equal the fair market value of such Holdco Class A Shares and Holdco Public Warrants at the time of the exchange.

U.S. holders of Kensington Class A Common Stock or Kensington Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a “reorganization” under Section 368 of the Code, or, alternatively, as part of a tax-deferred transaction pursuant to Section 351 of the Code.

Additional Requirements for Tax Deferral. Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying for nonrecognition of gain under Section 351 or Section 368 of the Code with respect to transactions where a U.S. person transfers stock or securities (or is deemed to transfer stock or securities) in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation. U.S. holders of Kensington Class A Common Stock will be deemed to transfer shares of such stock to Holdco in exchange for Holdco Class A Shares for purposes of the rules under Section 367(a) of the Code.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of Holdco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of Holdco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of Kensington; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct ownership and ownership as a result of attribution rules) of Holdco or (B) the U.S. holder is a “five-percent transferee shareholder” of Holdco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Holdco, or any qualified subsidiary of Holdco, to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and neither the transferors nor Holdco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Holdco to be at least equal to the fair market value of Kensington, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i) and (ii) will be met, and (iv) will be met as a result of the activities of Wallbox. As a result, it is expected that the Merger and related transactions will not be taxable under Section 367 of the Code on account of such conditions. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to holders of Kensington Class A Common Stock and Kensington Public Warrants cannot be made until the Business Combination is completed. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of Kensington Class A Common Stock that participate in the Business Combination.

If the exchange of Kensington Class A Common Stock and/or the conversion of Kensington Public Warrants pursuant to the Business Combination, taken together with the related transactions, would otherwise qualify for nonrecognition treatment under Section 351 of the Code or Section 368 of the Code, but it is determined that Section 367(a) of the Code applies, then a U.S. holder of Kensington Class A Common Stock and/or Kensington Public Warrants would generally recognize gain with respect to each share of Kensington Class A Common Stock or Kensington Public Warrant in an amount equal to the excess, if any, of (i) the fair market value of the Holdco Class A Shares and/or Holdco Public Warrants received over (ii) such holder’s adjusted tax basis in such share of Kensington Class A Common or Kensington Public Warrant. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Kensington Class A Common Stock (and/or Kensington Public Warrants, as applicable) exceeded one year at the time of the Merger. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The U.S. holder would not recognize any loss in such holder’s Kensington Class A Common Stock (and/or Kensington Public Warrants, if applicable) and would not be permitted to net any such losses against any gain recognized with respect to other shares of Kensington Class A Common Stock (or Kensington Public Warrants, if any). It is unclear whether the redemption rights with respect to the Kensington Class A Common Stock described in this proxy statement/prospectus/information statement could toll a U.S. holder’s holding period.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the these rules to your exchange of Kensington Class A Common Stock and/or deemed exchange of Kensington Public Warrants under your particular circumstances, including, if you believe you will be a “five percent transferee shareholder,” the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Information Reporting, Backup Withholding and Additional Reporting Requirements. The information reporting and backup withholding requirements applicable to the sale or other taxable disposition of Kensington Class A Common Stock, described above in “Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Kensington Class A Common Stock—U.S. Holders—Information Reporting and Backup Withholding,” would apply to the Business Combination to the extent it results in a taxable exchange of Kensington Class A Common Stock and/or Kensington Public Warrants (which would be treated similarly to Kensington Class A Common Stock for this purpose).

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Holdco. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination to Non-U.S. holders generally will correspond to the U.S. federal income tax consequences of the Merger to U.S. holders, as described under “—Tax Consequences of the Business Combination—U.S. Holders” above, although to the extent the Business Combination results in a taxable exchange of Kensington Class A Common Stock or Kensington Public Warrants, the consequences would be similar to those described above under the heading “Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Kensington Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Kensington Class A Common Stock” and “Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Kensington Class A Common Stock—Non-U.S. Holders—Information Reporting and Backup Withholding” for a Non-U.S. holder’s gain on the redemption of Kensington Class A Common Stock and the related information reporting and backup withholding requirements.

Tax Consequences to Ownership and Disposition of Holdco Class A Shares and Holdco Public Warrants

U.S. Holders

Dividends and Other Distributions on Holdco Class A Shares. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Holdco Class A Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Holdco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Holdco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Holdco Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Holdco Class A Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Class A Shares and Holdco Public Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that Holdco will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that Holdco pays to a U.S. holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if Holdco Class A Shares are readily tradable on an established securities market in the United States or Holdco is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Holdco is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year and is not a “surrogate foreign corporation” (as described above under “—Treatment of Holdco as a ‘Surrogate Foreign Corporation’ for U.S. Federal Income Tax Purposes”), and provided certain holding period requirements are met. United States Treasury Department guidance indicates that Holdco Class A Shares, which are intended to be listed on the NYSE, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Holdco Class A Shares will be considered readily tradable on an established securities market in later years or that Holdco will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at the time. A U.S. holder may have foreign currency gain or loss, taxable as ordinary income, if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Class A Shares and Public Warrants. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Holdco Class A Shares or Public Warrants, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such Holdco Class A Shares or Public Warrant (determined as described above or below). A U.S. holder’s adjusted tax basis in the Holdco Class A Shares received in exchange for Kensington Class A Common Stock and in the Holdco Public Warrants converted from Kensington Public Warrants is described above under “—Certain U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”.

Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Holdco Class A Share or Public Warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Holdco Class A Shares or Public Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Exercise, Lapse or Redemption of Holdco Public Warrants. Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Holdco Public Warrant, a U.S. holder generally will not recognize taxable gain or loss on the exercise of a Holdco Public Warrant. The U.S. holder’s tax basis in the Holdco Class A Share received upon exercise of a Holdco Public Warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the Holdco Public Warrant and the exercise price of such Holdco Public Warrant. A U.S. holder’s adjusted tax basis in a Holdco Public Warrant that was converted from a Warrant is described under “—Certain U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”. It is unclear whether the U.S. holder’s holding period for the Holdco Class A Shares received upon exercise of the Holdco Public Warrants will begin on the date following the date of exercise or on the date of exercise of the Holdco Public Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Holdco Public Warrants. If a Holdco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Holdco Public Warrant.

The tax consequences of a cashless exercise of a Holdco Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Holdco Class A Shares received would equal the holder’s basis in the Holdco Public Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Holdco Class A Shares will commence on the date following the date of exercise or on the date of exercise of the Holdco Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Class A Shares would include the holding period of the Holdco Public Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Holdco Public Warrants having an aggregate fair market value equal to the exercise price for the total number of Holdco Public Warrants to be exercised, and the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Holdco Public Warrants deemed surrendered and the U.S. holder’s tax basis in such Holdco Public Warrants. In that case, a U.S. holder’s tax basis in the Holdco Class A Shares received would equal the sum of the U.S. holder’s tax basis in the Holdco Public Warrants exercised and the exercise price of such Holdco Public Warrants. It is unclear whether a U.S. holder’s holding period for the Holdco Class A Shares would commence on the date following the date of exercise or on the date of exercise of the Holdco Public Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Holdco Public Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Holdco Class A Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Holdco redeems Holdco Public Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Holdco Securities—Warrants” or if Holdco purchase public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdco Class A Shares and Holdco Public Warrants.”

Possible Constructive Distributions. The terms of each Holdco Public Warrant provide for an adjustment to the number of Holdco Class A Shares for which the Holdco Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Holdco Securities—Warrants—Public Stockholders’ Warrants—Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. holder of the Holdco Public Warrants would be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases Holdco Public Warrant holders’ proportionate interest in Holdco assets or earnings and profits (e.g., through an increase in the number of Holdco Class A Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Holdco Class A Shares which is taxable to such holders as described under “Dividends and Other Distributions on Holdco Class A Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Holdco Public Warrants received a cash distribution from Holdco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules. Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Holdco is treated as a passive foreign investment company (a “PFIC”) for any taxable year during which the U.S. holder holds Holdco Class A Shares or Holdco Public Warrants. A non-U.S. corporation, such as Holdco, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if Holdco owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Holdco will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Wallbox does not believe that Holdco will be treated as a PFIC for its current taxable year and does not expect to become one in the near future. However, PFIC status depends on the composition of Holdco’s (and its subsidiaries’) income and assets and the fair market value of its (and its subsidiaries’) assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that Holdco will not be treated as a PFIC for any taxable year.

If Holdco is a PFIC for any taxable year during which a U.S. holder owns Holdco Class A Shares or Holdco Public Warrants and the U.S. holder did not make the QEF or mark to market elections discussed below, Holdco or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns Holdco Class A Shares or Holdco Public Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” election with respect to its Holdco Class A Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold Holdco Class A Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as Holdco does not become a PFIC in a subsequent taxable year, Holdco Class A Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from Holdco or any gain from an actual sale or other disposition of Holdco Class A Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if Holdco is and then ceases to be a PFIC and such an election becomes available.

If Holdco is a PFIC for any taxable year during which a U.S. holder holds Holdco Class A Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of Holdco in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of Holdco Class A Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for Holdco Class A Shares will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for Holdco Class A Shares;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which Holdco was treated as a PFIC, will be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If Holdco is a PFIC for any taxable year during which a U.S. holder holds Holdco Class A Shares and any of Holdco’s non-U.S. subsidiaries or other corporate entities in which Holdco owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of Holdco’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to Holdco’s lower-tier PFICs (if any).

In general, if Holdco is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of Holdco Class A Shares (but not Holdco Public Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of Holdco’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which Holdco’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its Holdco Class A Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Holdco (and each lower-tier PFIC) first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of Holdco Class A Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if Holdco is a PFIC for any taxable year, a U.S. holder of Holdco Class A Shares that has made a QEF election will be currently taxed on its pro rata share of Holdco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Holdco is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to Holdco Class A Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from Holdco (or the lower-tier PFIC, if applicable), which includes information about Holdco’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain. If Holdco determines that it is a PFIC for any taxable year, Holdco will endeavor to provide a PFIC Annual Information Statement with respect to itself and any lower-tier PFIC subsidiaries for such taxable year. However, there can be no assurance that Holdco will know whether it is a PFIC or that it will provide the PFIC Annual Information Statement. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if Holdco is a PFIC and Holdco Class A Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Holdco Class A Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Holdco Class A Shares at the end of such year over its adjusted basis in its Holdco Class A Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Holdco Class A Shares over the fair market value of its Holdco Class A Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Holdco Class A Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Holdco Class A Shares will be treated as ordinary income.

Currently, a mark-to-market election may not be made with respect to Holdco Public Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that Holdco may own, if Holdco were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any subsidiaries of Holdco that are PFICs.

The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which Holdco Class A Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Holdco Class A Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Holdco Class A Shares under their particular circumstances.

The application of the PFIC rules to Holdco Public Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treats an “option” (which would include an Holdco Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provides that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. holders of Holdco Public Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to Holdco Public Warrants.

However, a U.S. holder may make a QEF election with respect to a Holdco Class A Share acquired upon the exercise of a Holdco Public Warrant and a QEF election previously made with respect to Holdco Class A Shares will apply to Holdco Class A Shares newly acquired upon exercise of a Holdco Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Holdco Class A Shares (which under proposed regulations, will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held Holdco Warrants), unless the U.S. holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. holders should consult with their own tax advisors regarding the application of the PFIC rules to Holdco Public Warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Holdco Class A Shares and Holdco Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Holdco securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements. Dividend payments with respect to the Holdco Class A Shares and proceeds from the sale, exchange or redemption of the Holdco Class A Shares or Holdco Public Warrants may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual Non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdco Class A Shares or Holdco Public Warrants, subject to certain exceptions (including an exception for Holdco Class A Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Holdco Class A Shares or Holdco Public Warrants. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdco Class A Shares or Holdco Public Warrants.

Non-U.S. Holders

Dividends and Other Distributions on Holdco Class A Shares. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ —U.S. Holders—Possible Constructive Distributions”) received from Holdco on Holdco Class A Shares (or, with respect to constructive distributions, on Holdco Public Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. holder in the United States), in which case, a Non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ —U.S. Holders—Dividends and Other Distributions on Holdco Class A Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a Non-U.S. holder that is a corporation that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Holdco Class A Shares and Holdco Public Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Holdco Class A Shares or Holdco Public Warrants, unless either:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate Non-U.S. holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of Holdco Public Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Holdco Public Warrant, the lapse of a Holdco Public Warrant held by a Non-U.S. Holder, or Holdco’s redemption of Holdco Public Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Holdco Public Warrant by a U.S. holder, as described under “ —U.S. Holders—Exercise, Lapse or Redemption of Holdco Public Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “ —Gain or Loss on Sale, Exchange, or other Taxable Disposition of Holdco Class A Shares and Holdco Public Warrants” for a Non-U.S. holder’s gain on the sale or other disposition of Holdco Public Warrants.

Information Reporting and Backup Withholding. Payments of dividends on Holdco Class A Shares and amounts received with respect to the sale or other disposition of Holdco Class A Shares or Holdco Public Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on Holdco Class A Shares paid to the Non-U.S. holder or amounts received with respect to the sale or other disposition of Holdco Class A Shares or Holdco Public Warrants by the Non-U.S. holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF KENSINGTON CLASS A SHARES AND PUBLIC WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO CLASS A SHARES AND HOLDCO PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Material Dutch Tax Considerations — Holdco Shares and Holdco Public Warrants

Dutch taxation

The summary in this Dutch taxation paragraph solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of the Holdco Shares or Holdco Public Warrants and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the acquisition, ownership and disposal of the Holdco Shares or Holdco Public Warrants to a particular holder of Holdco Shares (a “Holdco Shareholder”) or Holdco Public Warrants (a “Holdco Public Warrant Holder”) will depend in part on such holder’s circumstances. Accordingly, a Holdco Shareholder or Holdco Public Warrant Holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the acquisition, ownership and disposal of the Holdco Shares or Holdco Public Warrants to him, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that Holdco is organized, and that its business will be conducted, in the manner outlined in this proxy statement/prospectus. A change to such organizational structure or to the manner in which Holdco conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this proxy statement/prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Dutch taxation paragraph does not address the Dutch tax consequences for a Holdco Shareholder or Holdco Public Warrant Holder who:

•	is a person who may be deemed an owner of Holdco Shares or Holdco Public Warrants for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from Holdco Shares or Holdco Public Warrants;

•	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

•	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

•

owns Holdco Shares or Holdco Public Warrants in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

•

has a substantial interest in Holdco or a deemed substantial interest in Holdco for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the Holdco Shares or of any class of shares of Holdco, including any rights to acquire, directly or indirectly, an interest in the Holdco Shares of Holdco (such as Holdco Public Warrants) or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of Holdco, or (b) such person’s shares, rights to acquire shares or profit participating certificates in Holdco are held by him following the application of a non-recognition provision; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Taxes on income and capital gains

Resident Holdco Shareholders or Holdco Public Warrant Holders

A Holdco Shareholder or Holdco Public Warrant Holder who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with Holdco Shares or Holdco Public Warrants that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with Holdco Shares or Holdco Public Warrants that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with Holdco Shares or Holdco Public Warrants that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a Holdco Shareholder or Holdco Public Warrant Holder is an individual whose situation has not been discussed before in this section “—Resident Holdco Shareholders or Holdco Public Warrant Holders,” the value of his Holdco Shares or Holdco Public Warrants forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is determined on the basis of progressive rates starting from 1.9% up to 5.69% per annum of this yield basis, is taxed at the rate of 31%. Actual benefits derived from or in connection with his Holdco Shares or Holdco Public Warrants are not subject to Dutch income tax.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with Holdco Shares or Holdco Public Warrants that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A Holdco Shareholder or Holdco Public Warrant Holder will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of Holdco Shares or Holdco Public Warrants or the performance by Holdco of its obligations under such documents or under the Holdco Shares or Holdco Public Warrants.

Non-resident Holdco Shareholders or Holdco Public Warrant Holders

Individuals

If a Holdco Shareholder or Holdco Public Warrant Holder is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Holdco Shares or Holdco Public Warrants, except if:

•

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his Holdco Shares or Holdco Public Warrants are attributable to such permanent establishment or permanent representative;

•

he derives benefits or is deemed to derive benefits from or in connection with Holdco Shares or Holdco Public Warrants that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

•

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his Holdco Shares or Holdco Public Warrants are attributable.

Corporate entities

If a Holdco Shareholder or Holdco Public Warrant Holder is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Holdco Shares or Holdco Public Warrants, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Holdco Shares or Holdco Public Warrants are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Holdco Shares or Holdco Public Warrants are attributable.

General

If a Holdco Shareholder or Holdco Public Warrant Holder is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of Holdco Shares or Holdco Public Warrants or the performance by Holdco of its obligations under such documents or under the Holdco Shares or Holdco Public Warrants.

Dividend withholding tax

General

Holdco is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by Holdco, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular Holdco Shareholder’s individual circumstances.

As an exception to this rule, Holdco may not be required to withhold Dutch dividend withholding tax on dividends distributed by it if it is considered to be a tax resident of both the Netherlands and Spain, in accordance with the domestic tax residency provisions applied by each of these jurisdictions, while the double tax treaty between the Netherlands and Spain attributes the tax residency exclusively to Spain. This exception does not apply to dividends distributed by Holdco to (a) a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes, or (b) to a holder who is not resident nor deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes but who derives profits from an enterprise which enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, to which his Holdco Shares are attributable. The concept “dividends distributed by Holdco” as used in this Dutch taxation paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of Holdco Shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•

the par value of Holdco Shares issued Holdco to a Holdco Shareholder or an increase of the par value of Holdco Shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of Holdco‘s shareholders has resolved in advance to make such repayment and (b) the par value of the Holdco Shares concerned has been reduced by an equal amount by way of an amendment to Holdco‘s articles of association.

In addition to the above, the concept “dividends distributed by Holdco” may for the purposes of Dutch dividend withholding tax include proceeds of any amounts paid in respect of a repurchase or redemption of Holdco Public Warrants or of a cash settlement of Holdco Public Warrants, and consequently, Dutch dividend withholding tax at a rate of 15% may be due in respect of (a part of) such proceeds.

Gift and inheritance taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of Holdco Shares or Holdco Public Warrants by way of gift by, or upon the death of, a Holdco Shareholder or Holdco Public Warrant Holder who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the Holdco Shareholder or Holdco Public Warrant Holder becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of Holdco Shares or Holdco Public Warrants made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of Holdco Shares or Holdco Public Warrants, the performance by Holdco of its obligations under such documents, or the transfer of Holdco Shares or Holdco Public Warrants, except that Dutch real property transfer tax may be due upon an acquisition in connection with Holdco Shares or Holdco Public Warrants of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

Material Spanish Tax Considerations — Holdco Shares and Holdco Public Warrants

The following discussion addresses certain Spanish tax consequences of acquiring, owning or disposing, as the case may be, of the Holdco Shares, or the disposing or exercising, as the case may be, of the Holdco Public Warrants by Spanish and non-Spanish Holders (as defined below).

This discussion is based on domestic Spanish tax laws, including, but not limited to, tax rulings issued by Spanish tax authorities, and the U.S.-Spain treaty (defined below). It is based upon tax laws in effect at the time of filing of this proxy statement/prospectus. This tax section does not address the Spanish tax consequences applicable to so-called “look-through” entities under Spanish tax law (such as trusts or estates). Furthermore, this summary does not take into account the regional tax regimes in force applicable in the Historical Territories of the Basque Country and the Historical Autonomous Region of Navarre (“Concierto” and “Convenio Económico,” respectively), or the regulations adopted by the Spanish autonomous regions, (Comunidades Autónomas) that may apply to investors regarding particular taxes. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all Spanish tax considerations that may be of relevance in the context of acquiring, owning and disposing of the Holdco Shares or the Holdco Public Warrants.

For the purposes of this section, the term “Spanish Holder” shall mean a beneficial owner of Holdco Shares or Holdco Public Warrants who is an individual or corporation (as applicable) resident for Spanish tax purposes in Spain or whose ownership of Holdco Shares, or Holdco Public Warrants is effectively connected with a permanent establishment in Spain. The term “non-Spanish Holder” shall mean a beneficial owner of Holdco Shares or Holdco Public Warrants who is an individual or corporation resident for Spanish tax purposes in any country other than Spain and whose ownership of Holdco Shares or Holdco Public Warrants is not effectively connected with a permanent establishment in Spain.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of Holdco Shares or Holdco Public Warrants should consult their own tax advisors regarding the Spanish tax consequences of the purchase, ownership, disposition, donation or inheritance of the Holdco Shares or the Holdco Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any Spanish tax withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of Holdco

The current Spanish-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Spain it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty.

It is envisaged that Holdco shall have its place of effective management in Spain, on the basis that its chief executive officer and its senior executives are expected to carry on their day-to-day management activities in Spain, and that the headquarters of the group will be located in Spain. See “Risk Factors—Risks Relating to Holdco’s Incorporation in the Netherlands—Holdco’s tax residency might change if the tax residency of dual resident entities is, in the new Dutch-Spanish Tax Treaty, determined by way of reaching mutual agreement”.

As Holdco is therefore tax resident in Spain, Holdco’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Impuesto sobre Sociedades) (“CIT”) at a tax rate of 25%.

Dividends and other distributions received by Holdco from domestic or foreign corporations are generally 95% exempt from CIT, inter alia, if Holdco uninterruptedly held for a period of at least one year at least a 5% of the registered share capital of the distributing corporation, which did not deduct the distributions from its own tax base. In the case of dividends and other distributions from foreign corporations, it is also required that the foreign corporation is subject to an income tax that is identical or analogous to the Spanish CIT and where the nominal tax rate is at least 10% or that there is a tax treaty in force between Spain and the country of residence of the foreign corporation which includes an information exchange clause. Subject to the above-mentioned requirements, 95% of the amount of dividends and other distributions that Holdco receives from corporations (even if such corporations belong to the same tax consolidated group as Holdco) are exempt from CIT. The same applies, to profits earned by Holdco from the sale of shares in another domestic or foreign corporation. Special rules apply for this tax exemption when profit distributions or capital gains derive from entities where income from dividends or capital gains from the sale of participations exceed 70% of their total income or from entities that are subject to the Spanish tax rules on controlled foreign companies (transparencia fiscal internacional) or are not engaged in business activities (entidades patrimoniales). Losses incurred from the sale of such shares are generally not deductible for tax purposes.

A 100% tax exemption is provided for foreign income derived from a permanent establishment. Losses derived from foreign permanent establishments are not tax deductible in the tax year when they are incurred, but when the permanent establishment is liquidated.

Expenditures for external financing, amongst other items, are subject to the “interest barrier” rules. When Holdco calculates its taxable income, the interest barrier rules generally prevent Holdco from deducting certain net interest expense, i.e., the excess of interest expense over interest income for a given fiscal year, exceeding 30% of its taxable EBITDA (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if its net interest expense exceeds €1 million and no other exceptions apply. Special rules apply in the event of financing undertaken by shareholders or related parties for certain type of investments. Interest expense that is not deductible in a given year may be carried forward to subsequent fiscal years of Holdco (interest carryforward) and will increase the interest expense in those subsequent years, subject to the general limitation in such fiscal years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into the following 5 fiscal years. If Holdco becomes a member of a Spanish tax consolidated group for CIT purposes, the interest barrier rules thresholds should be assessed at the level of the tax group.

Tax-loss carryforwards can be used to fully offset taxable income for CIT up to an amount of €1 million. If the taxable base subject to taxation exceeds this threshold, only up to 70% of the amount exceeding the threshold may be offset by tax-loss carry-forwards. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to offset future taxable income in accordance with this rule.

Specific limitations of 50% and 25% of the taxable base before some adjustments apply to utilize tax-loss carryforwards in the case of taxpayers whose turnover in the previous tax year exceeds €20 million and €60 million.

Specific tax credits are granted for some corporate investments, among others: R&D and technological innovation investments, employment creation or creation of new jobs for disabled people.

Foreign tax credit may be claimed for any foreign tax paid on foreign-source income up to the amount of the tax payable in Spain on such income.

A tax consolidation regime is available to groups of companies, although limited to Spanish corporations that meet certain minimum requirements set forth under the CIT laws, which include, among others, a minimum shareholding requirement (75% of share capital ownership and the majority of voting rights).

Spanish Taxation of Holders of Holdco Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax).

•	Taxation of non-Spanish Holders of Holdco Shares

Spanish Taxation on Dividends for non-Spanish Holders of Holdco Shares

As a general rule, the full amount of a dividend distributed by Holdco to a non-Spanish Holder of Holdco Shares which does not maintain a permanent establishment or other taxable presence in Spain is subject to (final) Spanish withholding tax at a tax rate of 19%. This tax can be eliminated or reduced as per the application of (i) the domestic Spanish exemption implementing the EU Parent-Subsidiary Directive or (ii) the benefits of a double tax treaty ratified by Spain.

Under the EU Parent-Subsidiary Directive exemption, no Spanish withholding taxes should be levied on the dividends distributed by a Spanish subsidiary to its EU parent company or to an EU permanent establishment of its EU parent company, to the extent that the following requirements are met:

(i) the EU parent company maintains a direct or indirect holding in the capital of the Spanish subsidiary of at least 5%. The holding must have been maintained uninterruptedly during the year prior to the date on which the distributed profit is due or, failing that, be maintained for the time required to complete such period (in the latter case, the withholding tax must be levied, although it would be refundable once the year has been completed);

(ii) the EU parent company is incorporated under the laws of a EU member state, under one of the corporate forms listed in Annex I, Part A, of the EU Parent-Subsidiary Directive, and is subject to a Member State Corporate Income Tax (as listed in Annex I, Part B, of the EU Parent-Subsidiary Directive), without the possibility of being exempt; and

(iii) the dividends distributed do not derive from the subsidiary’s liquidation.

This exemption shall also apply to dividends distributed by subsidiaries resident in the Spanish territory to parent companies resident in member states of the European Economic Area (“EEA”) with which Spain has an effective exchange of taxation information.

The aforesaid exemption will not be applicable if the dividend is obtained through a territory that is defined as to a tax haven by Spanish regulations, and is also subject to certain anti-abuse provisions (among which, a rule providing for the non-applicability of the exemption where the majority of the voting rights of the parent company are held directly or indirectly by non-EU/EEA-resident persons, unless it is evidenced that its incorporation and its operations are backed by valid economic motives and to substantive economic reasons).

Additionally, Non-Spanish Holders of Holdco Shares resident in certain countries may be entitled to the benefits of a double tax treaty in effect between Spain and their country of tax residence. Such non-Spanish Holders may benefit from a reduced tax rate or an exemption under an applicable double tax treaty with Spain, subject to the satisfaction of any conditions specified in the relevant double tax treaty, including providing evidence of the tax residence of the non-Spanish Holder by means of a certificate of tax residence duly issued by the tax authorities of the country of tax residence of the non-Spanish Holder making express reference to the non-Spanish Holder’s entitlement to the benefits of such double tax treaty or, as the case may be, the equivalent document specified in the Spanish Order which further supplements the applicable double tax treaty. Tax residence certificates issued by a foreign tax authority (or equivalent documents) are generally valid for Spanish tax purposes for one year as from their date of issuance.

Non-Spanish Holders should consult their tax advisors with respect to the applicability and procedures under Spanish law for obtaining the benefit of an exemption or a reduced rated under a double tax treaty.

Hence, considering that Holdco will generally apply a 19% withholding on dividend payments, please refer to our comments in section “Spanish Taxation on Dividends for non-Spanish Holders of Holdco Shares: formal procedure” regarding the formal procedure throughout which excess withholding can be avoided or refunded.

Spanish Taxation on Dividends for U.S. Treaty Beneficiaries of Holdco Shares

The following discussion describes the material Spanish tax consequences for a holder that is a U.S. treaty beneficiary of holding of shares (taxation of dividend income). For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and its Protocol signed at Madrid on February 22, 1990 (Convenio entre el Reino de España y los Estados Unidos de América para evitar la doble imposición y prevenir la evasión fiscal respecto de los impuestos sobre la renta, y su Protocolo, firmado en Madrid el 22 de febrero de 1990) (the “U.S.-Spain Treaty”), who is fully eligible for benefits under the Treaty.

A holder will be a U.S. treaty beneficiary entitled to full U.S.-Spain Treaty benefits in respect of the Holdco Shares if it is, inter alia:

•	the beneficial owner of the Holdco Shares (and the dividends paid with respect thereto);

•	a U.S. holder;

•	not also a resident of Spain for Spanish tax purposes; and

•	not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the U.S.-Spain Treaty that applies generally to assess the entitlement to the benefits of the U.S.-Spain Treaty.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of Holdco Shares that are held by a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Spain.

As described above, the full amount of a dividend distributed by Holdco to a non-Spanish Holder which does not maintain a permanent establishment or other taxable presence in Spain is subject to (final) Spanish withholding tax at a tax rate of 19%.

However, pursuant to the U.S.-Spain Treaty, the Spanish withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. Hence, considering that Holdco will generally apply a 19% withholding on dividend payments, please refer to our comments in section “Spanish Taxation on Dividends for non-Spanish Holders of Holdco Shares: formal procedure” regarding the formal procedure throughout which excess withholding can be avoided or refunded.

Spanish Taxation on Dividends for non-Spanish Holders of Holdco Shares: formal procedure

Considering all the above, Holdco will apply a withholding of 19% on dividend payments. However, when a treaty applies based on the tax residency of the holder, the exemption or reduced tax rate established in the treaty for such income shall apply, upon the taxpayer’s evidence of their tax residency, in the form established in the corresponding legislation (for instance, IRS Form 6166 for U.S. investors). For this purpose, a special procedure approved by Order of the Ministry of Finance and Treasury on April 13, 2000 is applicable to make any withholding at the corresponding rate for non-Spanish Holders, and when applicable for the exclusion of the withholding, provided that the payment procedure involves financial entities domiciled, resident or represented in Spain that are depositaries or which manage the collection of income from such securities.

Pursuant to this regulation, upon distribution of the dividend, Holdco will withhold on the gross income of the dividend a rate of 19% in 2021 and transfer the resulting net amount to the Spanish depositary. The depositary which gives to the Holdco (as received from the corresponding investors) evidence in the established form of the right to the entitlement to the application of reduced rates or exclusion of withholding from the non-Spanish Holders shall immediately receive the excess amount withheld, for subsequent distribution to the investors. To this end, the non-Spanish Holders must, before the 10th day of the month following the distribution of the dividend, provide their depositary with a certificate of tax residency issued by the relevant tax authority of their country of residence, stating that the holder is resident in such country in the terms defined in the relevant treaty. In cases in which a reduced tax rate is provided by a treaty pursuant to an Order establishing the use of a specific form, this form must be delivered instead of the certificate. Such tax residency certificates are generally valid for one year from the date of issue for these purposes and if they refer to a specific period, they will only be valid for that period.

When an exemption or reduced withholding tax rate under a treaty is applicable, and the holder does not give evidence of its tax residency in a timely manner, the holder may request the Spanish tax authorities the refund of the amount withheld in excess, following the procedure and using the form stipulated in Spanish Order EHA/3316/2010 of December 17, 2010.

Spanish Taxation on Capital Gains for non-Spanish Holders of Holdco Shares

The capital gains from the disposition of the Holdco Shares realized by a non-Spanish Holder which does not maintain a permanent establishment or other taxable presence in Spain would be treated as Spanish source income subject to tax in Spain. In particular, capital gains derived from transfer of the Holdco Shares shall be subject to tax at 19%, unless a domestic exemption or a treaty applies.

Capital gains derived from Holdco Shares will be exempt from taxation in Spain in either of the following cases:

a.

Capital gains obtained directly by any non-Spanish Holder of Holdco Shares which is resident of another EU member state or of an EEA member state (subject to the existence of an effective exchange of information with Spain for the purposes of paragraph 4 of Law 36/2006, of 29 November) or indirectly through a permanent establishment of such non-Spanish Holder of Holdco Shares in a EU member state (other than Spain) or in a qualifying EEA member state. This exemption is not applicable to capital gains obtained through a country or territory that is defined as a tax haven by Spanish regulations. Additionally, this exemption will not apply in certain cases, which include, among others, capital gains derived by non-Spanish Holders that are corporate entities, from transfers of shares that do not comply with the requirements set forth under the CIT participation exemption regime (described above under “Taxation of Holdco”).

b.

Capital gains realized by non-Spanish Holders of Holdco Shares who are eligible to claim the benefits of a double tax treaty entered into between their country of tax residence and Spain that provides for taxation of capital gains only in such non-Spanish Holder’s country of residence.

The Spanish tax laws also provide for an exemption on capital gains realized upon dispositions of listed securities (available to non-resident holders resident in a jurisdiction having a tax treaty with Spain providing for an exchange of information clause), but since such exemption requires the trading of such securities in a Spanish regulated stock exchange (which is not expected to be the case of the Holdco Shares), such exemption shall not be available.

No withholding taxes are imposed on capital gains. Please refer to our comments in section “Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by non-Spanish Holders.

Spanish Taxation on Capital Gains for the U.S. Treaty Beneficiaries of the Holdco Shares

Pursuant to the U.S.-Spain Treaty, U.S. treaty beneficiaries are not subject to Spanish tax on capital gains derived from the disposition of shares in Spanish tax resident companies (unless the capital gain refers to transfer of shares in a qualifying Spanish real estate company) and therefore should not be taxed on capital gains from the disposition of the Holdco Shares.

Please refer to our comments in section “Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by U.S. treaty beneficiaries.

Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure

Non-Spanish Holders are required to file a tax return (currently, Form 210), calculating and paying, as applicable, the resulting Spanish tax due. This tax return may also be filed, and the tax paid, by the taxpayer’s tax representative in Spain, the depository or the manager of the shares, applying the procedure and the tax return set out in Order EHA/3316/2010 of December 17, 2010.

In the event that an exemption applies, whether under Spanish law or through a treaty, the non-Spanish Holder must provide evidence of his/her/its right by providing a certificate of tax residency in a timely manner duly issued by the tax authorities of his/her/its country of residence (which must state, as the case may be, that the holder is resident in that country within the meaning of the applicable treaty) or the form stipulated in the Order implementing the applicable treaty. Such tax residency certificates are generally valid for one year from the date of issue for these purposes, and if they refer to a specific period, they will only be valid for that period.

•	Taxation of Spanish Holders of Holdco Shares

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to Spanish Holders.

The Spanish dividend and capital gains taxation rules applicable to Spanish tax residents require a distinction between Holdco Shares held by individuals and Holdco Shares held by corporations.

Holdco Shares Held by Individuals

A holder is a Spanish tax resident if, in case of an individual, he or she spends more than 183 days in Spain or has its main center of activities or economic interests, directly or indirectly, in Spain.

If the Holdco Shares are held by Spanish tax resident individuals, dividends and capital gains are taxed as savings income and are subject to Spanish income tax on capital income at a tax rate of 19-26%. A 19% withholding tax would apply on dividends while capital gains are not subject to withholding tax. Such withholding tax is creditable from the personal income tax payable; if the amount of tax withheld is greater than the amount of the net personal income tax payable, the taxpayer is entitled to a refund of the excess withheld.

Losses resulting from the disposal of Holdco Shares can only be offset against other income that qualify as savings income subject to certain limitations. Capital losses derived from the disposal of Holdco Shares may be offset against similar capital gain items obtained during the tax period included in the saving income base. The excess, if any, may be offset against the other incomes included in such base with a limit of 25%. The excess, if any, may be offset in the same order within the following four years. Certain losses derived from the transfer of the Holdco Shares will not be treated as capital losses when identical securities are acquired during the two months prior or subsequent to the transfer date which originated that loss.

Spanish tax resident individuals shall be subject to Wealth Tax on their total net wealth at December 31, irrespective of where their assets might be located or rights might be exercised at a tax scale with marginal rates ranging between 0.2% and 3.5%, with a minimum tax-free allowance of €700,000, without prejudice to specific rules that may have been approved by the Spanish Autonomous Regions. Holdco Shares shall be valued using the average trading price in the last quarter of the year.

The transfer of shares by inheritance or gift in favor of individuals who are resident in Spain is subject to Inheritance and Gift Tax, without prejudice to the specific legislation applicable in each Spanish Autonomous Region. The acquirer of the shares is liable for this tax as taxpayer. The applicable general tax rates range between 7.65% and 34%. However, after applying all relevant factors (such as the specific regulations imposed by each Spanish Autonomous Region, the amount of the pre-existing assets of the taxpayer and the degree of kinship with the deceased or donor), the final effective tax rate may range from 0% to 81.6%.

Holdco Shares Held by Corporations

Spanish corporations and non-Spanish Holders of Holdco Shares acting in Spain through permanent establishments shall include in their CIT taxable base the gross amount of dividends and capital gains received as a result of ownership of the Holdco Shares. The CIT current general tax rate applicable to this income is 25%.

However, dividends and capital gains derived by a Spanish corporation could be entitled to a 95% exemption from CIT, pursuant to the considerations mentioned above in section “Taxation of Holdco.”

In addition, in the 2021 tax year, CIT taxpayers shall be subject to a 19% withholding tax on the total profit distributed, unless any of the withholding exemptions set forth in prevailing regulations apply, in which case, no withholding tax shall be made. This withholding shall be creditable from the CIT payable and, should the latter be insufficient, it shall give rise to the refund provided for in article 127 of the CIT Act. Capital gains deriving from the disposal of Holdco Shares will not be subject to withholding tax.

Other Taxes

No Spanish transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Holdco Shares provided that Holdco does not qualify as a real estate company.

Spanish Taxation of Holders of Holdco Public Warrants

Warrant holders are taxed in particular upon the sale or exercise of the warrants (taxation of capital gains) and the gratuitous transfer of warrants (inheritance and gift tax).

(i)	Taxation for non-Spanish Holders of Holdco Public Warrants

Income deriving from the transfer of the Holdco Public Warrants should qualify as a capital gain or loss. The amount will be determined as the difference between the acquisition value (including related taxes and expenses) of the relevant Holdco Public Warrant and the transfer price (net from any taxes and expenses related to the transfer provided that they have been paid by the transferor) of such Holdco Public Warrant.

If the Holdco Public Warrant is exercised, income obtained, calculated as the difference between the amount received and the tax basis of the Holdco Public Warrant, should be treated as a capital gain.

As a general rule, any capital gain will be taxable at the general rate of 19%. However, capital gains derived from the transfer or exercise of Holdco Public Warrants will be exempt from taxation in Spain in either of the following cases:

a.

Capital gains obtained directly by any non-Spanish Holder of Holdco Public Warrants which is resident of another EU member state or of an EEA member state (subject to the existence of an effective exchange of information for the purposes of paragraph 4 of Law 36/2006, of 29 November) or indirectly through a permanent establishment of such non-Spanish Holder of Holdco Shares in a EU member state (other than Spain) or in a qualifying EEA member state. This exemption is not applicable to capital gains obtained through a country or territory that is defined as a tax haven by Spanish regulations.

b.

Capital gains realized by non-Spanish Holder of Holdco Public Warrants who are eligible to claim the benefits of a double tax treaty entered into between their country of tax residence and Spain that provides for taxation of capital gains only in such non-Spanish Holder’s country of residence.

No withholding taxes are imposed on the capital gain. Non-Spanish Holders are rather required to file a tax return (currently, Form 210), calculating and paying, as applicable, the resulting Spanish tax due.

Please refer to our comments in section “Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by non-Spanish Holders of Holdco Public Warrants.

Spanish Taxation on Capital Gains for the U.S. Treaty Beneficiaries of the Holdco Public Warrants

Pursuant to the U.S.-Spain Treaty, U.S. treaty beneficiaries should not be subject to Spanish tax on capital gains derived from the exercise or disposition of Holdco Public Warrants.

Please refer to our comments in section “Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by non-Spanish Holders of Holdco Public Warrants.

(ii)	Taxation for Spanish Holders of Holdco Public Warrants

Holdco Public Warrants Held by Individuals

If the Holdco Public Warrants are held by a Spanish tax resident individual, capital gains deriving from the transfer of the Holdco Public Warrant should be taxed as savings income and is subject to Spanish income tax on capital income at a tax rate of 19-26%. The amount will be determined as the difference between the acquisition value (including related taxes and expenses) of the relevant Holdco Public Warrant and the transfer price (net from any taxes and expenses related to the transfer provided that they have been paid by the transferor).

If the Holdco Public Warrant is exercised, the income obtained, calculated as the difference between the amount received and the tax acquisition value of the Holdco Public Warrants, should be treated as a capital gain and should be also included in the savings income taxable base.

Income deriving from the Holdco Public Warrant shall not be subject to any withholding or deduction for or on account of Spanish taxes.

Losses resulting from the disposal or exercise of Holdco Public Warrant can only be offset against other similar capital gain items that qualify as savings income, subject to certain limitations. Certain losses derived from the disposal or exercise of the Holdco Public Warrants will not be treated as capital losses when identical securities are acquired during the two months prior or subsequent to the transfer date which originated that loss.

Spanish tax resident individuals shall be subject to Net Wealth Tax on their total net wealth at December 31, irrespective of where their assets might be located or rights might be exercised at a tax scale with marginal rates ranging between 0.2% and 3.5%, with a minimum tax-free allowance of €700,000, without prejudice to specific rules that may have been approved by the Spanish Autonomous Regions. Holdco Public Warrants shall be valued using the average trading price in the last quarter of the year.

The transfer of Holdco Public Warrants by inheritance or gift in favor of individuals who are resident in Spain is subject to Inheritance and Gift Tax, without prejudice to the specific legislation applicable in each Spanish Autonomous Region. The acquirer of the warrants is liable for this tax as taxpayer. The applicable general tax rates range between 7.65% and 34%. However, after applying all relevant factors (such as the specific regulations imposed by each Spanish Autonomous Region, the amount of the pre-existing assets of the taxpayer and the degree of kinship with the deceased or donor), the final effective tax rate may range from 0% to 81.6%.

Holdco Public Warrants Held by Corporations

Spanish corporations and non-Spanish Holders of Holdco Public Warrants acting in Spain through permanent establishments shall include in their CIT taxable base the accounting result derived from the disposal or exercise of Holdco Public Warrants. The CIT current general tax rate applicable to this income is 25%.

If the Holdco Public Warrant is transferred, the accounting result deriving from such transfer, generally computed as the difference between the acquisition value (net of any provision) and the transfer price will be treated as income subject to CIT and taxed at the general applicable rate of 25%.

If the Holdco Public Warrant is exercised, the accounting result deriving from such exercise, generally computed as the difference between the amount received and the acquisition value of Holdco Public Warrant, will be also treated as taxable income and taxed at the general applicable tax rate (25%).

Income deriving from the Holdco Public Warrants will not be subject to any withholding or deduction for or on account of Spanish taxes.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary. For the purposes of this section “The Business Combination Agreement and Ancillary Documents”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Holdco, Kensington, and Wallbox do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Holdco, Kensington, or Wallbox or any other matter.

General Description of the Business Combination Agreement

General

On June 9, 2021, Kensington, Holdco, Merger Sub and Wallbox entered into the Business Combination Agreement, pursuant to which Kensington, Holdco and Wallbox will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Exchanges (as defined below), the Merger and the other transactions contemplated thereby.

On the Closing Date and immediately prior to the Merger Effective Time (as defined below), pursuant to the Exchange Agreement, (i) each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”) and (ii) following the Convert Exchange, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”). The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Merger Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by Kensington and Wallbox, as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as Kensington and Wallbox may mutually agree).

Structure of the Business Combination

The business combination is structured as follows:

(a)

Prior to the Exchange Effective Time, Holdco will (i) change its legal form from a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) and (ii) amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in a form to be reasonably determined by Wallbox in consultation with Kensington, which Holdco Organizational Documents will remain in effect through the Merger Effective Time and thereafter will be the organizational documents of Holdco. The Holdco Organization Documents are anticipated to provide, among other things, that each Holdco Ordinary A Share will have one vote (1) per share and each Holdco Ordinary B Share will have ten (10) votes per share;

(b)

Pursuant to the Exchange Agreement (as defined below): (i) each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”) and (ii) following the Convert Exchange, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind of its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”);

(c)

Following the Exchanges, pursuant to the Business Combination Agreement: (i) Merger Sub will merge with and into Kensington (the “Merger”) with Kensington as the surviving corporation, and Kensington will become a wholly-owned subsidiary of Holdco; (ii) as a result of the Merger, all of the Kensington Common Stock of the Surviving Corporation (other than Excluded Shares) will be converted into the right to receive New Kensington Common Stock, which will then be exchanged by means of a contribution in kind in exchange for the issuance of Holdco Ordinary A Shares; and

(d)

Contemporaneously with the execution of the Business Combination Agreement, certain investors have entered into certain subscription agreements, pursuant to which such investors will purchase Holdco Ordinary A Shares at a purchase price of $10.00 per share in a private placement to be consummated immediately prior to the consummation of the Transactions.

Conversion of Securities

At the Exchange Effective Time:

(a)

(i) each issued Wallbox Ordinary Share will be contributed in kind to Holdco, (ii) Holdco will issue to each holder of Wallbox Ordinary Shares (including the Wallbox Ordinary Shares issued upon the conversion of the Wallbox convertible loans) the number of Holdco Ordinary A Shares and/or Holdco Ordinary B Shares, as applicable, calculated in accordance with the Exchange Ratio and (iii) each holder of Wallbox Ordinary Shares (including the Wallbox Ordinary Shares issued upon the conversion of the Wallbox convertible loans) will cease to be the holder of such Wallbox Ordinary Shares;

(b)	each Wallbox Option that is outstanding immediately prior to the Exchange Effective Time, whether vested or unvested, will be converted at the Exchange Effective Time into an option to purchase a number of shares of the applicable class of Holdco Shares (such option, a “Holdco Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Wallbox Ordinary Shares subject to such Wallbox Option immediately prior to the Exchange Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Wallbox Option immediately prior to the Exchange Effective Time divided by (B) the Exchange Ratio; and

(c)

The Wallbox Ordinary Shares held by Enric Asunción Escorsa and Eduard Castañeda are expected to be exchanged for “high vote” Holdco Class B Shares that have ten (10) votes per share. Upon transfer to third parties, these shares will have one (1) vote per share.

At the effective time of the Merger (the “Merger Effective Time”), which will be immediately after the Exchange Effective Time, by virtue of the Merger and without any action on the part of Kensington, Merger Sub, Wallbox or the holders of any of Wallbox’s securities:

(a)

each share of Kensington Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) will be converted into and become one share of New Kensington Common Stock, and each such share of New Kensington Common Stock will immediately thereafter be exchanged by means of a contribution in kind for the issuance of Holdco Shares, whereby Holdco will issue one Holdco Ordinary A Share for each share of New Kensington Common Stock exchanged;

(b)

all shares of Kensington Common Stock that are owned by Kensington as treasury stock, and any shares of Kensington Common Stock owned by Holdco, Merger Sub, Wallbox or any other direct or indirect wholly owned subsidiary of Holdco (collectively, the “Excluded Shares”) will be automatically cancelled and retired, and will cease to exist and no consideration will be delivered in exchange therefor; and

(c)

each Kensington Warrant that is outstanding immediately prior to the Merger Effective Time will, pursuant to the Kensington Warrant Agreement, cease to represent a right to acquire the number of shares of Kensington Class A Common Stock set forth in such Kensington Warrant and will be converted in accordance with the terms of the Kensington Warrant Agreement, at the Merger Effective Time, into a right to acquire one Holdco Ordinary A Share (a “Holdco Warrant”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Kensington Warrant Agreement and thereupon be assumed by Holdco.

“Exchange Ratio” means the quotient obtained by dividing (A) (x) $1,400,000,000, divided by (y) the number of Fully-Diluted Company Shares by (B) $10.

Closing

The Closing will occur as promptly as practicable, but in no event later than three Business Days following the satisfaction, if permissible, or waiver of all of the closing conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Wallbox, Kensington, Holdco and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Merger Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Wallbox, Holdco and Merger Sub to Kensington relating to a number of matters, including the following:

•	organization and qualification to do business, subsidiaries;

•	certification of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	permits and compliance;

•	financial statements;

•	absence of certain changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	approval of the board and the shareholders;

•	certain business practices;

•	interested party transactions;

•	the Exchange Act;

•	absence of broker fees; and

•	exclusivity of the representations and warranties made by Wallbox.

The Business Combination Agreement contains representations and warranties made by Kensington to Wallbox relating to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	absence of broker fees;

•	the Trust Account;

•	employees;

•	taxes;

•	the listing of Kensington Class A Common Stock, Kensington Warrants and Kensington Units; and

•	investigation and reliance.

Under the Business Combination Agreement, Holdco and Merger Sub made customary representations and warranties to Kensington relating to, among other things: organization; capitalization; authority to enter into the Business Combination Agreement; certification of incorporation and bylaws; absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents; permits and compliance; approval of the board and the shareholders; certain business practices; absence of certain changes or events; absence of broker fees; and taxes.

Conduct of Business Pending the Business Combination

Wallbox has agreed that, prior to the Merger Effective Time or the earlier termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business consistent with past practice. Wallbox has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with Wallbox customers, suppliers, and any other significant business relations.

In addition to the general covenants above, Wallbox has agreed that prior to the Merger Effective Time, subject to specified exceptions, it will not, without the written consent of Kensington (which may not be unreasonably conditioned, withheld or delayed):

•	change or amend its certificate of incorporation or bylaws;

•

issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Wallbox, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Wallbox; or (b) any material assets of Wallbox;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

(a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $10,000,000; or (b) incur any indebtedness for borrowed money in excess of $20,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•

(a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Wallbox as of the date of the Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (b) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (d) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000, or (e) enter into or amend any collective bargaining agreement or other labor agreement covering Wallbox’s employees;

•

other than as required by law or pursuant to employee benefit plans disclosed to Kensington, grant any severance or termination pay to, any director or officer of Wallbox, other than in the ordinary course of business consistent with past practice;

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Proposed Transactions, or health and welfare plan renewals in the ordinary course of business;

•	materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

•	make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Wallbox material rights thereunder, in each case in a manner that is adverse to Wallbox, taken as a whole, except in the ordinary course of business;

•

intentionally permit any material item of Wallbox owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Wallbox intellectual property; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Each of Holdco and Merger Sub has agreed that, prior to the earlier of the Merger Effective Time or the termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business consistent with past practice. In addition, each of Holdco and Merger Sub agreed that prior to the Merger Effective Time, subject to specified exceptions, it will not, without the written consent of Kensington (which may not be unreasonably withheld, conditioned or delayed):

•	change, modify or amend the organizational documents of Holdco or Merger Sub;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Business Combination);

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

•

make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up its business and operations; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Kensington has agreed that, prior to the earlier of the Merger Effective Time or the termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business consistent with past practice. In addition, Kensington has agreed that prior to the Merger Effective Time, subject to specified exceptions, it will not, without the written consent of Wallbox (which may not be unreasonably withheld, conditioned or delayed):

•	change, modify or amend the organizational documents of Kensington, or form any subsidiary;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund that are required pursuant to Kensington’s organizational documents;

•

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Kensington Common Stock or Kensington Warrants except for redemptions from the trust fund that are required pursuant to the Kensington organizational documents;

•

issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock or other securities of Kensington, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Kensington;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Business Combination);

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Kensington, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•

make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Kensington;

•	amend the trust agreement or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The obligations of Wallbox, Kensington, Holdco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•

the Kensington Proposals have been approved and adopted by the requisite affirmative vote of the Kensington stockholders in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange;

•

no Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, including the Merger;

•

all required filings under the HSR Act have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act has expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder have been obtained;

•	all consents, approvals and authorizations set forth in the Business Combination Agreement have been obtained from and made with all Governmental Authorities;

•

the F-4 Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the F-4 Registration Statement have been initiated or are threatened by the SEC; and

•

(i) Holdco’s initial listing application with The New York Stock Exchange, in connection with the Transactions has been conditionally approved and, immediately following the Closing, Holdco satisfies any applicable initial and continuing listing requirements of The New York Stock Exchange, and Holdco has not received any notice of non-compliance therewith, and (ii) the Holdco Ordinary A Shares to be issued in connection with the Merger have been approved for listing on The New York Stock Exchange, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary A Shares, and the outstanding Holdco Ordinary A Shares are listed on The New York Stock Exchange on the Closing Date.

Other Conditions to Kensington’s Obligations

The obligations of Kensington to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of Wallbox contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Wallbox contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

•

Wallbox, Holdco and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Effective Time;

•	Wallbox has delivered to Kensington a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no Company Material Adverse Effect has occurred between the date of the Business Combination Agreement and the Closing Date; and

•	Wallbox has delivered to Kensington the PCAOB Audited Financials.

Other Conditions to Wallbox’s Obligations

The obligations of Wallbox to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

•

the representations and warranties of Kensington contained in the sections titled (i) Corporation Organization (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement are each true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Kensington and Merger Sub contained in the Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect;

•

Kensington has performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Merger Effective Time;

•	Kensington has delivered to Wallbox a customary officer’s certificate (signed by the President of Kensington), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•

other than those persons identified as continuing directors in accordance with the Business Combination Agreement, all members of the Kensington Board have executed written resignations effective as of the Merger Effective Time;

•	no Kensington Material Adverse Effect has occurred between the date of the Business Combination Agreement and the Closing Date; and

•	the Kensington Cash Amount will be at least two hundred and fifty million dollars ($250,000,000) in the aggregate.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Wallbox shareholders or Kensington stockholders, respectively, as follows:

(a)	By mutual written consent of Kensington and Wallbox;

(b)

By Kensington or Wallbox, if (i) the Merger Effective Time shall not have occurred prior to the Outside Date (as defined in the Business Combination Agreement); provided, however, that the Business Combination Agreement may not be terminated by any party (A) that directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; or (B) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate the Business Combination Agreement shall continue throughout the pendency of such legal proceeding); (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making the Closing illegal or otherwise preventing or prohibiting the Closing and the Merger; or (iii) any of the Kensington Proposals fails to receive the requisite vote for approval at the special meeting;

(c)

By Wallbox if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Kensington set forth in the Business Combination Agreement, or if any representation or warranty of Kensington shall have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to the Obligations of the Company” would not be satisfied (a “Terminating Kensington Breach”); provided that Wallbox has not waived such Terminating Kensington Breach and Wallbox is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington, Wallbox may not terminate the Business Combination Agreement under the applicable section for so long as Kensington continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Wallbox to Kensington;

(d)	By Kensington if there is a Terminating Company Breach (as defined in the Business Combination Agreement); provided that Kensington has not waived such Terminating Company

Breach and Kensington is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Wallbox, Kensington may not terminate the Business Combination Agreement under this provision for so long as Wallbox continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Kensington to Wallbox.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Kensington and Wallbox agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Kensington relating to the special meeting of Kensington’s stockholders to be held to consider approval and adoption of the Kensington Proposals.

Kensington Stockholders’ Meeting

Kensington has agreed to call and hold the special meeting as promptly as practicable after the date on which this Registration Statement becomes effective (no later than thirty days after the date on which this proxy statement/prospectus is mailed to the stockholders of Kensington). Kensington has agreed, through the Kensington Board, to recommend to its stockholders that they approve the Kensington Proposals contained in this proxy statement/prospectus and agreed to include the recommendation of the Kensington Board in this proxy statement/prospectus.

Exclusivity

Kensington has agreed that until the earlier of the Closing and the termination of the Business Combination Agreement, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, to not, and to cause its representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party other than with the other parties to the Business Combination Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Kensington has agreed that it shall, and shall cause its affiliates and their respective representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kensington also agrees that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kensington or any of its affiliates or its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kensington shall promptly (and in no event later than 24 hours after it becomes aware of such inquiry or proposal) notify such person in writing that it is subject to an exclusivity agreement with respect to the Business Combination that prohibits such party from considering such inquiry or proposal.

Stock Exchange Listing

Wallbox, Holdco and Kensington will use their respective reasonable best efforts to cause Holdco Class A Shares to be issued in connection with the Business Combination to be approved for listing on the NYSE at Closing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Wallbox and Kensington providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	Certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;

•	Director and officer indemnification;

•	Prompt notification of certain matters;

•	Wallbox and Kensington using reasonable best efforts to consummate the Business Combination;

•	Public announcement relating the Business Combination;

•	Agreement relating to the intended tax treatment of the Business Combination;

•	Cooperation regarding any filings required under the HSR Act;

•	The delivery by Wallbox of audited financial statements not later than 30 days from the date of the Business Combination Agreement; and

•	Kensington making disbursements from the Trust Account.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and ancillary agreements, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, if the Closing occurs, then Holdco will pay, or cause to be paid, all unpaid Kensington and Wallbox expenses as of such time.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed by the parties thereto.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. Stockholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the special meeting.

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, Holdco, Wallbox and the holders of Wallbox Ordinary Shares and the holders of Wallbox’s convertible loans entered into a Contribution and Exchange Agreement (the “Exchange Agreement”), under which Kensington is a third-party beneficiary. Pursuant to the Exchange Agreement, (i) each holder of Wallbox’s convertible loans will, prior to the Exchange Effective Time (as defined below), convert its Wallbox convertible loans into Wallbox Ordinary Shares (the “Convert Exchange”) and (ii) following the Convert Exchange, each holder of Wallbox Ordinary Shares will exchange by means of a contribution in kind its Wallbox Ordinary Shares to Holdco in exchange for the issuance of Holdco Shares in accordance with the Exchange Ratio and Wallbox will become a wholly-owned subsidiary of Holdco (the “Ordinary Exchange,” and together with the Convert Exchanges, the “Exchanges”, and the effective time of the Ordinary Exchange, the “Exchange Effective Time”).

Sponsor Support Agreement

In connection with their entry into the Business Combination Agreement, the Sponsor, Kensington, Holdco and Wallbox entered into the Sponsor Support Agreement, pursuant to which (a) the Sponsor reaffirmed its obligations in existing arrangements with Kensington to vote in favor of each of the proposals to be voted upon at the meeting of Kensington stockholders in connection with the business combination, including approval of the Business Combination Agreement and the transactions contemplated thereby; and (b) the Sponsor has waived any adjustment to the conversion ratio set forth in the governing documents of Kensington or any other anti-dilution or similar protection with respect to the shares of Kensington Class B Common Stock that may result from the transactions contemplated by the Business Combination.

Registration Rights and Lock-Up Agreement

Pursuant to the Business Combination Agreement, at the Closing, Kensington, Holdco, Kensington Capital Sponsor II LLC (the “Original Holder”) and the shareholders of Wallbox (the “New Holders” and, collectively with the Original Holder, the “Holders”) will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form set forth in the Business Combination Agreement. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of certain securities of Holdco held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Kensington file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of Holdco held by such Holders. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The securities held by each of the New Holders and the Original Holder will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of Holdco’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdco consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of Holdco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. After 180 days following the Closing, New Holders will have the right to transfer securities to the extent required to cover tax obligations of such New Holder or its direct and indirect shareholders.

Employee Lock-Up Agreements

On June 9, 2021, Kensington entered into separate Employee Lock-Up Agreements with the Employees. The Employee Lock-Up Agreements provide that the Lock-Up Shares may generally not be transferred during the Lock-Up Period, subject to certain exceptions including after 180 days following the Closing, Employees will have the right to transfer securities to the extent required to cover tax obligations of such Employee.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Kensington and Holdco entered into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase and Holdco agreed to issue to such PIPE Investors, 10,000,000 Holdco Class A Shares (the “PIPE Shares”), for an aggregate of $100,000,000 in proceeds. The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The closing of the Subscription Agreements is contingent upon, among other things, the substantially concurrent consummation of the Business Combination and related transactions.

Certain of the officers and directors of Kensington agreed to invest in the PIPE Financing on the same terms as the other PIPE Investors (see “The Business Combination—Interests of Certain Persons in the Business Combination”).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 combines the historical statement of financial position of Wallbox and the historical statement of financial position of Kensington on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 combines the historical statements of profit or loss of Wallbox and Kensington for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Wallbox’s and Kensington’s audited financial statements and related notes, as applicable, and the sections titled “Wallbox’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Kensington’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On June 9, 2021, Kensington, Holdco, Merger Sub and Wallbox entered into the Business Combination Agreement, pursuant to which, among other things, (a) each holder of Wallbox securities (including each holder of Wallbox’s convertible loans, which will be converted into Wallbox Class A Ordinary Shares prior to the consummation of the Business Combination) will take steps to exchange its Wallbox securities for Holdco Shares, as a result of which Wallbox will become a wholly-owned subsidiary of Holdco, (b) each holder of Kensington Common Stock will take steps to exchange by means of a contribution in kind its Kensington Common Stock in exchange for the issuance of Holdco Shares and (c) Merger Sub will be merged with and into Kensington, with Kensington surviving the Merger as a wholly-owned subsidiary of Holdco.

At the Closing, as a result of the Business Combination, (i) each outstanding Wallbox Class A Ordinary Share (including each such share resulting from the conversion of Wallbox’s convertible loans prior the Closing by the noteholders thereof), and each outstanding Class B Ordinary Share will be exchanged for a number of Holdco Ordinary A Shares or Holdco Ordinary B Shares, as applicable, determined in each case by reference to an “Exchange Ratio,” calculated in accordance with the Business Combination Agreement, and (ii) each outstanding share of Kensington’s Class A common stock and Class B common stock will be cancelled and automatically converted into the right to receive one Holdco Ordinary A Share. Additionally, each outstanding Kensington warrant to purchase a share of Kensington Class A Common Stock will, by its terms, convert into a warrant to purchase one Holdco Class A Share, on substantially the same contractual terms and thereupon be assumed by Holdco pursuant to the warrant assignment, assumption and amendment agreement. As of the date of the Business Combination Agreement, the Illustrative Exchange Ratio was 240.990795184659.

Concurrently with the execution of the Business Combination Agreement, Kensington and Holdco entered into subscription agreements with PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Holdco agreed to issue and sell to such PIPE Investors, an aggregate of 10,000,000 Holdco Class A Shares at $10.00 per share for expected gross proceeds of $100 million on the closing date.

For more information about the Business Combination, please see the section entitled “The Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Kensington will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Wallbox issuing shares at the closing of the Business Combination for the net assets of Kensington as of the closing date, accompanied by a recapitalization. The net assets of Kensington will be stated at historical cost, with no goodwill or other intangible assets recorded.

Wallbox has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Wallbox’s shareholders will have the largest voting interest in Holdco under both the no redemption and maximum redemption scenarios;

•	Wallbox shareholders will have the ability to nominate at least a majority of the members of the Board of Directors of the combined entity;

•	Wallbox’s senior management is the senior management of the post-combination company;

•	The business of Wallbox will comprise the ongoing operations of Holdco; and

•	Wallbox is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Kensington does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Holdco Shares issued over the fair value of Kensington’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

Because Kensington reports its historical financial information in U.S. Dollars and Wallbox reports its historical financial information in Euros, for purposes of preparing this presentation, all U.S. Dollar amounts have been translated into Euros using an exchange rate of $1.00 to €0.81407, which was the exchange rate published by the European Central Bank as of December 31, 2020. Additionally, for purposes of calculating the ownership of Wallbox shareholders following the Business Combination, this presentation assumes the Illustrative Exchange Ratio of 240.990795184659.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Kensington’s public shareholders of Kensington’s Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•

Assuming No Redemptions: This presentation assumes that no public shareholders of Kensington exercise redemption rights with respect to their public shares for a pro rata share of cash in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that 8,001,344 shares of Kensington Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account, which is the maximum amount that can be redeemed and the closing condition for the Kensington Cash Amount of $250 million described below can still be satisfied. This scenario gives effect to Kensington share redemptions of 8,001,344 shares for aggregate redemption payments of $80.0 million (€65.1 million) at a redemption price of approximately $10.00 per shares (€8.14 per share) based on the investments held in the Trust Account as of December 31, 2020. The Business Combination Agreement includes as a condition to closing the Business Combination that, at Closing, Holdco will receive aggregate transaction proceeds of $250.0 million comprising (i) the cash held in the Trust Account after giving effect to the Kensington shareholder redemption and (ii) aggregate proceeds from the PIPE Financing.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Kensington’s public shareholders is unknowable prior to the Kensington shareholder vote with respect to the Business Combination. Additionally, even if the condition relating to the Kensington Cash amount is not met, Wallbox has the right, in its sole discretion, to waive such condition pursuant to the Business Combination Agreement, which could result in the Business Combination being consummated with redemptions even greater than those presented in this “Maximum Redemption Scenario.” Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.

The following summarizes the number of Holdco Shares outstanding under the two redemption scenarios:

	Share Ownership of Holdco (1)
	No Redemptions		Maximum Redemptions
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Kensington’s public shareholders	23,000,000	12.87%	14,998,656	8.78%
PIPE Investors	10,000,000	5.59%	10,000,000	5.86%
Kensington Initial Stockholders	5,750,000	3.22%	5,750,000	3.37%
Wallbox equityholders (2)	140,000,000	78.32%	140,000,000	81.99%

Total	178,750,000	100.00%	170,748,656	100.00%

(1)

Does not include 5,750,000 Kensington Public Warrants or 8,800,000 Private Placement Warrants held by the Sponsor. Assuming no redemptions, the Kensington Public Warrants and the Private Placement Warrants represent 3.0% and 4.6%, respectively, of the total 193,300,000 Holdco Shares outstanding on a fully-diluted basis. Assuming maximum redemptions, the Kensington Public Warrants and the Private Placement Warrants represent 3.1% and 4.7%, respectively, of the total 185,298,656 Holdco Shares outstanding on a fully-diluted basis and the 2,000,336 Kensington Public Warrants held by holders who elected to have their shares redeemed represent 1.1% of the total 185,298,656 Holdco Shares outstanding on a fully-diluted basis.

(2)	Wallbox equityholders includes approximately 9,970,719 shares underlying Wallbox options, which are subject to future exercise, service conditions, or a combination thereof.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2020

(in thousands)

	As of December 31, 2020	As of March 31, 2021				As of December 31, 2020			As of December 31, 2020
	Wallbox (IFRS, Historical)	Kensington (US GAAP, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS:
Property, plant and equipment	€5,422	€—	€—	€—		€5,422	€—		€5,422
Right-of-use assets	3,845	—	—	—		3,845	—		3,845
Intangible assets	22,958	—	—	—		22,958	—		22,958
Goodwill	6,276	—	—	—		6,276	—		6,276
Non-current financial assets	865	—	—	—		865	—		865
Tax credit receivables	923	—	—	—		923	—		923
Investments held in Trust Account	—	187,247	—	(187,247)	A	—	—		—

Total Non-Current Assets	40,289	187,247	—	(187,247)		40,289	—		40,289
Current Assets
Inventories	7,245	—	—	—		7,245	—		7,245
Trade and other financial receivables	8,984	—	—	—		8,984	—		8,984
Other receivables	2,123	—	—	—		2,123	—		2,123
Other current financial assets	358	—	—	—		358	—		358
Advances payments	465	—	221	—		686	—		686
Prepaid expenses	—	221	(221)	—		—	—		—
Cash and cash equivalents	22,338	1,210	—	187,247	A	259,639	(65,137)	L	194,502
				81,407	B
				(6,553)	C
				(26,010)	D

Total Current Assets	41,513	1,431	—	236,091		279,035	(65,137)		213,898

TOTAL ASSETS	€81,802	€188,678	€—	€48,844		€319,324	€(65,137)		€254,187

EQUITY AND LIABILITIES
Share capital Wallbox (Historical) - 392,118 shares authorized, issued and outstanding as of December 31, 2020 Holdco (Pro Forma) - Class A shares and Class B shares authorized; 150,160,396 Class A shares and 18,618,885 Class B shares issued and outstanding as of December 31, 2020 under the no redemption scenario, and 142,159,051 Class A shares and 18,618,885 Class B shares issued and outstanding as of December 31, 2020 under the maximum redemption scenario	€196	€—	€—	€1,200	B	€40,558	€(960)	L	€39,598
				3,450	G
				35,712	I

Share premium	28,726	—	6,809	80,207	B	332,536	326	J	268,685
				(19,171)	D		(64,177)	L
				166,698	E
				(2,740)	F
				(3,448)	G
				26,146	H
				(35,712)	I
				82,479	J
				2,542	K

	As of December 31, 2020	As of March 31, 2021				As of December 31, 2020			As of December 31, 2020
	Wallbox (IFRS, Historical)	Kensington (US GAAP, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)

Class A common stock Kensington (Historical) - 100,000,000 shares authorized; 2,522,587 shares issued and outstanding (excluding 20,477,413 shares subject to possible redemption) as of March 31, 2021	—	—	—	2	E	—	—		—
				(2)	G
Class B common stock Kensington (Historical) - 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of March 31, 2021	—	—	—	—	G	—	—		—
Additional paid in capital	—	6,809	(6,809)			—	—		—
Accumulated deficit	(20,118)	(2,740)	—	2,740	F	(111,978)	(326)	J	(112,304)
				(82,479)	J
				(2,542)	K
				(6,839)	D

Other equity components	3,354	—	—			3,354	—		3,354
Foreign currency translation reserve	76	—	—			76	—		76

Equity	12,234	4,069	—	248,243		264,546	(65,137)		199,409

Class A Common stock subject to redemption		166,700	(166,700)			—	—		—
LIABILITIES:
Deferred underwriting commissions	—	6,553	—	(6,553)	C	—	—		—
Derivative warrant liabilities	—	11,087	—			11,087	—		11,087
Non-current financial liabilities			166,700	(166,700)	E	—	—		—
Loans and borrowings	9,744	—	—			9,744	—		9,744
Convertible bonds	26,146	—	—	(26,146)	H	—	—		—
Lease liabilities	3,433	—	—			3,433	—		3,433
Put option liabilities	6,339	—	—			6,339	—		6,339
Provisions	231	—	—			231	—		231

Total Non-Current Liabilities	45,893	17,640	166,700	(199,399)		30,834	—		30,834
Current Liabilities
Accounts payable	—	7	(7)			—	—		—
Accrued expenses	—	142	(142)			—	—		—
Franchise tax payable	—	39	(39)			—	—		—
Note payable—related party	—	81	—			81	—		81
Loans and borrowings	12,628	—	—			12,628	—		12,628
Lease liabilities	684	—	—			684	—		684
Trade and other financial payables	8,899	—	188			9,087	—		9,087
Other payables	1,281	—	—			1,281	—		1,281
Contract liabilities	183	—	—			183	—		183

Total Current Liabilities	23,675	269	—	—		23,944	—		23,944

Total Liabilities	69,568	17,909	166,700	(199,399)		54,778	—		54,778

TOTAL EQUITY AND LIABILITIES	€81,802	€188,678	€—	€48,844		€319,324	€(65,137)		€254,187

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Year Ended December 31, 2020					Year ended December 31, 2020			Year ended December 31, 2020
	Wallbox (IFRS, Historical)	Kensington (US GAAP, As Converted)	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	€19,677	€—	€—	€—		€19,677	€—		€19,677
Changes in inventories and raw materials and consumables used	(10,574)	—	—	—		(10,574)	—		(10,574)
Employee benefits	(9,805)	—	—	(2,542)	AA	(12,347)	—		(12,347)
Other operating expenses	(8,192)	—	—	(82,479)	BB	(97,509)	(326)	BB	(97,835)
				(6,838)	DD
Amortization and depreciation	(2,379)	—	—	—		(2,379)	—		(2,379)
Other income	289	—	—	—		289	—		289

Operating loss	(10,984)	—	—	(91,859)		(102,843)	(326)		(103,169)
Finance income	6	—	—	—		6	—		6
Finance costs	(1,011)	—	—	266	CC	(745)	—		(745)
Foreign exchange gains (losses)	(70)	—	—	—		(70)	—		(70)

Net finance costs	(1,075)	—	—	266		(809)	—		(809)
Share of loss of equity- accounted investees	(253)	—	—	—		(253)	—		(253)

Loss before tax	(12,312)	—	—	(91,593)		(103,905)	(326)		(104,231)
Income tax credit	910	—	—	—		910	—		910

Loss for the period	€(11,402)	€—	€—	€(91,593)		€(102,995)	€(326)		€(103,321)

Pro forma weighted average common stock outstanding - basic and diluted	380,704					168,779,281			160,777,937
Pro forma loss per share - basic and diluted	€(29.95)					€(0.61)			€(0.64)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Wallbox is the accounting acquirer.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•

Wallbox’s audited consolidated statement of financial position as of December 31, 2020 and the related notes for the period ended December 31, 2020, included elsewhere in this proxy statement/prospectus; and

•

Kensington’s unaudited balance sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus. Kensington was incorporated on January 4, 2021 and consummated its initial public offering on March 2, 2021. Kensington filed an unaudited balance sheet as of March 31, 2021 on Form 10-Q on May 14, 2021 and subsequently filed an unaudited balance sheet as of June 30, 2021 on Form 10-Q on August 16, 2021; however, as a result of the requirement to include a period end date within 93 days of the end date of the registrant’s financials, the pro forma financial statements herein are based on Kensington’s balance sheet as of March 31, 2021 and not the balance sheet as of June 30, 2021.

The unaudited pro forma condensed combined statement of profit or loss for the period ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Wallbox’s audited consolidated statement of profit or loss for the twelve months ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

The historical financial statements of Wallbox have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Euro (€). The historical financial statements of Kensington have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) in its presentation and reporting currency of United States dollars ($). The financial statements of Kensington have been translated into Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using an exchange rate of $1.00 to €0.81407, which was the exchange rate published by the European Central Bank as of December 31, 2020.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Holdco after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Wallbox and Kensington.

The unaudited pro forma condensed combined financial information reflects the income tax effect of the pro forma adjustments at our statutory effective income tax rate of 25% for the year ended December 31, 2020, adjusted to nil due to the Company’s availability of unused tax losses which were not recorded in the historic financial statements due to the lack of sufficient positive evidence supporting recognition of deferred tax assets. This rate does not reflect our effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges, benefits and valuation allowances, and does not consider any historical or possible future tax events that may impact the combined company.

2.	IFRS Policy and Presentation Alignment

The historical financial information of Kensington has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Kensington’s financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Kensington’s common stock subject to redemption to non-current financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Kensington’s historical financial information in accordance with the presentation of Wallbox’s historical financial information.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2020 are as follows:

(A)

Reflects the liquidation and reclassification of €187.2 million ($230.0 million) of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(B)

Represents the proceeds of €81.4 million ($100.0 million) from the issuance and sale of 10,000,000 shares of Holdco Shares at €8.14 per share ($10.00 per share) in the PIPE Financing pursuant to the terms of the Subscription Agreements.

(C)	Reflects the settlement of €6.6 million ($8.1 million) in deferred underwriting commissions.

(D)

Represents preliminary estimated transaction costs expected to be incurred by Kensington and Wallbox of approximately €26.0 million for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination. These costs exclude the deferred underwriting commissions as described in (C) above. Of these costs, €19.2 million represent equity issuance costs and are capitalized in share premium, and €6.8 million are not capitalized and are expensed through Accumulated deficit in the unaudited pro forma condensed combined statement of financial position. The costs expensed through Accumulated deficit is included in the unaudited pro forma condensed combined statement of operations as discussed in (DD) below.

(E)	Represents the reclassification of the redeemable Kensington Class A Common Stock.

(F)	Reflects the elimination of Kensington’s historical accumulated deficit.

(G)	Represents the exchange of 23,000,000 Kensington Class A Common Stock and 5,750,000 Kensington Class B Common Stock into 28,750,000 Holdco Shares.

(H)	Represents the conversion of Wallbox convertible loans into Wallbox Ordinary Shares pursuant to the Exchange Agreement.

(I)

Represents the exchange of 539,563 Wallbox Ordinary Shares (including shares resulting from the conversion of Wallbox’s convertible loans as described in note (H)) into 130,029,281 Holdco Class A Shares.

(J)

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Holdco Shares issued and the fair value of Kensington’s identifiable net assets at the date of the Business Combination, resulting in a €82.5 million and €82.8 million increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of €8.10 per share ($9.95 per share) (as of July 6, 2021) and €1.40 per warrant ($1.72 per warrant). The value is preliminary and will change based on fluctuations in the share price of the Kensington’s common stock and warrants through the closing date. A one percent change in the market price per share and per warrant would result in a change of €2.5 million and €1.9 million in the estimated expense assuming no redemptions and maximum redemptions, respectively. These costs expensed through Accumulated deficit is included in the unaudited pro forma condensed combined statement of profit or loss as discuss in Note (BB) below.

(K)

Represents approximately €2.5 million of share-based expense associated with Wallbox’s Management Stock Option Plan that will vest upon the closing of the Business Combination. These costs expensed through Accumulated deficit is included in the unaudited pro forma condensed combined statement of profit or loss as discuss in Note (AA) below.

(L)

Reflects the maximum redemption of 8,001,344 shares for aggregate redemption payments of €65.1 million ($80.0 million), allocated to subscribed capital of €0.9 million and share premium of €64.2 million, at a redemption price of approximately €8.14 per share ($10.00 per share) based on the investments held in the Trust Account as of March 31, 2021 of €187.2 million ($230.0 million).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(AA)

Represents approximately €2.5 million of share-based expense associated with Wallbox’s Management Stock Option Plan that will vest upon the closing of the Business Combination. These costs are a nonrecurring item.

(BB)

Represents €82.5 million and €82.8 million of expense recognized assuming no redemptions and maximum redemptions, respectively, in accordance with IFRS 2, for the difference between the fair value of Holdco Shares issued and the fair value of Kensington’s identifiable net assets, as described in (J). These costs are a nonrecurring item.

(CC)	Represents the elimination of interest on Wallbox’s convertible loans, which will be converted into Wallbox Ordinary Shares pursuant to the Exchange Agreement.

(DD)	Reflects estimated transaction costs to be expensed as part of the Business Combination, as described in (D). These costs are a nonrecurring item.

4.	Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. Basic and diluted loss per share for Holdco Class A Shares and Holdco Class B Shares are the same, as each class of common stock is entitled to the same dividend participation rights and economic terms.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Kensington’s public shares:

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma loss (in thousands)	€(102,995)	€(103,321)
Weighted average shares outstanding, basic and diluted	168,779,281	160,777,937
Loss per share, basic and diluted (1)	€(0.61)	€(0.64)

Weighted average shares calculation, basis and diluted
Kensington’s public shareholders	23,000,000	14,998,656
PIPE Investors	10,000,000	10,000,000
Kensington Initial Stockholders	5,750,000	5,750,000
Wallbox equityholders (2)	130,029,281	130,029,281

	168,779,281	160,777,937

(1)

For the purpose of calculating diluted loss per share, it was assumed that all Kensington Public Warrants sold in the Kensington IPO and the Private Placement Warrants are exchanged for Holdco Class A Shares. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted net loss per share.

(2)	The pro forma basic and diluted shares exclude 9,970,719 shares underlying Wallbox options because including them would be antidilutive.

BUSINESS OF HOLDCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to Holdco prior to the Business Combination. As of the date of this proxy statement/prospectus, Holdco has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Kensington and Wallbox will effect a transaction, the result of which Holdco will become the ultimate parent of Wallbox. For information about Holdco’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of Holdco After the Business Combination.”

Incorporation

Holdco was incorporated as a private company with limited liability under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) on June 7, 2021 with an issued share capital of €1.20. Prior to consummation of the Business Combination, the Holdco General Meeting of shareholders will resolve to convert Holdco’s corporate form into a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap) to have an initial issued share capital of €45,000.

Articles of Association

Prior to or simultaneously with consummation of the Business Combination, Holdco’s current articles of association will be amended and restated in their entirety to be in substantially the form of the Holdco Articles of Association contemplated by the Business Combination Agreement and attached as Annex B to this proxy statement/prospectus. Holdco’s current articles of association may be amended at any time prior to consummation of the Business Combination by a decision of the general meeting of Holdco, and pursuant to the Business Combination Agreement in a form to be reasonably determined by Wallbox (being Holdco’s sole shareholder as at the date of this proxy statement/prospectus) and in consultation with Kensington or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of Holdco Securities.”

Name

Holdco is registered with the Commercial Register of the Netherlands Chamber of Commerce under the establishment number 83012559 and the legal name Wallbox B.V. Prior to or simultaneously with consummation of the Business Combination, Holdco’s legal name will be changed to Wallbox N.V. as a result of the conversion of Holdco from a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap).

Corporate Seat

Holdco’s corporate seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is at Carrer del Foc 68, 08038 Barcelona, Spain. It is expected that Holdco will have its tax residency in Spain, on the basis that its place of effective management will be located therein.

Financial Year

Holdco’s financial year is currently the calendar year. In connection with the Business Combination, Wallbox and Kensington may change the fiscal year of Holdco.

Subsidiaries

Merger Sub, a newly incorporated Delaware corporation, is a wholly-owned subsidiary of Holdco. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

Wall Box Chargers, S.L. is currently the sole shareholder of Holdco. In connection with the Business Combination, Kensington stockholders will become shareholders of Holdco pursuant to the Merger, the PIPE Investors will become shareholders of Holdco in connection with the PIPE, and Wallbox equityholders will become shareholders of Holdco pursuant to the Exchanges.

Management Board

Holdco is currently managed by one (1) director, being Enric Asuncion Escorsa.

Legal Proceedings

As of the date of this proxy statement/prospectus, Holdco was not party to any material legal proceedings. In the future, Holdco may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Holdco does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

Wallbox leases office space in Barcelona, Spain on behalf of Holdco for its registered office address.

Employees

Holdco currently has no employees.

BUSINESS OF WALLBOX AND CERTAIN INFORMATION ABOUT WALLBOX

Overview

Wallbox is a global leader in smart electric vehicle charging and energy management. Founded in 2015, Wallbox creates smart charging systems that combine innovative technology with outstanding design and that manage the communication between user, vehicle, grid, building and charger.

Wallbox’s mission is to facilitate the adoption of electric vehicles today to make more sustainable use of energy tomorrow. By designing, manufacturing, and distributing charging solutions for residential, business, and public use, Wallbox is laying the infrastructure required to meet the demands of mass electric vehicles (“EV”) ownership everywhere. Wallbox’s customer-centric approach to its holistic hardware, software, and service offering has allowed Wallbox to solve barriers to EV adoption today as well as anticipate opportunities soon to come. Wallbox is creating solutions that will not only allow for faster, simpler EV charging but that will also change the way the world uses energy.

Its smart charging product portfolio includes Level 2 alternating current (“AC”) chargers (“Pulsar Plus”, “Commander 2” and “Copper SB”) for home and business applications, and direct current (“DC”) fast chargers (“Supernova”) for public applications. The Company also offers the world’s first bi-directional DC charger for the home (“Quasar”), which allows users to both charge their electric vehicle and use the energy from the car’s battery to power their home or business, or send stored energy back to the grid. The Company’s proprietary residential and business software (“myWallbox”) gives users and charge point owners complete control over their private charging and energy management activities. Meanwhile, Wallbox’s dedicated semi-public and public charging software platform, (“Electromaps”) enables drivers to locate and transact with all public charging stations registered to its brand-agnostic charger database and also allows charge point operators to manage their public charging stations at scale

As of September 2021, Wallbox has nine offices across three continents and has sold over 138,258 units across 83 countries. Its products are currently manufactured in Spain and China, with plans to add a U.S. manufacturing facility in Arlington, Texas in 2022. Through its vertically-integrated model, Wallbox keeps development cycles short, enabling an accelerated time to market. Furthermore, Wallbox’s compliance with complex certification requirements paired with its focus on engineering excellence is powering its rapid growth as the global supplier of first-class charging products.

Industry Overview / Market Opportunity

Electric Vehicles

Driven by a global focus on the energy transition and the decreasing manufacturing costs, the world of transportation is experiencing an accelerated shift towards electrification. According to the 2021 edition of the BNEF Electric Vehicle Outlook, on June 9, 2021, BNEF increased its projections of the EV fleet size by 2030 significantly from 116 million vehicles to 169 million vehicles; more than 14 times the current EV fleet size. Key drivers for this increase are various stakeholders’ responses to COVID-19, additional government support, further improvements of unit economics related to batteries, and more and more commitments from carmakers. With more than 3.1 million EVs sold last year, EV sales hit a new world record in 2020, which is expected to be surpassed in the near future as the demand for EVs continues to grow significantly.

Cumulative number of electric vehicles per region

Source: BNEF Electric Vehicle Outlook 2021

An important driver of car fleet electrification is the financial and legal support governments are providing for the deployment of EVs and charging infrastructure. Several countries are banning the sales of internal combustion engine (“ICE”) vehicles over the period from 2030 or 2035, stimulated notably by bonus-malus tax systems in numerous European countries to make EVs more affordable while charging higher tax rates on polluting ICE vehicles. Globally, there are regulatory support packages that will boost the sector significantly, including the European Green Deal – a stimulus package of at least EUR 1 trillion for investments in the climate-neutral and circular economy in Europe. Overall, these commitments should contribute significantly to the CO2 emission reduction goals as part of the Paris Agreement to cut emissions by at least 55% in Europe by 2030. In the United States, the Biden administration has committed USD 174 billion towards investments in EVs, consisting of sale rebates and tax incentives for consumers and grant and incentive programs for state and local governments to expand the charging infrastructure across the country significantly. Furthermore, according to state-owned media, China will invest up to USD 900 billion between 2021 and 2025 in the development of the power grids with a focus on EV charging and smart infrastructure.

Due to these drivers, Wallbox believes the global automotive industry is transforming and committing to rapidly invest in expansion of their EV offering range – more than 100 new models have been announced to hit the market by 2024 – while simultaneously being able to produce them at lower prices. Certain automakers, such as Jaguar, Volvo, and GM, aim to stop selling ICE vehicles by 2025, 2030, and 2035, respectively. This is induced, among other factors, by a similar development in the battery manufacturing industry, which is continuously competing to develop more efficient batteries at lower costs. By 2024, BNEF believes the price of lithium-ion battery packs will drop below $100 per kWh as a result of reduced costs, improvements in energy density and more efficient production. At this price point, EVs will be able to better compete with ICE vehicles, thus further advancing the demand.

Regionally, the United States is behind Europe and China in terms of EV penetration, but is expected to accelerate quickly due to the improving unit economics of EVs, the high number of households with two or more vehicles and access to home charging, and the climate change initiatives of the Biden Administration. The EV uptake in the rest of the world will take longer due to limited policy support and low-cost ICE vehicles, but sales are expected by BNEF to grow rapidly in the 2030s. To get back on track for a net-zero emission system by 2050 – an objective at the heart of the European Green Deal and in line with the Paris Agreement, International Energy Agency (“IEA”) forecasted that it would require zero-emission vehicles to represent almost 60% of global new passenger vehicles sales by 2030.

EV Charging Infrastructure

To support this shift towards EVs, the global EV charging network will need to ramp up its capacity, presenting a significant, industry-wide market opportunity for EV charging infrastructure with a projected total addressable market (“TAM”) of USD 102 billion by 2030. The projected TAM, which was based on the 2020 version of the BNEF Electric Vehicle Outlook prior to BNEF increasing its projections of the EV fleet size, consists of charging hardware, installations, software, and energy management solutions. In total, we expect approximately 93 million chargers will be needed across the globe by 2030 to facilitate the mass adoption of EVs. This total will constitute over 81 million chargers designated for usage at home and workplace, 10 million chargers placed in strategic public locations, and over 1 million allocated for the global bus and trucking fleet. In order to reach this ambitious target, a cumulative investment of over $224 billion is forecasted to be required.

Home charging remains the largest charging segment, which is expected to make up 40% of total investment. Within the overall charging demand, at-home and at-work will, according to BNEF account for 70% of all charging. We believe the public DC charging infrastructure will play an important role to facilitate long-distance driving, fleet charging, and semi-public charging. In the longer term, we anticipate most semi-public charging infrastructure will convert to 60-100kW charge points and replace the slow AC chargers (7-22kW), due to advancements and cost reductions in the technology. The movement is underpinned by the large share of total investment contributing to public fast charging infrastructure by 2040 – BNEF forecasts that public fast charging will be the second largest category, with 24% of the total investment, after home charging (40%). This will enable a faster and more convenient charging experience for EV drivers.

Cumulative number of global charge points installed

Source: BNEF Electric Vehicle Outlook 2021

Due to the increasing demand for electricity and the goal to unburden the grid in an efficient and effective manner, additional energy storage could play a role in decentralizing the grid, helping to reduce peak rates and unbalanced loads. At the end of 2020, passenger EVs, with a total battery capacity of 296 GWh, already had over 8 times more storage capacity than stationary grid-scale batteries installed globally. With an estimated energy capacity of 16,000 GWh stored in the batteries of EVs by 2030, smart charging solutions and bi-directional charging with the capabilities to support energy management at home and on the grid will play an essential role in the decentralization of the grid. V2G has the potential to become a major tool for grid operators in managing peak energy demand and vehicle to home has the potential to generate significant savings for individuals. IEA forecasted in its EV Outlook 2020 that EVs could provide about 600 GW of flexible capacity through V2G applications during peak times across Europe, the US, and China by 2030.

We believe intelligent EV charging software will be the key enabler of smart charging and energy management solutions for homes, businesses, and fleets, utilizing and monetizing valuable data on charging behavior, vehicles, and the grid. Use cases where the electricity need is the highest, including commercial fleets and the destination charging segment (e.g., grocery stores, universities, and hotels), provide meaningful opportunity for smart charging and energy management software solutions, such as energy balancing, grid management, renewable energy integration, energy trading, and storage. In addition, we expect EV charging software will also play a fundamental role in the connectivity of and interoperability between charge points, ensuring a public network accessible to everybody along with the opportunity to connect the charge points in the field for energy management solutions.

The Wallbox Model

Since its inception, Wallbox has been progressively building a charging solutions ecosystem enabling users worldwide to seamlessly manage their energy needs through a combination of hardware, software, and service. During this journey, Wallbox has been closely following the EV user and catering to their needs.

The first phase of this journey started in 2016 with the launching of the Pulsar and Commander AC chargers. The company’s founders analysed the EV charging market and saw an unserved demand for compact, smart, and efficient residential charging products, based on an estimated 70% charging happening at home. After providing the residential market these innovative AC chargers, Wallbox launched its complementary software, myWallbox, which enabled users to monitor in real time their EV charging status and program the charger to charge during off-peak hours permitting cost savings.

In 2019, as EV’s started to become widely adopted and the demand for parking spaces with EV-charging solutions increased, Wallbox added the Copper charger to its AC charging portfolio and launched a second generation of its Pulsar and Commander chargers. This new generation of semi-public chargers included multi-user capabilities for fleets, offices, and condominiums, including: local load balancing, power sharing, security-locking and payment options for monthly individual invoices, amongst others.

Also in 2019, Wallbox launched its first DC bidirectional charger, Quasar. Quasar enables users to make flexible use of the energy saved in the battery and discharge the EV battery during peak hours when energy costs are high, sell it back to the grid where regulations allow or discharge the energy stored in their vehicle to power their home during blackouts. Moreover, Quasar allows EV owners producing solar or other renewable energy to store that clean energy in their vehicle, when not being fully utilized by the home. Quasar is a compact, affordable and easy-to-use product that is revolutionizing home charging and energy management.

Wallbox believes the demand for public charging will continue to grow with the overall increasing presence of EVs. As EVs become cheaper and therefore penetrate a broader customer demographic, including those who are less likely to own a private parking space, the need for public charging facilities will be further heightened. Wallbox aims to address this demand through the commercialization of its first DC fast charger for public use in the fourth quarter of 2021, Supernova. Wallbox’s offering of public charging solutions is complemented through Electromaps, an online platform that enables users to find publicly available charging ports and pay for its use. The data obtained through this platform is highly valuable given it allows Wallbox to monitor public charging trends and analyse opportunities for the future deployment of Supernova.

Since 2015, Wallbox has been enhancing its hardware and software ecosystem, providing the EV charger user a full suite of EV charging solutions and energy management solutions, catalyzing the EV adoption and sustainable energy use. During these last 6 years, Wallbox has based its user-centric business model on the following five key pillars:

1.	Make charging technology simple: Wallbox’ goal is to make every person feel confident and comfortable using a Wallbox product; therefore, even Wallbox’s most advanced technology is easy to use.

2.

Smart solutions: From embedded intelligence that balances the energy use between customer’s car and home, to breakthroughs in vehicle-to-grid (“V2G”) and vehicle-to-home (“V2H”) energy management, Wallbox products bring together the best in EV charging technology.

3.	Innovative technology: Innovation is at Wallbox’s core, focusing not just on customers’ needs today, but their needs in the future.

4.

Design-centric solutions: Wallbox believes that design is a necessity, not a luxury. A well-designed product makes for a better experience, and this is what Wallbox strives for across its entire product portfolio.

5.

Highly compatible charging solutions: Wallbox equipment is compatible with all hybrid and electric car manufacturers across the globe, and Wallbox sells its products in countries across six continents.

This business model materializes into revenues through the: (i) sale of hardware (chargers & accessories); (ii) hardware installation services; and (iii) software services (subscription fees from businesses and fleets through myWallbox and commissions obtained from every charging transaction carried out through Electromaps).

Portfolio

Wallbox offers a broad range of EV charging hardware, software, and services to users in the home, business and public domains. All Wallbox chargers integrate out-of-the-box intelligent software features, which positions the company as one of the smartest and most user-friendly solutions on the market. The company’s software platforms myWallbox and Electromaps allow users to seamlessly manage their energy and make EV charging a seamless, simple experience.

•	Home & Business

•	EV Charging Hardware:

•

Pulsar Plus: AC smart charger for home or multi-family residence with a charging capacity of up to 22 kW. Its key characteristics include Wi-Fi and Bluetooth connectivity, the smart features available on the myWallbox app, and compatibility with OCPP communication protocols.

•	Commander 2: AC smart charger for fleets and businesses with a 7-inch touchscreen display that provides a personalized and secure user interface for multiple users. It has up to 22 kW of charging capacity and allows user access through the use of password protection, RFID cards or the myWallbox app. Commander 2 key characteristics include 4G, WiFi, Ethernet and Bluetooth connectivity, the smart features available on the myWallbox app, and compatibility with OCPP communication protocols.

•

Copper SB: AC smart charger for fleets and businesses with an integrated socket that makes it compatible with both type 1 and type 2 charging cables, allowing it to charge any EV in the market. Copper SB has a charging capacity of up to 22 kW and allows user access through the use of RFID cards or the myWallbox app. Its key characteristics include 4G, Wi-Fi, Ethernet and Bluetooth connectivity, the smart features available on the myWallbox app, and compatibility with OCPP communication protocols.

•

Quasar: DC bi-directional charger for home-use that allows users to charge and discharge their electric vehicle, enabling them to use their car battery to power their home or sell energy back to the grid. Its V2H (vehicle-to-home) and V2G (vehicle-to-grid) functionalities turn the EV into a powerful energy source. Quasar has a charging capacity of up to 7,4 kW and a CHAdeMO charging cable. Its key characteristics include facial recognition and gesture control, 4G, Wi-Fi, Ethernet and Bluetooth connectivity, and the smart features available on the myWallbox app.

•	EV Charging Software

•

The myWallbox platform: A cloud based software designed to provide smart management of Wallbox chargers in Residential and Business parking lots such as workplaces, fleets and semi-public parking lots. The myWallbox app and portal include a range of management features available on three subscription plans: Basic, Standard and Business. It allows remote control and over the air updates for continuous improvement and maintenance of Wallbox chargers. The myWallbox key functionalities include:

•	Manage charging status and information from smart devices

•	Real-time status, notifications and statistics of Wallbox chargers

•	Remote locking and unlocking Wallbox chargers on the myWallbox app

•	Manage multiple users and chargers using the myWallbox portal

•	Accessing an integrated payment system to manage charging fees

•	Accessing a range of intelligent energy management features such as:

•	Schedules that take advantage of off-peak utility rates

•	Power Sharing, that allows connecting multiple chargers to the same electrical circuit and balances the power distribution based on each vehicle’s need for power

•

Dynamic Power Sharing, that measures the live energy usage at home or in the building and automatically adjusts the charge to all connected EVs in harmony with the local grid’s capacity, avoiding blackouts and costly energy bills.

•	Public

•	EV Charging Hardware:

•

Supernova: DC fast charger equipment designed for public use which is anticipated to be delivered to the market in the fourth quarter of 2021. Supernova provides 60 kW of charging capacity, with a power extension feature that will connect two units to deliver up to 100 kW, adding up to 160km of range in 15 min. Offering the best charging experience in the segment for up to half the total cost of ownership of its competitors, Supernova was created to satisfy both EV drivers and charge point operators. Thanks to its innovative modular design, using six Quasar power modules, it is more reliable and efficient, yet significantly lighter than other comparable public chargers, making it easier to transport, install and maintain. A wide array of sensors, real-time data and round-the-clock connectivity allow for efficient remote and on-site maintenance, reducing costs and simplifying planning and operations. Equipped with CCS & CHAdeMO charging cables, OCPP compatibility and over-the-air software updates, Supernova can easily integrate to any existing charging network and charge any present and future electric vehicle. Supernova offers drivers a seamless charging experience through its interactive lighting system, 10 inch Touchscreen, RFID reader, multiple payment options and wheelchair accessibility.

•	EV Charging Software

•	Electromaps: Hardware-agnostic e-mobility service provider (eMSP) and charger management software with more than 100,000 users which is connected to more than

400,000 charge points worldwide and enables users to find publicly available charging ports. In addition, Wallbox has established partnerships in Europe with operators of charging points that allow users to pay for their charging directly via Electromaps. For these charging points, Wallbox earns an approximately 10% commission for each of the charging sessions carried out through the app. Wallbox intends to extend these relationships with charging operators outside of Europe and enable this payment feature globally.

•	Grid Management

•

With the launch of Quasar in 2019, the first bidirectional home charger, a new set of grid management capabilities were unlocked. In some of the countries where Wallbox has established partnerships with utilities, users are able to transfer energy stored in their vehicle back to the grid to optimize their energy costs.

•	Upgrades & Accessories

•

Wallbox provides upgrade options that combine the myWallbox platform different subscription plans with our energy meters and accessories, enabling advanced energy management features and seamless charges:

•

Energy meter: A power meter that measures the available energy at home or in the building in real time. It enables several energy management features such as Dynamic Power Sharing, as well as new functionalities that are be available through remote software updates.

•	EV charging cables: Cables with Type 2 to Type 2 and Type 2 to Type 1 connectors, available in lengths of 5m and 7m, ensure compatibility with every electric vehicle.

•	Pedestals: Standard, Onyx and Eiffel pedestals are free standing mounting solutions that provide an alternative solution to hanging chargers on the wall.

•

RFID cards: Identification cards allow secure shared access to the chargers. Chargers with an RFID reader can be unlocked by approaching a card to it. RFID cards are compatible with Commander 2, Copper SB and Quasar.

•	Services

•	Wallbox offers all the necessary services to provide tailored end to end solutions:

•

Installation: The certified partners of Wallbox’s installer network, receive training from a team of professional engineers. The in-depth acquired knowledge of Wallbox products ensure installations according to local governmental and industrial standards. This also allows Wallbox to sell charger and installation bundles through its ecommerce website and on 3rd party marketplaces like Amazon. Wallbox chargers a percentage of the total installation cost to the installer for providing any installation opportunity.

•	Maintenance: Wallbox’s maintenance plans include any preventive and corrective support necessary to maximize charging network uptime.

•

Charging network management: Wallbox’s Charge Point Operators manage the provided charging networks, making sure every charger is operative and providing support and assistance on any charging related doubt or potential issue.

Manufacturing

Wallbox designs and manufactures its products in-house across its 2 factories located in Catalonia, Spain (Sant Andreu de la Barca) and Suzhou, China (Wallbox FAWSN). In addition, Wallbox expects to open its third factory in Catalonia, Spain (Zona Franca) by the end of the third quarter of 2021, which will have a production capacity of 10,000 Supernova chargers per year. Finally, during 2022, Wallbox expects to open a factory in the US in Arlington, Texas, to address the North American EV charging market. All chargers manufactured across Wallbox facilities are certified to be sold across the United States, the European Union and China.

Wallbox’s exceptional manufacturing capabilities are supported by its total supply chain control. CEO Enric Asunción Escorsa brought his previous charging certification expertise from Tesla and made it a core focus for Wallbox; mitigating difficulties that many competitors experience when navigating the stringent certification procedures present in many jurisdictions. Combing this certification expertise with Wallbox’s in-house testing and end-of-line validation capabilities results in an agile production environment which facilitates efficient adaption to unexpected market changes and shortages, such as during COVID-19.

Customers and Strategic Partnerships

Wallbox has established and maintained strong long-term relationships with a broad range of partners in order to broaden its sales channels across a wide range of customers and geographies. Some of the key types of partners Wallbox seeks to work with include automotive manufactures, utility companies, distributors, resellers, installers, enterprises, and eCommerce companies. Some of the key clients Wallbox has previously worked with include automotive OEMs and dealerships, energy companies, value added distributors and resellers, installers, enterprises and e-commerce.

Of these companies, in fiscal year 2020, approximately 40% of Wallbox’s revenues come from automotive manufacturers and utility companies, such as Nissan and Mercedes, and Iberdrola and COPEC. Wallbox has a longstanding partnership with Iberdrola, a large multinational electric utility and Wallbox’s largest institutional investor. In June 2021, Iberdrola announced the intention to acquire the first 1,000 Wallbox Supernova fast chargers as part of its five-year sustainable mobility plan to deploy more than 150,000 chargers in homes, businesses and public road networks and entered into a non-binding letter of intent with Wallbox in July 2021 expressing its interest in purchasing 6,500 Supernova chargers through 2022. For a description of the non-binding letter of intent, see “Certain Relationships and Related Party Transactions.” Wallbox intends to utilize its partnership with Iberdrola to advance its V2G offering.

Another roughly 40% of Wallbox’s sales, in fiscal year 2020, come from distributors, resellers, and installers such as MediaMarkt, Ingram Micro, and Saltoki. Finally, the remaining 20% come via direct sales, split almost evenly between sales to enterprises and e-commerce sales made directly through Wallbox’s website or via Amazon, where Wallbox achieved the distinction of number one best seller and “Amazon’s Choice” in the US, just three months after launch.

Go-to-Market Strategy

Wallbox’s product focus follows the user. Given that 70% of EV charging happens at home, Wallbox predominantly focuses on home and business solutions but starting in the first quarter of 2021 also expects to sell units for public charging.

One of the many ways in which Wallbox differentiates itself in the EV charging market is the consumer-focused approach of its product offering. Unlike many of the more traditional industrials-type EV charging products, Wallbox places a particular focus on compact and appealing product designs and ease-of-use for the customers across their whole product experience – from purchase – to installation – to usage.

Wallbox sells its EV charging solutions through various channels. The most logical point of sale of a charger is at automotive OEMs and utility companies. The Company has built and maintains an ecosystem of partner channels including, installers, resellers and value-add distributors. Additionally, Wallbox also sells directly to enterprises and end consumers though e-commerce sales

Wallbox offers the best customer purchasing experience across all its channels:

(i)	Own channels – Customers can purchase the charger and installation as a bundle with delivery within 48 hours. Customers can also pay in installments.

(ii)

Partner channels – Wallbox provides marketing materials, training and support to its partners to improve sales. The Company, through Wallbox Academy, offers training and educational materials to installers to improve sales performance.

Home & Business Go to Market Strategy:

Wallbox sells EV charging solutions in 67 countries and has successfully penetrated several markets that previously had limited EV charging presence.

Wallbox intends to enter new markets through partnering with local companies that offer geography specific knowledge, strong installation and charge point operations (CPO) capabilities, and relationships with potential future clients. By leveraging the partner’s local expertise combined with Wallbox’s differentiated solution, it pursues various customers, such as, national utilities, OEMs, auto dealerships, and importers. This will help Wallbox build out a network of installation partners, value-add resellers and distributors in the region. Wallbox accelerates growth in each region through qualified leads, channel marketing and advertising, installation and commercial training. After achieving scale in the market Wallbox then establishes field offices and continues to seek other B2B opportunities for further expansion.

Public Go to Market Strategy:

Wallbox expects to roll-out its first public charger, Supernova, in the first quarter of 2021 through a 2 phase approach:

•

Partnerships with utilities and local distributors: Given that public chargers will be directly connected to the public grid, Wallbox will develop strategic agreements with local utilities and their corresponding distributors to carry out the installation of the Supernova. Wallbox has already made significant progress on this phase, having signed non-binding letters of intent to collaborate with some of the world’s biggest utility companies such as Iberdrola, EGAT, COPEC and Jetcharge.

•

Building a sales network: The second phase of the supernova roll-out comprises the development of a set of commercial agreements with trusted partners that might be interested in acquiring the Supernova to deliver a fast-charging solution to either their fleets (e.g. a supermarket which has EVs for their delivery service), or for their customers (e.g. a shopping mall that wants to provide users with the ability to charge their parked car while shopping). Wallbox will leverage its already existing commercial agreements on Home & Business chargers to offer these enterprises its new public fast charging solution, Supernova.

Competition

Wallbox is approaching the market with a differentiated, user-focused philosophy: it started its journey within the home segment, built out a strong and compelling brand, and subsequently added the business and public segments to its product portfolio, empowering users everywhere they go. With only a very few companies operating globally, Wallbox has a competitive position to support the EV driver on the full spectrum of EV charging. The company owns the entire process in-house – from design to manufacturing and certification – allowing Wallbox to adapt and respond quickly with a product that fits different customer needs across borders and on a global scale. With their product portfolio of smart charging solutions for residential and work use and fast DC chargers and EMP solution, Wallbox is poised to be a leader in the industry.

Europe

The European EV charging market is characterized as fragmented. There are many small and local players, with only a limited number of parties having sufficient scale and funding to be competitive in the long term. The European market is important as it is expected to grow rapidly, following leading European markets such as Norway and the Netherlands. Even though there are many local parties with a solution for public charging, we believe Wallbox offers more stylish, compact, lighter, and feature-rich products, which is appealing for residential charging and caters to the entire continent. In addition to the superior charging solutions and important energy management capabilities, the company is well-positioned in Europe with local offices in several countries complemented by a European-wide partnership with installers, OEMs, and distributors.

North America

Although the North American market is still in development from an EV penetration perspective, it is an important market for Wallbox to position itself early. Namely, as one of the largest car countries globally, we believe the North American market has a significant sales volume potential. Especially due to the strong government incentives currently in place, the EV sales are expected to increase rapidly. From a competitive perspective, the North American market has high barriers to entry due to strict certification and validation requirements. Therefore, this market differs from Europe as the market is less fragmented with only a few large players: a dynamic that Wallbox sees as ripe for disruption. With its residential offering, we believe Wallbox is well-positioned to gain market share as it can capitalize well on the consumer-driven characteristics of this market. Also, the company expects to open a manufacturing facility in 2022 to produce and distribute DC Supernova chargers to the North American market.

APAC

The APAC market continues to be one of the leading EV charging markets in the coming years. China is currently, by far the market leader in public charging in terms of the number of public charge points installed. Yet, similar to the European market, the rest of APAC market can be characterized as a highly fragmented market with less than a handful of players that have gained significant scale in the industry. From a technology and pricing perspective, the EV charging solutions are cost-competitive as they can be manufactured at a lower cost point. However, the charge points in the APAC region tend to have inferior technology in terms of quality, functionalities, and capabilities. With its innovative, advanced, smart, and seamlessly connected EV charging solution technology with easy-to-use functionalities and embedded software, Wallbox has developed a differentiated solution for the APAC market. In addition, Wallbox has bolstered its position with an office in Shanghai covering China and APAC regions and a joint venture with Changchun FAWSN, one of the largest auto OEMs globally.

Competitive Strengths

Strong global brand

Wallbox has built a brand by taking a very consumer centric approach. Wallbox does not white label its products, which allows it to keep margins high and create a recognizable brand entity. The Company’s award winning product portfolio is third-party validated by highly regarded international trade organizations, including Winner of Good Design (2021), Best of CES (2020), and Fast World Changing Ideas finalist (2020) amongst others.

Large global total addressable market

Wallbox believes the EV market is at an inflection point and is experiencing substantial growth. Mass EV adoption translates to significant charging infrastructure growth. The total addressable market for Wallbox is projected to be $102 billion by 2030. We believe Wallbox is positioned to capture and control a large share of this market by leveraging smart charging technology to enable mass EV adoption, fast time to market and robust supply chain to meet demand, global operations and local certifications.

Full-service technology provider

Wallbox has a full suite of EV charging solutions spanning proprietary hardware, software, and services for domestic, business and public charging. The Company’s enterprise grade software platform seamlessly connects across all of the chargers. Today, through MyWallbox and Electromaps, Wallbox has managed over 4.5 million charging sessions and over 42 GWH charged. Additionally, we believe Wallbox offers the most innovative features on the market, such as Bluetooth, PV match, gesture control, facial recognition, V2H/V2G, which allows Wallbox to maintain high margins.

Powerful business model

Wallbox has consistently achieved over 100% revenue growth rates year over year due to its scalable business model and ability to successfully implement its sales strategy into new geographies. Wallbox’s in-house design and manufacturing capability enables Wallbox to have very fast development cycles, adapt to the ever-changing global supply chain and never run out of stock. In-house certification allows Wallbox to expand to new countries and adapt to new local requirements.

Truly global business with strong blue-chip customers

Wallbox serves a variety of customers and has established channel distribution in more than 60 countries. Customers include automotive manufacturers, utility companies, resellers, distributors and installers. Wallbox also sells direct to consumers via enterprise or e-commerce sales through its website or via Amazon.

Uniquely positioned at the intersection of energy and mobility markets

EV owners typically double their home’s energy consumption through charging. Wallbox’s embedded software across all its products enables customers to control charging and manage energy. For example, Wallbox’s DC bi-directional charger for the home, Quasar, allows the battery of an EV to discharge the energy stored in the vehicle and power a home for up to five days. Quasar also allows EV owners producing renewable energy to store the energy in their vehicles when not fully utilized by their home.

Founder-led company, experienced management team and high-profile investors

Wallbox is led by a management team with expertise across technology, energy, industrial and financial organizations. The Company has a team of over 500 individuals, which consist of mostly software and hardware engineers and a global salesforce. Since its founding in 2015, Wallbox has been able to demonstrate its capabilities in expanding the EV charging business in Europe, North America and Asia. Wallbox is backed by global leading strategic and financial investors, including Iberdrola.

Growth Strategies

The global EV charging infrastructure market grew from approximately 480,000 unit sales in 2016 to 1,980,000 unit sales in 2020; a compound annual growth rate (CAGR) of 42%. By comparison, Wallbox, which sold approximately 2,600 chargers in its first full year of operations (2016), has:

•	Sold approximately 36,000 chargers across 67 countries in the year 2020 (implying a CAGR of 103% since 2016);

•	Grown its global revenues from approximately €1 million in 2015 to approximately €19.7 million in 2020;

•	Built a diverse AC and DC product portfolio featuring 4 types of different chargers, all of which are supported by its proprietary software platform (MyWallbox);

•	Acquired a leading public charging solutions software company (Electromaps) to bolster its public offering; and

•	Built three Wallbox manufacturing facilities and opened nine offices across three continents.

Wallbox’s scalable business model will enable it to continue to outperform the growth of the broader EV charging market. Wallbox intends to achieve this outsized growth by focusing on the following strategies:

•

Continue its global expansion: Wallbox intends to expand beyond the 67 countries where it currently sells locally-certified products by increasing its presence in the core EV markets, and penetrating rapidly developing markets such as APAC and Eastern Europe.

•

Launch new technologies: Wallbox will continue to update its product portfolio to include the latest and most energy efficient technology in the market—as it has already done with the Pulsar Plus (an upgrade from Pulsar) and Commander 2 (an upgrade from Commander). Additionally, Wallbox expects to launch complimentary energy management software features and innovative hardware products, such as ultra-fast powered (350kW) chargers.

•

Provide all-in-one energy solutions with the charger at the center: Wallbox’s goal is to unlock the full potential of every EV. There are already several countries (UK, Australia, Germany, amongst others) where Wallbox has established partnerships with utilities and energy distributors. These partnerships enable users to connect directly to the grid, “vehicle-to-grid” (V2G), allowing them to sell their excess energy. V2G connectivity gives rise to a broad set of energy functionalities that Wallbox expects to launch to redefine the future of charging; energy technology will only get smarter, and Wallbox intends to spearhead this movement.

Facilities

Wallbox’s headquarters are located in Barcelona, Spain where it currently leases approximately 11,000 square meters of office space. Wallbox believes this space is sufficient to meet its needs for its headquarters in the foreseeable future and that any additional space Wallbox may require will be available on commercially reasonable terms. Wallbox also maintains two factories in Sant Andreu de la Barca, Barcelona and Zona Franca, Barcelona that combined have 16,800 square meters of space. In addition, Wallbox has an American headquarters located in Mountain View, California, and a research and development lab in San Jose, California. Wallbox has manages its Asia Pacific operations from an office in Shanghai and through its joint venture with FAWSN, maintains a factory located in Suzhou, China that has a manufacturing capacity of 100,000 units per year.

Intellectual Property

Wallbox relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Wallbox’s success depends in part upon its ability to obtain and maintain proprietary protection for Wallbox’s products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing Wallbox’s proprietary rights.

As of June 30, 2021, Wallbox had two European patents and two pending international patent applications. Wallbox continues to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that it believes provide a meaningful competitive advantage.

Wallbox intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that Wallbox believes provide a meaningful competitive advantage. If Wallbox is unable to do so, its ability to protect its intellectual property or prevent others from infringing its proprietary rights may be impaired.

Employees

Wallbox strives to offer competitive employee compensation and benefits in order to attract and retain a skilled and diverse work force. As of August 31, 2021, Wallbox had 704 employees, more than 143 of whom were hardware engineers, more than 103 of whom were software developers and more than 170 of whom were focused on product sales. Most of Wallbox’s employees are located in Spain, although its global footprint has employees working in offices across seven European countries, an office in China and another in the United States. As a result of the COVID-19 pandemic, most of Wallbox’s employees were working remotely, however, many of the Wallbox employees have returned to its facilities as the COVID-19 pandemic has started to subside. Wallbox has never experienced a work stoppage and believes it maintains positive relationships with its employees. Wallbox believes it maintains good relations with its employees. The employment terms and conditions of the employees based in Spain are governed by the collective bargaining agreement of the metal sector applied at a regional sector in Madrid and in Barcelona (published within the Official Gazette of Madrid and Barcelona on February 14, 2019 and January 18, 2021, respectively).

Government Regulation

Product Certifications

Throughout the world, electrical appliances are subject to various mandatory and voluntary standards, including requirements in some jurisdictions, including the United States, that products be listed by Underwriters’ Laboratories, Inc. (“UL”) or other similar recognized laboratories. In the United States, Wallbox is required to undergo certification and testing of compliance with UL standards, as well as other national and industry specific standards. Wallbox endeavors to have its products designed to meet the certification requirements of, and to be certified in, each of the jurisdictions in which they are sold. Wallbox provides many of its certifications in-house depending on the local requirements; although, the requirements for certification vary from jurisdiction to jurisdiction and may require third party certifications in certain jurisdictions.

CPSC

As a marketer and distributor of consumer products, Wallbox is subject to the Consumer Products Safety Act and the Federal Hazardous Substances Act, which empower the U.S. Consumer Product Safety Commission (“CPSC”) to seek to exclude products that are found to be unsafe or hazardous from the market. Under certain circumstances, the CPSC could require Wallbox to repair, replace or refund the purchase price of one or more of Wallbox’s products, or Wallbox may voluntarily do so.

OSHA

Wallbox is subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to Wallbox’s operations.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data.

Waste Handling and Disposal

Wallbox generally does not manufacture the components of its charging products. Rather, its employees and contractors engage in assembly of charging products at its facilities primarily using components manufactured by OEMs. Nonetheless, Wallbox may be subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA, also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur. Wallbox may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

Wallbox also generate solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of Wallbox’s products are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, Wallbox may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or Wallbox’s ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect Wallbox’s operating expenses.

Similar laws exist in other jurisdictions where Wallbox operates. Additionally, in the EU, Wallbox is subject to the Waste Electrical and Electronic Equipment Directive (“WEEE Directive”). The WEEE Directive provides for the creation of collection scheme where consumers return waste electrical and electronic equipment to merchants, such as Wallbox. If Wallbox fails to properly manage such waste electrical and electronic equipment, it may be subject to fines, sanctions, or other actions that may adversely affect Wallbox’s financial operations.

General

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on Wallbox’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with Wallbox’s operations as well as other future projects, the extent of which cannot be predicted. For instance, California may adopt more stringent regulation for DC fast charging by 2024.

Research and Development

Wallbox has invested a significant amount of time and expense into research and development of its EV charging and energy management solutions. Wallbox’s ability to maintain its leadership position depends in part on its ongoing research and development activities. Wallbox’s research and development team is responsible for the design, development, manufacturing and testing of its products. Wallbox focuses its efforts on developing its charging hardware and developing the technology to support Wallbox’s software subscriptions and support services.

Wallbox’s research and development is principally conducted in Barcelona, Spain. As of June 30, 2021, Wallbox had 294 full-time employees in total engaged in its research and development activities.

Legal proceedings

Wallbox is not party to any material legal proceedings. From time to time, Wallbox may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on Wallbox because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

WALLBOX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Wallbox’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion is based on Wallbox’s financial information prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Wallbox’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Wallbox’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

For purposes of this section, “Wallbox”, “we”, “our” or the “Wallbox Group” refer to Wall Box Chargers, S.L. , together with its subsidiaries prior to the consummation of the Business Combination; and “Holdco” refers to Wallbox N.V. and the Wallbox Group after completion of the Business Combination, in each case unless the context otherwise requires.

Overview

Wallbox is a global leader in smart electric vehicle charging and energy management. Founded in 2015, Wallbox creates smart charging systems that combine innovative technology with outstanding design and that manage the communication between user, vehicle, grid, building and charger.

Wallbox’s mission is to facilitate the adoption of electric vehicles today to make more sustainable use of energy tomorrow. By designing, manufacturing, and distributing charging solutions for residential, business, and public use, Wallbox is laying the infrastructure required to meet the demands of mass electric vehicles (“EV”) ownership everywhere. Wallbox’s customer-centric approach to its holistic hardware, software, and service offering has allowed Wallbox to solve barriers to EV adoption today as well as anticipate opportunities soon to come. Wallbox is creating solutions that will not only allow for faster, simpler EV charging but that will also change the way the world uses energy.

Its smart charging product portfolio includes Level 2 alternating current (“AC”) chargers (“Pulsar Plus”, “Commander 2” and “Copper SB”) for home and business applications, and direct current (“DC”) fast chargers (“Supernova”) for public applications. Wallbox also offers the world’s first bi-directional DC charger for the home (“Quasar”), which allows users to both charge their electric vehicle and use the energy from the car’s battery to power their home or business, or send stored energy back to the grid. Wallbox’s proprietary residential and business software (“myWallbox”) gives users and charge point owners complete control over their private charging and energy management activities. Meanwhile, Wallbox’s dedicated semi-public and public charging software platform, (“Electromaps”) enables drivers to locate and transact with all public charging stations registered to its brand-agnostic charger database and also allows charge point operators to manage their public charging stations at scale

The Wallbox Model

Since 2015, Wallbox has been enhancing its hardware and software ecosystem, providing the EV charger user a full suite of EV charging solutions and energy management solutions, catalysing the EV adoption and sustainable energy use. In the last 6 years Wallbox has based its business model on the following five key pillars:

1.	Make charging technology simple: Wallbox’ goal is to make every person feel confident and comfortable using a Wallbox product; therefore even Wallbox’s most advanced technology is easy to use.

2.

Smart solutions: From embedded intelligence that balances the energy use between customer’s car and home, to breakthroughs in vehicle-to-grid and vehicle-to-home energy management, Wallbox products bring together the best in EV charging technology.

3.	Innovative technology: Innovation is at Wallbox’s core, focusing not just on customers’ needs today, but their needs in the future.

4.

Design-centric solutions: Wallbox believes that design is a necessity, not a luxury. A well-designed product makes for a better experience, and this is what Wallbox strives for across its entire product portfolio.

5.

Highly compatible charging solutions: Wallbox equipment is compatible with all hybrid and electric car manufacturers across the globe, and Wallbox sells its products in countries across six continents.

Reporting Segments

For management purposes, Wallbox is organized into business units based on geographical areas and therefore has three existing reportable business segments and one reportable business segment under development. Its existing business segments are:

•	EMEA: Europe-Middle East Asia

•	NORAM: North America

•	APAC: Asia-Pacific

Wallbox expects to add a fourth reportable segment for Latin America (LATAM). Wallbox’s NORAM and APAC segments did not have operations prior to the fiscal year ended December 31, 2020.

Key Factors Affecting Operating Results

Wallbox believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Growth in EV Adoption

Wallbox’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging products and infrastructure. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee such demand will continue into the future. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; government subsidies for EVs and electricity; the development, prevalence and market adoption of EV fleets; and increases in fuel efficiency of non-EV transportation. In addition, macroeconomic factors could impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles and the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact Wallbox’s ability to increase its revenue or grow its business.

Competition

Wallbox is currently a market leader in Europe in residential EV charging solutions. Wallbox also provides installation services and derives revenue from Electromaps, its online platform that enables users to find and pay for publicly available charging ports and manage their charging fleet. Wallbox intends to expand its market share over time in its product categories, including public charging stations, leveraging the network effect of its products, its partnership with Iberdrola and the Electromaps platform. Additionally, Wallbox intends to expand and grow its revenues via the rollout of the Supernova public charging station. Nonetheless, existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, Wallbox’s competition includes competition resulting from acceptance of other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If Wallbox’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Global Expansion

Wallbox operates in Europe, North America and APAC and intends to expand into Latin America. Europe and North America are expected to be significant contributors to Wallbox’s revenue in future years with manufacturing capacity expected in North America by 2022. Wallbox plans to use a portion of the proceeds from the Business Combination to increase its product development and manufacturing capacity as its expands sales globally.

The European EV charging market can be characterized as fragmented. There are many small and local players, with only a limited number of parties having sufficient scale and funding to be competitive in the long term. Especially due to the strong government incentives currently in place, the EV sales are expected to increase rapidly in Europe. From a competitive perspective, the North American market has high barriers to entry due to strict certification and validation requirements. Therefore, this market differs from Europe as the market is less fragmented with only a few large players. Similar to the European market, the APAC market can be characterized as a highly fragmented market with less than a handful of players that have gained significant scale in the industry. From a technology and pricing perspective, EV charging solutions in APAC are cost-competitive as they can be manufactured at a lower cost point. Wallbox’s growth in each of its markets requires differentiating itself as compared to its competition. If Wallbox is unable to penetrate, or further penetrate, the market in each of the geographies in which it operates or intends to operate, its future revenue growth and profits may be impacted.

Impact of New Product Releases

As Wallbox introduces new products, such as the market introduction of its Supernova public charging station, its profitability may be temporarily impacted by launch costs until its supply chain achieves targeted cost reductions. In addition, Wallbox may accelerate its operating expenditures where it sees growth opportunities which may impact profitability until upfront costs and inefficiencies are absorbed and normalized operations are achieved. Wallbox also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As Wallbox attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The U.S. federal government, European member states and some U.S. state and local governments provide incentives to end users and purchasers of EVs and EV charging products in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging products or stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by Wallbox.

Penetration into the Public Market

Wallbox will commence commercialization of the Supernova, its first DC fast charger for public use, in the fourth quarter of 2021. Wallbox has already signed LOIs to collaborate with some of the world’s biggest utility companies for deliveries of the Supernova, and expects in the future to expand beyond utilities into additional distribution channels. In June 2021, Iberdrola announced its intention to acquire the first 1,000 Wallbox Supernova fast chargers as part of its five-year sustainable mobility plan to deploy more than 150,000 chargers in homes, businesses and public road networks and entered into a non-binding letter of intent with Wallbox in July 2021 expressing its interest in purchasing 6,500 Supernova chargers through 2022. Wallbox’s offering of public charging solutions is complemented through Electromaps, an online platform that enables users to find publicly available charging ports and pay for its use. Wallbox has established partnerships in Europe with operators of charging points that allow users to pay for their charging directly via Electromaps. For these charging points, Wallbox earns a ~10 % commission for each of the charging sessions carried out through the app. Wallbox intends to extend these relationships with charging operators outside of Europe and enable this payment feature globally.

Seasonality

Wallbox’s business is seasonal in nature. Typically consumers purchase more EVs in the second half of the year, particularly in the fourth quarter, and the seasonal variation in the timing of sales of our residential products tend to be correlated with sales of EVs. As a result, sales in the second half, and particularly in the fourth quarter, would, after controlling for our growth, be higher than in the first half of the fiscal year and our results of operations may be subject to seasonal fluctuations as a result.

Impact of COVID-19

On March 11, 2020, the World Health Organization upgraded the emergency public healthcare situation triggered by the outbreak of Coronavirus disease 2019 (COVID-19) to an international pandemic. The unfolding of events in Spain and worldwide, has led to an unprecedented health crisis, which has had an impact on the macroeconomic climate and on business performance. In order to confront this situation, a series of measures have been adopted in 2020 to address the economic and social impacts which, amongst other aspects, have led to mobility restrictions on the population. In particular, amongst other measures, governments worldwide have declared states of emergency or similar measures that have imposed restrictions on the movement of people and on the opening hours of businesses, severely impacting the economies. These kinds of restrictions continue to be applied in the majority of the countries in which Wallbox operates.

However, Wallbox has continued to implement its growth plans and, although the pandemic has caused certain delays to these plans, they have not significantly impacted Wallbox’s equity and liquidity position. Furthermore, the pandemic has shown some of the benefits of electric vehicles, with the lowest levels of pollution for the last decade. This industry acceleration has had a significant impact on Wallbox, as it has to keep investing in new technologies to be deployed in the following year, as well as investing in the Wallbox team to be able to continue its growth with the most talented professionals.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown, all of which could adversely affect Wallbox’s business, results of operations and financial condition.

Key Components of Results of Operations

Revenue

Wallbox’s revenue consists of retail sales of charging solutions for EVs, which includes electronic chargers and other services. Wallbox recognizes revenue from contracts with customers when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which Wallbox expects to be entitled in exchange for those goods or services.

Sale of Chargers

Revenue related to the sale of chargers consists of sales of public and home & business charging devices, as well as accessories. Revenue from the sale of goods is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves a Wallbox warehouse.

Sales of Public chargers are expected to start at the end of 2021. In 2021 and 2022 we will continue expanding our sales in Europe, our most mature market, and focus on the expansion in NORAM and APAC.

Sale of Services

Revenue related to the rendering of services consists of installation services and software services, including subscription fees from businesses and fleets through myWallbox and commissions obtained from every charging transaction carried out through Electromaps; although, at this time, such revenue consists primarily of installation services.

Revenue from contracts with customers for installations services is recognized when control of the services are transferred to the customer (at a point in time given the short period for being rendered) at an amount that reflects the consideration to which Wallbox expects to be entitled in exchange for those services. For the periods presented herein, we have not recognized material revenues from software; however, we expect this could change in the future.

Changes in Inventories and Raw Materials and Consumables Used

Changes to inventory are recorded in consumption of finished goods, raw materials and other consumables. Inventory is comprised of electric chargers and related parts, which are available for sale or for warranty requirements. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventory that is sold to third parties is included within changes in inventories and raw materials and consumables used. Wallbox periodically reviews for slow-moving, excess or obsolete inventories. Products that are determined to be obsolete, if any, are written down to net realizable value.

Employee Benefits

Employee benefits consists primarily of wages and salaries, share-based payment plans expenses and social security. Wallbox records share based payments based on the estimated fair value of the award at the grant date and is recognized as an expense in the consolidated statements of profit and loss over the requisite service period. The estimated fair value of the award is based on the estimated market price of the Wallbox’ stock on the date of grant. In 2021, Wallbox put in place the Legacy Stock Option Program for founders. In connection with the Business Combination, Holdco expects to put in place a new long-term equity incentive plan and an employee stock purchase plan. See “Management of Holdco after the Business Combination.”

Other Operating Expenses

Other operating expenses primarily consist of professional services, marketing expenses, external temporary workers expense, delivery expense, insurance premiums and other expenses, including leases of machinery with lease terms of 12 months or less and leases of office equipment with low value, including IT equipment. Wallbox expects its operating expenses to increase in absolute euro amounts as it continues to grow its business but to decrease over time as a percentage of revenue. Wallbox also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Amortization and Depreciation

Depreciation, amortization and accretion consists of depreciation related to Wallbox’s intangible assets, right-of-use assets, property and equipment.

Other income

Other income consists of all other income and expenses linked to activities that are outside the core operating activities of the company and may include income or loses related to gain or loss of assets and liabilities.

Operating Loss

Operating loss consists of Wallbox’s revenue and other income less changes in inventories and raw materials and consumables used, employee benefits, other operating expenses and amortization and depreciation.

Net Finance Cost

Net finance cost consists of finance income and finance costs as well as foreign exchange gains and losses.

Finance Income and Finance Costs

Finance income and finance costs consist of interest income on outstanding cash positions and interest expense on loan and borrowings including the convertible bonds and the unwinding effect on the put option liabilities. At the end of 2021 we expect to implement the cash pool system within all subsidiaries, this will reduce our net finance cost.

Foreign Exchange Gains (Losses)

Foreign exchange gains (losses) consist of realized and unrealized gains (losses) on foreign currency transactions and outstanding balances at year-end.

Share of Loss of Equity-Accounted Investees

Share of loss of equity-accounted investees consists of recognized losses attributable to Wallbox’s 50% interest in Wallbox-Fawsn New Energy Vehicle Charging Technology (Suzhou) Co., Ltd., a joint venture incorporated on June 15, 2019, and over which Wallbox has joint control and a 50% economic interest. The principal activity of the joint venture in China is the manufacture and sale of charging solutions with a clear focus on the automotive sector. The joint venture has orders signed for production volumes.

Income Tax Credit

Income tax credit relates to amount of R&D related expenses that will be eligible for tax deductions. The tax credit is available as a deduction as a result of our tax residency in Spain for certain eligible R&D expenses, including IT and product development. The year ended December 31, 2020 was the first year in which we obtained such tax deductions, but we expect we will continue to apply similar tax deductions in subsequent years.

Loss for the Year

Loss for the year consists of Wallbox’s operating loss, net finance cost, share of loss of equity-accounted investees and income tax credit.

Results of Operations

Comparison of the years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with Wallbox’s audited consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The following table sets forth Wallbox’s consolidated results of operations data for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	€	%
	(€ in thousands, except percentages)
Sales of goods	€18,516	€7,333	€11,183	152.5%
Sales of services	1,161	687	474	69.0%

Total revenues	€19,677	€8,020	€11,657	145.3%

Changes in inventories and raw materials and consumables used	€(10,574)	€(3,664)	€(6,910)	(188.6)%
Employee benefits	(9,805)	(3,917)	(5,888)	150.3%
Other operating expenses	(8,192)	(5,125)	(3,067)	59.8%
Amortization and depreciation	(2,379)	(762)	(1,617)	212.2%
Other income	289	80	209	261.3%

Operating loss	€(10,984)	€(5,368)	€(5,616)	104.6%

Finance income	€6	€9	€(3)	(33.3)%
Finance costs	(1,011)	(266)	(745)	280.1%
Foreign exchange gains (losses)	(70)	(103)	33	(32.0)%

Net finance costs	€(1,075)	€(360)	€(715)	198.6%

Share of loss of equity-accounted investees	(253)	(408)	155	(38.0)%

Income tax credit	910	—	910	n/m

Loss for the year	€(11,402)	€(6,136)	€(5,266)	85.8%

Revenues

Sales of goods revenue increased by €11,183 thousand, or 152.5%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to increased sales of our residential chargers, primarily our Pulsar Plus, which sales growth is directly correlated to growth in consumer adoption of EVs.

Sales of services revenue increased by €474 thousand, or 69.0%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase in fees from installation services offered by Wallbox, including in connection of the launch of Wallbox’s installation team in the third quarter of 2020, as well as installation revenues in Norway resulting from the acquisition of Wallbox’s interest in Wallbox AS, or Intelligent Solutions, in February 2020.

Operating Loss

Expenses related to changes in inventories and raw materials and consumables used increased by €6,910 thousand, or 188.6%, for the year ended December 31, 2020 as compared to the year ended December 31,

2019. These expenses increased at a higher rate than our revenues, primarily as a result of expenses associated with the launch of new products and changes in product mix. Wallbox also experienced increased expenses related to costs of outsourcing production to third parties as a result of the growth in sales.

Employee benefits expense increased by €5,888 thousand, or 150.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the growth in the head count of 207 new employees, including senior level employees, and the implementation of the Legacy Stock Option Program for management which resulted in an increase in personnel expenses of €632 thousand and the Legacy Stock Option Program for employees which resulted in an increase in personnel expenses of €1,593 thousand, in each case, for the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Other operating expenses increased by €3,067 thousand, or 59.8%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to marketing and expansion expenses, including an increase of €1,397 thousand related to the cost of temporary workers, €659 thousand related to increased delivery costs in connection with increases in sales and production, an increase in professional fees of €431 thousand, which were partially offset by a decrease in travel expenses of €650 thousand as a result of COVID-19 restrictions.

Amortization and depreciation increased by €1,617 thousand, or 212.2%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to investments in leasehold improvements to the leased headquarters in Barcelona and R&D capitalization of internally developed intangibles with respect to EV chargers.

Other income increased by €209 thousand, or 261.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to recovered trade payables.

Net Finance Cost

Finance income decreased by €3 thousand, or 33.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to lower interest rates during the year.

Finance costs increased by €745 thousand, or 280.1%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the issuance of our convertible loans and the incurrence of new bank loans and working capital credit lines.

Foreign exchange losses decreased by €33 thousand, or 32.0%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to fluctuations in GBP, USD and the Norwegian Krone against the Euro.

Share of Loss of Equity-Accounted Investees

Share of loss of equity-accounted investees decreased by €155 thousand, or 38.0%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to Joint Venture losses, which losses were limited to the amount of the net book value of such Joint Venture in the year ended December 31, 2020.

Income Tax Credit

Wallbox recognized an income tax credit of €910 thousand for the year ended December 31, 2020, primarily in connection with the recognition of a tax credit receivable of €923 thousand for certain R&D expenses, which Wallbox had not previously recognized.

Segment Results

EMEA Segment

The following table presents Wallbox’s results of operations at a segment level for EMEA for the years ending December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	€	% change
	(€ in thousands, except percentages)
Revenues	€19,673	€8,334	€11,339	136.1%

Changes in inventories and raw materials and consumables used	€(10,557)	€(3,673)	€(6,884)	187.4%
Employee benefits	(9,128)	(3,875)	(5,253)	135.6%
Other operating expenses	(7,765)	(4,964)	(2,801)	56.4%
Amortization and depreciation	(2,264)	(695)	(1,569)	225.8%
Other income	288	80	208	260.0%

Operating loss	€(9,753)	€(4,793)	€(4,960)	103.5%

Comparison of the years ended December 31, 2020 and 2019

Revenue increased by €11,339 thousand, or 136.1%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to increased sales of residential chargers and increased revenue from installation services in connection with the acquisition of Wallbox SA in February 2020.

Operating loss increased by €4,960 thousand, or 103.5%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to marketing and expansion investment, Wallbox’s acquisition of its interest in Wallbox AS, implementation of the Legacy Stock Option Program for management and expenses associated with increases in sales and production.

NORAM Segment

The following table presents Wallbox’s results of operations at a segment level for NORAM for the years ending December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	€	% change
	(€ in thousands, except percentages)
Revenues	€1	€—	€1	%

Changes in inventories and raw materials and consumables used	€(13)	€—	€(13)	n/m
Employee benefits	(617)	(41)	(576)	1404.9%
Other operating expenses	(427)	(461)	34	7.4%
Amortization and depreciation	(114)	(68)	(46)	67.6%
Other income	—	—		n/m

Operating loss	€(1,170)	€(570)	€(600)	105.3%

Comparison of the years ended December 31, 2020 and 2019

Wallbox had revenue of €1 thousand for the year ended December 31, 2020 and did not have revenue in the year ended December 31, 2019.

Operating loss increased by €600 thousand, or 105.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to the opening of new locations and headcount for regional expansion efforts and market penetration.

APAC Segment

The following table presents Wallbox’s results of operations at a segment level for APAC for the years ending December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	€	% change
	(€ in thousands, except percentages)
Revenues	€57	€—	€57	n/m

Changes in inventories and raw materials and consumables used	€(20)	€9	€(29)	(322.2)%
Employee benefits	(61)	—	(61)	n/m
Other operating expenses	(37)	(14)	(23)	164.3%
Amortization and depreciation	—	—	—	—%
Other income	1	—	€1	n/m

Operating loss	€(60)	€(5)	€(55)	n/m

Comparison of the years ended December 31, 2020 and 2019

Wallbox had revenue of 57 thousand for the year ended December 31, 2020 and did not have revenue in the year ended December 31, 2019, as a result of the recent incorporation of its Shanghai entity in June 2019.

Operating loss increased by €55 thousand for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to increased employee benefit expenses and office expenses.

Liquidity and Capital Resources

Sources of Liquidity

Wallbox has a history of operating losses and negative operating cash flows. Wallbox has experienced net losses and significant cash outflows from cash used in operating activities over the past years as it has been investing significantly in the development of its EV charging products. During the fiscal year ended December 31, 2020, Wallbox incurred a consolidated net loss of €11.4 million and negative cash flows from operations of €11.6 million. As of December 31, 2020, Wallbox had cash and cash equivalents of €22.3 million and an accumulated deficit of €20.1 million. Wallbox’s current working capital needs relate mainly to the growth of the current business and continuing operations. Wallbox’s ability to expand and grow its business will depend on many factors, including its working capital needs and the evolution of its operating cash flows. From inception to the date of this filing, Wallbox has raised aggregate net cash proceeds of over €60.4 million from convertible loans. Management of Wallbox believes that cash on hand, together with cash generated from sales to customers, will satisfy Wallbox’s working capital and capital requirements for at least the next twelve months from July 14, 2021, the date on which Wallbox’s audited consolidated financial statements were issued. If the business combination is consummated, management expects it will provide sufficient additional liquidity.

To date, Wallbox’s primary sources of liquidity have been in the form of convertible loans and other bank loans. In particular, in April 2021, Wallbox entered into a loan agreement with Banco Santander, S.A. for a loan in the amount of €12.6 million with a maturity of 2027 to finance the investments for a new factory in Zona Franca, Barcelona. Among other things, this loan originally prohibited the payment of dividends and the incurrence of liens without equally and ratably securing such loan, although in September 2021 Wallbox obtained a waiver of the loan’s prohibition of the payment of dividends. Wallbox’s primary cash requirements include operating expenses, satisfaction of commitments to various counterparties and suppliers, and capital expenditures (including property and equipment). Wallbox’s principal uses of cash in recent periods have been funding of its operations and development of intangibles with respect to EV chargers.

Upon consummation of the Business Combination, Wallbox is considered the acquirer for accounting purposes and the historic financial statements of Kensington will be replaced with the historic financial statements of Wallbox before the Exchange in filings with the SEC. The Business Combination will be accounted for as a capital reorganization, with no goodwill or other intangible assets recorded, in accordance with IFRS. The Business Combination is expected to have several significant impacts on Wallbox’s future reported financial position and results, as a consequence of capital reorganization treatment. These include an estimated increase in cash and cash equivalents (as compared to Wallbox’s consolidated statement of financial position at December 31, 2020) of between approximately €172.2 million, assuming maximum shareholder redemptions, and €237.3 million, assuming no shareholder redemptions. These pro forma cash amounts are net of estimated transaction costs of approximately €32.6 million (including deferred underwriting commissions in connection with Kensingtons initial public offering). The pro forma cash amounts include cash from (i) Kensingtons trust account, the amount of which will depend on the level of shareholder redemptions, and (ii) the proceeds from the PIPE Financing of approximately €81.4 million that we expect to receive upon the consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Liquidity Policy

As an early-stage company, Wallbox maintains a strong focus on liquidity and defines its liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet its obligations under both normal and stressed conditions. Wallbox manages its liquidity to provide access to sufficient funding to meet its business needs and financial obligations, as well as capital allocation and growth objectives.

Cash Flow Summary

The following table summarizes Wallbox’s cash flows:

	Year Ended December 31,		Variance
	2020	2019	€	%
	(in €, except percentages)
Net cash used in operating activities	€(11,588)	€(5,421)	€(6,167)	113.8%
Net cash used in investing activities	€(19,359)	€(7,904)	€(11,455)	144.9%
Net cash from financing activities	€46,745	€17,505	€29,240	167.0%

Operating Activities

Net cash used in operating activities increased by €6,167 thousand, or 113.8%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase in working capital requirements to meet Wallbox’s growth. Main drivers of the working capital related to the cash outflows were an increase in trade and other financial receivables and inventories, partially offset by an increase in trade and other financial payables.

Investing Activities

Net cash used in investing activities increased by €11,455 thousand, or 144.9%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to product development and investments in leasehold improvements in the leased headquarters in Barcelona.

Financing Activities

Net cash from financing activities increased by €29,240 thousand, or 167.0%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to convertible note and new bank financing.

Basis of Presentation – IFRS 1

The consolidated financial statements of Wallbox included elsewhere in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Wallbox’s consolidated financial statements are its first consolidated financial statements prepared in accordance with IFRS, with an IFRS transition date of January 1, 2019. The principles and requirements for first-time adoption of IFRS are set out in IFRS 1 First-Time Adoption of International Financial Reporting Standards (IFRS 1).

Wallbox has not historically published consolidated financial statements in accordance with its previous Spanish GAAP accounting and, therefore, reconciliations are not required and have not been disclosed in Wallbox’s consolidated financial statements.

IFRS 1 allows certain exceptions and exemptions in the application of particular standards to prior periods in order to assist companies with the transition process. The transitional disclosures regarding mandatory exceptions and optional exemptions as required by IFRS 1 are as follows:

Estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless there is objective evidence that those estimates were in error. Wallbox has considered such information about historic estimates and has treated the receipt of any such information in the same way as non-adjusting events after the reporting period in accordance with IAS 10 Events after the reporting period thus ensuring IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made previously. IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made in conformity with Spanish GAAP.

The other compulsory exceptions from IFRS 1 have not been applied as these are not relevant to the Wallbox. The additional optional exemptions from full retrospective application of IFRS were considered by management of Wallbox but were not taken.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of Wallbox’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of these consolidated financial statements requires Wallbox to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Wallbox’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While Wallbox’s use of judgements and estimates are described in more detail in Note 3 to its consolidated financial statements and significant accounting policies are described in more detail in Note 5 to its consolidated financial statements, in each case, included elsewhere in this proxy statement/prospectus, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Going concern

The consolidated financial statements of Wallbox included elsewhere in this proxy statement/prospectus have been prepared assuming Wallbox will continue as a going concern. The going concern basis of presentation assumes that Wallbox will continue in operation for at least a period of one year after the date such financial statements are issued and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Wallbox experienced net losses and significant cash outflows from cash used in operating activities over the past years as it has been investing significantly in the development of EV charging products. During the year ended December 31, 2020, Wallbox incurred a consolidated net loss of €11.4 million and negative cash flows from operations of €11.6 million. As at December 31, 2020, Wallbox had an accumulated deficit of €20.1 million and cash and cash equivalents of €22.3 million.

In addition, since March 2020, the COVID-19 pandemic has significantly impacted the macroeconomic climate and business performance. In order to confront this situation, a series of measures have been adopted in 2020 to address the economic and social impacts which, amongst other aspects, have led to mobility restrictions on the population and also affected the logistics and production process of Wallbox.

In assessing the going concern basis of preparation of the consolidated financial statements, Wallbox has taken into consideration the cash position at year-end 2020, the detailed cash flow forecasts for Wallbox after year-end 2020 and the additional external funding received after year-end in the form of convertible bonds for €7.0 million and €27.6 million issued in January and April 2021 respectively, and an additional bank loan amounting to €12.6 million. See Note 26 Events after the reporting period of Wallbox’s consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Based on the available cash as a result of completed financing events discussed above, the management of Wallbox believes that Wallbox is able to continue in operational existence, meet its liabilities as they fall due, operate within its existing facilities, and meet the business plan for a period of at least twelve months from the date of issuance of Wallbox’s audited consolidated financial statements.

Based on the above, the consolidated financial statements included elsewhere in this proxy statement/prospectus have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, Wallbox continues to adopt the going concern basis in preparing its consolidated financial statements for the year ended December 31, 2020.

Revenue Recognition

Revenue from Contracts with Customers

Wallbox develops, manufactures and retails the charging solutions for EVs, which includes electronic chargers and other services.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which Wallbox expects to be entitled in exchange for those goods or services.

Sale of Chargers

Revenue from the sale of goods is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves Wallbox’s warehouse.

Wallbox considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated (e.g., warranties). In determining the transaction price for the sale of chargers, Wallbox considers the effects of variable consideration (if any).

Sale of Services

Revenue from contracts with customers for installations services is recognized when control of the services are transferred to the customer (at a point in time given the short period for being rendered) at an amount that reflects the consideration to which Wallbox expects to be entitled in exchange for those services.

The sale of installation services is always in combination with the sale of a charger but considered as distinct performance obligations. Delivery of the charger and the installation services do not always happen at the same time leading in some cases to chargers delivered to customers with pending installation and, therefore, to deferred revenue when invoicing both previous to rendering the installation services.

Extended Warranty

Wallbox typically provides warranties for general repairs of defects that existed at the time of sale, as required by law. These assurance-type warranties are accounted for as warranty provisions.

Wallbox also provides extended warranties (beyond its legal obligation) to fix defects that existed at the time of sale. These service type warranties are sold either separately or bundled together with the sale of the charger.

Contracts for bundled sales of charger and service-type warranty comprise two performance obligations because the charger and service-type warranty are both sold on a stand-alone basis and are distinct within the context of the contract. Using the relative stand-alone selling price method, a portion of the transaction price is allocated to the service-type warranty and recognized as a contract liability. Revenue for service-type warranties is recognized over the period in which the service is provided based on the time elapsed.

Impairment of non-current assets (including Goodwill)

Goodwill is tested for impairment at cash-generating-unit level (“CGU”) on an annual basis or if an event occurs or circumstances change that could reduce the recoverable amount of a CGU below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Wallbox makes judgments about the recoverability of non-current assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of these assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the recoverable amount of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our non-current assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

In order to determine the recoverable amount, Wallbox estimates expected future cash flows from the assets and apply an appropriate discount rate to calculate the present value of these cash flows. Future cash flows are dependent on whether the budgets and forecasts for the next five years are achieved, whereas the discount rates depend on the interest rate and risk premium associated with each of the companies.

As described in Note 11 to the consolidated financial statements included elsewhere in this proxy statement/prospectus the recoverable amount of the Nordics CGU of €89,907 thousand as at December 31, 2020 has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The projected cash flows have been built to reflect the increasing demand for EV chargers and associated services in this region. The pre-tax discount rate applied to cash flow projections is 11.4% and cash flows beyond the five-year period are extrapolated using a 1.5% growth rate that is slightly below the long-term average growth rate for consolidated European economies (2%). Key assumptions used in value in use calculations and sensitivity to changes in assumptions for this unit are the discount rate and growth rates.

The recoverable amount of the Electromaps/Software CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period. The projected cash flows have been built to reflect increased demand for the software and services associated with EV sales. The pre-tax discount rate applied to the cash flow projections is 11.9% and cash flows beyond the five-year period are extrapolated using a 1.5% growth rate that is slightly below the long-term average growth rate for consolidated European economies (2%). Key assumptions used in value in use calculations and sensitivity to changes in assumptions for this unit are the number of future users and market share during the forecast period, gross margins, discount rates and growth rates used to extrapolate cash flows beyond the forecast period.

There was no impairment of goodwill or non-current assets the years ended December 31, 2020 and 2019.

Capitalization of development costs and determination of the useful life of intangible assets

Wallbox’s management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 5 to Wallbox’s consolidated financial statements included elsewhere in this proxy statement/prospectus. Wallbox’s management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

The useful life of capitalized development costs is determined by management at the time the newly developed charger is brought into use and is regularly reviewed for appropriateness. For unique charger products controlled and developed by Wallbox, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Measurement of the convertible bonds

Compound financial instruments issued by Wallbox comprise the convertible bond, issued during 2020 for an amount of €25,880,000 with a nominal interest rate of 8%. The convertible bond is denominated in euro and can be converted to ordinary shares at the option of the holder.

The liability component of this convertible bond is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The determination of this fair value is based on an estimated incremental rate which reflects the risk of the country where the company is located, the currency of payments, the specific risk of the sector and the company’s particular situation. In order to determine the discount factor estimates need to be made in respect of the risk-free rate, the country risk premium and the credit spread.

The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. The equity component at issue date was estimated to be nil as the fair value of the liability component was calculated to be close to the fair value of the compound financial instrument as a whole.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component is not remeasured in the following periods.

Business combinations (including put option liabilities)

Wallbox accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to Wallbox. In determining whether a particular set of activities and assets is a business, Wallbox assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

Wallbox determines and allocates the purchase price of an acquired business to the assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires us to use significant estimates and assumptions with respect to the identification of assets previously not recognized such as customer relations, brand name and intangible assets and the determination of the fair value of assets and liabilities acquired.

As part of the business combinations of Intelligent Solutions and Electromaps put options to non-controlling entities to be settled in cash have been granted. At acquisition date a financial liability for the present value of the expected exercise price of the option has been recognized. Significant estimates are made in order to determine the expected exercise price of the option, which are based on a predefined contractual formula calculated on the future sales of the acquired companies.

As described in Note 6 to the consolidated financial statements included elsewhere in this proxy statement/prospectus the liability for the redemption amount of Intelligent Solutions has been estimated at a discounting strike price of €2,661,007 at December 31, 2020 at an annual rate of 2.69%. The strike price has been estimated based on the weighted average of total sales levels for 2020-2021-2022 and multiplied by a coefficient of 0.3, as stated in the acquisition agreement.

The liability for the redemption amount of Electromaps has been estimated discounting the contractual strike price of €4 million as of three months after the approval of the 2023 statutory accounts of Electromaps at an annual rate of 2.69%. The value of the put option liability at December 31, 2020 is €3,677,513. The estimated payment date is March 31, 2024.

Wallbox has elected to apply a policy choice that allows it to recognize the acquisition of 100% of the interests in the subsidiary (therefore, it does not recognize non-controlling interests) against the consideration paid, reflected by the financial liability derived from the put option.

Share Based Payment

Wallbox’s management measures equity settled share-based payments at fair value at the date of grant and expenses the cost over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

Prior to completion of the Business Combination, as Wallbox’s ordinary shares were not listed on a public marketplace, the calculation of the fair value of its ordinary shares was subject to a greater degree of estimation in determining the basis for share-based options that it issued. Given the absence of a public market, Wallbox was required to estimate the fair value of the ordinary shares at the time of each grant.

Wallbox’s management determined the value of its ordinary shares based on interpolating from the valuations in our most recent external equity financing rounds and, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.

As described in Note 20 to the consolidated financial statements included elsewhere in this proxy statement/prospectus the fair value of the options granted has been determined based on the value of the shares issued in the closest financing rounds (share-capital increases) that have taken place during 2019 and 2020.

The assumptions underlying the valuations represent Wallbox’s best estimates, which involve inherent uncertainties and the application of management judgment. Following the consummation of the Business Combination, Holdco expects to use the market price of its ordinary shares as the basis for the valuation of future grants. See Note 20 “Employee Benefits” of Wallbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Income Taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. In order to determine the amount of the deferred tax assets to be recognized, the directors consider the amounts and dates on which future taxable profits will be obtained and the reversal period for taxable temporary differences. Wallbox has not recognized deferred tax assets at December 31, 2020 and at December 31, 2019. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. Wallbox operates in a number of international tax jurisdictions. Further details of Wallbox’s accounting policy in relation to deferred tax assets are discussed in Note 5 to its consolidated financial statements included elsewhere in this this proxy statement/prospecuts.

Research and development tax credit is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement Wallbox considers the nature of the claim and in particular the track record of success of previous claims.

Wallbox is subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. Wallbox recognizes a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. See Note 23 “Tax credit and other receivables/Other payables” of Wallbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

See Note 4 of Wallbox’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.

Off-Balance Sheet Arrangements

As of December 31, 2020, Wallbox’s off-balance sheet arrangements consisted of (A) a pending commitment to invest as of December 31, 2020 of €66,722 relating to a minimum commitment to improve a leased property in the amount of €3,000,000 of which an amount of €2,933,279 has been invested during 2020 and (B) a pending commitment amounting to €159,093 of a loan with Wallbox-Fawsn New Energy Vehicle Charging Technology (Suzhou) Co., Ltd., Wallbox’s joint venture incorporated on June 15, 2019 over which the Group has joint control and a 50% interest. See Notes 8 and 12, respectively, of Wallbox’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Material Weakness

In connection with the audits of Wallbox’s consolidated financial statements for each of the years ended December 31, 2019 and 2020 and included elsewhere in this proxy statement/prospectus, Wallbox’s management and independent registered public accounting firm identified material weaknesses in Wallbox’s internal control over financial reporting. The material weaknesses related to: (i) insufficient personnel in the finance team with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards as issued by the IASB, including goodwill impairment testing and purchase price allocation; (ii) IT general controls have not been sufficiently designed or were not operating effectively, and (iii) policies and procedures with respect to the review, supervision and monitoring of the accounting and reporting functions were not operating effectively in some areas. As a result, a number of adjustments to Wallbox’s consolidated financial statements for each of the years ended December 31, 2019 and 2020 were identified and made during the course of the audit process.

Wallbox is currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, Wallbox’s independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Wallbox’s internal control over financial reporting. To remediate the material weaknesses, in the course of 2021, Wallbox has strengthened its compliance functions with additional experienced hires and external advisors to assist in its risk assessment process and the design and implementation of controls responsive to those risks.

Assessing Wallbox’s procedures to improve its internal control over financial reporting is an ongoing process. Any material weaknesses Wallbox identifies will be assessed and remediated by implementing the proper operating control. Detective and preventive internal controls are being designed by external advisors and implemented by Wallbox’s experienced new hires. Wallbox can provide no assurance that its remediation efforts described herein will be successful and that Wallbox will not have material weaknesses in the future. Any material weaknesses Wallbox identifies could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Wallbox’s consolidated financial statements.

Recent Accounting Pronouncements

Refer to Note 5, “Significant Accounting Policies,” of Wallbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the impact of recent accounting pronouncements.

Related Party Transactions

Refer to Note 24.1, “Related Parties,” of Wallbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information for related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

Refer to note 25 “Financial Risk Management” of Wallbox’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Interest Rate Risk

Wallbox is exposed to Interest rate risk from possible losses due to changes in the fair value or the future cash flows of a financial instrument because of fluctuations in market interest rates. A hypothetical 10% change in interest rates would mean an increase (decrease) in profit or loss as of December 31, 2020 by €85 thousand.

Foreign Currency Risk

Wallbox has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the Euro, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact Wallbox’s net loss. A hypothetical decrease in all foreign currencies against the Euro of 10% would not result in a material foreign currency loss on foreign-denominated balances, as of December 31, 2020. As Wallbox’s global operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.

At this time, Wallbox does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Other market price risk

Wallbox maintains investments in funds, which investments amount to €239 thousand as at December 31, 2020, which exposure to market price risk is evaluated as not significant.

Implications of being an Emerging Growth Company

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that Holdco expects to continue to report its financial results under IFRS as issued by the IASB, Holdco will not be able to avail ourselves of this extended transition period and, as a result, Holdco will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

In addition, as an emerging growth company, Holdco may rely on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, Holdco is not required to, among other things, (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (2) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. These exemptions will apply for a period of five years following the completion of this offering or until Holdco is no longer an “emerging growth company.” Holdco would cease to be an emerging growth company if any of the following occurs: 1) Holdco has more than $1.07 billion in annual gross revenue, 2) Holdco issues more than $1.0 billion of non-convertible debt over a three-year period, or 3) becomes a large accelerated filer as defiled by the Exchange Act Rule12b-2.

Implications of Being a Foreign Private Issuer

Upon the consummation of the Business Combination, Holdco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Holdco no longer qualifies as an emerging growth company, as long as Holdco continues to qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, Holdco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules for U.S. public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Even if Holdco no longer qualifies as an emerging growth company, so long as Holdco remains a foreign private issuer, Holdco will continue to be exempt from such compensation disclosures.

BUSINESS OF KENSINGTON

Overview

Kensington is a special purpose acquisition company formed in January 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. To date, Kensington’s efforts have been limited to our organizational activities and activities related to the Kensington IPO and the identification and evaluation of prospective acquisition targets for its initial business combination, including negotiations with Wallbox to agree and complete the Business Combination Agreement. Kensington has generated no operating revenues to date and it does not expect to generate operating revenues until it consummates the Business Combination Agreement or an alternative business combination.

In January 2021, the Sponsor purchased an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000 (the “Founder Shares”), or approximately $0.004 per share.

On March 2, 2020, Kensington consummated the Kensington IPO of 23,000,000 Kensington Public Units, which included the full exercise of the underwriters’ option to purchase an additional 3,000,000 Kensington Public Units to cover over-allotments, with each Kensington Public Unit consisting of one Kensington Class A Share and one-fourth of one redeemable warrant, each whole public warrant entitling the holder thereof to purchase one Kensington Class A Share at an exercise price of $11.50 per share, subject to adjustment. The Kensington Public Units were sold at a price of $10.00 per Unit, generating gross proceeds of $230,000,000 before underwriting discounts and expenses.

Simultaneous with the consummation of the Kensington IPO and the issuance and sale of the Kensington Public Units, Kensington consummated the Private Placement of 8,800,000 Private Placement Warrants at a price of $0.75 per Private Placement Warrant, generating total proceeds of $6,600,000. The Private Placement Warrants are substantially similar to the Kensington Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the public warrants are called for redemption and a certain price per Kensington Class A Share threshold is met) and (iii) subject to certain limited exceptions including the shares of Kensington Class A Common Stock issuable upon exercise of the Private Placement Warrants, will be subject to transfer restrictions until 30 days following the consummation of our initial business combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by holders on the same basis as the Kensington Public Warrants. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Upon the consummation of the Kensington IPO and the Private Placement, a total of $230,000,000 was deposited in the Trust Account. Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government obligations. Except with respect to interest earned on the funds in the Trust Account that may be released to us to pay income taxes, if any, the proceeds from the Kensington IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to Kensington until the completion of its initial business combination or (2) to the Public Stockholders, until the earliest of: (a) the completion of Kensington’s initial business combination, and then only in connection with those shares of Kensington Class A Common Stock that such stockholders properly elect to redeem, subject to certain limitations, (b) the redemption of any public shares properly tendered in connection with a (i) stockholder vote to amend our certificate of incorporation to modify the substance or timing of its obligation to provide holders of its shares of Kensington Class A Common Stock the right to have their shares redeemed in connection with its initial business combination within 24 months from the closing of the Kensington IPO or (ii) with respect to any other provisions relating to stockholders’ rights of holders of shares of Kensington Class A Common Stock or pre-initial business combination activity and (c) the redemption of all of Kensington’s shares if Kensington has not completed an initial business combination within 24 months from the closing of the Kensington IPO, subject to applicable law.

Fair Market Value of Target Business

The rules of the NYSE and Kensington’s Existing Certificate of Incorporation require that Kensington’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Kensington’s board of directors determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Kensington is seeking stockholder approval of the Business Combination at the general meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of Kensington have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The Kensington Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and Kensington’s independent directors collectively own 20.0% of the issued and outstanding Kensington Shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing shareholders (or stockholders, as applicable) of Wallbox or Kensington’s or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Merger Proposal or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Kensington’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing shareholders of Wallbox or stockholders of Kensington or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or two-thirds of the ordinary shares as required for the Merger Proposal), represented in person or by proxy and entitled to vote at a quorate general meeting, vote in favor of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the minimum cash condition, (3) otherwise limiting the number of public shares electing to redeem and (4) Kensington’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If Kensington has not completed the Business Combination with Wallbox by March 2, 2023 and has not completed another business combination by such date, Kensington will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Kensington’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has entered into a letter agreement with Kensington, dated as of February 25, 2021 pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Kensington Class B Shares if Kensington fails to complete its business combination within the required time period. However, if the Sponsor owns any public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Kensington fails to complete its business combination within the allotted time period.

The Sponsor and Kensington’s directors and officers have agreed, pursuant to a written agreement with Kensington, that they will not propose any amendment to Kensington’s certificate of incorporation (A) to modify the substance or timing of Kensington’s obligation to allow for redemption in connection with Kensington’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by March 2, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless Kensington provides the Public Stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, Kensington may not redeem its public shares in an amount that would cause Kensington’s net tangible assets to be less than $5,000,001 following such redemptions.

Kensington expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Kensington’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Kensington may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Kensington’s creditors which would have higher priority than the claims of the Public Stockholders. Kensington cannot assure you that the actual per-share redemption amount received by Public Stockholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Business Combination—If third parties bring claims against Kensington, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.” and other risk factors contained herein. While Kensington intend to pay such amounts, if any, Kensington cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Kensington will seek to have all vendors, service providers (other than Kensington’s independent auditors), prospective target businesses and other entities with which Kensington does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Kensington’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Kensington’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative. Examples of possible instances where Kensington may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Kensington is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with it and will not seek recourse against the Trust Account for any reason. Upon redemption of Kensington’s public shares, if Kensington has not completed Kensington’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with Kensington’s initial business combination, Kensington will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to it if and to the extent any claims by a third party (other than Kensington’s independent auditors) for services rendered or products sold to us, or a prospective target business with which Kensington has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund Kensington’s working capital requirements, subject to an annual limit of $500,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Kensington’s indemnity of the underwriters of Kensington’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Kensington has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Kensington believes that the Sponsor’s only assets are securities of Kensington and, therefore, the Sponsor may not be able to satisfy those obligations. None of Kensington’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Kensington’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Kensington currently expects that Kensington’s independent directors would take legal action on Kensington’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Kensington’s independent directors in exercising their business judgment may choose not to do so in any particular instance.

Accordingly, Kensington cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Business Combination—If third parties bring claims against Kensington, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.” and other risk factors contained herein.

Kensington will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Kensington’s independent auditors), prospective target businesses and other entities with which Kensington does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Kensington’s indemnity of the underwriters of the Kensington IPO against certain liabilities, including liabilities under the Securities Act.

If Kensington files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Kensington’s insolvency estate and subject to the claims of third parties with priority over the claims of Kensington’s stockholders. To the extent any insolvency claims deplete the Trust Account, Kensington cannot assure you Kensington will be able to return $10.00 per share to the Public Stockholders. Additionally, if Kensington files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Kensington that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Kensington’s stockholders. Furthermore, Kensington’s board of directors may be viewed as having breached its fiduciary duty to Kensington’s creditors or may have acted in bad faith, and thereby exposing itself and Kensington to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Kensington cannot assure you that claims will not be brought against it for these reasons. See “Risk Factors—Risks Related to the Business Combination—If, after Kensington distributes the proceeds in the Trust Account to the Public Stockholders, Kensington files a bankruptcy petition or an involuntary bankruptcy petition is filed against Kensington that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Kensington and the Kensington Board may be exposed to claims of punitive damages.”

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Kensington’s completion of an initial business combination, and then only in connection with those shares of Kensington Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend Kensington’s Existing Certificate of Incorporation (A) to modify the substance or timing of Kensington’s obligation to allow redemption in connection with Kensington’s initial business combination or to redeem 100% of the public shares if Kensington does not complete Kensington’s initial business combination by March 2, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if Kensington has not completed an initial business combination by March 2, 2023, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Holders of Kensington warrants will not have any right to the proceeds held in the Trust Account with respect to the Kensington warrants.

Competition

If Kensington succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Wallbox’s competitors. Kensington cannot assure you that, subsequent to the Business Combination, Holdco will have the resources or ability to compete effectively. Information regarding Wallbox’s competition is set forth in the sections entitled “Information about Wallbox—Competition”.

Facilities

Kensington currently maintains its executive offices at 1400 Old Country Road, Suite 301, Westbury, New York 11590. Our executive offices are provided to us by an affiliate of our sponsor. Kensington considers it current office space adequate for its current operations.

Upon consummation of the Business Combination, the principal executive offices of Holdco will be located at Carrer del Foc, 68, Barcelona, Spain.

Employees

Kensington currently has four officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a partner business has been selected for our initial business combination and the stage of the business combination process.

Periodic Reporting and Financial Information

Kensington registered its Kensington Public Units, shares of Kensington Class A Common Stock and Kensington Public Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://sec.gov. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by Kensington’s independent registered public accountants.

Kensington is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Kensington is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Kensington’s securities less attractive as a result, there may be a less active trading market for Kensington’s securities and the prices of Kensington’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Kensington intends to take advantage of the benefits of this extended transition period. Kensington will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Kensington’s IPO, (b) in which Kensington has total annual gross revenue of at least $1.07 billion, or (c) in which Kensington is deemed to be a large accelerated filer, which means the market value of shares of Kensington Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Kensington has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, Kensington is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Kensington will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Kensington’s ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) Kensington’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Kensington or any members of its founding team in their capacity as such.

Directors and Executive Officers

Kensington’s current directors and officers are as follows:

Name	Age	Position
Justin Mirro	52	Chief Executive Officer and Chairman
Robert Remenar	65	Vice Chairman and President
Simon Boag	55	Chief Technology Officer
Daniel Huber	45	Chief Financial Officer and Secretary
Thomas LaSorda	66	Director
Nicole Nason	50	Director
Anders Pettersson	62	Director
Mitchell Quain	69	Director
Donald Runkle	76	Director
Matthew Simoncini	60	Director

Justin Mirro serves as our Chairman and Chief Executive Officer. Mr. Mirro has over 25 years of operating, M&A and financing experience in the automotive and automotive-related sector. He began his career at GM as a Tool and Die Manufacturing Engineer, with successive positions at Car and Driver Magazine, Toyota Motor Corporation and Itochu International Inc. prior to transitioning to automotive investment banking at Schroder & Co. Inc. / Salomon Smith Barney, Inc. / ABN Amro Inc. in 1996. In 1999, Mr. Mirro formed Kensington Capital Partners, LLC, where he has served as President since 2015, to invest in automotive and automotive-related sector businesses. In 2005, Mr. Mirro transitioned to Jefferies & Company, Inc. as Head of Automotive Investment Banking, and later served as the Head of Automotive Investment Banking at Moelis and RBC Capital Markets from 2008 to 2011 and 2011 to 2014, respectively. In his role, Mr. Mirro played a key role in leading and executing all aspects of capital raising, M&A and restructurings, and has advised on over 70 transactions totaling more than $60 billion of value for OEMs, suppliers and automotive-related industries. From 2016 to 2019, Mr. Mirro served as Chairman of the board of directors and audit committee of Pure Power one of the largest aftermarket suppliers of diesel fuel injectors, which was later sold to Stanadyne. In his role, Mr. Mirro focused on deal sourcing, structuring, capital raising, executive recruitment and the eventual sale process. Mr. Mirro served as the Chairman and Chief Executive Officer of Kensington Capital Acquisition Corp. (“Kensington SPAC I”) from April 2020 until it consummated its initial business combination with QuantumScape, a company that is developing next generation battery technology for electric vehicles and other applications, in November 2020, and currently serves as a director of QuantumScape. Mr. Mirro has sat on the boards of Cooper-Standard Holdings and Transtar Industries, Inc., since 2015 and 2017, respectively, where he has focused on M&A, capital structuring and public market strategy. We believe Mr. Mirro is well qualified to serve on our board of directors based on his extensive experience in financing in the automotive and automotive-related sector.

Robert Remenar serves as our Vice Chairman and President. Mr. Remenar has over 35 years of operational, manufacturing and management experience within the automotive and automotive-related sector. Mr. Remenar has over two decades of experience leading global, multi-billion dollar manufacturing enterprises, serving as President and Chief Executive Officer of Aludyne, Inc. (formerly known as Chassix Inc.) from 2012 to

2014, and as Chief Executive Officer and President of Nexteer Automotive from 2009 to 2012 and from 2002 to 2009, respectively. In his leadership roles, Mr. Remenar demonstrated a track record of turning distressed and developing businesses into profitable, successful and global enterprises through customer diversity, lean manufacturing, portfolio and footprint optimization and competitive cost structures. Mr. Remenar previously held multiple executive positions within Delphi where he most notably served as Vice President and, as discussed above, President of Delphi’s Steering Division (now Nexteer Automotive) from 2002 to 2009. Prior to joining Delphi in 1998, Mr. Remenar held several executive and managerial positions at GM from 1985 to 1998. Mr. Remenar was formerly on the board of directors of Highland Industries, Pure Power, Nexteer Automotive, Stackpole International and Blue Cross Blue Shield of Michigan, offering extensive leadership strategy and operational experience. As a board member, Mr. Remenar provided strategic insight during the successful sales of Highland Industries, Pure Power and Stackpole International and Nexteer Automotive’s Hong Kong initial public offering. Mr. Remenar has served as a director of PKC Group Oyj, a subsidiary of the Samvardhana Motherson Group since 2012, and as a director of Cooper-Standard Holdings since 2015, serving as Chairman of the compensation committee since 2017. Mr. Remenar served as Vice Chairman and President of Kensington SPAC I from April 2020 until it consummated its initial business combination in November 2020. We believe Mr. Remenar is well qualified to serve on our board of directors based on his extensive operational manufacturing and management experience.

Daniel Huber serves as our Chief Financial Officer and Secretary. Mr. Huber has over 20 years of experience in investment banking, consulting, business development and operational management across a wide range of industries. Mr. Huber began his career as a Lieutenant in the United States Navy as a Surface Warfare (Nuclear) officer. While in the Navy, Mr. Huber led multiple divisions of sailors during complex missions and operations on U.S. warships in support of Operation Enduring Freedom and Operation Iraqi Freedom. Following his service, Mr. Huber was a manager in the public services consulting group of BearingPoint Inc. managing projects and engagements within the Department of State. From 2009 to 2018, Mr. Huber worked across several investment banks within the automotive and automotive-related investment banking industry, specifically at Moelis from 2009 to 2011, RBC Capital Markets from 2011 to 2014, Sterne Agee CRT (part of CRT Capital Group LLC) from 2015 to 2016 and PI Capital International LLC from 2016 to 2018. Mr. Huber has also served as the managing member of DEHC LLC since 2014. Mr. Huber served as Director of Corporate Development and M&A at Conduent, Inc. from 2018 until 2020 leading all aspects of deal execution across multiple industry verticals including the preparation and presentation of materials to senior executives outlining the strategic rationale of potential transactions. Mr. Huber served as the Chief Financial Officer and Secretary of Kensington SPAC I from April 2020 until it consummated its initial business combination in November 2020. Mr. Huber’s transaction experience includes public and private transactions across a variety of end markets, with a focus on automotive and automotive-related businesses.

Simon Boag serves as our Chief Technology Officer. Mr. Boag has over 30 years of leadership, manufacturing, operational and technological experience, with an extensive understanding of automotive supply chains and emerging automotive technologies. Mr. Boag served as President of CAMI Automotive Inc., a joint venture between GM and Suzuki Motor Corporation, from 2000 to 2002. From 2002 to 2009, Mr. Boag held multiple roles in the automotive and automotive-related sector, including President of GM Argentina, Executive Vice President of Chrysler Purchasing, President of Chrysler Mopar (Chrysler’s parts, service and customer care organization) and Executive Vice President of CNH Industrial N.V. (Case New Holland Industrial). While President of Chrysler Purchasing, Mr. Boag was responsible for billions of dollars in annual purchases from numerous suppliers. Additionally, while President of Chrysler Mopar, Mr. Boag was responsible for the dealer network and aftermarket service, parts and accessories. Since 2013, Mr. Boag has served as a Managing Partner at IncWell, a venture capital fund based in Birmingham, MI, that invested in 40 companies across the automotive, industrial, healthcare, business services, software and consumer product segments. Since 2016, Mr. Boag has served as the Chief Executive Officer and Chairman of the board of directors of iWater Tech LLC, a startup company. Mr. Boag served as the Chief Technology Officer of Kensington SPAC I from April 2020 until it consummated its initial business combination in November 2020.

Thomas LaSorda, a director, is the former Chief Executive Officer of Chrysler and provides exceptional insights to traditional and emerging vehicle technologies and senior-level access to the executives running these companies. Mr. LaSorda has over 40 years of experience working with vehicle manufactures around the world, with specific expertise evaluating management and technology. Mr. LaSorda started his career at GM in 1977, holding multiple manufacturing positions across the globe until 2000, when he transitioned to Chrysler. Mr. LaSorda served as Senior Vice President of Powertrain Manufacturing from 2000 to 2002 and Executive Vice President of Manufacturing from 2002 to 2004, where he focused on manufacturing, procurement and global business development. In 2004, Mr. LaSorda became Chief Operating Officer of Chrysler and a member of the Daimler AG Board of Management. In 2005, Mr. LaSorda was appointed Chief Executive Officer and President of Chrysler. In 2007, Daimler sold Chrysler to Cerberus Capital Management, L.P. and Mr. LaSorda was appointed as President and Vice Chairman of Chrysler until his retirement from Chrysler in 2009. Mr. LaSorda was the Chief Executive Officer of Fisker in 2012 and was Chief Executive Officer of HANS Power & Water LLC from 2018 to 2019. Mr. LaSorda served on the boards of AGCO Corporation from 2009 to 2012, Fisker from 2011 to 2012 and US Steel from 2013 to 2015. Mr. LaSorda served as Chairman of LaSorda Group LLC from 2009 to 2020 and has served as Chairman of IncWell since 2013. Mr. LaSorda served as a director of Kensington SPAC I from June 2020 until November 2020. We believe Mr. LaSorda is well qualified to serve on our board of directors based on his extensive experience and expertise evaluating management and technology.

Nicole Nason, a director, is currently the Chief Safety Officer and Head of External Affairs at Cavnue, a company that combines technology and road infrastructure to unlock the full potential of connected and autonomous vehicles. Ms. Nason is the former Administrator of the U.S. Federal Highway Administration (“FHWA”) and a leading advocate for critical advances in autonomous vehicles and safety. Before serving at FHWA, Ms. Nason was the Assistant Secretary at the State Department’s Bureau of Administration, responsible for managing the global supply, shipping, logistics, and transportation services to more than 260 overseas locations. Ms. Nason was also the Administrator of the National Highway Traffic Safety Administration (NHTSA) and Assistant Secretary for Governmental Affairs at U.S. Department of Transportation. She also served at the U.S. Customs Service, and as Counsel for the U.S. House of Representatives Committee on the Judiciary. Ms. Nason earned a J.D. from Case Western Reserve University School of Law and a B.A. in Political Science from American University. We believe Ms. Nason is well qualified to serve on our board of directors based on her extensive experience and expertise as a regulator of the automotive industry.

Anders Pettersson, a director, is the former Chief Executive Officer of Thule, a leading automotive aftermarket company. Under Mr. Pettersson’s leadership, he transformed Thule from an automotive aftermarket accessories business into a lifestyle consumer brand company. Mr. Pettersson brings over 30 years of experience in sourcing, evaluating and acquiring automotive businesses around the world. Mr. Pettersson has served as Chairman of Brink Group B.V., a leading towing hitch business in Europe, since 2014, and has served as a director at ZetaDisplay AB since 2014, at KlaraBo Sverige AB since 2014, at Skabholmen Invest AB since 2009 and at PS Enterprise AB since 2005. As noted above, Mr. Pettersson served as Chief Executive Officer of Thule from 2002 to 2010, where he oversaw international expansion through the strategic acquisitions of Konig, Omnistor, Case Logic, TrackRac and Sportrack. Mr. Pettersson has also served as Chief Executive Officer of Hilding Anders AB from 2011 to 2014 and Capital Safety Group Inc. from 2010 to 2012, and previously held executive and managerial positions with AkzoNobel N.V. and Trelleborg AB. Mr. Pettersson served as a director of Pure Safety from 2010 to 2020, a director of Pure Power from 2016 to 2019, a director of Alite International AB from 2014 to 2019, a director of Victoria Park AB from 2011 to 2019, Chairman of the board of directors of Hilding Anders AB from 2012 to 2014 and a member of the operating review board of Arle Capital Partners Limited from 2012 to 2014. Mr. Pettersson served as a director of Kensington SPAC I from June 2020 until November 2020. We believe Mr. Pettersson is well qualified to serve on our board of directors based on his extensive experience sourcing, evaluating and acquiring automotive businesses.

Mitchell Quain, a director, is an investor and board member of multiple public companies serving the automotive and broader industrial segments, with vast knowledge of public equity markets. Mr. Quain has over

45 years of experience evaluating companies as both an equity research analyst and seasoned private equity investor. Mr. Quain has served as a member of the Executive Council at American Securities Inc. since 2020, having retired as a Partner at One Equity Partners (part of JPMorgan Chase & Co.). Previously, he served on the boards of multiple public and private companies including DeCrane Aircraft Holdings Inc., Handy & Harman Ltd, Hardinge, Inc., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., RBC Bearings, Inc., Strategic Distribution Inc., Tecumseh Products Company, Titan International, Inc., Xerium, Inc. and Jason Industries, Inc., and was Executive Chairman of the board of directors of Register.com. Mr. Quain was a Senior Advisor at Carlyle Group Inc. from 2014 to 2020. He has served on the board of directors of AstroNova, Inc., Digirad Corporation and Williams Industrial Services Group Inc. since 2009, 2019 and 2020, respectively. Mr. Quain served as a director of Kensington SPAC I from June 2020 until November 2020. We believe Mr. Quain is well qualified to serve on our board of directors based on his extensive board experience in the automotive and broader industrial segments and his audit committee financial expertise.

Donald Runkle, a director, is a highly recognized vehicle engineer, with a deep understanding of emerging automotive technologies and broad relationships with automotive executives and investors globally. Mr. Runkle has over 50 years of experience, including senior leadership experience as Chairman or Vice Chairman at public and private automotive companies such as Delphi, EaglePicher, Autocam and EcoMotors and as Vice President of GM’s Engineering Staff. Mr. Runkle began his career at GM, where he held several roles, including Chief Engineer of Chevrolet, Chief Engineer of Powertrain and Racing in the Buick Division, Director of Advanced Vehicle Engineering, Vice President of GM’s Advanced Engineering Staff and Vice President of GM’s North American Engineering Center. Mr. Runkle was President of Delphi’s Steering Division (formerly the Saginaw Steering Division of GM) in 1993, where he led a significant turnaround and divestiture of uncompetitive assets. From 1998 to 1999, he co-led the initial public offering spin-off of Delphi from GM, subsequently assuming the role of Executive Vice President of the Dynamics & Propulsion Sector in 2000. From 2003 to 2005, Mr. Runkle assumed the role of Vice Chairman and Chief Technology Officer of Delphi, later transitioning to EaglePicher as Chairman from 2006 to 2011 and Autocam as Chairman from 2007 to 2009. Additionally, Mr. Runkle served as Chief Executive Officer and Executive Chairman of EcoMotors from 2009 to 2014 and Executive Chairman of Ioxus, Inc. from 2015 to 2017. Mr. Runkle previously served as a director of several public companies including Lear, Delphi and Outboard Marine Corporation, and was a director of Asia Automotive Acquisition Corporation, a special purpose acquisition corporation from 2005 to 2008. Mr. Runkle has served as a director of VIA Motors Inc. since 2014, senior consultant to Tennenbaum Capital Partners LLC since 2005, advisor to General Fusion Inc. since 2014, advisor to Tula Technology Inc. since 2014, advisor to ClearFlame Engines since 2019, advisor to The Holdsworth Group since 2017, and President of Runkle Enterprises LLC since 2005 on topics including technology and business strategy, electronics, fuel cells, energy development and storage, electrified vehicles and lean implementation strategy. Mr. Runkle also served as advisor to Soar Technology from 2017 to 2020, director of WinCup from 2009 to 2015, a director of the nonprofit Lean Enterprise Institute Inc., from 2008 to 2017 and director of Transonic Combustion from 2010 to 2015. Mr. Runkle served as a director of Kensington SPAC I from June 2020 until November 2020. We believe Mr. Runkle is well qualified to serve on our board of directors based on his extensive engineering knowledge, management experience and global contacts in the automotive and broader industrial segments.

Matthew Simoncini, a director, is the former President and Chief Executive Officer of Lear from 2011 to 2018, with significant strategic and financial expertise in the automotive and automotive-related sector and extensive relationships with suppliers, business owners and intermediaries. Mr. Simoncini has over 35 years of experience in the automotive and automotive-related sector in evaluating companies, emerging technologies and management teams, with significant expertise in due diligence and assessing the suitability of acquisition opportunities. While President and Chief Executive Officer of Lear, Mr. Simoncini was responsible for the strategic direction and operational leadership of the company. From 2007 to 2011, Mr. Simoncini was Chief Financial Officer of Lear, responsible for Lear’s global finance operations, including external financial reporting, corporate business planning, corporate strategy and business development. Mr. Simoncini joined Lear in 1999 after Lear acquired UTA, where he was director of global financial planning & analysis. Before UTA, Mr. Simoncini held financial and manufacturing positions with Varity Corporation’s Kelsey-Hayes Company and

Horizon Enterprises Inc., including several senior financial roles in Europe. Mr. Simoncini began his career at Touche Ross & Co. and is a certified public accountant. Mr. Simoncini served as a director of Cooper-Standard Holdings from 2018 to 2020. Since 2020, Mr. Simoncini has served as a director of Luminar Technologies, Inc. Mr. Simoncini served as a director of Kensington SPAC I from June 2020 until November 2020. We believe Mr. Simoncini is well qualified to serve on our board of directors based on his strategic and financial expertise in the automotive and automotive-related sector and his expertise in evaluating companies, emerging technologies and management teams.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven directors divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Quain and Simoncini, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Remenar and Runkle, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. LaSorda, Mirro and Pettersson, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Prior to the completion of our initial business combination, only holders of our Class B common stock will have the right to vote on the election of directors. Holders of our public shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of our initial business combination, holders of a majority of the outstanding shares of our Class B common stock may remove a member of the board of directors for any reason. These provisions of our amended and restated certificate of incorporation may only be amended by a resolution passed by the holders of a majority of shares of our Class B common stock.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen (or Vice Chairmen) of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Chief Technology Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Officer and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us. Other than the payment to DEHC LLC, an affiliate of Daniel Huber, our Chief Financial Officer, of service and administrative fees of $20,000 per month for 18 months commencing on the date of this prospectus (upon completion of our initial business combination, any portion of the amounts due that have not yet been paid will accelerate), no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers or directors, or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

KENSINGTON’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in Delaware on January 4, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). We are an emerging growth company and, as such, are subject to all of the risks associated with emerging growth companies.

Our Sponsor is Kensington Capital Sponsor II LLC, a Delaware limited liability company. The registration statement for the Kensington IPO was declared effective on February 25, 2021. On March 2, 2021, we consummated the Kensington IPO, consisting of the initial public offering of 23,000,000 Kensington Units, including the exercise of the underwriters’ option to purchase 3,000,000 additional Kensington Units (the “Over-Allotment Units”), at $10.00 per Kensington Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $8.1 million was for deferred underwriting commissions.

Simultaneously with the closing of the Kensington IPO, we consummated the Private Placement of 8,800,000 Private Placement Warrants at a price of $0.75 per Private Placement Warrant to the Sponsor, generating proceeds of $6.6 million.

Upon the closing of the Kensington IPO and the Private Placement, $230.0 million ($10.00 per Kensington Unit) of the net proceeds of the Kensington IPO and certain of the proceeds of the Private Placement was placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Kensington IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully, including the Business Combination. We must complete an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a business combination within 24 months from the closing of the Kensington IPO, or March 2, 2023, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the Combination Period.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $1.2 million in cash and working capital of approximately $1.1 million (not taking into account approximately $98,000 of taxes that may be paid using interest income from the Trust Account).

Our liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to pay for certain offering costs and expenses in exchange for issuance of the Founder Shares, On January 4, 2021, a non-interest bearing loan of $100,000 by the Sponsor to Kensington pursuant to a promissory note (the “Note”) to cover expenses related to the Kensington IPO, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with an initial business combination, our officers, directors and initial stockholders may, but are not obligated to, provide us working capital loans. The Sponsor elected to convert the Note into working capital loan upon closing of the Kensington IPO.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Business Combination or one year from the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Over this time period, we will be using these funds for paying existing accounts payable and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception through June 30, 2021 related to our formation, the preparation for the Kensington IPO, and since the Kensington IPO, our activity has been limited to the search for a prospective initial business combination and negotiating, structuring and conducting due diligence in connection with the Business Combination. We will not generate any operating revenues until the closing and completion of an initial business combination.

For the three months ended June 30, 2021, we had a loss of approximately $11.8 million, which consisted of approximately $173,000 of general and administrative expenses, $60,000 of administrative expenses – related party, approximately $50,000 of franchise tax expense, approximately $11.4 million for change in fair value of derivative liabilities, approximately $129,000 for change in fair value of working capital loan, partially offset by approximately $9,000 net gain from investments held in the Trust Account.

For the period from January 4, 2021 (inception) through June 30, 2021, we had a loss of approximately $15.2 million, which consisted of approximately $214,000 of general and administrative expenses. $100,000 of administrative expenses – related party, approximately $98,000 of franchise tax expense, approximately $14.4 million for change in fair value of derivative liabilities, approximately $252,000 of financing costs, and approximately $129,000 for change in fair value of working capital loan, partially offset by approximately $22,000 net gain from investment held in the Trust Account.

Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, and any shares of Kensington Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Kensington IPO. These holders were entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Kensington IPO Underwriting Agreement

We granted the underwriter of the Kensington IPO a 45-day option from the date of the final prospectus relating to the Kensington IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Kensington IPO price, less underwriting discounts and commissions. On March 2, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Kensington IPO. In addition, $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

Investments Held in Trust Account

Our portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Our investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

We account for the Kensington Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Kensington Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Kensington Class A Common Stock (including shares of Kensington Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Kensington Class A Common Stock are classified as stockholders’ equity. Kensington Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, 19,299,044 shares of Kensington Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Derivative Warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 5,750,000 warrants issued in connection with the Kensington IPO (the “Public Warrants”) and the 8,800,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Kensington IPO and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Kensington IPO

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Kensington IPO. Offering costs are allocated to the separable financial instruments issued in the Kensington IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Kensington Class A Common Stock were charged to stockholders’ equity upon the completion of the Kensington IPO.

Net Loss Per Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. We have not considered the effect of the warrants sold in the Kensington IPO and Private Placement to purchase an aggregate of 14,550,000 shares of our common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Our statement of operations includes a presentation of income (loss) per common share for Kensington Class A Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Kensington Class A Common Stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Kensington Class A Common Stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on investments held in the Trust Account attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Kensington Class A Common Stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 4, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Kensington IPO or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF HOLDCO AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to Wallbox and its consolidated subsidiaries, prior to the Business Combination, and Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

The information about Holdco’s management is based on the provisions of Holdco’s Articles of Association, the form of which is included as an exhibit to this registration statement, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, Holdco’s Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Kensington and Wallbox or after consummation of the Business Combination by amendment in accordance with their terms. If Holdco’s Articles of Association are amended, the below summary may cease to accurately reflect them as so amended.

Executive Officers, Directors and Board structure

The following table lists the names, ages and positions of those individuals whom we anticipate will become Holdco’s directors and executive officers. We expect that Wallbox’s executive officers will continue as Holdco’s executive officers following the Business Combination.

The Holdco Board shall be entrusted with the management of Holdco and shall for such purpose have all the powers within the limits of the law that are not granted by Holdco’s Articles of Association to others. Holdco will have a one-tier board, consisting of one or more executive directors and one or more non-executive directors.

The executive directors are primarily responsible for all day-to-day operations of Holdco. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) Holdco’s general affairs and its business, and render advice and direction to the executive directors. The executive directors shall timely provide the non-executive directors with the information they need to carry out their duties. The directors furthermore perform any duties allocated to them under or pursuant to the law or Holdco’s Articles of Association. Each director has a duty to Holdco to properly perform its duties. In the performance of their tasks, the directors shall be guided by the interests of Holdco and the enterprise connected with it. Under Dutch law, the interests of Holdco and the enterprise connected with it extend to the interests of all stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The number of executive directors and the number of non-executive directors shall be determined by the Holdco Board. The executive directors and non-executive directors shall be appointed as such by the general meeting of Holdco at the nomination of the Holdco Board.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting held in the year after his or her appointment. A director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Holdco Board the general meeting of Holdco resolves otherwise. In the event of reappointment of a non-executive director after an eight-year period (or any reappointment thereafter), the Holdco’s management report shall include the reasons for such reappointment, in accordance with the principles and best practice provisions of the DCGC.

The general meeting of Holdco may at all times suspend or dismiss any director. The Holdco Board may at all times suspend an executive director.

The Holdco Board is expected to be comprised of seven directors, of which Enric Asunción Escorsa is currently the sole member of the board of Wallbox B.V. Pursuant to the Business Combination Agreement, Anders Pettersson

will be nominated to the Holdco Board; and we are in the process of identifying five additional individuals who will become members of the Holdco Board, details for whom will be provided prior to Closing. The Holdco Board shall designate an executive director as Chair & CEO and a non-executive director as chairman of the Holdco Board.

The Holdco Board shall adopt written rules and regulations dealing with, inter alia, its internal organization, the manner in which decisions are taken, the composition, duties and organization of committees and any other matters concerning the Holdco Board, the executive directors, the non-executive directors and committees established by the Holdco Board.

Name	Age	Position
Executive Officers
Enric Asunción Escorsa	36	Chief Executive Officer, Director
Jordi Lainz	52	Chief Financial Officer
Eduard Castañeda	35	Chief Product Officer

Board
Enric Asunción Escorsa	36	Executive Director
Beatriz González Ordóñez	46	Non-executive Director nominee
Francisco Riberas	57	Non-executive Director nominee
Anders Pettersson	62	Non-executive Director nominee
Diego Diaz Pilas	41	Non-executive Director nominee
Pol Soler	40	Non-executive Director nominee

In addition to the directors above, Holdco expects prior to the closing of the Business Combination to appoint one additional member of its board of directors.

Executive Officers

Enric Asunción Escorsa. Mr. Asunción is expected to serve as Holdco’s Chief Executive Officer and Executive Director of Holdco’s board. Mr. Asunción is a Wallbox co-founder and has served as Wallbox’s Chief Executive Officer and as a member of the Wallbox board since 2015. Previously, Mr. Asunción served as Program Manager of Charging Installations at Telsa, Inc., an American electric vehicle and clean energy company, from June 2014 to June 2015. Prior to Telsa, Inc., Mr. Asunción worked as an engineer at Applus+ IDIADA, an engineering company providing design, testing, engineering and homologation services to the automotive industry, from July 2011 to June 2014. Mr. Asunción holds an Engineering degree from Universitat Politecnica de Catalunya (DNF). We believe Mr. Asunción is well qualified to serve on Holdco’s board due to the perspective and experience he brings as Wallbox’s Chief Executive Officer and co-founder and his extensive experience in the automotive industry.

Jordi Lainz. Mr. Lainz is expected to serve as Holdco’s Chief Financial Officer. Mr. Lainz has served as Wallbox’s Chief Financial Officer since March 2019, and served on Wallbox’s board of directors from July 2017 to May 2019. Prior to joining Wallbox, Mr. Lainz served as Corporate Director and Chief Financial Officer of Eurofred Group, distributor of air conditioning and industrial heating systems, from June 2011 to February 2019. Prior to Eurofred Group, Mr. Lainz served as a director and member of the audit committee of Ficosa International SA, an automotive global supplier, from May 1998 to May 2011. Mr. Lainz holds an Economics degree from Universitat de Barcelona and is an auditor in Spain (Censor Jurado de Cuentas).

Eduard Castañeda. Mr. Castañeda is expected to serve as Holdco’s Chief Product Officer. Mr. Castañeda is a Wallbox co-founder and has served as Wallbox’s Chief Product Officer since 2020, and was formerly Chief Technology Officer from 2018 to 2020. Mr. Castañeda also served on Wallbox’s board of directors as a technical director from 2015 to 2020. Prior to Wallbox, Mr. Castañeda served as a Track Engineering at TPV Racing, a company that introduced telemetry data into real-time motorsports racing teams, from 2005 to 2015. Mr. Castañeda holds an Industrial Engineering degree from the School of Industrial Engineering of Barcelona.

Holdco Board

In addition to the directors below, Holdco expects prior to the closing of the Business Combination to appoint one additional member of its board of directors.

Anders Pettersson. is expected to serve as a member of Holdco’s board of directors. Mr. Pettersson is the former Chief Executive Officer of Thule, a leading automotive aftermarket company. Under Mr. Pettersson’s leadership, he transformed Thule from an automotive aftermarket accessories business into a lifestyle consumer brand company. Mr. Pettersson brings over 30 years of experience in sourcing, evaluating and acquiring automotive businesses around the world. Mr. Pettersson has served as Chairman of Brink Group B.V., a leading towing hitch business in Europe, since 2014, and has served as a director at ZetaDisplay AB since 2014, at KlaraBo Sverige AB since 2014, at Skabholmen Invest AB since 2009 and at PS Enterprise AB since 2005. As noted above, Mr. Pettersson served as Chief Executive Officer of Thule from 2002 to 2010, where he oversaw international expansion through the strategic acquisitions of Konig, Omnistor, Case Logic, TrackRac and Sportrack. Mr. Pettersson has also served as Chief Executive Officer of Hilding Anders AB from 2011 to 2014 and Capital Safety Group Inc. from 2010 to 2012, and previously held executive and managerial positions with AkzoNobel N.V. and Trelleborg AB. Mr. Pettersson served as a director of Pure Safety from 2010 to 2020, a director of Pure Power from 2016 to 2019, a director of Alite International AB from 2014 to 2019, a director of Victoria Park AB from 2011 to 2019, Chairman of the board of directors of Hilding Anders AB from 2012 to 2014 and a member of the operating review board of Arle Capital Partners Limited from 2012 to 2014. Mr. Pettersson holds a Master of Science in Civil Engineering and Bachelors of Science in Business and Economics from Lund University. We believe Mr. Pettersson is qualified to serve on the board because his extensive experience in the automotive industry. We believe Mr. Pettersson is well qualified to serve on our board of directors based on his extensive experience sourcing, evaluating and acquiring automotive businesses.

Diego Diaz Pilas, Mr. Diaz is expected to serve as a member of Holdco’s board of directors. Mr. Diaz has served as an observer on Wallbox’s board since 2019. Mr. Diaz is the Global Head of Ventures & Technology at Iberdrola, Spanish multinational electric utility company, where he leads its venture capital program, Iberdrola Ventures - PERSEO, that invests in smart energy start-ups worldwide, and he also leads the Technology Prospective Analysis unit in charge of assessing the potential of key technologies for the future of the energy sector. Prior to joining Iberdrola in 2008, he worked at Telefonica, a Spanish multinational telecommunications company, from August 2007 to August 2008, Eir, a mobile and broadband telecommunications company, from August 2005 to August 2007 and Iberdrola Engineering from March 2004 to August 2005. He holds a Master of Science in Engineering from the Universidad Politécnica de Madrid and an executive in Venture Capital from the Walter A. Haas School of Business in the University of California at Berkeley. We believe Mr. Diaz is qualified to serve on the board because of his extensive experience in the electric utility industry.

Pol Soler, Mr. Soler is expected to serve as a member of Holdco’s board of directors. Mr. Soler is the Chief Executive Officer of Quadis, a leading Spanish car dealership group. He is also a board member of Escapa, a leading Spanish bicycle distributor. Mr. Soler holds a Bachelors degree in Business Administration and MBA from Escade Business School. We believe that Mr. Soler is qualified to serve on the board because of his extensive experience in the automobile industry.

Francisco Riberas, Mr. Riberas is expected to serve as a member of Holdco’s board of directors. Mr. Riberas has been the Chief Executive Officer and First Executive Chairman of Gestamp, a Spanish multinational automotive engineering company, since the company’s creation. Mr. Riberas is a board member of Gonvarri, a multinational company specialized in steel service centers, automotive components, and renewable energies, where he served as Director of Corporate Development from 2002 to 2007, and currently serves as Managing Director since 2007. He also has served as a member of the board of directors of Telefonica, S.A. since May 2017, General de Alquiler De Maquinaria, S.A. since September 2019, and Cie Automotive, S.A. since October 2010. Mr. Riberas holds a Law degree and Economics and Business Administration degree from Comillas Pontifical University. We believe that Mr. Riberas is qualified to serve on the board because of his extensive experience in the automobile industry.

Beatriz González Ordóñez, Ms. González is expected to serve as a member of Holdco’s board of directors. Ms. González is the Founder and Managing Partner of Seaya Ventures, a Spanish venture capital firm, specializing in technology companies. She has served as a Board Member of Cabify, Glovo, Wallbox, Spotahome, Filmin, Bewe, Revelock and Toqio, since 2014, 2016, 2020, 2016, 2020, 2015, 2019, and 2021, respectively. She also serves as an Independent Board member of Endeavor Spain and Idealista. Prior to founding Seaya in 2012, Ms. González worked at Morgan Stanley, in the finance and investment industry, from 1998 to 2000, Darby Overseas Investments, a private equity firm, from 2002 to 2003, Excel Partners, a private equity firm, from 2003 to 2004, and Fonditel, the largest pension fund in Spain, from 2005 to 2011. Ms. González holds a Business and Economics degree from CUNEF and an MBA from Columbia Business School. We believe Ms. González is qualified to serve on the board based on her extensive experience managing funds in the technology sector.

There are no family relationships among any of Holdco’s executive officers or directors.

Director Independence

In addition, all of Holdco’s non-executive directors, other than Enric Asunción Escorsa and Diego Diaz qualify as independent within the meaning of the DCGC.

Director and Officer Qualifications

Holdco is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Holdco expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Holdco’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Holdco’s shareholders.

The Nominating Committee of the Holdco Board will prepare policies regarding director qualification requirements (including a diversity policy) and the process for identifying and evaluating director candidates for adoption by Holdco’s board.

Corporate Governance Practices

DCGC

As a listed Dutch public limited liability company (naamloze vennootschap), we will be subject to the DCGC. The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the board and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their statutory management report, filed in the Netherlands, whether they comply with the provisions of the DCGC. If they do not comply with these provisions, Holdco is required to give the reasons for such noncompliance. Holdco intends to comply with the relevant best practice provisions of the DCGC, except as may be noted from time to time in its management report.

Committees of the Board of Directors

Upon the completion of the Business Combination, Holdco’s board will establish three standing committees from among its non-executive directors, including an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Holdco Board shall remain collectively responsible for decisions prepared by the committees.

Audit Committee

Audit committee members are non-executive directors of the Holdco Board and are expected to include Beatriz González, Anders Pettersson, and Pol Soler. Beatriz González is expected to serve as chairman of the audit committee.

Each member of the audit committee is expected to be financially literate and at least one member is expected to qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee advises the Holdco Board in relation to its responsibilities, undertakes preparatory work for the Holdco Board’s decision-making regarding the supervision of the integrity and quality of Holdco’s financial reporting and the effectiveness of Holdco’s internal risk management and control systems and shall prepare resolutions of the Holdco Board in relation thereto. The Holdco’s Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including, among other things:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of Holdco’s accounting and control systems;

•	monitoring the independence of Holdco’s independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management Holdco’s compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by Holdco’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing Holdco’s independent registered public accounting firm;

•

determining the compensation and oversight of the work of Holdco’s independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by Holdco regarding accounting, internal accounting controls or reports which raise material issues regarding Holdco’s financial statements or accounting policies; and

•	reviewing and approving related party transactions in accordance with Holdco’s Related Party Transaction Policy and Procedures.

Compensation Committee

Compensation committee members are non-executive directors of the Holdco Board and are expected to include Francisco Riberas, Pol Soler and Andres Pettersson. Francisco Riberas is expected to serve as chairman of the compensation committee.

The compensation committee advises the Holdco Board in relation to its responsibilities and shall prepare resolutions of the Holdco Board in relation thereto. Holdco’s board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter which will detail the principal functions of the compensation committee, including, among other things:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to Holdco’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of its other executive officers;

•	reviewing its executive compensation policies and plans;

•	implementing and administering its incentive compensation equity-based remuneration plans;

•	assisting management in complying with its annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its executive officers and employees; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the New York Stock Exchange and the SEC.

Nominating and Corporate Governance Committee

Nominating and corporate governance committee members are non-executive directors of the Holdco Board and are expected to include Diego Diaz, Pol Soler and Beatriz González. Diego Diaz is expected to serve as chairman of the nominating and corporate governance committee.

The nominating and corporate governance committee advises the Holdco Board in relation to its responsibilities and shall prepare resolutions of the Holdco Board in relation thereto. The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board. The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others.

Holdco’s board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance committee charter, which will include guidelines for selecting nominees and provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Holdco’s board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.

The nominating and corporate governance committee will also take a leadership role in shaping the corporate governance of Holdco. The nominating and corporate governance committee charter will provide that it develops and recommends to Holdco’s board a set of corporate governance guidelines and other policies and practices applicable to Holdco and continuously reviews the adequacy of the Holdco Articles of Association and other practices and positions of Holdco.

Code of Business Conduct and Ethics

Holdco intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Holdco’s code of business conduct and ethics will be available on its website. Holdco intends to disclose any amendment to the code, or any waivers of its requirements, on its website to the extent required under applicable law, rules, regulations or stock exchange requirements.

Compensation

Historical compensation of Wallbox’s executive officers who will become Holdco executive officers

The amount of compensation, including benefits in kind, accrued or paid to Wallbox’s executive officers who are intended to become Holdco’s executive officers with respect to the year ended December 31, 2020 is described in the table below:

(Euros in thousands)	All executives
Periodically-paid remuneration	€384,105.64
Bonuses	55,955.07
Additional benefit payments	—
Total cash compensation	€440,060.71

Compensation of Wallbox’s non-executive directors who will become Holdco non-executive directors

Beatriz González and Diego Diaz, Wallbox directors who are intended to serve as non-executive directors of Holdco immediately following the Business Combination, did not receive any compensation from Wallbox with respect to the year ended December 31, 2020.

Remuneration policy for members of the Holdco Board

The compensation of the executive directors shall be determined by the Holdco Board with observance of the remuneration policy adopted by the general meeting of Holdco at the proposal of the Holdco Board. The executive directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the executive directors. The compensation of the non-executive directors shall be determined by the Holdco Board with observance of the remuneration policy adopted by the general meeting of Holdco.

Any compensation in the form of shares in the capital of Holdco or rights to subscribe for shares in the capital of Holdco will be subject to the approval of the general meeting of Holdco. Such proposal shall state at least the maximum number of shares in the capital of Holdco or rights to subscribe for shares in the capital of Holdco that may be granted to directors and the criteria for making or amending such grants.

Our remuneration policy will authorize the Holdco Board to determine the amount, level and structure of the compensation packages of our directors at the recommendation of our compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by our Holdco Board.

Equity Awards

Wallbox’s founders, directors and executive officers held the following Wallbox options (both vested and unvested) as of July 9, 2021:

Beneficiary	Grant date	Number of options outstanding(1)	Strike price(2)
Enric Asunción Escorsa(3)	N/A	N/A	N/A
Jordi Lainz	April 30, 2019	7,700	€0.50
Eduard Castañeda(3)	N/A	N/A	N/A

(1)

As described elsewhere in this proxy statement/prospectus, options granted before consummation of the Business Combination will be converted into options to purchase Holdco Class A Shares by using the following conversion method (simplified): the number of shares subject to the options as of immediately prior to the Business Combination will be multiplied by, and the related exercise price will be divided by, the conversion ratio used for purposes of the Business Combination.

(2)	The strike price does not relate to the share price number of Holdco Class A Shares to be outstanding upon consummation of the Business Combination and is presented only for completeness.
(3)

As of the date of this proxy statement/prospectus no options have been issued to either of Enric Asunción Escorsa or Eduard Castañeda; however, the shareholders of Wallbox have approved the Legacy Stock Option Program for founders described below pursuant to which 4,289 stock options to purchase Wallbox shares at a per share exercise price equal to €466.24 (prior to giving effect to the transactions contemplated herein) have been reserved for issuance to such founders. It is expected that Mr. Asunción will be granted 3,217 options and Mr. Castañeda will be granted 1,072 options pursuant to such plans.

Wallbox Legacy Employee Stock Option Programs

Prior to the Business Combination, certain beneficiaries were given the opportunity to participate in an Employee Stock Option Program (the “Legacy Stock Option Program”) as part of a long-term equity incentive scheme. The Legacy Stock Option Program consists of three different programs: one for founders, one for management and one for other employees. The Legacy Stock Option Program for founders was adopted by Wallbox shareholders in June 2021. The Legacy Stock Option Program for management was adopted by Wallbox shareholders in July 2018. The Legacy Stock Option Program for employees was adopted by Wallbox shareholders in May 2020.

Under the Legacy Stock Option Program for founders, Wallbox has reserved for issuance to the beneficiaries 4,289 stock options to purchase Wallbox shares at a per share exercise price equal to €466.24 (prior to giving effect to the transactions contemplated herein), which after giving effect to the Exchange Ratio and conversion to USD, would convert into 1,033,609 stock options to purchase Holdco Class B Shares at a per share price equal to $2.3375. Stock options granted under the Legacy Stock Option Program for founders will, for a period of 3 years, only become exercisable in equal monthly installments, determined by pro rating the options (i.e. 1/36th per month) over such 3 year period, on the last day of each calendar month and will be freely exercisable thereafter; provided all such options will expire after 5 years from the grant date. Founders who terminate employment with Wallbox may retain any stock options vested as of the applicable termination date. No options have been granted pursuant to this plan as of the date of this proxy statement/prospectus.

Under the Legacy Stock Option Program for management, the beneficiaries received 30,100 stock options to purchase Wallbox shares at a per share exercise price equal to €0.50, which after giving effect to the Exchange Ratio and conversion to USD, would convert into 7,253,823 stock options to purchase Holdco Class A Shares at a per share price equal to $0.0025. Stock options granted under the Legacy Stock Option Program for managers generally vest in equal yearly instalments on the last day of each year over a 3 year period and expire 2 years from the last of such vesting dates. Managers who terminate employment with Wallbox may retain any stock options vested.

Under the Legacy Stock Option Program for employees, the beneficiaries received 6,748 stock options to purchase Wallbox shares at a per share exercise price equal to €0.50, which after giving effect to the Exchange Ratio and conversion to USD, would convert into 1,626,205 stock options to purchase Holdco Class A Shares at a per share price equal to $0.0025. Wallbox has agreed to reimburse such employees for the amount of any exercise price paid in connection the exercise of such options. Stock options granted under the Legacy Stock Option Program for employees generally vest in equal monthly instalments on the last day of each calendar month over an 8 month period. Employees who terminate employment with Wallbox may retain any stock options vested as of the applicable termination date.

In accordance with the terms of the Legacy Stock Option Programs for employees, participants will be entitled to execute their vested shares at the occurrence of an “Exit Event” and will not be exercisable until an “Exit Event” occurs Notwithstanding the foregoing, subject to the consent of each individual award holder, this “Exit Event” requirement will be waived and the stock options will instead become vested and exercisable based on the conditions applicable to such stock options as of immediately prior to the Business Combination without regard to the “Exit Event” condition. As of the date of this proxy statement / prospectus all of the holders of options under this plan have granted such consent.

Wallbox N.V. 2021 Equity Incentive Plan

In connection with the Business Combination, the Holdco Board intends to adopt the Incentive Plan (an omnibus equity incentive plan) in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including Holdco’s executive officers), independent contractors and directors of the combined company and its affiliates, which is essential to Holdco’s long term success. The material terms of the Incentive Plan are summarized below.

Eligibility and Administration

Holdco’s employees, consultants and directors, and employees and consultants of any of Holdco’s subsidiaries, will be eligible to receive awards under the Incentive Plan. The basis for participation in the Incentive Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion. The Incentive Plan will be generally administered by Holdco’s board of directors, which may delegate its duties and responsibilities to committees of Holdco’s board of directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the Incentive Plan and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, and adopt rules for the administration of, the Incentive Plan , subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions. The plan administrator may also institute and determine the terms and conditions of an “exchange program,” which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards, subject to the limitations provided for in the Incentive Plan . The plan administrator’s determinations under the Incentive Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Incentive Plan or any award thereunder.

Limitation on Awards and Shares Available

The number of shares initially available for issuance under awards granted pursuant to the Incentive Plan will be ten percent (10%) of the fully diluted Holdco Shares, as determined at the closing of the Business Combination. The number of shares initially available for issuance will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) 2.5% of the shares of Holdco Class A Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by Holdco’s board of directors. No more than ten percent (10%) of the fully diluted Holdco Shares as determined at the closing of the Business Combination, may be issued upon the exercise of incentive stock options under the Incentive Plan. Shares issued under the Incentive Plan may be newly issued shares, shares purchased in the open market or treasury shares.

If an award under the Incentive Plan expires, lapses or is terminated, exchanged for cash, surrendered to an exchange program, repurchased, cancelled without having been fully exercised or forfeited, then any shares subject to such award will, as applicable, become or again be available for new grants under the Incentive Plan. Shares delivered to Holdco by a participant to satisfy the applicable exercise price or purchase price of an award and/or satisfy any applicable tax withholding obligation (including shares retained by Holdco from the award being exercised or purchased and/or creating the tax obligation), will become or again be available for award grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares available for issuance under the Incentive Plan. Awards granted under the Incentive Plan upon the assumption of, or in substitution or exchange for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger, consolidation, acquisition or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan. The plan administrator may, in its discretion, make adjustments to the maximum number and kind of shares which may be issued under the Incentive Plan upon the occurrence of a merger, reorganization, consolidation, combination, amalgamation, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Holdco, or sale or exchange of common stock or other securities of Holdco, change in control, issuance of warrants or other rights to purchase common stock or other securities of Holdco or similar corporate transaction or event.

Awards

The Incentive Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs; restricted stock; dividend equivalents; restricted stock units, or RSUs; stock appreciation rights, or SARs; and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

Stock options. Stock options provide for the purchase of shares of Holdco Class A Shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide U.S. tax deferral beyond exercise and favorable U.S. capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Unless otherwise determined by the plan administrator and only with respect to certain substitute options granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders). Unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions as the plan administrator may determine.

SARs. SARs entitle their holder, upon exercise, to receive from Holdco an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and unless otherwise determined by the plan administrator in accordance with applicable laws, the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions as the plan administrator may determine.

Restricted stock and RSUs. Subject to applicable limitations under Dutch law for any such awards issued by Holdco, restricted stock is generally an award of nontransferable shares of Holdco Class Shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are unfunded, unsecured rights to receive, on the applicable settlement date, Holdco Class A Shares or an amount in cash or other consideration determined by the plan administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions during the applicable restriction period or periods set forth in the award agreement. RSUs may be accompanied by the right to receive the equivalent value of dividends paid on shares of Holdco Class A Shares prior to the delivery of the underlying shares, subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalents are granted. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral and in accordance with applicable law. Conditions applicable to restricted stock and RSUs may be based on continuing service, performance and/or such other conditions as the plan administrator may determine.

Other stock or cash-based awards. Other stock or cash-based awards may be granted to participants, including awards entitling participants to receive Holdco Class A Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise). Such awards may be paid in Holdco Class A Shares, cash or other property, as the administrator determines. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by Holdco’s board of directors or its applicable committee, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to Holdco’s performance or the performance of its subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events not directly related to the business or outside of the reasonable control of management, foreign exchange gains or losses, and legal, regulatory, tax or accounting changes.

Provisions of the Incentive Plan Relating to Director Compensation

The Incentive Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the Incentive Plan’s limitations. The plan administrator may, subject to the limitations in the Incentive Plan, Dutch law, and Holdco’s remuneration policy as may be in existence from time to time, in each case, as applicable, establish the terms, conditions and amounts of all such non-employee director compensation in its discretion and in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any calendar year may not exceed $1,000,000. The plan administrator may make exceptions to this limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Certain Transactions

In connection with certain transactions and events affecting Holdco Class A Shares, including, without limitation, any dividend or other distribution, reorganization, merger, consolidation, recapitalization, or sale of all or substantially all of the assets of Holdco, or sale or exchange of common stock or other securities of Holdco, a change in control, or issuance of warrants or other rights to purchase common stock or other securities of Holdco, or similar corporate transaction or event, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Incentive Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property and/or terminating awards under the Incentive Plan .

For purposes of the Incentive Plan, a “change in control” means and includes each of the following:

•

a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Holdco or its subsidiaries or any employee benefit plan maintained by Holdco or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Holdco’s securities possessing more than 50% of the total combined voting power of Holdco’s securities outstanding immediately after such acquisition; or

•

during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Holdco board of directors together with any new directors (other than a director designated by a person who shall have entered into an agreement with Holdco to effect a change in control transaction) whose election by the Holdco board of directors or nomination for election by Holdco’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•

the consummation by Holdco (whether directly or indirectly) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Holdco’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•

which results in Holdco’s voting securities outstanding immediately before the transaction continuing to represent either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of Holdco’s assets or otherwise succeeds to Holdco’s business, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of the combined voting power of the successor entity solely as a result of the voting power held in Holdco prior to the consummation of the transaction.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by Holdco to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Incentive Plan and exercise price obligations arising in connection with the exercise of stock options under the Incentive Plan, the plan administrator may, in its discretion and subject to any applicable blackout or lock-up periods, accept cash, wire transfer, or check, shares of Holdco Class A Shares that meet specified conditions (a market sell order) or such other consideration as it deems suitable or any combination of the foregoing.

Plan Amendment and Termination

Holdco’s board of directors may amend, suspend or terminate the Incentive Plan at any time. However, no amendment, other than an increase in the number of shares available under the Incentive Plan, in excess of the initial pool and annual increase as described above, may materially and adversely affect any award outstanding at the time of such amendment without the affected participant’s consent. Holdco’s board of directors will obtain stockholder approval for any plan amendment to the extent necessary to comply with applicable laws. The plan administrator will have the authority, without the approval of Holdco’s shareholders, to amend any outstanding award, including by substituting another award of the same or different type, changing the exercise or settlement date, converting an ISO to an NSO and institute any such exchange program. No award may be granted pursuant to the Incentive Plan after the expiration of the Incentive Plan . The Incentive Plan is scheduled to remain in effect until the earlier of (i) the tenth anniversary of the date on which Holdco’s board of directors adopts the Incentive Plan and (ii) the earliest date as of which all awards granted under the Incentive Plan have been satisfied in full or terminated and no shares approved for issuance under the Incentive Plan remain available to be granted under new awards.

Securities Laws

The Incentive Plan is intended to conform to all provisions of the Securities Act, the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder. The Incentive Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Wallbox N.V. 2021 Employee Stock Purchase Plan

In connection with the Business Combination, the Holdco Board intends to adopt the ESPP (an employee stock purchase plan) in order to facilitate employees of Holdco and its affiliates to purchase Holdco Class A Shares at a discount through payroll deductions and to benefit from share price appreciation, thus enhancing the alignment of employee and shareholder interests, which is essential to Holdco’s long term success. The material terms of the ESPP are summarized below.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant the right to purchase shares of Holdco Class A Shares under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of the right to purchase shares of Holdco Class A Shares by U.S. employees that are intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of the right to purchase shares of Holdco Class A Shares that are not intended to qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code to facilitate participation for employees located outside of the U.S. who do not benefit from favorable U.S. federal tax treatment or who otherwise are not eligible or not intended to participate in the Section 423 Component and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Shares Available for Awards; Administration

Five percent (5%) of Holdco fully diluted Shares, as determined at the closing of the Business Combination, will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending on and including January 31, 2031, by an amount equal to the lesser of (A) 1% of the aggregate number of shares of Holdco Class A Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by Holdco’s board of directors. The number of shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the ESPP will not exceed an aggregate of 25,000 shares. Holdco’s board of directors or a committee of Holdco’s board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the ESPP.

Eligibility

We expect that substantially all of Holdco’s employees will be eligible to participate in the ESPP. However, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of stock and other securities of Holdco, or a parent or subsidiary corporation of Holdco. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period. Additionally, the plan administrator may provide that an employee will not be eligible to participate in an offering period under the Section 423 Component if (i) such employee is a highly compensated employee under Section 414(q) of the Code, (ii) such employee has not met a service requirement designated by the plan administrator, (iii) such employee’s customary employment is for twenty hours per week or less, (iv) such employee’s customary employment is for less than five months in any calendar year and/or (v) such employee is a citizen or resident of a non-U.S. jurisdiction or the grant of a right to purchase shares of Holdco Class A Shares under the ESPP to such employee would be prohibited under the laws of such non-U.S. jurisdiction or the grant of a right to purchase such shares under the ESPP to such employee in compliance with the laws of such non-U.S. jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.

Grant of Rights

Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven months long. The plan administrator will establish one or more purchase periods within each offering period. The number of purchase periods within, and purchase dates during each offering period, will be established by the plan administrator prior to the commencement of each offering period. The length of the purchase periods will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day of the purchase period or such other date as determined by the plan administrator. Payroll deductions for each offering periods under the ESPP will commence for a participant on the first regular payday following the applicable enrollment date of an offering period and will end on the last such payday in the offering period to which such participant’s authorization is applicable, unless sooner terminated or suspended by the participant or plan administrator under the ESPP. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase Holdco Class A Shares through payroll deductions of a specified percentage or a fixed dollar amount of their eligible compensation, which, in either event, may not be less than 1% and may not be more than the maximum percentage specified by the plan administrator for the applicable offering period or purchase period. In the absence of a contrary designation, such maximum percentage will be 20%. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Holdco Class A Shares as of the first day of the offering period).

On the first trading day of each offering period, each participant will be granted the right to purchase shares of Holdco Class A Shares. The right will expire on the earlier of, the end of the applicable offering period, the last purchase date of the offering period, and the date on which the participant withdraws from the ESPP, and will be exercised at that time to the extent of the payroll deductions (or contributions) accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, with respect to the Section 423 Component will be 85% of the lower of the fair market value of Holdco Class A Shares on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions (and contributions, if applicable) that have not yet been used to purchase shares of Holdco Class A Shares. If a participant withdraws from the ESPP during an offering period, the participant cannot rejoin until the next offering period. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.

Certain Transactions

In the event of certain non-reciprocal transactions or events affecting Holdco Class A Shares, including, without limitation, any dividend or other distribution, change in control, reorganization, merger, repurchase, redemption, recapitalization, liquidation, dissolution, sale of all or substantially all of our assets or sale or exchange of our shares of Holdco Class A Shares, or other similar corporate transaction or event, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of any events or transactions set forth in the immediately preceding sentence or any unusual or non-recurring events or transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Plan Amendment; Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, in excess of the initial pool and annual increase as described above, or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP. The ESPP will continue until terminated by Holdco’s board of directors.

DESCRIPTION OF HOLDCO SECURITIES

This section of the registration statement includes a description of the material terms of Holdco’s articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of Holdco’s amended and restated articles of association, which are included as Annex to this registration statement. We urge you to read the full text of Holdco’s amended and restated articles of association.

OVERVIEW

Holdco was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 7, 2021 with an issued share capital of €1.20. Holdco is registered with the Dutch trade register under the registration number 83012559. Holdco’s corporate seat (statutaire zetel) is in Amsterdam, the Netherlands, and its business address is at Carrer del Foc 68, 08038 Barcelona, Spain.

Prior to completion of the Business Combination, Holdco will have been converted from a Dutch private limited liability company to a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assume Holdco has already been converted from a Dutch private limited liability company to a Dutch public limited liability company. Holdco will have a one-tier board structure which, upon the completion of the Business Combination, as discussed under the section entitled “Management of Holdco After the Business Combination.”

Unless stated otherwise, the following is a description of the material terms of the Holdco Shares and the amended and restated articles of association, as those terms will exist as of completion of the Business Combination.

SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Share Capital

Authorized Share Capital

Holdco will have three classes of shares: (i) Holdco Class A Shares, each with a nominal value of €0.12, (ii) Holdco Class B Shares, each with a nominal value of €1.20, and (iii) Holdco Conversion Shares, each with a nominal value of €1.08.

It is anticipated that, immediately following completion of the Business Combination, Holdco’s authorized share capital will amount to €108,000,002.16, divided into 400,000,000 Holdco Class A Shares, 50,000,000 Holdco Class B Shares, and two Holdco Conversion Shares.

Under Dutch law, the authorized share capital is the maximum share capital that Holdco may issue without amending the articles of association.

Issued Share Capital

Upon incorporation of Holdco, Holdco issued 10 ordinary shares with a nominal value of €0.12 to Wall Box Chargers, S.L. Holdco expects to issue an additional 374,990 ordinary shares with a nominal value of €0.12 each to Wall Box Chargers, S.L. to meet the minimum capital requirements for the conversion of Holdco into a Dutch public limited liability company.

In addition, Holdco’s issued share capital will be increased pursuant to the terms of the Business Combination Agreement, including by the issuance of additional Holdco Shares in connection with (a) the Exchanges, (b) the Merger and (c) the Subscription Agreements.

Form of Holdco Shares

Pursuant to the articles of association, Holdco Shares are registered shares.

Transfer of Holdco Shares

Under Dutch law, transfers of Holdco Shares (other than in book-entry form) shall require a deed executed for that purpose and, save in the event Holdco itself is a party to such legal act, written acknowledgement by Holdco of the transfer.

Under the articles of association, if and as long as one or more Holdco Class A Shares are admitted to trading on the NYSE, or if it may reasonably be expected that one or more Holdco Class A Shares shall shortly be admitted to trading on the NYSE, the Holdco Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Holdco Class A Shares, subject to certain overriding exceptions under the Dutch Civil Code. Such resolution and the revocation thereof shall be made available for inspection on the Holdco’s website and at the Dutch trade register. The Holdco Board will adopt such resolution effective as of the completion of the Business Combination.

Conversion of Holdco Shares

Holdco Class A Shares will not be convertible into any other shares of capital stock of Holdco. Each Holdco Class B Share will be convertible at any time at the option of the holder into one Holdco Class A Share and one Holdco Conversion Share. In addition, Holdco Class B Shares shall automatically convert into Holdco Class A Shares and Holdco Conversion Shares in the same ratio referred above, upon the occurrence of a conversion event set forth by the Holdco articles of association, including (i) the sale or transfer of such shares, but excluding certain transfers permitted by the Holdco’s amended and restated articles of association, or (ii) the death or disability of the excluded holder (within the meaning of the Holdco articles of association) of such shares, and with effect as of the conversion date (being the date that the non-executive directors determine, in their sole discretion, that a conversion event has occurred).

Notwithstanding the foregoing, all outstanding Holdco Class B Shares shall convert into Holdco Class A Shares and Holdco Conversion Shares in the same ratio referred above, upon the occurrence of the final conversion event (and with effect as per the date on which Holdco becomes aware the final conversion event has occurred), being: (i) the date set by the Holdco Board that is no less than 61 days and no more than 180 days following the date after the date on which the aggregate number of issued and outstanding Holdco Class B Shares held (jointly) by the holders that were issued Holdco Class B Shares pursuant to the Business Combination Agreement, and their permitted transferees, represents less than 20% of the aggregate number of issued and outstanding Holdco Class B Shares held by the initial holders on the date on which Holdco issues Holdco Class B Shares for the first time; or (ii) the date set by the meeting of holders of Holdco Class B Shares.

Upon the occurrence of a conversion event, the Holdco shareholder concerned shall be obliged to notify the Holdco Board thereof by means of a written notice addressed to the Holdco Board.

If a Holdco Conversion Share is held by anyone other than Holdco (the “Transferor”), such Transferor shall be obliged to offer and transfer such Holdco Conversion Shares to Holdco unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Holdco Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Holdco Conversion Shares to Holdco, the voting rights, meeting rights and rights to receive distributions attached to the relevant Holdco Conversion Shares are suspended. If the Transferor fails to offer and transfer the relevant Holdco Conversion Shares to Holdco within the number of days after the conversion date set forth by the Holdco articles of association, Holdco is irrevocably empowered and authorized to offer and transfer the relevant Holdco Conversion Shares to Holdco and until such transaction occurs.

The end result of the conversion of Holdco Class B Shares and subsequent transfer to Holdco of Holdco Conversion Shares is that a Holdco shareholder will hold one Holdco Class A Share for each Holdco Class B Share it held at the time of conversion.

Issuance of Holdco Shares and Pre-emptive Rights

Issuance of Holdco Shares

Under Dutch law, the general meeting of Holdco is authorized to issue Holdco Shares or to grant rights to subscribe for Holdco Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of Holdco Shares or the granting of rights to subscribe for Holdco Shares. The general meeting of Holdco may designate the Holdco Board competent to issue Holdco Shares (or grant rights to subscribe for Holdco Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years).

Such designation by the general meeting of Holdco must state the number of Holdco Shares that may be issued. The designation of the Holdco Board by the general meeting of Holdco cannot be withdrawn unless determined otherwise at the time of designation. A resolution of the Holdco Board to issue Holdco Shares (or grant rights to subscribe for Holdco Shares) and a resolution to designate the Holdco Board thereto can only be adopted at the proposal of the Holdco Board. The general meeting of Holdco shall, in addition to the Holdco Board, remain authorized to issue Holdco Shares if such is specifically stipulated in the resolution authorizing the Holdco Board to issue Holdco Shares.

It is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to issue Holdco Shares (and to grant rights to subscribe for Holdco Shares).

Pre-emptive Rights

Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Class A Holdco Shares and Holdco Class B Shares upon the issuance of Holdco Class A Shares and Holdco Class B Shares (or the granting of rights to subscribe for Holdco Class A Shares and Holdco Class B Shares). No pre-emptive rights shall apply in respect of any issuance of Holdco Conversion Shares. This pre-emptive right does not apply to: (i) Holdco Shares issued to employees of Holdco or a group company of Holdco as referred to in Section 2:24b Dutch Civil Code, (ii) Holdco Shares that are issued against payment other than in cash; and (iii) Holdco Shares issued to a person exercising a previously granted right to subscribe for Holdco Shares.

The pre-emptive rights in respect of newly issued Holdco Shares or the granting of rights to subscribe for Holdco Shares may be restricted or excluded by a resolution of the general meeting of Holdco. Pre-emptive rights may also be limited or excluded by a resolution of the Holdco Board if the Holdco Board has been designated thereto by the general meeting of Holdco for a specific period and with due observance of applicable statutory provisions, and the Holdco Board has also been designated to issue Holdco Shares.

A resolution of the general meeting of Holdco to limit or exclude pre-emptive rights or a resolution to designate the Holdco Board thereto, can only be adopted at the proposal of the Holdco Board, and requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Holdco is present or represented at the general meeting. Unless otherwise stipulated at its grant the designation may not be withdrawn.

If the resolution of the general meeting of Holdco to issue Holdco Shares or to designate the authority to issue Holdco Shares to the Holdco Board is detrimental to the rights of holders of a specific class of Holdco Shares, the validity of such resolution of the general meeting of Holdco requires a prior or simultaneous approval by the group of holders of such class of Holdco Shares.

It is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to limit or exclude pre-emptive rights in respect of Holdco Shares.

Repurchase of Holdco Shares

Subject to Dutch law and the articles of association, Holdco may acquire fully paid-up Holdco Shares either for no consideration or under universal title of succession, or if, (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained by Dutch law and/or the articles of association, (ii) Holdco and its subsidiaries would thereafter not hold Holdco Shares or hold a pledge over Holdco Shares with an aggregate nominal value exceeding 50% of Holdco’s issued share capital and (iii) the Holdco Board has been authorized thereto by the general meeting of Holdco. Any acquisition by Holdco of Holdco Shares that are not fully paid-up shall be null and void.

The authorization to the Holdco Board to acquire own Holdco Shares is valid for a maximum of 18 months. As part of the authorization, the general meeting of Holdco must specify the number of Holdco Shares that may be repurchased, the manner in which the Holdco Shares may be acquired and the price range within which the Holdco Shares may be acquired. The authorization is not required if Holdco repurchases fully paid-up Holdco Shares for the purpose of transferring these Holdco Shares to employees of Holdco or a group company of Holdco as referred to in Section 2:24b Dutch Civil Code under any applicable equity compensation plan, provided that those Holdco Shares are quoted on an official list of a stock exchange.

Holdco can, jointly with its subsidiaries, hold Holdco Shares in its own capital exceeding 10% of its issued share capital for no more than three years after acquisition of Holdco Shares for no consideration or under universal title of succession. Owned Holdco Shares pledged by Holdco and its subsidiaries are taken into account in this respect. Any Holdco Shares held by Holdco in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate Holdco for the value of the Holdco Shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of Holdco Shares for employees of Holdco under any applicable equity compensation plan, provided that those Holdco Shares are quoted on an official list of a stock exchange and held by Holdco for more than one year after acquisition thereof.

It is envisaged that, for a period of 18 months commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to repurchase Holdco Shares.

Reduction of Share Capital

The general meeting of Holdco may, only upon a proposal of the Holdco Board, resolve to reduce the issued share capital by (i) cancelling Holdco Shares held by Holdco itself or (ii) amending the articles of association to reduce the nominal value of the Holdco Shares. In either case, this reduction would be subject to provisions of Dutch law and the articles of association. Under Dutch law, a resolution of the general meeting of Holdco to reduce the number of Holdco Shares must designate the Holdco Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution to reduce the issued share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Holdco is present or represented at the general meeting.

If the resolution of the general meeting of Holdco to reduce Holdco’s issued share capital by reducing the nominal value of Holdco Shares through amendment of the articles of association is detrimental to the rights of holders of a specific class of Holdco Shares, the validity of such resolution of the general meeting of Holdco requires a prior or simultaneous approval by the group of holders of such class of Holdco Shares.

In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

Holdco’s Shareholders’ Register

The Holdco Board must keep a shareholders’ register; the Holdco Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

The shareholders’ register and records names and addresses of all holders of Holdco Shares, showing the date on which the Holdco Shares were acquired, the date of the acknowledgement by or notification of Holdco as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct on Holdco Shares belonging to another or a right of pledge in respect of such Holdco Shares.

The Holdco Class A Shares received by Kensington Stockholders will be held through The Depositary Trust Company, or DTC, therefore DTC or its nominee will be recorded in the shareholders’ register as the holder of those Holdco Class A Shares.

General Meetings and Voting Rights

General Meeting

General meetings of Holdco are to be held in a location determined in accordance with Dutch law and the Holdco Articles of Association. The annual general meeting of Holdco shall be held each year within six months after the end of Holdco’s financial year. Other general meetings of Holdco shall be held as often as the Holdco Board or the Chair & CEO deems necessary, and shall be held within three months after the Holdco Board has considered it to be likely that Holdco’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up share capital, in order to discuss the measures to be taken if so required.

General meetings are convened by the Holdco Board or the Chair & CEO. Pursuant to Dutch law, one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least the part of Holdco’s issued share capital prescribed by law for this purpose, may request the Holdco Board in writing to convene a general meeting setting out in detail the matters to be discussed. If the Holdco Board has not taken the steps necessary to ensure that the general meeting could be held within the relevant statutory period after the request, the requesting shareholders and/or other persons with meeting rights may at their request be authorized by the preliminary relief judge of the district court to convene a general meeting.

The notice of a general meeting shall be given by the Holdco Board by means of an announcement with due observance of the statutory notice period and in accordance with the law. The notice of a general meeting shall in any event state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting and the procedure for participating at the meeting whether or not by written proxy-holder. The notice of a general meeting shall also state the record date and the manner in which the persons with meeting rights may procure their registration and exercise their rights. Those persons with meeting rights and those persons with voting rights who are listed on the record date for a general meeting as such in a register designated for that purpose by the Holdco Board, are deemed persons with meeting rights or persons with voting rights, respectively, for that general meeting, regardless of who is entitled to the Holdco Shares at the date of the general meeting of Holdco. Under Dutch law, the record date is currently the 28th day prior to the date of a general meeting.

Pursuant to the Dutch law, a subject for discussion which has been requested in writing by one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least three percent of Holdco’s issued share capital, shall be included in the notice of the general meeting of Holdco or shall be notified in the same manner as the other subjects for discussion, provided Holdco has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Holdco Board as to be posted on Holdco’s website.

The general meeting of Holdco shall be presided over by the chairman of the Holdco Board or another director designated for that purpose by the Holdco Board. If the chairman of the Holdco Board is not present at the meeting and no other director has been designated by the Holdco Board to preside over the general meeting, the general meeting itself shall appoint a chairperson. The chairperson of the general meeting shall appoint a secretary of the general meeting. Minutes of the proceedings at a general meeting shall in principle be kept by the secretary.

Voting Rights and Decision-Making

Each Holdco Class A Share confers the right on the holder to cast one vote at the general meeting of Holdco and each Holdco Class B Share confers the right on the holder to cast ten votes at the general meeting of Holdco. If and to the extent voting rights are not suspended, each Holdco Conversion Share confers the right on the holder to cast nine votes at the general meeting of Holdco. To the extent the law or the articles of association do not require a qualified majority, all resolutions of the general meeting of Holdco shall be adopted by a simple majority of the votes cast.

The chairperson of the general meeting of Holdco shall decide on the method of voting. Abstentions, blank votes and invalid votes shall not be counted as votes. The ruling by the chairperson of the general meeting of Holdco on the outcome of a vote shall be decisive. All disputes concerning voting for which neither the law nor the articles of association provide a solution are decided by the chairperson of the general meeting of Holdco.

No votes may be cast at the general meeting of Holdco for a Holdco Share held by Holdco or a subsidiary. Holdco or a subsidiary of Holdco may not cast a vote in respect of a Holdco Share on which it holds a right of pledge or a right of usufruct. However, holders of a right of pledge or a right of usufruct on Holdco Shares held by Holdco or a subsidiary of Holdco are not excluded from voting, if the right of pledge or the usufruct was created before the Holdco Share belonged to Holdco or the subsidiary.

When determining how many votes are cast by shareholders, how many shareholders are present or represented, or which part of Holdco’s issued share capital is represented at the general meeting of Holdco, no account shall be taken of Holdco Shares for which, pursuant to the law or the articles of association, no vote can be cast.

Certain Major Transactions

Pursuant to Dutch law and the articles of association, the Holdco Board shall require the approval of the general meeting of Holdco for resolutions regarding a significant change in the identity or nature of Holdco or the enterprise connected with it, including in any event:

(a)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)

concluding or cancelling any long-lasting cooperation of Holdco or a subsidiary of Holdco with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to Holdco; and

(c)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of Holdco’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of Holdco, by Holdco or a subsidiary of Holdco.

Board

Appointment of Directors

With respect to the Holdco Board, please see the section entitled “Management of Holdco After the Business Combination”.

Liabilities of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to the company for damages in the event of improper or negligent performance of their duties. In such a scenario, all directors are jointly and severally liable to the company for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held liable for serious culpable conduct for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code (Burgerlijk Wetboek). In certain circumstances, including in the event of bankruptcy of the company, directors may incur additional specific civil and criminal liabilities.

Please see the section entitled “Certain Relationships and Related Party Transactions—Holdco Relationships and Related Party Transactions—Indemnification Agreements” for a description of the indemnification provisions in the articles of association.

Dividends and Other Distributions

General

Holdco may only make distributions to the extent Holdco’s equity exceeds the sum of its paid-up and called-up part of its issued share capital and the reserves which must be maintained pursuant to the law. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed.

The holders of Holdco Class A Shares and Holdco Class B Shares shall be entitled pari passu to distributions, as any and all distributions on the Holdco Shares shall be made in such a way that on each Holdco Share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, a distribution for an amount equal to one percent (1%) of the nominal value of Holdco Conversion Shares shall first be distributed on each issued and outstanding Holdco Conversion Share, and (b) following such distribution on Holdco Conversion Shares, no further distribution shall be made on Holdco Conversion Shares in respect of such financial year.

Right to Reserve and Dividend Policy

The Holdco Board may determine which part of the profits shall be reserved, with due observance of Holdco’s policy on reserves and dividends. The general meeting of Holdco may resolve to distribute any part of the profits remaining after reservation. If the general meeting of Holdco does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

Please see the section entitled “Price range of securities and dividends” for a description of Holdco’s dividend policy.

Interim Distribution

Subject to Dutch law and the articles of association, the Holdco Board may resolve to make an interim distribution of profits provided that it appears from an interim statement of assets signed by the Holdco Board that the Holdco’s equity exceeds the sum of its paid up and called up part of its issued share capital and the reserves which must be maintained pursuant to the law.

Notices and Payment

The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on Holdco’s website. Distributions shall be payable on the date determined by the Holdco Board.

The persons entitled to a distribution shall be the relevant shareholders, holders of a right of usufruct on Holdco Shares and holders of a right of pledge on Holdco Shares, at a date to be determined by the Holdco Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to Holdco and will be carried to the reserves. The Holdco Board may determine that distributions on Holdco Shares will be made payable either in euro or in another currency.

Exchange controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations and similar rules. There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-out Procedures

A shareholder who alone or together with group companies holds at least 95% of the issued share capital of Holdco for his or her own account may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (Enterprise Chamber), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

A shareholder that holds a majority of Holdco’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of Holdco’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving Holdco, a contribution of cash and/or assets against issuance of Holdco Shares, the issue of new Holdco Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Amendments to the Articles of Association

The general meeting of Holdco may resolve to amend the articles of association at the proposal of the Holdco Board. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation

The general meeting of Holdco may resolve to dissolve Holdco at the proposal of the Holdco Board. If Holdco is dissolved pursuant to a resolution of the general meeting of Holdco, the members of the Holdco Board shall become liquidators of the dissolved Holdco’s property. The general meeting of Holdco may decide to appoint other persons as liquidators.

During liquidation, to the extent possible the articles of association shall continue to apply. The Holdco Class A Shares and Holdco Class B Shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of the dissolved Holdco shall be transferred to the shareholders pro rata in proportion to the number of Holdco Class A Shares and Holdco Class B Shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of Holdco Conversion Shares shall first be transferred on each Holdco Conversion Share to the holders of the Holdco Conversion Shares.

Certain Disclosure Obligations of Holdco

As of completion of the Business Combination, Holdco will be subject to certain disclosure obligations under U.S. rules of the New York Stock Exchange and the U.S. Securities and Exchange Commission. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of the New York Stock Exchange as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a regulated market or comparable non-EEA trading venue.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Holdco regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that Holdco’s financial reporting meets such standards and (ii) recommend to Holdco the making available of further explanations. If Holdco does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) orders Holdco to (i) make available further explanations as recommended by the AFM (ii) provide an explanation of the way Holdco has applied the applicable financial reporting standards to its financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

Certain Insider Trading and Market Manipulation Laws

U.S. law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances. In connection with its listing on NYSE, Holdco will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the Holdco Board and Holdco employees in Holdco Shares or in financial instruments the value of which is determined by the value of the shares.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Holdco

As of completion of the Business Combination, Holdco’s directors, (non-)executive officers and shareholders will be subject to certain disclosure and reporting obligations under U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under U.S. law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

With respect to the DCGC, please see the section entitled “Management of Holdco After the Business Combination.”

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in Holdco’s annual accounts. Information on directors’ remuneration and rights to acquire Holdco Shares must be disclosed in Holdco’s annual accounts.

Transfer Agent and Warrant Agent

Holdco will list the Holdco Class A Shares in book-entry form and such Holdco Class A Shares, through the transfer agent, will not be certificated. Holdco expects to appoint Continental Stock Transfer & Trust Company as its agent in New York to maintain Holdco’s shareholders’ and warrant holders’ register on behalf of the Holdco Board and to act as transfer agent and registrar for the Holdco Shares. The Holdco Class A Shares and the Holdco Public Warrants will trade on NYSE in book-entry form.

Listing of Holdco Shares

Holdco intends to apply to list the Holdco Class A Shares on the NYSE under the symbol “WBX”, upon the Closing. Beneficial interests in the Holdco Class A Shares that are traded on the NYSE will be held through the electronic book-entry system provided by The Depository Trust Company, or DTC. Each person holding Holdco Class A Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Holdco Class A Shares.

The Holdco Class B Shares and the Holdco Conversion Shares are not, and are not expected to be, listed on a stock exchange.

Warrants

Public Warrants

Immediately following completion of the Business Combination, there will be 5,750,000 Holdco Public Warrants outstanding. The Holdco Public Warrants, which entitle the holder to purchase one Holdco Class A Share at an exercise price of $11.50 per Holdco Class A Share, will become exercisable thirty days after the completion of the Business Combination. The Holdco Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Each whole warrant entitles the registered holder to purchase one Holdco Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant assignment, assumption and amendment agreement, a warrant holder may exercise its warrants only for a whole number of Holdco Class A Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Holdco Class A Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Holdco Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Holdco Class A Shares upon exercise of a warrant unless the Holdco Class A Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file, and within 60 business days following the Business Combination to have declared effective, a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, covering the issuance of the Holdco Class A Shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Holdco Warrant Agreement. If a registration statement covering the Holdco Class A Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Holdco Class A Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Holdco Class A Share equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Holdco Class A Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Holdco Class A Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Holdco Class A Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Holdco Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption for cash as described above, Holdco’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of Holdco Class A Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Holdco Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Holdco Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Holdco Class A Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

Commencing once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Holdco Class A Shares (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Holdco Class A Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption at the same price and terms as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the Holdco Class A Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of Holdco Class A Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Holdco Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The numbers in the table below will not be adjusted when determining the number of such securities to issue upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Holdco Class A Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Holdco Class A Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Holdco Class A Share for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Holdco Class A Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 share of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 share of Holdco Class A Shares stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Holdco Class A Shares.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Holdco Class A Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Holdco Class A Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Holdco Class A Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Holdco Class A Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Holdco Class A Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Holdco Class A Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Holdco Class A Shares than they would have received if they had chosen to wait to exercise their warrants for Holdco Class A Shares if and when such Holdco Class A Shares trade at a price higher than the exercise price of $11.50.

No fractional Holdco Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Holdco Class A Shares to be issued to the holder.

Exercise Limitation.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the Holdco Class A Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.

If the number of outstanding Holdco Class A Shares is increased by a stock dividend payable in Holdco Class A Shares, or by a split-up of Holdco Class A Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Holdco Class A Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Holdco Class A Shares. A rights offering to holders of Holdco Class A Shares entitling holders to purchase Holdco Class A Shares at a price less than the fair market value will be deemed a stock dividend of a number of Holdco Class A Shares equal to the product of (i) the number of Holdco Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Holdco Class A Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Holdco Class A Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Holdco Class A Shares, in determining the price payable for Holdco Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Holdco Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Holdco Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Holdco Class A Shares on account of such Holdco Class A Shares (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Holdco Class A Share in respect of such event.

If the number of outstanding Holdco Class A Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Holdco Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Holdco Class A Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Holdco Class A Shares.

Whenever the number of Holdco Class A Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Holdco Class A Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Holdco Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Holdco Class A Shares (other than those described above or that solely affects the par value of such Holdco Class A Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Holdco Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Holdco Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if the holders of the Holdco Class A Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Holdco Class A Shares in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Holdco Class A Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Holdco Class Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Holdco Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Holdco Class A Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Holdco Warrant Agreement based on the Black-Scholes value (as defined in the Holdco Warrant Agreement) of the warrant. The warrants will be assumed by Holdco pursuant to the Holdco Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Holdco Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Holdco Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Holdco Warrant Agreement with respect to the private placement warrants or working capital warrants, 50% of the number of the then outstanding private placement warrants or working capital warrants, as applicable.

The warrant holders do not have the rights or privileges of holders of Holdco Class A Shares or any voting rights until they exercise their warrants and receive Holdco Class A Shares. After the issuance of Holdco Class A Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Holdco Class A Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Holdco Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of Kensington stockholders before the consummation of the Business Combination, and the rights of Holdco Shareholders after the Business Combination. These differences in shareholder rights result from the differences between Delaware and Dutch law and the respective governing documents of Kensington and Holdco.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Kensington stockholders are urged to carefully read the relevant provisions of Delaware law, the Dutch Civil Code, the Dutch Financial Supervision Act, Kensington’s Existing Certificate of Incorporation and the forms of Holdco’s Articles of Association that will be in effect as of consummation of the Business Combination. References in this section to Holdco’s Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, Holdco’s Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Kensington and Wallbox or after the consummation of the Business Combination by amendment in accordance with their terms. If Holdco’s Articles of Association are amended, the below summary may cease to accurately reflect them as so amended.

Rights of Kensington Stockholders	Rights of Holdco Shareholders
Authorized Capital

Kensington’s Existing Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Each share of Kensington Class B Common Stock will convert into one share of Kensington Class A Common Stock upon the consummation of the Business Combination.

It is anticipated that, as of the consummation of the Business Combination, the Holdco Articles of Association will provide for an authorized share capital in the amount of €108,000,002.16, consisting of 400,000,000 Holdco Class A Shares with a nominal value of €0.12, 50,000,000 Holdco Class B Shares with a nominal value of €1.20, and two Holdco Conversion Shares with a nominal value of €1.08.

Holdco Class A Shares will not be convertible into any other shares of capital stock of Holdco. Each Holdco Class B Share will be convertible at any time at the option of the holder into one Holdco Class A Share and one Holdco Conversion Share. In addition, Holdco Class B Shares shall automatically convert into Holdco Class A Shares and Holdco Conversion Shares in the same ratio referred above, upon the occurrence of a conversion event set forth by the Holdco articles of association, including (i) the sale or transfer of such shares, but excluding certain transfers permitted by the Holdco’s amended and restated articles of association, or (ii) the death or disability of the excluded holder (within the meaning of the Holdco articles of association) of such shares, and with effect as of the conversion date (being the date that the non-executive directors determine, in their sole discretion, that a conversion event has occurred).

Notwithstanding the foregoing, all outstanding Holdco Class B Shares shall convert into Holdco

Rights of Kensington Stockholders	Rights of Holdco Shareholders

Class A Shares and Holdco Conversion Shares in the same ratio referred above, upon the occurrence of the final conversion event (and with effect as per the date on which Holdco becomes aware the final conversion event has occurred), being: (i) the date set by the Holdco Board that is no less than 61 days and no more than 180 days following the date after the date on which the aggregate number of issued and outstanding Holdco Class B Shares held (jointly) by the holders that were issued Holdco Class B Shares pursuant to the Business Combination Agreement, and their permitted transferees, represents less than 20% of the aggregate number of issued and outstanding Holdco Class B Shares held by the initial holders on the date on which Holdco issues Holdco Class B Shares for the first time; or (ii) the date set by the meeting of holders of Holdco Class B Shares.

Upon the occurrence of a conversion event, the Holdco shareholder concerned shall be obliged to notify the Holdco Board thereof by means of a written notice addressed to the Holdco Board.

If a Holdco Conversion Share is held by anyone other than Holdco (the “Transferor”), such Transferor shall be obliged to offer and transfer such Holdco Conversion Shares to Holdco unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Holdco Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Holdco Conversion Shares to Holdco, the voting rights, meeting rights and rights to receive distributions attached to the relevant Holdco Conversion Shares are suspended. If the Transferor fails to offer and transfer the relevant Holdco Conversion Shares to Holdco within the number of days after the conversion date set forth by the Holdco articles of association, Holdco is irrevocably empowered and authorized to offer and transfer the relevant Holdco Conversion Shares to Holdco and until such transaction occurs.

The end result of the conversion of Holdco Class B Shares and subsequent transfer to Holdco of Holdco Conversion Shares is that a Holdco shareholder will hold one Holdco Class A Share for each Holdco Class B Share it held at the time of conversion.

Rights of Kensington Stockholders	Rights of Holdco Shareholders
Voting Rights

Kensington’s Existing Certificate of Incorporation provides that prior to the completion of the Business Combination, only holders of Kensington Class B Common Stock have the right to vote on the election of directors. Holders of Kensington Class A Common Stock are not entitled to vote on the election of directors during such time. In addition, prior to the completion of the Business Combination, holders of a majority of the outstanding shares of Kensington Class B Common Stock may remove a member of the board of directors. With respect to any other matter submitted to a vote of Kensington stockholders, including any vote in connection with its initial business combination, holders of shares of Kensington Class A Common Stock and holders of shares of Kensington Class B Common Stock will vote together as a single class, except as required by law. Each share of Kensington Common Stock will have one vote on all such matters.

The presence, in person or by proxy, at a stockholders meeting of Kensington of stockholders representing a majority of the voting power of all outstanding shares of capital stock of Kensington entitled to vote at such meeting constitutes a quorum for the transaction of business at such meeting. At all meetings of stockholders at which a quorum is present, the election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Except as otherwise provided in the DGCL, all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The Holdco Articles of Association provide that each Holdco Class A Share confers the rights to cast 1 vote and each Holdco Class B Share confers the right to cast 10 votes at the Holdco General Meeting. If and to the extent voting rights are not suspended, each Holdco Conversion Share confers the right to cast 9 votes at the Holdco General Meeting.

The Holdco Articles of Association do not provide quorum requirements generally applicable to Holdco General Meetings, which is common for Dutch listed N.V. companies.

Resolutions at Holdco General Meeting can be adopted irrespective of the number of issued Holdco Shares present or represented at such general meeting, subject to any provision of mandatory Dutch law. Certain resolutions can only be adopted by an enhanced majority of the votes, representing a certain part of the issued share capital.

Appraisal / Dissenters’ Rights
Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of its shares in lieu of the consideration it would otherwise receive in the transaction.

Under Dutch law, resolutions of the Holdco Board concerning a material change to the identity or the character of the company or the business are subject to the approval of the general meeting by a simple majority of the votes cast. Such changes include in any event:

(1)   the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(2)   concluding or cancelling any long-lasting cooperation of Holdco or a subsidiary with

Rights of Kensington Stockholders	Rights of Holdco Shareholders

any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to Holdco; and

(3)   acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of the Holdco’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted annual, by Holdco or a subsidiary.

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures as described under “Squeeze out Procedures.”

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions.

Dividends

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•   surplus of the corporation, which is defined as net assets less statutory capital; or

•   if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Pursuant to Dutch law, Holdco may only make distributions to the extent Holdco’s equity (eigen vermogen) exceeds the sum of its paid-up and called-up part of its issued share capital and the reserves which must be maintained pursuant to the law. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed.

The holders of Holdco Class A Shares and Holdco Class B Shares shall be entitled pari passu to distributions, as any and all distributions on the Holdco Shares shall be made in such a way that on each Holdco Share an equal amount or value will be distributed, provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, a distribution for an amount equal to one percent (1%) of the nominal value of Holdco Conversion Shares shall first be distributed on each issued and

Rights of Kensington Stockholders	Rights of Holdco Shareholders

outstanding Holdco Conversion Share, and (b) following such distribution on Holdco Conversion Shares, no further distribution shall be made on Holdco Conversion Shares in respect of such financial year.

Subject to Dutch law and the Holdco Articles of Association, the Holdco Board may resolve to make an interim distribution of profits provided that it appears from an interim statement of assets signed by the Holdco Board that the Holdco’s equity exceeds the sum of its paid up and called up part of its issued share capital and the reserves which must be maintained pursuant to the law.

Holdco may reclaim any distributions, whether interim or not, if made in contravention of Dutch law from its shareholders that knew or should have known that such distribution was not permissible under Dutch law. In addition, on the basis of Dutch case law, if after a distribution Holdco is not able to pay its due and payable debts, then Holdco’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result, may be liable to Holdco’s creditors.

Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to Holdco and will be carried to the reserves. The Holdco Board may determine that distributions on Holdco Shares will be made payable either in euro or in another currency.
Purchase and Repurchase of Shares
Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

Subject to Dutch law and the articles of association, Holdco may acquire fully paid-up Holdco Shares either for no consideration or under universal title of succession, or if, (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of paid-in and called-up share capital and any reserves to be maintained by Dutch law and/or the articles of association, (ii) Holdco and its subsidiaries would thereafter not hold Holdco Shares or hold a pledge over Holdco Shares with an aggregate nominal value exceeding 50% of Holdco’s issued share capital and (iii) the Holdco Board has been authorized thereto by the general meeting of Holdco. Any acquisition by Holdco of Holdco Shares that are not fully paid-up shall be null and void.

The authorization to the Holdco Board to acquire own Holdco Shares is valid for a maximum of 18

Rights of Kensington Stockholders	Rights of Holdco Shareholders

months. As part of the authorization, the general meeting of Holdco must specify the number of Holdco Shares that may be repurchased, the manner in which the Holdco Shares may be acquired and the price range within which the Holdco Shares may be acquired. The authorization is not required if Holdco repurchases fully paid-up Holdco Shares for the purpose of transferring these Holdco Shares to employees of Holdco or a group company of Holdco as referred to in Section 2:24b Dutch Civil Code under any applicable equity compensation plan, provided that those Holdco Shares are quoted on an official list of a stock exchange.

Holdco can, jointly with its subsidiaries, hold Holdco Shares in its own capital exceeding 10% of its issued share capital for no more than 3 years after acquisition of Holdco Shares for no consideration or under universal title of succession. Owned Holdco Shares pledged by Holdco and its subsidiaries are taken into account in this respect. Any Holdco Shares held by Holdco in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate Holdco for the value of the Holdco Shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of Holdco Shares for employees of Holdco under any applicable equity compensation plan, provided that those Holdco Shares are quoted on an official list of a stock exchange and held by Holdco for more than 1 year after acquisition thereof.

Holdco cannot derive any right to any distribution from Holdco Shares, or voting rights attached to Holdco Shares acquired by it.
Redemption Rights
Kensington will provide all holders of shares of Kensington Class A Common Stock included as part of the units sold in the Kensington IPO with the opportunity to have their shares redeemed upon the consummation of the Business Combination for cash equal to the applicable redemption price per share; provided, however, that Kensington will only redeem or repurchase such shares so long as (after such redemption) Kensington’s net tangible assets will be at least $5,000,001 either immediately prior to or upon the consummation of the Business Combination.	Holders of Holdco Shares will have no redemption rights.

Rights of Kensington Stockholders	Rights of Holdco Shareholders
Issuance of Shares
Any authorized but unissued shares of Kensington Common Stock are available for issuance by the Kensington Board; provided, however, that prior to the consummation of Kensington’s initial business combination, Kensington may not issue any additional securities that would entitle the holders thereof to (1) receive funds from the Trust Account, or (2) vote as a class with the shares of Kensington Class A Common Stock included as part of the units sold in Kensington’s IPO (a) on any initial business combination and (b) to approve an amendment to Kensington’s Existing Certificate of Incorporation.

Under Dutch law, the general meeting of Holdco is authorized to issue Holdco Shares or to grant rights to subscribe for Holdco Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of Holdco Shares or the granting of rights to subscribe for Holdco Shares. The general meeting of Holdco may designate the Holdco Board competent to issue Holdco Shares (or grant rights to subscribe for Holdco Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding 5 years (which period can be extended from time to time for further periods not exceeding 5 years).

Such designation by the general meeting of Holdco must state the number of Holdco Shares that may be issued. The designation of the Holdco Board by the general meeting of Holdco cannot be withdrawn unless determined otherwise at the time of designation. A resolution of the Holdco Board to issue Holdco Shares (or grant rights to subscribe for Holdco Shares) and a resolution to designate the Holdco Board thereto can only be adopted at the proposal of the Holdco Board. The general meeting of Holdco shall, in addition to the Holdco Board, remain authorized to issue Holdco Shares if such is specifically stipulated in the resolution authorizing the Holdco Board to issue Holdco Shares.

It is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to issue Holdco Shares (and to grant rights to subscribe for Holdco Shares).

Pre-emption Rights
None.	Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Holdco Class A Shares and Holdco Class B Shares upon the issuance of Holdco Class A Shares and Holdco Class B Shares (or the granting of rights to subscribe for Holdco Class A Shares and Holdco Class B Shares ). No pre-emptive rights shall apply in respect of any issuance of Holdco Conversion Shares.This pre-emptive right does not apply to: (i) Holdco Shares issued to employees of Holdco or a group company of Holdco as referred to in Section 2:24b Dutch Civil Code, (ii) Holdco Shares that are issued against payment other than in cash; and (iii) Holdco Shares issued to a

Rights of Kensington Stockholders	Rights of Holdco Shareholders

person exercising a previously granted right to subscribe for Holdco Shares.

The pre-emptive rights in respect of newly issued Holdco Shares or the granting of rights to subscribe for Holdco Shares may be restricted or excluded by a resolution of the general meeting of Holdco. Pre- emptive rights may also be limited or excluded by a resolution of the Holdco Board if the Holdco Board has been designated thereto by the general meeting of Holdco for a specific period and with due observance of applicable statutory provisions, and the Holdco Board has also been designated to issue Holdco Shares.

A resolution of the general meeting of Holdco to limit or exclude pre-emptive rights or a resolution to designate the Holdco Board thereto, can only be adopted at the proposal of the Holdco Board, and requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Holdco is present or represented at the general meeting. Unless otherwise stipulated at its grant the designation may not be withdrawn.

If the resolution of the general meeting of Holdco to issue Holdco Shares or to designate the authority to issue Holdco Shares to the Holdco Board is detrimental to the rights of holders of a specific class of Holdco Shares, the validity of such resolution of the general meeting of Holdco requires a prior or simultaneous approval by the group of holders of such class of Holdco Shares.

It is envisaged that, for a period of 5 years commencing on the date of completion of the Business Combination the Holdco Board shall be irrevocably authorized to limit or exclude pre-emptive rights in respect of Holdco Shares.

Amendments to Governing Documents

Under the DGCL, a certificate of incorporation may be amended if:

•   the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•   the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of

The Holdco General Meeting may resolve to amend the Holdco Articles of Association at the proposal of the Holdco Board. The rights of shareholders may be changed only by amending the Holdco Articles of Association in compliance with Dutch law.

Rights of Kensington Stockholders	Rights of Holdco Shareholders

incorporation requires the vote of a greater number of shares.

Kensington’s Existing Certificate of Incorporation provides that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of the Kensington IPO and the sale of the private placement warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to Kensington’s public stockholders as described therein) may be amended if approved by holders of at least 65% of Kensington’s outstanding common stock entitled to vote thereon; provided that amendments relating to the appointment or removal of directors prior to Kensington’s initial business combination require a resolution passed by the holders of a majority of shares of Kensington Class B Common Stock.

The Kensington Board may amend Kensington’s bylaws by an affirmative note of a majority of the Kensington Board. The stockholders of Kensington also have the power to amend Kensington’s bylaws, which requires the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Kensington entitled to vote generally in the election of directors, voting together as a single class. Bylaws adopted by stockholders may not invalidate any prior act of the Kensington Board that would have been valid if such bylaws had not been adopted.

Number of directors
The number of directors will be fixed from time to time exclusively by the Kensington Board pursuant to a resolution adopted by a majority of the Kensington Board.	The Holdco Board shall consist of one or more Holdco Executive Directors and one or more Holdco Non-Executive Directors. The Holdco Board may determine the number of the Holdco Executive Directors and the Holdco Non-Executive Directors.
Classes of directors
The Kensington Board consists of eight directors, divided into three classes, with only one class of directors being elected in each year, and each class (except for those directors appointed prior to Kensington’s first annual meeting of stockholders) serving a three-year term.	The Holdco Board does not have any classes of Holdco Directors.
Nomination and election of directors
Nominations of persons for election to the Kensington Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of	Holdco Directors will be appointed by the Holdco General Meeting at the nomination of the Board.

Rights of Kensington Stockholders	Rights of Holdco Shareholders

electing directors as set forth in Kensington’s notice of such special meeting, may be made by the board or a stockholder entitled to vote in the election of directors if the stockholder complied with certain notice procedures.

Prior to the completion of Kensington’s initial business combination, only holders of shares of Kensington Class B Common Stock have the right to vote on the election of directors.

Removal of Directors
Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Kensington’s capital stock entitled to vote generally in the election of directors, voting together as a single class.	Under the Holdco Articles of Association, the Holdco General Meeting may at all times suspend and/or dismiss any Holdco Director by simple majority. The Holdco Board may at all times suspend a Holdco Executive Director. A resolution of the general meeting to suspend or dismiss a director other than at the proposal of the Holdco Board requires a two-thirds majority of the votes cast, representing more than one half of the issued capital of Holdco.
Filling of Board Vacancies
Newly created directorships resulting from an increase in the number of directors and any vacancies on the Kensington Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

If the seat of an Holdco Executive Director is vacant or upon the inability of an Holdco Executive Director, the remaining Holdco Executive Directors will temporarily be entrusted with the executive management of Holdco, provided that the Holdco Board can temporarily fill vacancies without requiring a shareholder vote.

If the seats of all Holdco Executive Directors are vacant or upon the inability of all Holdco Executive Directors, the executive management of Holdco shall temporarily be entrusted to the Holdco Non-Executive Directors, provided that the Holdco Board may provide for one or more temporary replacements.

If the seat of a Holdco Non-Executive Director is vacant or upon inability of a Holdco Non-Executive Director, the remaining Holdco Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Holdco Non-Executive Director, provided that the Holdco Board may provide for a temporary replacement. If the seats of all Holdco Non-Executive Directors are vacant or upon inability of all Holdco Non-Executive Directors, the Holdco General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise

Rights of Kensington Stockholders	Rights of Holdco Shareholders

of the authorities of the Holdco Non-Executive Directors to one or more other individuals.

With regard to the above, pursuant to the Holdco Articles of Association, a Holdco Director shall in any event be unable to act: (i) during the period for which the Holdco Director has claimed inability in writing, (ii) during the Holdco Director’s suspension, or (iii) during periods when Holdco has not been able to contact the Holdco Director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as reasonably determined by the Holdco Board).

Compensation of Directors
The Kensington Board has the authority to fix the compensation of directors, including for service on a committee of the Kensington Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Kensington Board. No such payment shall preclude any director from serving Kensington in any other capacity and receiving compensation therefor. Members of committees of the Kensington Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to Holdco Directors, such compensation should however be consistent with Holdco’s remuneration policy adopted by Holdco’s General Meeting at the proposal of the Holdco Board.

The Holdco Board determines the remuneration of individual Holdco Executive Directors with observance of the remuneration policy adopted by the Holdco General Meeting. The Holdco Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Holdco Executive Directors.

The remuneration of the Holdco Non-Executive Directors shall be determined by the Holdco Board with observance of the remuneration policy adopted by the General Meeting.

A proposal with respect to remuneration schemes in the form of Holdco Shares or rights to subscribe for Holdco Shares must be submitted by the Holdco Board to the Holdco General Meeting for approval with simple majority of votes cast.

Manner of Acting by Board

A majority of the Kensington Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board. If a quorum is not present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Any action required or permitted to be taken at any meeting of the Kensington Board or any committee

Each Holdco Director shall have one vote.

Resolutions of the Holdco Board shall be adopted by a simple majority of the votes cast, unless the Holdco Board Regulations provide for a qualified majority. The Holdco Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Holdco Directors entitled to vote objects to this manner of decision-making.

Rights of Kensington Stockholders	Rights of Holdco Shareholders
thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the board or committee.

The Executive Holdco Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Holdco Directors supervise (i) the Executive Holdco Directors’ policy and performance of duties and (ii) the Holdco’s general affairs and its business and render advice and direction to the Executive Holdco Directors. The Executive Holdco Directors shall timely provide the Non-Executive Holdco Directors with the information they need to carry out their duties.

The Holdco Board may further allocate its duties and powers among the Directors pursuant to the Holdco Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

•   supervising the performance of the Holdco Non-Executive Directors;

•   making a nomination for the appointment of Holdco Directors, as set out in the Holdco Articles of Association;

•   determining a Holdco Executive Director’s remuneration; and

•   instructing an auditor, if the Holdco General Meeting fails to do so.

The Holdco Board may determine pursuant to the Holdco Board Regulations or otherwise in writing that one or more Holdco Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

Meetings of the Board

Regularly scheduled, periodic meetings of the Kensington Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the board.

Special meetings of the board (a) may be called by the chairman of the Kensington Board or the president of Kensington and (b) shall be called by the chairman of the board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the board must be given to each director in accordance with the bylaws.

Meetings of the Holdco Board may be held by means of an assembly of Holdco Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Holdco Directors participating in such meeting are able to communicate with each other simultaneously.

Rights of Kensington Stockholders	Rights of Holdco Shareholders
Director Action by Written Consent
Any action required or permitted to be taken at any meeting of the Kensington Board or any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the board or committee.	The Holdco Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Holdco Directors entitled to vote objects to this manner of decision-making.
Annual Shareholders’ Meetings
An annual meeting of Kensington stockholders is held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Kensington Board and stated in the notice of the meeting, provided that the board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of Kensington to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.	A Holdco General Meeting will be held at least once a year and within 6 months after the end of the financial year. General meetings of Holdco are to be held in a location determined in accordance with Dutch law and the Holdco Articles of Association.

Special Shareholders’ Meetings
Special meetings of Kensington stockholders, for any purpose or purposes, may be called only by the chairman of the Kensington Board, Kensington’s chief executive officer, or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the board and stated in Kensington’s notice of the meeting, provided that the board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

A Holdco General Meeting shall be held when required by law and otherwise as often as the Holdco Board or the Chair & CEO deems necessary.

In accordance with the DCGC, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Holdco Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in Holdco’s strategy (for example, the dismissal of Holdco Directors), the Holdco Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Holdco Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response

Rights of Kensington Stockholders	Rights of Holdco Shareholders

time, the Holdco Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of Holdco’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a Holdco General Meeting be convened, as described above.

Pursuant to Dutch law, one or more shareholders and/or other persons with meeting rights under Dutch law who individually or jointly represent at least 10% of Holdco’s issued share capital, may request the Holdco Board to convene a Holdco General Meeting setting out in detail the matters to be discussed. If the Holdco Board has not taken the steps necessary to ensure that such meeting can be held within 6 weeks after the request, the requesting shareholder(s) and or other persons with meeting rights may at their request be authorized by the competent Dutch court in preliminary relief proceedings to convene a Holdco General Meeting. The court shall refuse the application if it does not appear that the applicant(s) has/have previously requested the Holdco Board to convene a Holdco General Meeting and the Holdco Board has not taken the necessary steps so that the Holdco General Meeting could be held within 6 weeks after the request. Such a request to the Holdco Board is subject to certain additional requirements. Additionally, the applicant must have a reasonable interest in the meeting being held.

On May 1, 2021, a bill came into force that introduces a statutory cooling-off period of up to 250 days during which the Holdco General Meeting would not be able to dismiss, suspend or appoint members of the Holdco Board (or amend the provisions in the Holdco Articles of Association governing these matters) unless these matters were proposed by the Holdco Board.

This cooling-off period could be invoked by the Holdco Board in the event:

a.   shareholders, using either their shareholder proposal right or their right to request a Holdco General Meeting, propose an agenda item for the Holdco General

Rights of Kensington Stockholders	Rights of Holdco Shareholders

Meeting to dismiss, suspend or appoint a Holdco Director (or to amend any provision in the Holdco Articles of Association dealing with those matters); or

b.  a public offer for Holdco has been announced or made without agreement having been reached with Holdco on such offer,

provided, in each case, that in the opinion of the Holdco Board such proposal or offer materially conflicts with the interests of Holdco and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

a.    the expiration of 250 days from:

i.   in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next Holdco General Meeting has expired;

ii.  in case of Shareholders using their right to request a Holdco General Meeting, the day when they obtain court authorization to do so; or

iii.   in case of a public offer as described above being made without agreement having been reached with Holdco on such offer, the first following day;

b.    the day after a public offer without agreement having been reached with Holdco on such offer, having been declared unconditional; or

c.    The Holdco Board deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at thetime that the cooling-off period is invoked, may request the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.   the Holdco Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably

Rights of Kensington Stockholders	Rights of Holdco Shareholders

have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of Holdco and its business;

b.  the Holdco Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

c.   if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the Holdco Board must gather all relevant information necessary for a careful decision-making process. In this context, the Holdco Board must at least consult with shareholders representing at least 3% of Holdco’s issued share capital at the time the cooling-off period was invoked and with the Holdco’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on Holdco’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the Holdco Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on the Holdco website. This report must also remain available for inspection by Holdco’s shareholders and others with meeting rights under Dutch law at Holdco’s office and must be tabled for discussion at the next general meeting.

Convocation requirements for a shareholders meeting
Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in accordance with the bylaws to each stockholder entitled to vote thereat as

The convocation of the Holdco General Meeting shall be effected by means of an announcement published in a Dutch daily newspaper with national distribution.

The notice of a Holdco General Meeting shall be given by the Holdco Board by means of an announcement with due observance of the statutory notice period and in accordance with the law. The notice of a Holdco General Meeting shall state the items to be dealt with, the items to be discussed and

Rights of Kensington Stockholders	Rights of Holdco Shareholders
of the record date for determining the stockholders entitled to notice of the meeting, by Kensington not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Kensington Board upon public announcement in accordance with the bylaws given before the date previously scheduled for such meeting.

which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of Holdco and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication, with due observance of the relevant provisions of the law. Further thereto the notice of a Holdco General Meeting shall also state the record date (being the 28th prior to the date of a Holdco General Meeting, or such other day as prescribed by law) and the manner in which the persons with meeting rights may procure their registration and exercise their rights.

Any subject for discussion which has been requested in writing by one or more Shareholders and/or other persons with meeting rights pursuant to Dutch law who individually or jointly represent at least 3% of the issued capital of Holdco, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided Holdco has received the request (including the reasons for such request) not later than 60 days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Holdco Board as posted on Holdco’s website.

Quorum and Actions
The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Kensington representing a majority of the voting power of all outstanding shares of capital stock of Kensington entitled to vote at such meeting constitutes a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum is not present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	Under the Holdco Articles of Association no quorum requirement applies to the Holdco General Meeting. Certain resolutions can only be adopted by a (enhanced) majority of the votes, representing a certain part of the issued share capital.

Rights of Kensington Stockholders	Rights of Holdco Shareholders

Shareholder Action Without Meeting
Kensington’s Existing Certificate of Incorporation provides that after the closing of Kensington’s IPO, any action required or permitted to be taken by the stockholders of Kensington must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Kensington Class B Common Stock, with respect to which action may be taken by written consent.	The Holdco Articles of Association do not provide for the option that shareholders’ resolutions are adopted in writing.

Indemnification of Directors and Officers

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•   by a majority of the disinterested directors, even though less than a quorum;

•   by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

•   by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•   by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

Under Dutch law, the Holdco Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Holdco and to third parties for infringement of the Holdco Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Pursuant to the Holdco Articles of Association, Holdco shall indemnify each current or former Holdco Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Holdco Director that such Holdco Director may derive from exercising his respective duties as a Holdco Director for any and all:

•   costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Holdco Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

•   liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Holdco Director, excluding any reputational damages and (other) immaterial damages; and

•   payments by that Holdco Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by Holdco (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the

Rights of Kensington Stockholders	Rights of Holdco Shareholders

best interests of Holdco or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Any indemnification by Holdco pursuant to the Holdco Articles Association described above (i) shall be made only upon a determination by the Holdco Board that indemnification of the Holdco Director is proper under the circumstances because he had met the applicable standard of conduct set forth above, and (ii) may be paid by Holdco in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Holdco Director, upon a resolution of the Holdco Board with respect to the specific case.

A Holdco Director, current or former, shall not be entitled to any indemnification pursuant to the Holdco Articles of Association, if and to the extent:

•   a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Holdco Director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•   the costs or the decrease in assets of the current or former Holdco Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•   Holdco and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by Holdco in connection with the indemnification described herein.

Limitation on Liability of Directors
Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of	Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper

Rights of Kensington Stockholders	Rights of Holdco Shareholders
loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort.

This applies equally to the Holdco Executive Directors and Holdco Non-Executive Directors.

Dissolution/Liquidation
Kensington’s Existing Certificate of Incorporation provides that it will have only 24 months from the closing of the Kensington IPO to complete its initial business combination. If it has not completed its initial business combination within such time period or during any extended period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the trust account and not previously released to us to pay its taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to the Holdco Articles of Association, the Holdco General Meeting may, at the proposal of the Holdco Board, resolve to dissolve Holdco by simple majority.

If Holdco is dissolved, the Holdco Directors shall become liquidators of the Holdco’s property. The Holdco General Meeting may decide to appoint other persons as liquidators.

During liquidation, to the extent possible the Holdco Articles of Association shall continue to apply.

The balance remaining after payment of the debts of Holdco following its dissolution shall be transferred to the Holdco Shareholders pro rata in proportion to the number of Holdco Shares held by each Holdco Shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of Holdco Conversion Shares shall first be transferred on each Holdco Conversion Share to the holders of the Holdco Conversion Shares.

Rights of Inspection
Stockholders are entitled to inspect for any proper purpose the stock ledger and the other books and records of the corporation.	Shareholders will be provided, at the Holdco General Meeting, with all information that the shareholders require, unless doing so would be contrary to an overriding interest of Holdco or its stakeholders. Holdco must give reason to shareholders for electing not to provide such information on the basis of an overriding interest. In principle, shareholders have no such right to obtain specific information they would like to receive outside a Holdco General Meeting.

Derivative Shareholder Suits
Under Delaware law, a stockholder may bring a derivative action on a corporation’s behalf to enforce the rights of a corporation. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit	In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders in principle do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take

Rights of Kensington Stockholders	Rights of Holdco Shareholders

under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such shareholder actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a class action, requesting a declaratory judgment (verklaring voor recht) in which a party is held liable for a tortious act. In the event that such foundation or association should succeed in obtaining a declaratory judgment, it will be up to the individual injured parties to claim monetary compensation in individual secondary proceedings. In these individual proceedings the injured party will only have to demonstrate that it suffered damage and that its damage was caused by the now established wrongful act of the responsible party. Further, as of January 1 2020, Dutch law provides for the possibility to have a class action for claiming monetary damages, subject to additional safeguards in respect of the standing of the association or foundation as a representative organization.

As an alternative option, the Dutch Code of Civil Procedure and the Dutch Civil Code also contain a facility for group settlement of claims for large scale damage. The facility makes it possible for parties to request the Amsterdam Court of Appeal to declare a settlement between a liable party and a foundation or association which represents the interests of the injured parties universally binding. Once declared universally binding, the agreement is binding upon all injured parties. The facility thus makes it possible for a liable party to definitely settle a claim with an undetermined number of injured parties. Once the Amsterdam Court of Appeal grants the motion, injured parties will have the possibility to opt out of the settlement during a limited period of time. If an injured party opts out it can either litigate itself or try to reach an individual settlement.

Conflict of Interest Transactions
Under the DGCL, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is not void or voidable solely because of such relationship or interest,	A Holdco Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and Holdco and the enterprise connected with it, in accordance with Section 2:140 paragraph 5 of the Dutch Civil Code and/or as further stipulated in the Holdco Board

Rights of Kensington Stockholders	Rights of Holdco Shareholders
or solely because the director or officer is present at or participates or votes at the meeting of the board or committee that authorizes the contract or transaction, if one or more of the following is true: (i) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the board or committee, and the board or the committee in good faith authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors; (ii) the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or known by the stockholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or (iii) the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

Regulations. Such transaction must be concluded on terms which are customary in the market concerned and be approved by the Board. The chairman of the Holdco Board shall procure that transactions in respect of which Holdco Directors have a conflict of interest will be referred to in the board report with reference to the conflict of interest and a declaration that the Holdco Board Regulations were complied with in this respect. If the Holdco Board is unable to adopt a resolution as a result of all Holdco Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the Holdco Board, but the Holdco Board shall record in writing the reasons for the resolution.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•   Holdco Directors are alert to conflicts of interest and should in any case refrain from the following: (i) competing with the company, (ii) demanding or accepting substantial gifts from Holdco for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree, (iii) providing unjustified advantages to third parties at Holdco’s expense, (iv) taking advantage of business opportunities to which the company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

•   A Holdco Director should report any potential conflict of interest in a transaction that is of material significance to Holdco and/or to such Holdco Director to the chairman of the Holdco Board and to the other members of the Holdco Board without delay. The Holdco Director should provide all relevant information in that regard, including the information relevant to the situation concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairman of the Holdco Board has a conflict of interest, he or she should report

Rights of Kensington Stockholders	Rights of Holdco Shareholders

this to the vice-chairman of the Holdco Board without delay.

•   The Holdco Board should decide, outside the presence of the director concerned, whether there is a conflict of interest.

•   All transactions in which there are conflicts of interest with Holdco Directors should be agreed on terms that are customary in the market.

•   Decisions to enter into transactions in which there is a conflict of interest with a Holdco Director that is of material significance to Holdco and/or to such Holdco Director, should require the approval of the Holdco Board. Such transactions should be published in Holdco’s management report (included in the annual report), together with a statement of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Listing
Following consummation of the Business Combination, the Kensington Class A Common Stock, Kensington Public Units, and Kensington Public Warrants will be delisted from the NYSE and Kensington will be deregistered under the Exchange Act.	Holdco Class A Shares will trade on NYSE. The Holdco Class B Shares and Holdco Conversion Shares are not, and are not expected to be, listed on a stock exchange.

Anti-Takeover Provisions

Kensington is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•   a stockholder who owns 15% or more of its outstanding voting stock (otherwise known as an “interested stockholder”);

•   an affiliate of an interested stockholder; or

•   an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•   the Kensington Board approves the transaction that made the stockholder an “interested

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the Holdco Articles of Association may make it more difficult for a third-party to acquire control of Holdco or effect a change in the composition of the Holdco Board, including that suspension or dismissal of directors other than at the proposal of the Holdco Board will require a two-thirds majority of the votes cast, representing more than one half of the issued capital of Holdco.

Rights of Kensington Stockholders	Rights of Holdco Shareholders

stockholder,” prior to the date of the transaction;

•   after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•   on or subsequent to the date of the transaction, the business combination is approved by Kensington’s board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Kensington’s Existing Certificate of Incorporation provides that its board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of its board only by successfully engaging in a proxy contest at two or more annual meetings. In addition, prior to the completion of Kensington’s initial business combination, only holders of shares of Kensington Class B Common Stock have the right to vote on the election of directors and holders of a majority of the outstanding shares of Kensington Class B Common Stock may remove members of its board of directors, which provisions of the Existing Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of Kensington Class B Common Stock.

Kensington’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Kensington by means of a proxy contest, tender offer, merger or otherwise.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Kensington Relationships and Related Party Transactions

Founder Shares

In January 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. The Sponsor has agreed to waive its redemption rights with respect to the Founder Shares. Currently, the Sponsor owns 20% of the issued and outstanding Kensington Common Shares, including all of the Founder Shares. The Sponsor has agreed to vote any Kensington Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. The Founder Shares are subject to transfer restrictions. The Kensington’s Existing Certificate of Incorporation includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of shares of Kensington Class A Common Stock one day after the closing of the Business Combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the issued and outstanding Kensington Common Stock after giving effect to the any PIPE financing. However, the Sponsor has agreed such conversion adjustment does not apply to the structure of the Business Combination pursuant to the Sponsor Support Agreement. As a result, each remaining Founder Share will be exchanged for one Holdco Share at the closing of the Business Combination, such that the Sponsor will hold approximately 3.37% of the total number of Holdco Shares outstanding after the consummation of the Business Combination.

Private Placement Warrants

The Sponsor paid an aggregate of $6,600,000 for its 8,800,000 Private Placement Warrants and such Private Placement Warrants will expire worthless if a business combination is not consummated by March 2, 2023. Each Private Placement Warrant entitles the holder to purchase one Kensington Class A Share for $11.50 per share. The Private Placement Warrants are substantially similar to the Kensington Public Warrants, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except in certain circumstances when the public warrants are called for redemption and a certain price per Kensington Class A Share threshold is met) and (iii) subject to certain limited exceptions including the shares of Kensington Class A Common Stock issuable upon exercise of the Private Placement Warrants, will be subject to transfer restrictions until 30 days following the consummation of an initial business combination. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Kensington in all redemption scenarios and exercisable by holders on the same basis as the Kensington Public Warrants.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Kensington register the Private Placement Warrants, shares of Kensington Class A Common Stock underlying the Private Placement Warrants and Kensington Class B Ordinary Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Kensington subsequent to its completion of an initial business combination and rights to require Kensington to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Kensington will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. Kensington will bear the expenses incurred in connection with the filing of any such registration statements. At the closing of the Business Combination, Holdco will enter into the Registration Rights and Lock-Up Agreement, which will amend and restate the existing registration rights agreement. Pursuant to the Registration Rights and Lock-Up Agreement, the Sponsor will be entitled to certain registration rights. For more information about the Registration Rights and Lock-Up Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents—Ancillary Documents—Registration Rights and Lock-Up Agreement.”

Services Agreement

On February 25, 2021, Kensington entered into a Services Agreement, dated February 25, 2021, with DEHC LLC, pursuant to which DEHC LLC has agreed to make available, or cause to be made available, to Kensington, such administrative and other services of Daniel Huber, Kensington’s Chief Financial Officer, as may be reasonably requested by Kensington, for $20,000 per month, until the earliest of (a) the consummation by Kensington of an initial business combination, (b) Kensington’s liquidation and (c) the 18-month anniversary of the date the securities of Kensington are first listed on the New York Stock Exchange (upon the consummation by Kensington of an initial business combination, any portion of the amounts due that have not yet been paid will accelerate).

Wallbox Relationships and Related Party Transactions

Shareholder Agreement

Certain executive officers, directors and 5% shareholders of Holdco, including Enric Asunción Escorsa, Jordi Lainz, Eduard Castañeda, and affiliates of Eurofred Spain, S.L., Infisol 3000, S.L., Inversiones Financieras Perso, S.L., Seaya Ventures II, Fondo De Capital Riesgo, Black Label Equity I SCR SA and AM Gestió, S.L., are party to the Shareholder Agreement dated March 13, 2020. The Shareholder Agreement will terminate concurrently with the closing of the Business Combination.

Loan with an affiliate of Eurofred Spain, S.L.

A loan was received from an affiliate of Eurofred Spain, S.L. in 2018 with an initial balance of €250,000 and a new loan received of €1 million in 2019. After that, part of the balance was compensated in several capital increases for €837,367 in 2019 and €364,233 in 2020. The remaining €48,400 is expected to be compensated as an additional capital increase. The loan bears an interest rate of 8%.

Loan with Wallbox-FAWSN

During the year ended December 31, 2020, sales were made to the FAWSN joint venture for an amount of €475,565, which was outstanding as trade receivables as of December 31, 2020. The joint venture was also given a loan of €474,174 which bears an interest rate of 5%.

Convertible Loan Financings

Convertible Loan Financing. Wallbox issued convertible loans in the following principal amounts: €7,880,000 on October 22, 2020, €13,000,000 on November 5, 2020, €5,000,000 on December 11, 2020, €7,000,000 on January 27, 2021 and €27,550,000 on April 12, 2021.

The table below sets forth the aggregate principal amount of convertible loans issued to our related parties:

Participants	Aggregate Principal Amount
Greater than 5% Stockholders(1)
Infisol 3000, S.L.	€4,650,000
Inversiones Financieras Perso, S.L.	€11,000,000
Seaya Ventures II, Fondo De Capital Riesgo	€7,000,000
Black Label Equity I SCR SA	€4,000,000
AM Gestió, S.L.	€3,300,000
Cathay Innovation SAS	€13,000,000

(1)	Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Beneficial Ownership of Holdco Securities.”

Pursuant to the terms of such loans, the holders of the April 2021 convertible loans will convert their loans to Wallbox Class A Shares at a valuation that is 50% of the valuation implied by the Business Combination.

PIPE Financing

Eurofred Spain, S.L. and Infisol 3000, S.L. have each agreed to purchase 100,000 Holdco Class A Shares in the PIPE Financing, AM Gestió, S.L. has agreed to purchase 780,000 Holdco Class A Shares in the PIPE Financing and Cathay Innovation SAS has agreed to purchase 1,220,000 Holdco Class A Shares in the PIPE Financing, in each case on the same terms as other PIPE Investors.

Iberdrola

Iberdrola S.A. (together with its affiliates, “Iberdrola”) is the indirect owner of 100% of the interests in Inversiones Financieras Perso, S.L., a greater than 5% shareholder of Holdco.

Iberdrola and Wallbox are in discussions regarding the entry into a long-term on-site Power Purchase Agreement to produce, consume and reuse energy from the production of a plant and its offices in Barcelona’s Zona Franca.

In July 2021, Iberdrola entered into letter of intent to purchase Supernova charging stations from Wallbox. The terms of this letter of intent, in which Iberdrola expressed its interest in purchasing 6,500 Supernova chargers through 2022 once the product has been tested and certified as necessary, are non-binding. The letter of intent has been filed as an exhibit to this proxy statement/prospectus.

In the normal course of business, Wallbox enters into transactions and commercial arrangements with affiliates of Iberdrola, which in the aggregate accounted for €1.6 million and GBP 0.3 million in sales in the year ended December 31, 2020 and €1.8 million and GBP 0.5 million million in sales from January 1 to August 31, 2021.

It is expected that during the year 2021, the Group will enter into a Price Purchase Agreement (PPA on site) with Iberdrola Clientes, S.A.U. (“Iberdrola Clientes”), a Spanish limited liability company, as the seller, for the supply of renewable energy to meet the energy demand of the Group’s premises located in Polĺgono Industrial Zona Franca Calle D, 26 - 08040 Barcelona, Spain (the “Premises”). To such end, Iberdrola Clientes will undertake to construct, install, commission and operate certain photovoltaic facilities (the “Facilities”). The Facilities will be considered a “selfconsumption” facility and hence, Iberdrola Clientes is entitled to market the excess of the energy generated by the Facilities to the extent the Group’s energy consumption needs have been covered first.

The agreement will have an initial term of fifteen (15) years, renewable for an additional period of ten (10) years. The price payable by the Group during the initial term will be 65.00 €/MWh and 20.00 €/MWh thereafter.

Holdco Relationships and Related Party Transactions

Remuneration Agreements with Holdco Board Members and Senior Management

For a description of our remuneration agreements with members of the Holdco Board and senior management, see “Management of Holdco After the Business Combination—Compensation.”

Indemnification

Effective upon the completion of the Business Combination, Holdco’s Articles of Association will provide for certain indemnification rights for Holdco’s directors relating to claims, suits or proceedings arising from his or her service to Holdco or, at Holdco’s request, service to other entities, as directors or officers to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

While Holdco does not yet have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Holdco Board intends to review and consider the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and intends to obtain the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

Upon the completion of the Business Combination in addition to the conflict of interest rules included in the Holdco Board Regulations, Holdco intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting, relating to, inter alia, conflicts of interest and transactions that may result in a conflict of interest with Holdco. Holdco’s code of business conduct and ethics will be available on its website. Holdco intends to disclose any amendment to the code, or any waivers of its requirements, on its website to the extent required under applicable law, rules, regulations or stock exchange requirements.

BENEFICIAL OWNERSHIP OF HOLDCO SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Kensington Common Stock as of September 13, 2021, and (ii) expected beneficial ownership of Holdco Shares immediately following the Business Combination and the PIPE Financing, assuming that no Kensington shares are redeemed, and alternatively the maximum number of Kensington Shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding Holdco Shares post-Business Combination;

•	each of Kensington’s Sponsor and current executive officers and directors;

•	each person who will become an executive officer or director of Holdco post—Business Combination; and

•	all current executive officers and directors of Kensington, as a group, and all executive officers and directors of Holdco post—Business Combination, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares upon the exercise of warrants to purchase 14,683,333 Holdco Shares that will remain outstanding following the Business Combination. Beneficial ownership of shares currently owned by holders of Wallbox Ordinary Shares below are presented after giving effect to the Business Combination and the application of the Exchange Ratio and assumes the Illustrative Exchange Ratio of 240.990795184659.

The expected beneficial ownership of Holdco Shares post—Business Combination is based on 168,779,232 Holdco Shares issued and outstanding, assuming no redemption, and 160,777,888 Holdco Shares issued and outstanding, assuming the maximum redemption scenario of 8,001,344 redemptions (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein), and assumes (i) issuance of 10,000,000 Holdco Shares in the PIPE Financing and (ii) that the amount in the Trust Account is $230 million (which was the approximate value of the Trust Account as of March 31, 2021). If the actual facts are different than these assumptions, the numbers in the below table will be different.

Unless otherwise indicated, Holdco believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Holdco’s knowledge, no Holdco Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Wallbox B.V. Carrer del Foc, 68 Barcelona, Spain 08038.

	Pre—Business Combination and PIPE Transaction		Post—Business Combination and PIPE Transaction
			Class B Shares		Class A Shares (including Class B on a post-conversion basis)
					Assuming No Redemption		Assuming Maximum Redemption
Beneficial Owner	Number	%	Number	Voting %	Number	%	Number	%
Current Executive Officers and Directors of Kensington
Kensington Capital Sponsor II LLC(1)(2)(3)	5,750,000	20%			5,750,000	3.41%	5,750,000	3.58%
Justin Mirro(1)	—	—%			—	—%	—	—%
Robert Remenar(1)	—	—%			—	—%	—	—%
Simon Boag(1)	—	—%			—	—%	—	—%
Daniel Huber(1)	—	—%			—	—%	—	—%
Thomas LaSorda(1)	—	—%			—	—%	—	—%
Nicole Nason(1)	—	—%			—	—%	—	—%
Anders Pettersson(1)	—	—%			—	—%	—	—%
Mitchell Quain(1)	—	—%			—	—%	—	—%
Donald Runkle(1)	—	—%			—	—%	—	—%
All executive officers and directors of Kensington as a group (9 persons)	—	—%			—	—%	—	—%
Executive Officers and Directors of Holdco Post—Business Combination
Enric Asunción Escorsa(4)(5)			18,618,948	49.25%	18,618,948	11.03%	18,618,948	11.58%
Jordi Lainz Gavalda(6)					291,116	* %	291,116	* %
Eduard Castañeda Mañé(5)			4,631,843	12.25%	4,631,843	2.74%	4,631,843	2.88%
Anders Pettersson					—	—%	—	—%
Francisco Riberas						%		%

Pol Soler						%		%
Beatriz González						%		%
Diego Diaz						%		%
						%		%
All executive officers and directors of Holdco as a group (9 persons)					23,541,907	13.95%	23,541,907	14.64%
5% and Greater Shareholders
KARIEGA VENTURES, S.L.(7)					18,618,948	11.03%	18,618,948	11.58%
Eurofred Spain, S.L. (8)					15,092,076	8.94%	15,092,076	9.39%
Infisol 3000, S.L.(9)					13,052,747	7.73%	13,052,747	8.12%
Inversiones Financieras Perso, S.L.(10)					16,697,515	9.89%	16,697,515	10.39%
Seaya Ventures II, Fondo De Capital Riesgo(11)					11,505,864	6.82%	11,505,864	7.16%
Black Label Equity I SCR SA(12)					9,110,175	5.40%	9,110,175	5.67%
AM Gestió, S.L.(13)					8,469,293	5.02%	8,469,293	5.27%
Cathay Innovation SAS(14)					8,732,888	5.17%	8,732,888	5.43%

(1)	The business address of each of these entities and individuals is 1400 Old Country Road, Suite 301, Westbury, New York 11590.
(2)

The shares reported herein are held in the name of the Sponsor. Justin Mirro has voting and investment discretion with respect to the Kensington Class B Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Kensington Class B Common Stock held directly by the Sponsor. Does not include any shares indirectly owned by individuals as a result of his or her ownership interest in the Sponsor.
(3)

Does not include 8,800,000 Kensington Class A Common Stock underlying the Private Placement Warrants or underlying the 133,333 Kensington Private Warrants to be received upon conversion of the balance of a working capital loan to Kensington in connection with the Business Combination.

(4)	Consists of 18,618,948 Holdco shares as set forth in note (5) below as beneficially owned by KARIEGA VENTURES, S.L.
(5)

Consists of Holdco Class B Shares entitling the holder and its permitted transferees to ten (10) votes per share subject to sunset provisions as described herein. See “Description of Holdco Securities—Share Capital and Articles of Association—Share Capital—Conversion of Holdco Shares” and “—General Meetings and Voting Rights—Voting Rights and Decision-Making.” 4,289 stock options to purchase Wallbox shares have been reserved for issuance to Mr. Asunción and Mr. Castañeda. It is expected that Mr. Asunción will be granted 3,217 options and Mr. Castañeda will be granted 1,072 options pursuant to such plans (which, assuming the Illustrative Exchange Ratio, would be convertible into 775,267 and 258,342 Holdco Class B Shares, respectively). In connection with the closing of the Business Combination, if Mr. Asuncion holds less than 50% of the voting power of Holdco following such closing, Mr. Castaneda intends to enter into a power of attorney granting Mr. Asuncion voting authority over the Holdco shares beneficially owned by Mr. Castaneda. The power of attorney is expected to have a term that automatically renews following each annual general shareholder meeting unless terminated by Mr. Castaneda following such meeting. Pursuant to Dutch law, Mr. Castaneda nonetheless retains the right to vote such shares notwithstanding the grant of such power of attorney.

(6)	Mr. Lainz holds 7,700 options to purchase Wallbox shares (which, assuming the Illustrative Exchange Ratio, would be convertible into 1,855,629 Holdco Class A Shares)
(7)

Consists of 18,618,948 Holdco shares. The address of KARIEGA VENTURES, S.L. is Av. Diagonal 419, 4 Planta, Barcelona, Spain 08008. Investment and voting decisions with respect to the shares held by KARIEGA VENTURES, S.L. are made by Enric Asunción Escorsa who has sole dispositive power over the shares owned by KARIEGA VENTURES, S.L.

(8)

Consists of 15,092,076 Holdco shares after giving effect to the purchase by Eurofred Spain, S.L. of 100,000 Holdco Class A Shares in the PIPE Financing. The address of Eurofred Spain, S.L. is Marquest de Sentmenat 97, Barcelona, Spain 08029. Investment and voting decisions with respect to the shares held by Eurofred Spain, S.L. are made by Marta Santacana Gri who has sole dispositive power over the shares owned by Eurofred Spain, S.L.

(9)

Consists of 13,052,747 Holdco shares after giving effect to the purchase by Infisol 3000, S.L. of 100,000 Holdco Class A Shares in the PIPE Financing. The address of Infisol 3000, S.L. is Calle Josep Irla i Bosch, numeros 1-3, Barcelona, Spain 08034. Investment and voting decisions with respect to the shares held by Infisol 3000, S.L. are made by Juan-Manual Soler Purjol who has sole dispositive power over the shares owned by Infisol 3000, S.L.

(10)

Consists of 16,697,515 Holdco shares. The address of Inversiones Financieras Perso, S.L. is Plaza Euskadi, n. 5, Bilbao, Spain 48009. Investment and voting decisions with respect to the shares held by Inversiones Financieras Perso, S.L. are made by Mr. Agustĺn Delgado Martĺn.

(11)

Consists of 11,505,864 Holdco shares. The address of Seaya Ventures II, Fondo De Capital Riesgo is Calle Alcala, numero 54, Madrid, Spain 28014. Investment and voting decisions with respect to the shares held by Seaya Ventures II, Fondo De Capital Riesgo are made by Ms. Beatriz González Ordóñez and Mr. José María Múgica Murga.

(12)

Consists of 9,110,175 Holdco shares. The address of Black Label Equity I SCR SA is Plaza de la Independencia 6, Madrid, Spain 28001. Investment and voting decisions with respect to the shares held by Black Label Equity I SCR SA are made by Mr. Alexandre Pierron Darbonne.

(13)

Consists of 8,469,293 Holdco shares after giving effect to the purchase by AM Gestió, S.L. of 780,000 Holdco Class A Shares in the PIPE Financing. The address of AM Gestió, S.L. is Calle Rossello n. 224, 3.A, Barcelona, Spain 08008. Investment and voting decisions with respect to the shares held by AM Gestió, S.L. are made by Mr. Pedro Alonso Agüera.

(14)

Consists of 8,732,888 Holdco shares after giving effect to the purchase by Cathay Innovation SAS of 1,220,000 Holdco Class A Shares in the PIPE Financing. The address of Cathay Innovation SAS is 52 Rue d’Anjou, Paris, France 75008. Investment and voting decisions with respect to the shares held by Cathay Innovation SAS are made by Mr. Cai Mingpo, Mr. Denis Pierre Marcel Barrier and Mr. Jacobo Abitbol Abitbol.

*	Indicates a shareholding of less than 1%.

SHARES ELIGIBLE FOR FUTURE RESALE

Upon the Closing, Holdco will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 168,779,232 Holdco Shares outstanding, assuming no shares of Kensington Class A Common Stock are redeemed in connection with the Business Combination, 9,913,638 Holdco Shares that subject to share options and 14,683,333 Holdco Shares underlying Holdco Warrants. All of the Holdco Class A Shares issued to holders of Kensington Class A Common Stock in connection with the Business Combination will be freely transferable by persons other than by Holdco “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Holdco Class A Shares in the public market could adversely affect prevailing market prices of the Holdco Class A Shares.

Registration Rights and Lock-Up Agreement

Kensington and the Holders will enter into a Registration Rights and Lock-Up Agreement, to be effective at the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of certain securities held by the Holders.

The securities held by the Sponsor will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of Holdco Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdco consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The securities held by the New Holders will be locked-up for one year following the Closing subject to earlier release if (i) the reported last sale price of Holdco Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdco consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property. After 180 days following the Closing, New Holders will have the right to transfer securities to the extent required to cover tax obligations of such New Holder or its direct and indirect shareholders.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement.”

Employee Lock-Up Agreements

On June 9, 2021, Kensington entered into separate Employee Lock-Up Agreements with the Employees. The Employee Lock-Up Agreements provide that the Lock-Up Shares may generally not be transferred during the Lock-Up Period, subject to certain exceptions including after 180 days following the Closing, Employees will have the right to transfer securities to the extent required to cover tax obligations of such Employee.

Rule 144

A person who has beneficially owned restricted shares of Holdco Shares or restricted Holdco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Holdco Shares or restricted Holdco Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding equity shares of the same class; or

•	the average weekly trading volume of Holdco Class A Shares or Holdco Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, to the extent Wallbox adhered to the requirements of Rule 701 in issuing such securities, each of Wallbox’s employees, consultants or advisors who purchases equity shares from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Kensington

Price Range of Kensington’s Securities

The Kensington Units, each of which consists of one share of Kensington Class A Common Stock and one-fourth of one Kensington warrant to acquire one share of Kensington Class A Common Stock, began trading on the NYSE under the symbol “KCACU” on February 26, 2021. On April 14, 2021, Kensington announced that holders of its Kensington Public Units could elect to separately trade the shares of Kensington Class A Common Stock and Kensington Public Warrants. On April 19, 2021, the shares of Kensington Class A Common Stock and Kensington Public Warrants began trading on the NYSE under the symbols “KCAC” and “KCAC WS,” respectively.

On June 8, 2021, the trading date before the public announcement of the Business Combination, the Kensington Public Units, shares of Kensington Class A Common Stock and Kensington Public Warrants closed at $10.56, $10.20 and $1.51, respectively. As of August 30, 2021, the Record Date, the closing price for each Kensington Public Unit, Kensington Class A Share, and Kensington Public Warrant was $10.08, $9.89 and $0.94, respectively.

Holders of the Kensington Public Units, shares of Kensington Class A Common Stock and Kensington Public Warrants should obtain current market quotations for their securities. The market price of Kensington’s securities could vary at any time before the Business Combination.

Holders

There is one holder of record of the Kensington Public Units, one holder of record of the separately traded shares of Kensington Class A Common Stock, and one holder of record of the separately traded Kensington Public Warrants.

Dividend Policy

Kensington has not paid any cash dividends on its shares of Kensington Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Wallbox

Price Range of Wallbox Securities

Historical market price information regarding Wallbox’s ordinary shares is not provided because they do not have a public market.

Dividend Policy

Wallbox has never declared or paid any cash dividends on its ordinary shares.

Holdco

Price Range of Holdco’s Securities

Historical market price information regarding Holdco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdco shares.

Dividend Policy

Holdco has not paid any cash dividends on the Holdco shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. For the foreseeable future, we intend to retain all available funds and any future earnings to fund the development and expansion of our business. The payment of cash dividends in the future will be dependent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. Under Dutch law and following the consummation of the Business Combination, Holdco may only pay dividends to the extent Holdco’s equity (eigen vermogen) exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law and (if it concerns a distribution of profits) after adoption by the general meeting of the annual accounts from which it appears that such distribution is permitted. Subject to such restrictions, any future determination to pay dividends will be at the discretion of the Holdco Board. The Holdco Board may decide that all or part of the remaining profits shall be added to the reserves. After such reservation, any remaining profit will be at the disposal of the general meeting of Holdco. The Holdco Board may resolve to make interim distributions on Holdco Shares, subject to certain requirements, and with observance of (other) applicable statutory provisions, without the approval of the general meeting. However, Holdco does not anticipate paying any dividends on the Holdco shares for the foreseeable future.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Kensington is asking its stockholders to authorize the adoption of, and approve, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

Kensington stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Kensington stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the special meeting.

The approval of Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any shares of Kensington Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns 20% of the issued shares of Kensington Common Stock and has not purchased any public shares, but may do so at any time.

Recommendation of the Kensington Board

THE KENSINGTON BOARD RECOMMENDS

THAT KENSINGTON STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

Kensington is asking its stockholders to authorize and approve the Merger as contemplated by the Business Combination Agreement.

Kensington stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Merger.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Merger Proposal at the special meeting.

The approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Merger Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any shares of Kensington Common Stock owned by them in favor of the Merger Proposal. As of the date hereof, the Sponsor owns 20% of the issued shares of Kensington Common Stock and has not purchased any public shares, but may do so at any time.

Recommendation of the Kensington Board

THE KENSINGTON BOARD RECOMMENDS

THAT KENSINGTON STOCKHOLDERS VOTE “FOR”

THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

Kensington is proposing the Adjournment Proposal to allow the Kensington Board to adjourn the special meeting to a later date or dates (A) in order to solicit additional proxies from Kensington stockholders in favor of the Business Combination Proposal, (B) if as of the time for which the special meeting is scheduled, there are insufficient Kensington Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Kensington has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Kensington stockholders prior to the special meeting. The Adjournment Proposal will only be presented to Kensington stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Kensington stockholders, the Kensington Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The Adjournment Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Kensington Class A Common Stock and Kensington Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote any shares of Kensington Common Stock owned by them in favor of the Adjournment Proposal. As of the date hereof, the Sponsor owns 20% of the issued shares of Kensington Common Stock and has not purchased any public shares, but may do so at any time.

Recommendation of the Kensington Board

THE KENSINGTON BOARD RECOMMENDS

THAT KENSINGTON STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

Loyens & Loeff, Dutch counsel to Wallbox, has provided a legal opinion for Holdco regarding (i) valid issue, (ii) paying up and (iii) non-assessability of the Holdco Shares offered by this document, based on the assumptions and subject to the qualifications and limitations set out therein. Certain legal matters relating to U.S. law will be passed upon for Wallbox and Holdco by Latham & Watkins LLP, Houston, Texas and certain legal matters relating to Spanish law will be passed upon for Wallbox by Latham & Watkins LLP, Madrid, Spain. Hughes Hubbard & Reed LLP has provided a legal opinion for Holdco regarding certain U.S. federal income tax consequences. An affiliate of a partner at Hughes Hubbard & Reed LLP owns equity interests in the Sponsor and has agreed to purchase shares in the PIPE Financing.

EXPERTS

The financial statements of Kensington Capital Acquisition Corp. II as of January 8, 2021 and for the period from January 4, 2021 (inception) through January 8, 2021 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Kensington Capital Acquisition Corp. II to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Wall Box Chargers, S.L.as of December 31, 2020 and 2019 and January 1, 2019, and for each of the two years in the period ended December 31, 2020, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO Bedrijfsrevisoren BV, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO Bedrijfsrevisoren BV, Zaventem, Belgium, is a member of the Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d’Entreprises.

ENFORCEMENT OF CIVIL LIABILITIES

Holdco is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of Holdco, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of Holdco may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Holdco, or to enforce against such individuals or Holdco in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Holdco has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

HOUSEHOLDING INFORMATION

Unless Kensington has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Kensington believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Kensington stockholders will be “householding” this proxy statement/prospectus. Kensington stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact Kensington at its offices at 1400 Old Country Road, Suite 301, Westbury, NY 11590 or by telephone at (703) 674-6514, to inform Kensington of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Kensington securities is Continental Stock Transfer & Trust Company.

The transfer agent for Holdco securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the Holdco Articles of Association and Dutch law, a subject for discussion which has been requested in writing by one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least three percent of Holdco’s issued capital, shall be included in the notice of the general meeting of Holdco or shall be notified in the same manner as the other subjects for discussion, provided Holdco has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Holdco Board as to be posted on Holdco’s website.

WHERE YOU CAN FIND MORE INFORMATION

Holdco has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. Holdco’s public filings are also available to the public from the SEC’s website at www.sec.gov.

Kensington files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Kensington’s public filings are also available to the public from the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or Kensington’s filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact Kensington at the following address and telephone number:

Kensington Capital Acquisition Corp. II

1400 Old Country Road, Suite 301

Westbury, NY 11590

Telephone: (703) 674-6514

Attention: Secretary

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Kensington’s proxy solicitation agent at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: (888) 542-7446

Banks and Brokers Call: (212) 269-5550

KCAC@dfking.com

Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Kensington stockholder and would like to request documents, please do so by September 23, 2021, or five business days prior to the special meeting, in order to receive them before the special meeting. If you request any documents from Kensington, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Holdco in addition to being a proxy statement of Kensington for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Kensington has been supplied by Kensington, and all such information relating to Wallbox has been supplied by Wallbox. Information provided by either Kensington or Wallbox does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Kensington for the special meeting. Kensington has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Kensington, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Kensington Capital Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Kensington Capital Acquisition Corp. II (the “Company”) as of January 8, 2021, the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 4, 2021 (inception) through January 8, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 8, 2021, and the results of its operations and its cash flows for the period from January 4, 2021 (inception) through January 8, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficit as of January 8, 2021 of $39,000 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. Management’s plans in regard to these matters are also described in Note 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021

New York, NY

January 20, 2021

KENSINGTON CAPITAL ACQUISITION CORP. II

BALANCE SHEET

January 8, 2021

Assets:
Deferred offering costs associated with the proposed public offering	$23,373

Total assets	$23,373

Commitments & Contingencies

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)	575
Additional paid-in capital	24,425
Accumulated deficit	(1,627)

Total stockholder’s equity	23,373

Total Liabilities and Stockholder’s Equity	$23,373

(1)	This number includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

STATEMENT OF OPERATIONS

For the period from January 4, 2021 (inception) through January 8, 2021

General and administrative expenses	$1,627

Net loss	$(1,627)

Weighted average shares outstanding, basic and diluted (1)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from January 4, 2021 (inception) through January 8, 2021

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - January 4, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,627)	(1,627)

Balance - January 8, 2021	—	$—	5,750,000	$575	$24,425	$(1,627)	$23,373

(1)	This number includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

For the period from January 4, 2021 (inception) through January 8, 2021

Cash Flows from Operating Activities:
Net loss	$(1,627)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B common stock	1,627

Net cash provided by (used in) operating activities	—

Net change in cash	—

Cash - beginning of the period	—

Cash - end of the period	$—

Supplemental disclosure of noncash activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$23,373

The accompanying notes are an integral part of these financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Kensington Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on January 4, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of January 8, 2021, the Company had not commenced any operations. All activity for the period from January 4, 2021 (inception) through January 8, 2021 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 8,000,000 warrants (or 8,800,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $0.75 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of January 8, 2021 the Company had no cash and deferred offering costs of approximately $23,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At January 8, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 5). At January 8, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of January 8, 2021.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of January 8, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of January 8, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from January 4, 2021 (inception) through January 8, 2021.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4—Related Party Transactions

Founder Shares

In January 2021, the Sponsor subscribed to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on January 8, 2021. The initial stockholders have agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 8,000,000 Private Placement Warrants (or 8,800,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $0.75 per Private Placement Warrant ($6,000,000 in the aggregate, or $6,600,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of October 31, 2021 and the completion of the Proposed Public Offering; provided that amounts due under the Note may, at the option of the Sponsor, be converted into Working Capital Loans (as defined below). To date, the Company had not borrowed any amount under the Note.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working

Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $0.75 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Service and Administrative Fees

The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for 18 months commencing on the date of consummation of the Proposed Public Offering (upon completion of our initial business combination, any portion of the amounts due that have not yet been paid will accelerate).

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate (or approximately $4,600,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. $0.35 per unit, or approximately $7,000,000 in the aggregate (or approximately $8,050,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of January 8, 2021, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On January 8, 2021, the Company issued 5,750,000 shares of Class B common stock to the Sponsor, of which an aggregate of up to 750,000 shares of Class B common stock are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares of common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of January 8, 2021, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants will have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through January 8, 2021, which is the date on which these financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED BALANCE SHEET

MARCH 31, 2021

Assets:
Current assets:
Cash	$1,486,179
Prepaid expenses	274,807

Total current assets	1,760,986
Investments held in Trust Account	230,013,444

Total Assets	$231,774,430

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$9,189
Accrued expenses	173,884
Franchise tax payable	47,721
Note payable—related party	100,000

Total current liabilities	330,794
Deferred underwriting commissions	8,050,000
Derivative warrant liabilities	13,619,500

Total liabilities	22,000,294
Commitments and Contingencies
Class A common stock, $0.0001 par value; 20,477,413 shares subject to possible redemption at $10.00 per share	204,774,130
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,522,587 shares issued and outstanding (excluding 20,477,413 shares subject to possible redemption)	252
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	8,364,438
Accumulated deficit	(3,365,259)

Total stockholders’ equity	5,000,006

Total Liabilities and Stockholders’ Equity	$231,774,430

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH MARCH 31, 2021

General and administrative expenses	$40,542
Administrative expenses—related party	40,000
Franchise tax expenses	47,721

Loss from operations	(128,263)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(2,998,000)
Financing costs—derivative warrant liabilities	(252,440)
Net gain from investments held in Trust Account	13,444

Net loss	$(3,365,259)

Basic and diluted weighted average shares outstanding of Class A common stock subject to possible redemption	20,775,727

Basic and diluted net income per share, Class A common stock subject to possible redemption	$(0.00)

Basic and diluted weighted average shares outstanding of non-redeemable common stock	6,075,038

Basic and diluted net loss per share, non-redeemable common stock	$(0.55)

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH MARCH 31, 2021

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance—January 4, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of units in initial public offering, less fair value of public warrants	23,000,000	2,300	—	—	225,800,200	—	225,802,500
Offering costs	—	—	—	—	(12,864,105)	—	(12,864,105)
Excess of cash received over fair value of private placement warrants	—	—	—	—	176,000	—	176,000
Common stock subject to possible redemption	(20,477,413)	(2,048)	—	—	(204,772,082)	—	(204,774,130)
Net loss	—	—	—	—	—	(3,365,259)	(3,365,259)

Balance—March 31, 2021 (unaudited)	2,522,587	$252	5,750,000	$575	$8,364,438	$(3,365,259)	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(3,365,259)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B common stock	1,627
Change in fair value of derivative warrant liabilities	2,998,000
Financing costs—derivative warrant liabilities	252,440
Net gain from investments held in Trust Account	(13,444)
Changes in operating assets and liabilities:
Prepaid expenses	(274,807)
Franchise tax payable	47,721
Accounts payable	7,544
Accrued expenses	6,984

Net cash used in operating activities	(339,194)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	100,000
Proceeds received from initial public offering, gross	230,000,000
Proceeds received from private placement warrants	6,600,000
Offering costs paid	(4,874,627)

Net cash provided by financing activities	231,825,373

Net change in cash	1,486,179
Cash—beginning of the period	—

Cash—end of the period	$1,486,179

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$23,373

Offering costs included in accounts payable	$1,645

Offering costs included in accrued expenses	$166,900

Deferred underwriting commissions in connection with the initial public offering	$8,050,000

Initial value of Class A common stock subject to possible redemption	$207,860,140

Change in initial value of Class A common stock subject to possible redemption	$(3,086,010)

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Kensington Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on January 4, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from January 4, 2021 (inception) through March 31, 2021 relates to the Company’s formation and the proposed initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 25, 2021. On March 2, 2021, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 3,000,000 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $8.1 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,800,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $0.75 per Private Placement Warrant to the Sponsor, generating proceeds of $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 2, 2023, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.5 million in its operating bank account, and working capital of approximately $1.5 million (not taken into account approximately $48,000 in tax obligations that may be paid using investment income earned in Trust Account).

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to pay for certain offering costs and expenses in exchange for issuance of the Founder Shares (as defined in Note 4), the loan under the Note of $100,000 (as defined in Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans. The Sponsor elected to convert the Note into Working Capital Loan (as defined in Note 4) upon closing of the Initial Public Offering.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the period from January 4, 2021 (inception) through March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Current Report on Form 8-K and the final prospectus filed by the Company with the SEC on March 8, 2021 and February 26, 2021, respectively.

On April 12, 2021, the SEC issued guidance stating that it is the SEC’s position that special purpose acquisition companies, such as the Company, should account for warrants on their balance sheet as liabilities. The Company’s public and private warrants (Warrants) were presented in its audited balance sheet as of March 2, 2021 included in its Current Report on Form 8-K as a component of equity as opposed to liabilities. Following the issuance of the SEC guidance, the Company evaluated its liabilities in light of the SEC’s guidance,

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections issued by the Financial Accounting Standards Board (“FASB”) and Staff Accounting Bulletin 99, “Materiality”) (“SAB 99”) issued by the SEC. The Company determined the impact of the treatment of the Warrants as equity was immaterial. The correction reflected in the unaudited condensed financial statements contained herein resulted in a $10.6 million increase to the derivative warrant liabilities line item and an offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item recorded as part of the activity in the period from January 4, 2021 (inception) through March 31, 2021 as reported herein. There would have been no change to total stockholders’ equity as originally reported.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The 5,750,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 8,800,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been measured at fair value using a Monte Carlo simulation model.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, 20,477,413 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company’s taxable income primarily consists of net gain from investments held in Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. For the three months ended March 31, 2021, income tax expense for the period was deemed to be immaterial.

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had deferred tax assets of approximately $25,000 with a full valuation allowance against them.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

There were no unrecognized tax benefits as end of quarter March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as end of quarter March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,550,000 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s unaudited condensed statement of operations includes a presentation of income (loss) per common share for Class A common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on investments held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on investments held in the Trust Account attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

For The Three Months Ended March 31, 2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Income from investments held in Trust Account	$11,969
Less: Company’s portion available to be withdrawn to pay taxes	(11,969)

Net income attributable to Class A common stock subject to possible redemption	$—

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	20,775,727

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

For The Three Months Ended March 31, 2021
Basic and diluted net income per share, Class A common stock subject to possible redemption	$—

Non-redeemable common stock
Numerator: Net Loss minus Net Earnings
Net loss	$(3,365,259)
Net income allocable to Class A common stock subject to possible redemption	—

Non-redeemable net loss	$(3,365,259)

Denominator: weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,075,038

Basic and diluted net loss per share, non-redeemable common stock	$(0.55)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On March 2, 2021, the Company consummated its Initial Public Offering of 23,000,000 Units, including the exercise of the underwriters’ option to purchase 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $8.1 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4—Related Party Transactions

Founder Shares

In January 2021, the Sponsor subscribed to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on January 8, 2021. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. On March 2, 2021, the underwriter fully exercised its option to purchase additional; thus, these 750,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,800,000 Private Placement Warrants, at a price of $0.75 per Private Placement Warrant to the Sponsor, generating proceeds of $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering; provided that amounts due under the Note may, at the option of the Sponsor, be converted into Working Capital Loans (as defined below). The Sponsor elected to convert the Note into Working Capital Loan upon closing of the Initial Public Offering.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $0.75 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021, the Company had $100,000 under the Working Capital Loans as discussed above.

Service and Administrative Fees

The Company agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for 18 months commencing on the date of consummation of the Initial Public Offering (upon completion of the initial Business Combination, any portion of the amounts due that have not yet been paid will accelerate).

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On March 2, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6— Derivative Warrant Liabilities

As of March 31, 2021, the Company had 5,750,000 Public Warrants and 8,800,000 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants are non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Stockholders’ Equity

Preferred Stock-The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, there were no shares of preferred stock issued or outstanding.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Common Stock-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 2,522,587 shares of Class A common stock issued and outstanding, excluding 20,477,413 shares of Class A common stock subject to possible redemption.

Class B Common Stock-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On January 8, 2021, the Company issued 5,750,000 shares of Class B common stock, of which an aggregate of up to 750,000 shares of Class B common stock were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. On March 2, 2021, the underwriter fully exercised its option to purchase additional; thus, these 750,000 shares of Class B common stock were no longer subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8—Fair Value Measurements

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$230,013,444	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$13,619,500

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been measured at fair value using a Monte Carlo simulation. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $3.0 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of March 2, 2021	As of March 31, 2021
Volatility	12.6%	14%
Stock price	$9.82	$10.03
Expected life of the options to convert	6	5.91
Risk-free rate	1.02%	1.14%
Dividend yield	0.0%	0.0%

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The change in the fair value of the derivative warrant liabilities for the period for the three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at January 4, 2021 (inception)	$—
Issuance of Public and Private Warrants	10,621,500
Change in fair value of derivative warrant liabilities	2,998,000

Derivative warrant liabilities at March 31, 2021	$13,619,500

Note 9—Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED BALANCE SHEET

JUNE 30, 2021

Assets:
Current assets:
Cash	$1,228,467
Prepaid expenses	262,449

Total current assets	1,490,916
Investments held in Trust Account	230,022,109

Total Assets	$231,513,025

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,500
Accrued expenses	113,168
Franchise tax payable	97,584
Working capital loan - related party	229,330

Total current liabilities	446,582
Deferred underwriting commissions	8,050,000
Derivative warrant liabilities	25,026,000

Total liabilities	33,522,582
Commitments and Contingencies
Class A common stock, $0.0001 par value; 19,299,044 shares subject to possible redemption at $10.00 per share	192,990,440
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 3,700,956 shares issued and outstanding (excluding 19,299,044 shares subject to possible redemption)	370
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	20,174,405
Accumulated deficit	(15,175,347)

Total stockholders’ equity	5,000,003

Total Liabilities and Stockholders’ Equity	$231,513,025

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30, 2021	For The Period From January 4, 2021 (inception) through June 30, 2021

General and administrative expenses	$173,060	$213,602
Administrative expenses - related party	60,000	100,000
Franchise tax expenses	49,863	97,584

Loss from operations	(282,923)	(411,186)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(11,406,500)	(14,404,500)
Change in fair value of working capital loan - related party	(129,330)	(129,330)
Financing costs - derivative warrant liabilities	—	(252,440)
Net gain from investments held in Trust Account	8,665	22,109

Net loss	$(11,810,088)	$(15,175,347)

Basic and diluted weighted average shares outstanding of Class A common stock subject to possible redemption	20,464,464	20,541,637

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00

Basic and diluted weighted average shares outstanding of non-redeemable common stock	8,285,536	7,231,103

Basic and diluted net loss per share, non-redeemable common stock	$(1.43)	$(2.10)

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH JUNE 30, 2021

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - January 4, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of units in initial public offering, less fair value of public warrants	23,000,000	2,300	—	—	225,800,200	—	225,802,500
Offering costs	—	—	—	—	(12,864,105)	—	(12,864,105)
Excess of cash received over fair value of private placement warrants	—	—	—	—	176,000	—	176,000
Common stock subject to possible redemption	(20,477,413)	(2,048)	—	—	(204,772,082)	—	(204,774,130)
Net loss	—	—	—	—	—	(3,365,259)	(3,365,259)

Balance - March 31, 2021 (unaudited)	2,522,587	252	5,750,000	575	8,364,438	(3,365,259)	5,000,006
Offering costs - reversal of over-accruals	—	—	—	—	26,395	—	26,395
Common stock subject to possible redemption	1,178,369	118	—	—	11,783,572	—	11,783,690
Net loss	—	—	—	—	—	(11,810,088)	(11,810,088)

Balance - June 30, 2021 (unaudited)	3,700,956	$370	5,750,000	$575	$20,174,405	$(15,175,347)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(15,175,347)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B common stock	1,627
Change in fair value of derivative warrant liabilities	14,404,500
Change in fair value of working capital loan - related party	129,330
Financing costs - derivative warrant liabilities	252,440
Net gain from investments held in Trust Account	(22,109)
Changes in operating assets and liabilities:
Prepaid expenses	(262,449)
Franchise tax payable	97,584
Accounts payable	6,500
Accrued expenses	28,168

Net cash used in operating activities	(539,756)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	100,000
Proceeds received from initial public offering, gross	230,000,000
Proceeds received from private placement	6,600,000
Offering costs paid	(4,931,777)

Net cash provided by financing activities	231,768,223

Net change in cash	1,228,467
Cash - beginning of the period	—

Cash - end of the period	$1,228,467

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$23,373

Offering costs included in accrued expenses	$85,000

Deferred underwriting commissions in connection with the initial public offering	$8,050,000

Initial value of Class A common stock subject to possible redemption	$207,860,140

Change in initial value of Class A common stock subject to possible redemption	$(14,869,700)

The accompanying notes are an integral part of these unaudited condensed financial statements.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Kensington Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on January 4, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from January 4, 2021 (inception) through June 30, 2021 relates to the Company’s formation and the proposed initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Kensington Capital Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 25, 2021. On March 2, 2021, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 3,000,000 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $8.1 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,800,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $0.75 per Private Placement Warrant to the Sponsor, generating proceeds of $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain stockholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.

The Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 2, 2023, (as such period may be extended pursuant to the Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Proposed Business Combination

On June 9, 2021, the Company and Wallbox B.V., a private company with limited liability incorporated under the Laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid and which will be converted into a public limited liability company (naamloze vennootschap) prior to the effectuation of the Exchanges) (“Holdco”), Orion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), and Wallbox Chargers, S.L., a Spanish limited liability company (sociedad limitada) (the “Wallbox”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, the Company and Wallbox will enter into a business combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the Exchanges (as defined below), the Merger (as defined below) and the other transactions contemplated thereby along with the Business Combination Agreement, are summarized in the Current Report on Form 8-K filed with the SEC on June 9, 2021.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $1.2 million in its operating bank account, and working capital of approximately $1.1 million (not taken into account approximately $98,000 in tax obligations that may be paid using investment income earned in Trust Account).

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to pay for certain offering costs and expenses in exchange for issuance of the Founder Shares (as defined in Note 4), the loan under the Note of $100,000 (as defined in Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans. The Sponsor elected to convert the Note into Working Capital Loan (as defined in Note 4) upon closing of the Initial Public Offering.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended June 30, 2021 and for the period from January 4, 2021 (inception) through June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included final prospectus filed by the Company with the SEC on February 26, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At June 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 5,750,000 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 8,800,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants have been measured at fair value using a Monte Carlo simulation model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, 19,299,044 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Income Taxes

The Company’s taxable income primarily consists of net gain from investments held in Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. For the period from January 4, 2021 (inception) through June 30, 2021, income tax expense for the period was deemed to be immaterial.

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the Company had deferred tax assets of approximately $58,000 with a full valuation allowance against them.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as end of quarter June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,550,000 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s unaudited condensed statement of operations includes a presentation of income (loss) per common share for Class A common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on investments held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on investments held in the Trust Account attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	For The Three Months Ended June 30, 2021	For The Period From January 4, 2021 (inception) through June 30, 2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Income from investments held in Trust Account	$7,271	$18,552
Less: Company’s portion available to be withdrawn to pay taxes	(7,271)	(18,552)

Net income attributable to Class A common stock subject to possible redemption	$—	$—

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	20,464,464	20,541,637

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00

Non-redeemable common stock
Numerator: Net Loss minus Net Earnings
Net loss	$(11,810,088)	$(15,175,347)
Net income allocable to Class A common stock subject to possible redemption	—	—

Non-redeemable net loss	$(11,810,088)	$(15,175,347)

Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, non-redeemable common stock	8,285,536	7,231,103

Basic and diluted net loss per share, non-redeemable common stock	$(1.43)	$(2.10)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 4, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3—Initial Public Offering

On March 2, 2021, the Company consummated its Initial Public Offering of 23,000,000 Units, including the exercise of the underwriters’ option to purchase 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.1 million, of which approximately $8.1 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

In January 2021, the Sponsor subscribed to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on January 8, 2021. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. On March 2, 2021, the underwriter fully exercised its option to purchase additional; thus, these 750,000 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,800,000 Private Placement Warrants, at a price of $0.75 per Private Placement Warrant to the Sponsor, generating proceeds of $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the Private Placement Warrants until 30 days after the completion of the initial Business Combination.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On January 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering; provided that amounts due under the Note may, at the option of the Sponsor, be converted into Working Capital Loans (as defined below). The Sponsor elected to convert the Note into Working Capital Loan upon closing of the Initial Public Offering.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $0.75 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, the fair value of the Working Capital Loans was $229,330.

Service and Administrative Fees

The Company agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for 18 months commencing on the date of consummation of the Initial Public Offering (upon completion of the initial Business Combination, any portion of the amounts due that have not yet been paid will accelerate).

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.

During the three and six months ended June 30, 2021, the Company incurred $60,000 and $100,000 in expenses for these services, which is included in administrative expenses – related party on the accompanying statements of operations.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On March 2, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6— Derivative Warrant Liabilities

As of June 30, 2021, the Company had 5,750,000 Public Warrants and 8,800,000 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share. If (x) the Company issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants are non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the shares of common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table in the warrant agreement;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Stockholders’ Equity

Preferred Stock-The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 3,700,956 shares of Class A common stock issued and outstanding, excluding 19,299,044 shares of Class A common stock subject to possible redemption.

Class B Common Stock-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B common stock will have the right to vote on the Company’s election of directors. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding shares of the Class B common stock may remove a member of the Company’s board of directors for any reason. These provisions of the Certificate of Incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the initial Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Note 8—Fair Value Measurements

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$230,022,109	$—	$—
Liabilities:
Derivative warrant liabilities - Public	$9,890,000	$—	$—
Derivative warrant liabilities - Private	$—	$—	$15,136,000
Working capital loan - related party	$—	$—	$229,330

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from January 4, 2021 (inception) through June 30, 2021 was approximately $9.9 million, when the Public Warrants were separately listed and traded.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering has been measure using the traded market price. The fair value of the Private Placement Warrants and Working Capital Loan has been measured using a Monte Carlo simulation. For the period from January 4, 2021 (inception) through June 30, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $14.4 million presented as change in fair value of derivative warrant liabilities and approximately $129,000 presented as change in fair value of working capital loan on the accompanying unaudited condensed statements of operations.

The estimated fair value of the Private Placement Warrants, Working Capital Loan, and the Public Warrants (prior to being separately listed and traded), is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

KENSINGTON CAPITAL ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of March 2, 2021	As of March 31, 2021	As of June 30, 2021
Volatility	12.6%	14%	24%
Stock price	$9.82	$10.03	$9.95
Expected life of the options to convert	6	5.91	5.25
Risk-free rate	1.02%	1.14%	0.91%
Dividend yield	0.0%	0.0%	0.0%

The change in the fair value of the liabilities, measured using Level 3 inputs, for the period from January 4, 2021 (inception) through June 30, 2021 is summarized as follows:

Liabilities at January 4, 2021 (inception)	$—
Issuance of Public and Private Warrants	10,621,500
Change in fair value of derivative warrant liabilities	2,998,000

Liabilities at March 31, 2021	13,619,500
Fair value of working capital loan	100,000
Change in fair value of derivative warrant liabilities	11,406,500
Change in fair value of working capital loan	129,330
Transfer of Public Warrants to level 1	(9,890,000)

Liabilities at June 30, 2021	$15,365,330

Note 9—Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Wall Box Chargers S.L.

Barcelona, Spain

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Wall Box Chargers S.L. (the “Company”) as of December 31, 2020, 2019 and January 1, 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, 2019 and January 1, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity the International Financial Reporting Standards as issued by the International Accounting Standards Boards.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ellen Lombaerts

BDO Bedrijfsrevisoren BV

Represented by Ellen Lombaerts

We have served as the Company’s auditor since 2021.

Zaventem, Belgium

July 14, 2021

WALL BOX CHARGERS, S.L.

Consolidated statements of financial position as at 31 December 2020 and 2019, and at 1 January 2019

(In Euros)

	Notes	31 December 2020	31 December 2019	1 January 2019
Assets

Non-Current Assets
Property, plant and equipment	8	5,422,319	1,392,886	907,938
Right-of-use assets	9	3,844,761	3,953,767	785,672
Intangible assets	10	22,958,386	9,886,339	3,190,466
Goodwill	10	6,276,040	—	—
Investment in joint venture	12	—	253,486	—
Non-current financial assets	13	864,772	331,831	217,282
Tax credit receivables	23	923,441	—	—

Total Non-Current Assets		40,289,719	15,818,309	5,101,358

Current Assets
Inventories	14	7,244,621	3,793,116	1,195,264
Trade and other financial receivables	13	8,984,126	4,705,442	2,032,727
Other receivables	23	2,123,016	1,271,011	693,739
Other current financial assets	13	358,324	303,899	260,203
Advance payments		465,360	116,008	73,491
Cash and cash equivalents	15	22,338,021	6,447,332	2,286,852

Total Current Assets		41,513,468	16,636,808	6,542,276

Total Assets		81,803,187	32,455,117	11,643,634

Equity and Liabilities

Equity	16
Share capital		196,059	168,650	121,800
Share premium		28,725,511	17,375,992	6,178,754
Accumulated deficit		(20,118,232)	(8,716,248)	(2,580,142)
Other equity components		3,353,614	571,973	—
Foreign currency translation reserve		76,169	(16,525)	2,524

Total Equity attributable to owners of the Company		12,233,121	9,383,842	3,722,936

Liabilities
Non-Current Liabilities
Loans and borrowings	13	9,744,462	5,213,389	2,568,470
Convertible bonds	13	26,145,982	—	—
Lease liabilities	9 and 13	3,433,236	3,588,084	573,650
Put option liabilities	6 and 13	6,338,520	—	—
Provisions	17	230,886	96,954	27,807

Total Non-Current Liabilities		45,893,086	8,898,427	3,169,927

Current Liabilities
Loans and borrowings	13	12,627,970	6,562,890	2,444,427
Lease liabilities	9 and 13	684,105	424,675	212,022
Trade and other financial payables	13	8,899,437	6,618,614	1,867,834
Other payables	23	1,282,084	566,669	226,488
Contract liabilities		183,384	—	—

Total Current Liabilities		23,676,980	14,172,848	4,750,771

Total Liabilities		69,570,066	23,071,275	7,920,698

Total Equity and Liabilities		81,803,187	32,455,117	11,643,634

The notes form an integral part of these financial statements.

WALL BOX CHARGERS, S.L.

Consolidated statements of profit or loss and other comprehensive income for the years ended 31 December 2020 and 2019

(In Euros)

	Notes	31 December 2020	31 December 2019
Revenue	18	19,677,366	8,020,249
Changes in inventories and raw materials and consumables used	19	(10,573,732)	(3,663,974)
Employee benefits	20	(9,805,596)	(3,916,719)
Other operating expenses	19	(8,191,740)	(5,125,236)
Amortization and depreciation	8,9,10	(2,378,741)	(762,706)
Other income		288,876	80,258

Operating Loss		(10,983,567)	(5,368,128)

Finance income	21	5,629	9,379
Finance costs	21	(1,010,799)	(266,753)
Foreign exchange gains/(losses)	21	(69,715)	(102,994)

Net Finance Costs		(1,074,885)	(360,368)

Share of loss of equity-accounted investees	12	(253,486)	(407,610)

Loss before Tax		(12,311,938)	(6,136,106)
Income tax credit	23	909,954	—

Loss for the Year	22	(11,401,984)	(6,136,106)

Earnings per share
Basic and diluted losses per share (euros per share)	22	(29.95)	(20.82)

Loss for the Year		(11,401,984)	(6,136,106)

Comprehensive income/(loss)
Comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods
Foreign currency translation differences, net of tax		92,694	(19,049)
Changes in the fair value of debt instruments at fair value through other comprehensive income, net of tax		838	12,364

Net comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods		93,532	(6,685)

Other comprehensive income/(loss) for the year		93,532	(6,685)

Total comprehensive loss for the year		(11,308,452)	(6,142,791)

The notes form an integral part of these financial statements.

WALL BOX CHARGERS, S.L.

Consolidated statements of changes in equity for the years ended 31 December 2020 and 2019

(In Euros)

		Attributable to owners of the Company
	Notes	Share capital	Share premium	Accumulated deficit	Other equity components	Foreign currency translation reserve	Total equity
Balance at 1 January 2019		121,800	6,178,754	(2,580,142)	—	2,524	3,722,936

Total comprehensive income/(loss) for the year
Loss for the year		—	—	(6,136,106)	—	—	(6,136,106)
Comprehensive income/(loss) for the year		—	—	—	12,364	(19,049)	(6,685)

Total comprehensive income for the year		—	—	(6,136,106)	12,364	(19,049)	(6,142,791)

Transactions with owners of the Company
Contributions of equity	16	46,850	11,197,238	—	—	—	11,244,088
Share based payments	20	—	—	—	559,609	—	559,609

Total contributions and distributions		46,850	11,197,238	—	559,609	—	11,803,697

Total transactions with owners of the Company		46,850	11,197,238	(6,136,106)	571,973	(19,049)	5,660,906

Balance at 31 December 2019		168,650	17,375,992	(8,716,248)	571,973	(16,525)	9,383,842

Total comprehensive income/(loss) for the year
Loss for the year		—	—	(11,401,984)	—	—	(11,401,984)
Comprehensive income/(loss) for the year		—	—	—	838	92,694	93,532

Total comprehensive income for the year		—	—	(11,401,984)	838	92,694	(11,308,452)

Transactions with owners of the Company
Contributions of equity	16	27,409	11,349,519	—	—	—	11,376,928
Share based payments	20	—	—	—	2,780,803	—	2,780,803

Total contributions and distributions		27,409	11,349,519	—	2,780,803	—	14,157,731

Total transactions with owners of the Company		27,409	11,349,519	(11,401,984)	2,781,641	92,694	2,849,279

Balance at 31 December 2020		196,059	28,725,511	(20,118,232)	3,353,614	76,169	12,233,121

The notes form an integral part of these financial statements.

WALL BOX CHARGERS, S.L.

Consolidated statements of cash flows for the years ended 31 December 2020 and 2019

(In Euros)

	Notes	31 December 2020	31 December 2019

Cash flows from Operating Activities

Loss for the Year		(11,401,984)	(6,136,106)
Adjustments for:
Income tax expense	23	(909,954)	—
Amortisation and depreciation	8,9,10	2,378,741	762,706
Expected credit loss for trade and other receivables	13 and 19	133,676	8,353
Others impairments and losses	19	281,429	97
Credit insurance warranty	13 and 19	145,445	—
Share of loss of equity accounted associates	12	253,486	407,610
Finance income	21	(5,629)	(9,379)
Finance expense	21	1,010,799	266,753
Change in provisions	17	133,932	69,147
Share based payments expense	20	2,780,803	559,609
Government grants		(420)	—
Exchange differences	21	69,715	102,994
Changes in
- inventories		(2,952,268)	(2,597,852)
- trade and other financial receivables		(6,029,136)	(3,361,431)
- other assets		(336,079)	(30,153)
- trade and other financial payables		2,675,860	4,536,159
- contract liabilities		183,384	—

Net cash used in operating activities		(11,588,200)	(5,421,493)

Cash flows from Investing Activities
Acquisition of property, plant and equipment	8	(4,140,195)	(536,228)

Acquisition of intangible assets	10	(14,683,488)	(6,557,783)
Investment on Joint Venture	12	—	(661,096)
Loans granted to Joint Venture	13	(474,174)	—
Other financial assets	13	(113,192)	(158,245)
Interest received	21	5,629	9,379
Acquisition of subsidiaries, net of cash acquired	6	46,196	—

Net cash used in investing activities		(19,359,224)	(7,903,973)

Cash flows from Financing Activities

Proceeds from issuing equity instruments	16	11,012,695	10,406,721
Gross proceeds from loans and borrowings	13	37,013,246	20,497,221
Proceeds from convertible bonds	13	25,880,000	—
Proceeds from shareholders loan	13	—	1,000,000
Government grants		420	—
Principal paid on lease liabilities	9	(467,207)	(263,058)
Interest paid on lease liabilities	9	(106,837)	(38,495)
Gross repayments of loans and borrowings	13	(26,119,269)	(13,903,050)
Interest paid	21	(461,687)	(192,312)
Other payments		(5,942)	(2,032)

Net cash from financing activities		46,745,419	17,504,995

Net increase in cash and cash equivalents		15,797,995	4,179,529
Cash and cash equivalents at beginning of year		6,447,332	2,286,852
Exchange gains/(losses)		92,694	(19,049)

Cash and cash equivalents at 31 December		22,338,021	6,447,332

The notes form an integral part of these financial statements.

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

1.	Reporting Entity

Wall Box, S.L (the Company or Wallbox) is domiciled at Paseo de la Castellana, 95, Planta 28, 28046, Madrid, Spain. These consolidated financial statements comprise the Company and its subsidiaries (together referred to as the “Group”). The Group is primarily involved in development, manufacture and retail innovative solutions for charging electric vehicles.

Wall Box, S.L. is the Parent of the Group. The Group also has investments in a joint venture (see Note 27).

Details of the Company’s main shareholders are shown in note 16.

2.	Basis of Preparation

These consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

These are the Group’s first consolidated financial statements prepared in accordance with IFRS, with an IFRS transition date of January 1, 2019. The principles and requirements for first-time adoption of IFRS are set out in IFRS 1 First-Time Adoption of International Financial Reporting Standards (IFRS 1).

The Group has not historically published consolidated financial statements in accordance with its previous Spanish GAAP and, therefore, reconciliations are not required and have not been disclosed in these consolidated financial statements.

IFRS 1 allows certain exceptions and exemptions in the application of particular standards to prior periods in order to assist companies with the transition process. The transitional disclosures regarding mandatory exceptions and optional exemptions as required by IFRS 1 are as follows:

Estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless there is objective evidence that those estimates were in error. The Company has considered such information about historic estimates and has treated the receipt of any such information in the same way as non-adjusting events after the reporting period in accordance with IAS 10 Events after the reporting period thus ensuring IFRS estimates as at 1 January 2019 are consistent with the estimates as at the same date made previously. IFRS estimates as at 1 January 2019 are consistent with the estimates as at the same date made in conformity with Spanish GAAP.

The other compulsory exceptions from IFRS 1 have not been applied as these are not relevant to the Company. The additional optional exemptions from full retrospective application of IFRS were considered by the Company but were not taken.

The consolidated financial statements of the Group for the years ended 31 December 2020 and 2019 were approved and authorized for issue on 14 July 2021 in accordance with a resolution of the Company’s board of directors.

Details of the Group’s accounting policies are included in note 5.

Basis of preparation: Going concern:

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after the date these financial statements are issued and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have been investing significantly in the development of our Electrical Vehicle charging products. During the fiscal year ended 31 December 2020, the Company incurred a consolidated net loss of Euros 11.4 million and negative cash flows from operations of Euros 11.6 million. As of 31 December 2020, the Company had an accumulated deficit of Euros 20.1 million. As of 31 December 2020, we had cash and cash equivalents of Euros 22.3 million.

In addition, since March 2020, the COVID-19 pandemic has significantly impacted our business and we have had to temporarily close some manufacturing facilities and premises, at different times due to the ongoing effects of the pandemic, which has and will continue to have an impact on our business. At the date of issuance of these financial statements, our manufacturing facilities and premises are open, but working with some restrictions on operating capacity.

In assessing the going concern basis of preparation of the consolidated financial statements, we have taken into consideration the detailed cash flow forecasts for the Company after year-end 2020, the Company’s forecast compliance with bank covenants, and the continued availability of funding to the Company from banks and shareholders, including the additional external funding received after year-end in the form of convertible bonds for Euros 7.0 million and Euros 27.6 million issued in January and April 2021 respectively, and an additional bank loan amounting to Euros 12.6 million (See Note 26).

Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing these consolidated financial statements.

Basis of measurement

These consolidated financial statements have been prepared mainly on a historical cost basis. The only exceptions to the application of the cost basis during their preparation have been the subsequent measurement of the financial assets relating to hedge funds (FVOCI) and the put option liabilities associated to the business acquisitions.

Basis of consolidation

These consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at 31 December 2020. Control is achieved when the Group is exposed, or has rights to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee

•	The ability to use its power over the investee to affect its returns

•

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with the other vote holders of the investee

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group re-assesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resulting gain or loss is recognized in the statement of profit or loss as profit or loss. Any investment retained is recognized at fair value.

a)	Effects of the COVID-19 pandemic on the Group’s activity

On 11 March 2020, the World Health Organization upgraded the emergency public healthcare situation triggered by the outbreak of Coronavirus disease 2019 (COVID-19) to an international pandemic. The unfolding of events in Spain and worldwide, has led to an unprecedented health crisis, which has had an impact on the macroeconomic climate and on business performance. In order to confront this situation, a series of measures have been adopted in 2020 to address the economic and social impacts which, amongst other aspects, have led to mobility restrictions on the population. In particular, amongst other measures, governments worldwide have declared states of emergency or similar measures that have imposed restrictions on the movement of people and on the opening hours of businesses, severely impacting the economies. At the date these consolidated financial statements are authorized for issue, these kinds of restrictions continue to be applied in the majority of the countries in which the Group operates.

However, the Group has continued implementing its growth plans and, although the pandemic has caused certain delays to these plans, they have not been significant. In this regard, the growth and capital increases explained in note 16, together with the convertible bonds issued, reflect a solid equity and liquidity position. Furthermore, the pandemic has shown some of the benefits of electric vehicles with the lowest levels of pollution for the last decade. Across the world, public entities, governments, utilities, the automotive industry, etc., have accelerated their plans for the energy transition that was scheduled to start in 2022/2023, to start at the end of 2020 and the beginning of 2021. This industry acceleration has had a significant impact on the Company, as it has to keep investing in new technologies to be deployed in the following year, as well as investing in the Group team to be able to continue its growth with the most talented professionals.

b)	Functional and presentation currency

These consolidated financial statements are presented in Euros, which is also the Company’s functional currency. All amounts have been rounded to the nearest unit of Euros, unless otherwise indicated.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

c)	Limitations on the distribution of dividends

The Parent Company is obliged to transfer 10% of its profits for the year to a legal reserve until this reserve reaches an amount equal to at least 20% of share capital. Whilst this reserve does not exceed 20% of share capital it is not distributable to shareholders.

Once the appropriations required by law or the by-laws of the Parent Company have been made, dividends may only be distributed with a charge to profit for the year or freely distributable reserves, provided that equity is not reduced to an amount below share capital. Profit recognized directly in equity cannot be distributed, either directly or indirectly. In the event of prior years’ losses causing the Company’s equity to be lower than share capital, profit will be used to offset these losses.

3.	Use of Judgements and Estimates

The preparation of these financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Critical judgment and estimates:

A summary is given below of the critical aspects that have also involved a greater degree of judgement or complexity, or those in which the assumptions and estimates have an influence on the preparation of these financial statements.

Key assumptions concerning the future and other relevant data on the estimation of uncertainty at the reporting date, which entail a considerable risk of significant changes in the value of the assets and liabilities in the coming year, are as follows:

•	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for at least a period of one year after the date these financial statements are issued and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have been investing significantly in the development of our Electrical Vehicle charging products. During the year ended 31 December 2020, the Company incurred a consolidated net loss of Euros 11.4 million and negative cash flows from operations of Euros 11.6 million. As at 31 December 2020, the Company had an accumulated deficit of Euros 20.1 million and cash and cash equivalents of Euros 22.3 million.

In addition, since March 2020, the COVID-19 pandemic has significantly impacted the macroeconomic climate and business performance. In order to confront this situation, a series of measures have been adopted in 2020 to address the economic and social impacts which, amongst other aspects, have led to mobility restrictions on the population and also affected the logistics and production process of the Company. However, the pandemic has also shown the benefits of electric vehicles. Across the world, public entities, governments, utilities, the automotive industry, etc., have accelerated their plans for the energy transition that was scheduled to start in 2022/2023, to start at the end of 2020 and the beginning of 2021, which has a positive effect on the Group’s performance.

In assessing the going concern basis of preparation of the consolidated financial statements, we have taken into consideration the cash position at year-end 2020, the detailed cash flow forecasts for the Company after year end 2020 and the additional external funding received after year-end in the form of

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

convertible bonds for Euros 7.0 million and Euros 27.6 million issued in January and April 2021 respectively, and an additional bank loan amounting to Euros 12.6 million. See Note 26, Events after reporting period, for additional information.

Based on the available cash as a result of completed financing events discussed above, we believe that the Company is able to continue in operational existence, meet its liabilities as they fall due, operate within its existing facilities, and meet the business plan for a period of at least twelve months from the date these financial statements are issued.

Based on the above, the consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, we continue to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 December 2020.

•	Revenue from Contracts with Customers

The Company develops, manufactures and retails the charging solutions for EVs, which includes electronic chargers and other services.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Sale of Chargers

Revenue from the sale of goods is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves the Company’s warehouse.

The Company considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated (e.g., warranties). In determining the transaction price for the sale of chargers, The Company considers the effects of variable consideration (if any).

Sale of Services

Revenue from contracts with customers for installations services is recognized when control of the services are transferred to the customer (at a point in time given the short period for being rendered) at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services.

The sale of installation services is always in combination with the sale of a charger but considered as distinct performance obligations. Delivery of the charger and the installation services do not always happen at the same time leading in some cases to chargers delivered to customers with pending installation and, therefore, to deferred revenue when invoicing both previous to rendering the installation services.

Extended Warranty

The Company typically provides warranties for general repairs of defects that existed at the time of sale, as required by law. These assurance-type warranties are accounted for as warranty provisions.

The Company also provides extended warranties (beyond its legal obligation) to fix defects that existed at the time of sale. These service type warranties are sold either separately or bundled together with the sale of the charger.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Contracts for bundled sales of charger and service-type warranty comprise two performance obligations because the charger and service-type warranty are both sold on a stand-alone basis and are distinct within the context of the contract. Using the relative stand-alone selling price method, a portion of the transaction price is allocated to the service-type warranty and recognized as a contract liability. Revenue for service-type warranties is recognized over the period in which the service is provided based on the time elapsed.

•	Impairment of non-current assets (including Goodwill)

Goodwill is tested for impairment at cash-generating-unit level (“CGU”) on an annual basis or if an event occurs or circumstances change that could reduce the recoverable amount of a CGU below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

The Company makes judgments about the recoverability of non-current assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of these assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the recoverable amount of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our non-current assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

In order to determine the recoverable amount, The Company estimates expected future cash flows from the assets and apply an appropriate discount rate to calculate the present value of these cash flows. Future cash flows are dependent on whether the budgets and forecasts for the next five years are achieved, whereas the discount rates depend on the interest rate and risk premium associated with each of the companies.

There was no impairment of goodwill or non-current assets the years ended December 31, 2020 and 2019. (See Note 11)

•	Capitalization of development costs and determination of the useful life of intangible assets

The Company’s management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in IAS 38 and the intangible assets accounting policy within Note 5 to the Company’s consolidated financial statements included elsewhere in this proxy statement/prospectus. The Company’s management specifically considers if additional expenditure on projects relates to maintenance or new development projects.

The useful life of capitalized development costs is determined by management at the time the newly developed charger is brought into use and is regularly reviewed for appropriateness. For unique charger products controlled and developed by The Company, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology. (See Note 10)

•	Measurement of the convertible bonds

Compound financial instruments issued by The Company comprise the convertible bond, issued during 2020 for an amount of Euros 25,880,000 with a nominal interest rate of 8%. The convertible bond is denominated in euro and can be converted to ordinary shares at the option of the holder.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The liability component of this convertible bond is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The determination of this fair value is based on an estimated incremental rate which reflects the risk of the country where the company is located, the currency of payments, the specific risk of the sector and the company’s particular situation. In order to determine the discount factor estimates need to be made in respect of the risk-free rate, the country risk premium and the credit spread.

The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. The equity component at issue date was estimated to be nil as the fair value of the liability component was calculated to be close to the fair value of the compound financial instrument as a whole.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component is not remeasured in the following periods. (See Note 13)

•	Business combinations (including put option liabilities)

The Company accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to The Company. In determining whether a particular set of activities and assets is a business, The Company assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

The Company determines and allocates the purchase price of an acquired business to the assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires us to use significant estimates and assumptions with respect to the identification of assets previously not recognized such as customer relations, brand name and intangible assets and the determination of the fair value of assets and liabilities acquired.

As part of the business combinations of Intelligent Solutions and Electromaps put options to non-controlling entities to be settled in cash have been granted. At acquisition date a financial liability for the present value of the expected exercise price of the option has been recognized. Significant estimates are made in order to determine the expected exercise price of the option, which are based on a predefined contractual formula calculated on the future sales of the acquired companies.

The Company has elected to apply a policy choice that allows it to recognize the acquisition of 100% of the interests in the subsidiary (therefore, it does not recognize non-controlling interests) against the consideration paid, reflected by the financial liability derived from the put option.

•	Share Based Payment

The Company’s management measures equity settled share-based payments at fair value at the date of grant and expenses the cost over the vesting period, based upon management’s estimate of equity instruments that will eventually vest, along with a corresponding increase in equity. At each statement of financial position date, management revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

Prior to completion of the Business Combination, as The Company’s ordinary shares were not listed on a public marketplace, the calculation of the fair value of its ordinary shares was subject to a greater degree of estimation in determining the basis for share-based options that it issued. Given the absence of a public market, The Company was required to estimate the fair value of the ordinary shares at the time of each grant.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The Company’s management determined the value of its ordinary shares based on interpolating from the valuations in our most recent external equity financing rounds and, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.

The assumptions underlying the valuations represent The Company’s best estimates, which involve inherent uncertainties and the application of management judgment. (See Note 20)

•	Income Taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. In order to determine the amount of the deferred tax assets to be recognized, the directors consider the amounts and dates on which future taxable profits will be obtained and the reversal period for taxable temporary differences. The Company has not recognized deferred tax assets at December 31, 2020 and at December 31, 2019. The key area of judgement is therefore an assessment of whether it is probable that there will be suitable taxable profits against which any deferred tax assets can be utilized. The Company operates in a number of international tax jurisdictions. Further details of The Company’s accounting policy in relation to deferred tax assets are discussed in Note 5 to its consolidated financial statements included elsewhere in this this proxy statement/prospectus.

Research and development tax credit is recognized as an asset once it is considered that there is sufficient assurance that any amount claimable will be received. The key judgement therefore arises in respect of the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement The Company considers the nature of the claim and in particular the track record of success of previous claims.

The Company is subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. The Company recognizes a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. (See Note 23)

Although these estimates made by the Company’s directors were based on the best information available at 31 December 2020, it is possible that events which might take place in the future would require their adjustment in future years.

The judgements in accounting policies that are important for the presentation of the financial statements are mainly linked to:

•

The accounting policy choice of the put option liability to recognize 100% of the interests in the subsidiary and no non-controlling interest, against the consideration paid, reflected by the financial liability derived from the put option.

4.	New IFRS and IFRIC not yet affective

Standards and interpretations that will be effective after the reporting date are the following:

The following amended standards and interpretations are not expected to have a significant impact on the future Group’s financial position and results of operations.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Standards and interpretations effective as of 1 January 2021

Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16	1 Jan 2021

a)	Standards and interpretations effective as of 1 January 2022

Onerous Contracts – Cost of Fulfilling a Contract (Amendments to IAS 37)	1 Jan 2022
Annual Improvements to IFRS Standards 2018-2020	1 Jan 2022
Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16)	1 Jan 2022
Reference to the Conceptual Framework (Amendments to IFRS 3)	1 Jan 2022

b)	Standards and interpretations effective as of 1 January 2023

IFRS 17 Insurance Contracts	1 Jan 2023
Classification of liabilities as current or non-current (Amendments to IAS 1)	1 Jan 2023
Amendments to IFRS 17	1 Jan 2023

5.	Significant Accounting Policies

The Group has consistently applied the following significant accounting policies to all periods presented in these consolidated financial statements.

A.	Basis of consolidation

i.	Business combinations

The Group accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Group (see (A)(ii)). In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment (see (M)(ii)). Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

When business combinations involve the granting of put options to non-controlling entities to be settled in cash, the Group recognizes at acquisition date a financial liability for the present value of the exercise price of the option, and it is remeasured at fair value until it is paid. In these cases, the Group has elected to apply a policy choice that allows it to recognize the acquisition of 100% of the interests in the subsidiary (therefore, it does not recognize non-controlling interests) against the consideration paid, reflected by the financial liability derived from the put option.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

ii.	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group ‘controls’ an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

iii.	Non-controlling interests

Non-controlling interests (NCI) are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv.	Loss of control

When the Group loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v.	Interests in equity-accounted investees

Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

Interests in associates and joint ventures are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income (OCI) of equity-accounted investees, until the date on which significant influence or joint control ceases.

As at 31 December 2019 and 31 December 2020, the Group’s interests in equity-accounted investees comprise its interest in one joint venture.

vi.	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

B.	Foreign currency

i.	Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance costs.

However, foreign currency differences arising from the translation of the following items are recognized in OCI:

•	an investment in equity securities designated as at FVOCI (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss);

•	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

•	qualifying cash flow hedges to the extent that the hedges are effective.

ii.	Foreign currency operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into Euros at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Euros at the exchange rates at the dates of the transactions.

Foreign currency differences are recognized in OCI and accumulated in the translation reserve, except to the extent that the translation difference is allocated to NCI.

When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

C.	Revenue from contracts with customers

The Company develops, manufactures and retails the charging solutions for EVs, which includes electronic chargers and other services.

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

Sale of chargers

Revenue from the sale of chargers is recognized at the point in time when control of the asset is transferred to the customer, generally when the charger leaves the Company warehouse.

The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated (e.g., warranties). In determining the transaction price for the sale of chargers, the Group considers the effects of variable consideration (if any).

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Sale of services

Revenue related to the rendering of services mainly consists of installation services.

Revenue from contracts with customers for installations services is recognized when control of the services are transferred to the customer (at a point in time given the short period for being rendered) at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services.

The sale of installation services is always in combination with the sale of a charger but considered as distinct performance obligations. Delivery of the charger and the installation services do not always happen at the same time leading in some cases to chargers delivered to customers with pending installation and, therefore, to deferred revenue when invoicing both previous to rendering the installation services (see Contract liabilities below).

Extended Warranty

The Group typically provides warranties for general repairs of defects that existed at the time of sale, as required by law. These assurance-type warranties are accounted for as warranty provisions. Refer to the accounting policy on warranty provisions in section n) Provisions.

The Group also provides extended warranties (beyond its legal obligation) to fix defects that existed at the time of sale. These service type warranties are sold either separately or bundled together with the sale of the charger.

Contracts for bundled sales of chargers and service-type warranty comprise two performance obligations because the charger and service-type warranty are both sold on a stand-alone basis and are distinct within the context of the contract. Using the relative stand-alone selling price method, a portion of the transaction price is allocated to the service-type warranty and recognized as a contract liability. Revenue for service-type warranties is recognized over the period in which the service is provided based on the time elapsed.

Assets and liabilities arising from rights of return

Contract liabilities

A contract liability is recognized if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related goods or services. Contract liabilities are recognized as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

D.	Employee benefits

i.	Short – term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

ii.	Share-based payment arrangements

The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

iii.	Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted.

E.	Finance income and finance costs

The Group´s finance income and finance costs include:

•	interest income;

•	interest expense;

•	the net gain or loss on the disposal of investments in debt securities measured at FVOCI;

•	the foreign currency gain or loss on financial assets and financial liabilities;

•	impairment losses (and reversals) on investments in debt securities carried at amortized cost or FVOCI.

Interest income or expense is recognized using the effective interest method. Dividend income is recognized in profit or loss on the date on which the Group’s right to receive payment is established.

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

•	the gross carrying amount of the financial asset; or

•	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

F.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

The Group has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and has therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Under the applicable tax regulations in Spain, the Group receives deduction for incurring certain research and development expenses. This tax incentive is classified as an income tax, and not as grants, as the Group consider it reflects better its nature.

i.	Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Current tax assets and liabilities are offset only if certain criteria are met.

ii.	Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•

temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date, and reflects uncertainty related to income taxes, if any.

iii.	Tax credit receivables

As per accounting policy choice, tax credit receivables derived from government incentive schemes delivered through the tax system are accounted for using IAS 12 by analogy, as it has been concluded it reflects better the economic substance of the incentive (tax allowance for R&D investments) than using IAS 20 Government Grants. Consequently, these incentives are presented in profit or loss as a deduction from current tax expense to the extent that the entity is entitled to claim the credit in the current reporting period, and as tax credit receivables in the Statement of Financial Position.

G.	Inventories

Inventories are valued at the lower of cost and net realizable value. Costs incurred in bringing each product to its present location and condition are accounted for, as follows:

•	Raw materials: purchase cost on a first-in/first-out basis;

•	Finished goods and work in progress: cost of direct materials and labor and a proportion of manufacturing overheads based on the normal operating capacity but excluding borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

F-75

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

H.	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost, which includes capitalized borrowing costs when its construction or manufacture takes more than a year, less accumulated depreciation and any accumulated impairment losses Assets under construction are measured also at cost plus capitalized borrowing costs when its construction or manufacture takes more than a year and are not depreciated until they are ready for use.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment.

Any gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss.

ii.	Subsequent expenditure

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

iii.	Depreciation

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognized in profit or loss. Property, plant and equipment will be depreciated from the moment they are ready for use. Land is not depreciated.

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

Useful life (years)
Buildings	50 years
Technical installations	33 years
Machinery	8 years
Equipment	4-8 years
Furniture	10 years
IT equipment	4 years
Motor vehicles	10 years
Leasehold improvements	(	*)
Other PPE assets	10 years

(*)	The shorter of the lease term or 10 years.

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

I.	Intangible assets and goodwill

i.	Recognition and measurement

Goodwill: Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Research and development: Expenditure on research activities is recognized in profit or loss as incurred.

Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

Other intangible assets: Other intangible assets, including customer relationships, patents and trademarks, that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortization and any accumulated impairment losses.

ii.	Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred.

iii.	Amortization

Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Goodwill is not amortized.

The estimated useful lives for current and comparative periods are as follows:

Useful life (years)
Patents	(*)
Computer software	4-6 years
Development	5 years

(*)	the shorter of legal or useful economic life.

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

J.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at: amortized cost; FVOCI – debt investment; FVOCI – equity investment; or FVTPL.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Hedge funds investments are measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets – Business model assessment

The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

•

the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•	how the performance of the portfolio is evaluated and reported to the Group’s management;

•	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•	the frequency, volume and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

F-78

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets – Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Group considers:

•	contingent events that would change the amount or timing of cash-flows;

•	terms that may adjust the contractual coupon rate, including variable-rate features;

•	prepayment and extension features; and

•	terms that limit the Group’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual per amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI: These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Equity investments at FVOCI: These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

Financial liabilities – Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative, or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any

F-79

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Changes in the carrying amount of the put option liability recognized in a business combination (see policy choice explained in note 5.A.i) are recognized in profit or loss. Any potential dividends paid to the other shareholders are recognized as an expense in the consolidated financial statements. If the put option liability is exercised, the financial liability is extinguished by the payment of the exercise price.

iii.	Derecognition

Financial assets

The Group derecognizes a financial asset when:

•	the contractual rights to the cash flows from the financial asset expire; or

•	it transfers the rights to receive the contractual cash flows in a transaction in which either:

1.	substantially all the risks and rewards of ownership of the financial asset are transferred; or

2.	the Group neither transfers nor retains substantially all the risks and rewards of ownership and it does not retain control of the financial asset.

The Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred, or liabilities assumed) is recognized in profit or loss. The cashflow regarding financial liabilities are presented gross in the cashflow statement regardless of their maturity date.

iv.	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

K.	Share capital

i.	Ordinary shares

Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity. Income tax relating to transaction costs of an equity transaction is accounted for in accordance with IAS 12.

F-80

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

ii.	Repurchase and reissue of ordinary shares (treasury shares)

When shares recognized as equity are repurchased, the amount of the consideration paid, which includes directly attributable costs, is recognized as a deduction from equity. Repurchased shares are classified as treasury shares and are presented in the treasury share reserve. When treasury shares are sold or reissued subsequently, the amount received is recognized as an increase in equity and the resulting surplus or deficit on the transaction is presented within share premium.

L.	Compound financial instruments

Compound financial instruments issued by the Group comprise convertible bond denominated in euro that can be converted to ordinary shares at the option of the holder, when the number of shares to be issued is fixed and does not vary with changes in fair value.

The liability component of compound financial instruments is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component, the equity component is nil. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured.

Interest related to the financial liability is recognized in profit or loss. On conversion at maturity, the financial liability is reclassified to equity and no gain or loss is recognized.

M.	Impairment

i.	Non-derivative financial assets

Financial instruments and contract assets

The Group recognizes loss allowances for ECLs on:

•	financial assets measured at amortized cost;

•	debt investments measured at FVOCI; and

•	contract assets.

The Group measures loss allowances at an amount equal to lifetime ECLs, except for the following, which are measured at 12-month ECLs:

•	debt securities that are determined to have low credit risk at the reporting date; and

•

other debt securities and bank balances for which credit risk (i.e. the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition.

Loss allowances for trade receivables (including lease receivables) and contract assets are always measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment, that includes forward-looking information.

F-81

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Group considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held).

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the debtor;

•	a breach of contract such as a default or being more than 90 days past due;

•	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

•	it is probable that the debtor will enter bankruptcy or other financial reorganization; or

•	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off when the Group has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. For individual customers, the Group has a policy of writing off the gross carrying amount when the financial asset is 180 days past due based on historical experience of recoveries of similar assets. For corporate customers, the Group individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable

F-82

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

expectation of recovery. The Group expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

ii.	Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than inventories, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested at least annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or Cash Generating Units (CGUs). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

N.	Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Warranties: A provision for legal warranties is recognized when the underlying products or services are sold, based on historical warranty data and a weighting of possible outcomes against their associated probabilities.

O.	Leases (the Group as a lessee)

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

F-83

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payments, including in-substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

F-84

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

P.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk.

Several Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Group uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction.

If an asset or a liability measured at fair value has a bid price and an ask price, then the Group measures assets and long positions at a bid price and liabilities and short positions at an ask price.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price – i.e. the fair value of the consideration given or received. If the Group determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

Several Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

If third party information, such as broker quotes or pricing services, is used to measure fair values, then it is assessed the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of the Standards, including the level in the fair value hierarchy in which the valuations should be classified.

Significant valuation issues are reported to the Group’s Top Management.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

Note 20 – Employee benefits (share-based payment arrangements);

Note 13 – Financial assets and financial liabilities; and

Note 6 – Business combinations.

6.	Business Combinations

Acquisition Summary

a) Intelligent Solutions AS

On February 19, 2020, the Group acquired Intelligent Solutions AS, incorporated in Norway, a marketer of charging solutions for electric vehicles that exclusively distributed Wallbox products, in addition to offering other related services such as the installation of charging points. The Group agreed to pay for 61.66% of the share capital in May 2020 and grant put options for 38.34% of share capital to acquire 100% of the share-capital (as per the policy choice referred to in the Significant Accounting Policies (A. i), the Group has recognized the acquisition of 100% of the interest in the subsidiary, not recognizing non-controlling interests). The fair value of the put options granted to sellers amounted to Euros 2,597,039 at acquisition date.

Wallbox decided to acquire Intelligent Solutions because it gives the Group access to the European market of countries in which the EV demand is most developed.

Detail of the purchase consideration, is as follows:

(In Euros)
Purchase consideration:
Amount paid	140,534
Put option liability	2,597,039

Total	2,737,573

PPA has been finalized without identifying any asset with fair value different from its carrying amount. Therefore, the difference between the consideration paid and the fair value of the net assets acquired has been assigned to goodwill.

The resulting residual goodwill from the acquisition of Intelligent Solutions includes:

i.	Premium paid by Wallbox to enter in Norway and Sweden (existing platform in these countries) in order to speedily expand Wallbox brand to the leading markets in Europe;

ii.	Gain control of the entire value chain (Intelligent Solutions exclusively distributed Wallbox products in Norway and Sweden);

iii.	Wallbox’s ability to attract new customers in the most mature electric vehicle market in Europe;

iv.	Improvement in expected performance in the business (i.e.: revenue growth, profitability margins) through the know-how of Wallbox Management; and

v.	Other potential synergies with Wallbox; vi. Includes the value of the workforce in place acquired.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The liability for the redemption amount has been estimated at a discounting strike price of Euros 2,661,007 at 31 December 2020 at an annual rate of 2.69%, which has resulted in a finance cost amounting to Euros 63,968. Strike price has been estimated based on the weighted average of total sales levels for 2020-2021-2022 and multiplied by a coefficient of 0.3, as stated in the acquisition agreement.

Assets and liabilities recognized preliminary at fair value as a result of the acquisition are as follows:

(In Euro)

Property, plant and equipment	15,917
Deferred tax assets	12,435
Inventories	499,237
Trade and other financial receivables	144,152
Cash and cash equivalents	102,969

Total Assets	774,710

Trade and other financial payables	(563,017)
Loans and borrowings	(125,909)
Other payables	(45,503)

Total Liabilities	(734,429)

Identifiable net assets acquired	40,281

Purchase consideration transferred	140,534
Put option liability	2,597,039

Goodwill	2,697,292

The contribution in 2020 of the business acquired to the consolidated revenue has been Euros 3,904 thousand, and to the consolidated net result Euros 2,062 thousand. The acquisition having occurred early in 2020, the contribution of the business for the whole calendar year would not have significantly differed from these numbers.

b) Electromaps, S.L.

On 3 September 2020 the Group assumed control of Electromaps, S.L., incorporated in Spain, a software company that develops a leading platform for the management of public infrastructure for electric vehicles, through a capital increase of Euros 500,000, representing 51% of share-capital and granted call and put options for 49% of share -capital held by the non-controlling interests. As per the policy choice referred to in the Significant Accounting Policies (5.A.i), the Group has recognized the acquisition of 100% of the interests in the subsidiary and has not recognized non-controlling interests. Fair value of the put option granted to sellers amounted to Euros 3,645,117 at the acquisition date. The value of the call was nil at acquisition date, and has remained nil subsequently.

Wallbox decided to acquire Electromaps as it provides the Group with a leading platform complementary to its business and with significant synergies for revenue and costs.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Details of the purchase consideration, the net assets acquired, and goodwill are as follows:

(In Euros)

Purchase consideration:
Amount paid	500,000
Put option liability	3,645,117

Total	4,145,117

The liability for the redemption amount has been estimated discounting the contractual strike price of Euros 4 million as of three months after the approval of the 2023 statutory accounts of Electromaps at an annual rate of 2.69%, which has resulted in a finance cost of Euros 32,396 during 2020. The value of the put option liability at 31 December 2020 is Euros 3,677,513. The estimated payment date is 31 March 2024.

Purchase price allocation (PPA) is in progress (some estimations of important inputs are still being fine-tuned, but they will be closed before the one-year period stated in the standard) and the values below reflect the provisional measurement at fair value of the net assets acquired. It is anticipated that part of the goodwill will be allocated to intangible assets.

Assets and liabilities preliminary recognized at acquisition date are as follows:

(In Euros)

Property, plant and equipment	2,859
Intangible assets	159,337
Investments	955
Trade and other financial receivables	66,514
Cash and cash equivalents	583,761

Total Assets	813,426

Trade and other financial payables	(39,256)
Loans and borrowings	(173,667)
Other payables	(34,134)

Total Liabilities	(247,057)

Identifiable net assets acquired	566,369

Cash consideration transferred	500,000
Put option liability	3,645,117

Goodwill arising on acquisition	3,578,748

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The contribution in 2020 of the business acquired to the consolidated revenue has been Euros 125 thousand, and to the consolidated net result Euros 50 thousand. If the business combination had taken place at the 1 January 2020, the contribution to consolidated revenue and to the consolidated net result of the year would amount to Euros 363 thousand, and Euros 3 thousand, respectively.

Analysis of cash flows on acquisitions (Intelligent Solutions + Electromaps):
Cash consideration	640,534
Cash and cash equivalents	(686,730)

Net cash flow on acquisition	(46,196)

Costs related to business combinations during 2020 amounted to Euros 15,450 and have been recognized as operating expenses in the income statement.

7.	Operating Segments

Basis for segmentation

Segment reporting is a basic tool used for monitoring and managing the Group’s different activities. Segment reporting is prepared based on the lowest level units, that are aggregated in line with the structure established by Group management to set up higher level units and, finally, the actual business segments.

The Group has consistently aligned the information from this item with the information used internally for the Top Management reports (Group Top Management consists of all Chief Officers acting as decision makers). The Group’s operating segments reflect its organizational and management structures. Group management reviews the Group’s internal reports, using these segments to assess its performance and allocate resources.

The segments are differentiated by geographical areas from which revenue is or will be generated. The financial information for each segment is prepared by aggregating figures from the different geographical areas and business units existing in the Group. This information links both the accounting data from the units included in each segment and that provided by the management reporting systems. In all these cases, the same general principles are applied as those used in the Group.

For management purposes, the Group is organized into business units based on geographical areas and therefore has four reportable business segments. The business segments are:

•	EMEA: Europe-Middle East Asia

•	NORAM: North America

•	APAC: Asia-Pacific

•	LATAM (currently under development)

Transfer prices between operating segments are on an arm’s-length basis in a manner similar to transactions with third parties.

Information on reportable segments

Information related to each reportable segment is set out below. Segment operating profit (loss) is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in the same industries.

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Notes to the consolidated financial statements

Reconciliations of information on reportable segments with the amounts reported in the financial statements for the years ended 31 December 2020 and 2019, and at 1 January 2019

	31 December 2020
(In Euros)	EMEA	NORAM	APAC	Total segments	Eliminations and unallocated items	Consolidated

Revenue	19,672,825	1,313	57,118	19,731,256	(53,890)	19,677,366
Changes in inventories and raw materials and consumables	(10,557,378)	(13,062)	(19,827)	(10,590,267)	16,535	(10,573,732)
Employee benefits	(9,127,667)	(617,015)	(60,914)	(9,805,596)	—	(9,805,596)
Other operating expenses	(7,764,975)	(427,228)	(36,892)	(8,229,095)	37,355	(8,191,740)
Amortization and depreciation	(2,264,302)	(114,113)	(326)	(2,378,741)	—	(2,378,741)
Other income	288,393	—	483	288,876	—	288,876

Operating Loss	(9,753,104)	(1,170,105)	(60,358)	(10,983,567)	—	(10,983,567)

Total Assets	83,161,140	233,335	26,138	83,420,613	(1,617,426)	81,803,187

Total Liabilities	69,190,808	707,877	20,825	69,919,510	(349,444)	69,570,066

	31 December 2019
(In Euros)	EMEA	NORAM	APAC	Total segments	Eliminations and unallocated items	Consolidated

Revenue	8,334,417	—	—	8,334,417	(314,168)	8,020,249
Changes in inventories and raw materials and consumables	(3,673,217)	—	9,243	(3,663,974)	—	(3,663,974)
Employee benefits	(3,874,893)	(41,826)	—	(3,916,719)	—	(3,916,719)
Other operating expenses	(4,964,530)	(460,603)	(14,271)	(5,439,404)	314,168	(5,125,236)
Amortization and depreciation	(694,789)	(67,917)	—	(762,706)	—	(762,706)
Other income	79,981	—	277	80,258	—	80,258
Operating Loss	(4,793,031)	(570,346)	(4,751)	(5,368,128)	—	(5,368,128)

Total Assets	32,491,710	351,299	262,235	33,105,244	(650,127)	32,455,117

Total Liabilities	22,782,328	657,730	13,542	23,453,600	(382,325)	23,071,275

	1 January 2019
(In Euros)	EMEA	NORAM	APAC	Total segments	Eliminations and unallocated items	Consolidated

Total Assets	11,643,634	—	—	11,643,634	—	11,643,634

Total Liabilities	7,920,698	—	—	7,920,698	—	7,920,698

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Eliminations and unallocated items

Certain financial assets and liabilities are not allocated to those segments as they are also managed on a Group basis.

Capital expenditure consists of additions of property, plant and equipment and intangible assets including assets from the acquisition of subsidiaries.

Inter-segment revenues are eliminated in the column ‘Eliminations and unallocated items’.

External revenue by location of customers

(In Euros)	2020
Country	Revenue	%

Spain	4,441,479	22%
Norway	3,273,209	16%
United Kingdom	2,096,968	11%
Netherlands	1,990,504	10%
France	1,368,375	7%
Germany	1,046,635	5%
Italy	1,026,327	5%
Sweden	580,885	3%
Belgium	540,290	3%
Ireland	409,836	2%
Portugal	390,534	2%
Other Countries	2,512,324	14%

Total	19,677,366	100%

(In Euros)	2019
Country	Revenue	%

Spain	3,417,427	43%
United Kingdom	773,810	10%
Norway	530,747	7%
Ireland	501,942	6%
Netherlands	468,152	6%
China	393,592	5%
Portugal	344,120	4%
Other Countries	1,509,459	19%

Total	8,020,249	100%

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

8.	Property, Plant and Equipment

A.	Reconciliation of carrying amount

(In Euros)	Leasehold improvements	Fixtures and fittings	Plant and equipment	Assets under construction	Total

Balance at 1 January 2019	80,478	478,996	348,464	—	907,938

Additions	2,248	160,442	273,318	150,220	586,228
Depreciation for the year	(709)	(42,953)	(57,618)	—	(101,280)

Balance at 31 December 2019	82,017	596,485	564,164	150,220	1,392,886

Acquired through business combinations (Note 6)	—	—	18,776	—	18,776
Additions	1,944,075	582,335	848,562	986,254	4,361,226
Transfers	150,220	—	—	(150,220)	—
Depreciation for the year	(139,868)	(67,685)	(141,870)	—	(349,423)
Translation differences	—	—	(1,146)	—	(1,146)

Balance at 31 December 2020	2,036,444	1,111,135	1,288,486	986,254	5,422,319

Cost
At 1 January 2019	81,130	498,660	411,779	—	991,569

At 31 December 2019	83,378	659,102	685,097	150,220	1,577,797

At 31 December 2020	2,177,673	1,241,437	1,551,289	986,254	5,956,653

Accumulated amortization
At 1 January 2019	(652)	(19,664)	(63,315)	—	(83,631)

At 31 December 2019	(1,361)	(62,617)	(120,933)	—	(184,911)

At 31 December 2020	(141,229)	(130,302)	(262,803)	—	(534,334)

Additions of property, plant and equipment for 2020 mainly reflect leasehold improvements of some of the wings of the new headquarters leased since December 2019 located in Barcelona (offices, engineering and production plant). As of 31 December 2020, assets under construction reflect an amount of Euros 986,254.

As of 31 December 2020, additions of Property, plant and equipment pending of payment amounted to Euros 271,031 (Euros 50,000 as of 31 December 2019).

There are no items in use that are fully depreciated for the years ended at 31 December 2020 and 2019.

Other information

The Group has taken out insurance policies that cover the carrying amount of its property, plant and equipment. There are no tangible assets pledged or used as guarantee for loans and borrowings.

The minimum commitment to improve the leased property is for the amount of Euros 3,000,000 of which an amount of Euros 2,933,279 has been invested during 2020, leaving a pending commitment to invest as of 31 December 2020 of Euros 66,722.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

As of 31 December 2020, a total amount of Euros 71,834 interest costs were capitalized to assets under construction with a rate of 4,75%. (Euros 57,624 as of 31 December 2019 applying the same rate).

There are no other significant contractual obligations to purchase, construct or develop Property, plant and equipment Assets.

The Group has no restrictions on the realizability of its Property, plant and equipment and no pledge exists on it, at 31 December 2020 and 2019.

9.	Assets for Rights of Use and Lease Liabilities

Group as a lessee

The Group has lease contracts for various items of plant, machinery, vehicles and other equipment used in its operations. Leases of plant and machinery generally have lease terms between 3 and 15 years, while motor vehicles and other equipment generally have lease terms between 3 and 5 years. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Group is restricted from assigning and subleasing the leased assets.

The Group also has certain leases of machinery with lease terms of 12 months or less and leases of office equipment with low value. The Group applies the ‘short-term lease’ and ‘lease of low-value assets’ (less than Euros 5,000) recognition exemptions for these kinds of leases.

a)	Set out below are the carrying amounts of right-of-use assets recognized and the movements during the periods:

(in Euros)	Buildings	Vehicles	Other assets	Total

Balance at 1 January 2019	190,700	117,365	477,607	785,672

Additions	3,426,555	63,590	—	3,490,145
Depreciation for the year	(167,308)	(55,032)	(99,710)	(322,050)

Balance at 31 December 2019	3,449,947	125,923	377,897	3,953,767

Additions	—	406,486	171,174	577,660
Depreciation for the year	(467,024)	(103,307)	(110,551)	(680,882)
Translation differences	(5,784)	—	—	(5,784)

Balance at 31 December 2020	2,977,139	429,102	438,520	3,844,761

Main additions in 2019 corresponds to the leased building of the headquarters in Barcelona (leased in December 2019) as referred in note 8.

b)	Set out below are the carrying amounts of lease liabilities and the movements during the periods:

(in Euros)	Buildings	Vehicles	Other assets	Total

Balance at 1 January 2019	190,700	117,365	477,607	785,672

Additions to liabilities	3,426,555	63,590	—	3,490,145
Interest on lease liabilities	23,029	3,196	12,270	38,495
Lease payments	(116,930)	(56,959)	(127,664)	(301,553)

Balance at 31 December 2019	3,523,354	127,192	362,213	4,012,759

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

(in Euros)	Buildings	Vehicles	Other assets	Total

Additions to liabilities	—	406,486	171,174	577,660
Interest on lease liabilities	90,573	6,941	9,323	106,837
Lease payments	(329,263)	(107,957)	(136,824)	(574,044)
Translation differences	(5,871)	—	—	(5,871)

Balance at 31 December 2020	3,278,793	432,662	405,886	4,117,341

The analysis of the contractual maturity of lease liabilities, including future interest payable, is as follows:

(in Euros)	31 Dec 2020	31 Dec 2019

6 months or less	410,267	226,508
6 months to 1 year	420,355	304,188
from 1 to 2 years	710,533	656,031
From 2 to 5 years	1,803,965	1,432,153
More than 5 years	1,312,500	1,937,794

Total	4,657,620	4,556,674

Amounts recognized in profit or loss derived from lease liabilities and expenses on short-term and low value leases (IFRS 16 exemption applied) are as follows:

(in Euros)	2020	2019

Interest on lease liabilities (see note 21)	106,837	38,495
Expenses relating to short-term and low value leases (see note 19)	283,198	79,119

10.	Intangible Assets and Goodwill

a)	Intangible assets

Details and movement of items composing intangible assets are as follows:

(in Euros)	Software	Patents	Development costs	Total

Balance at 1 January 2019	188,043	111,955	2,890,468	3,190,466

Additions	813,407	105,997	6,115,845	7,035,249
Amortization for the year	(34,376)	(19,106)	(285,894)	(339,376)

Balance at 31 December 2019	967,074	198,846	8,720,419	9,886,339

Acquired through business combinations (Note 6)	159,337	—	—	159,337
Additions	2,564,336	361,730	11,335,080	14,261,146
Amortization for the year	(287,169)	(41,227)	(1,020,040)	(1,348,436)

Balance at 31 December 2020	3,403,578	519,349	19,035,459	22,958,386

Cost
At 1 January 2019	233,372	112,559	2,963,777	3,309,708

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

(in Euros)	Software	Patents	Development costs	Total
At 31 December 2019	1,046,779	218,556	9,079,622	10,344,957

At 31 December 2020	3,770,452	580,286	20,414,702	24,765,440

Accumulated amortization

At 1 January 2019	(45,329)	(604)	(73,309)	(119,242)

At 31 December 2019	(79,705)	(19,710)	(359,203)	(458,618)

At 31 December 2020	(366,874)	(60,937)	(1,379,243)	(1,807,054)

During 2020, the Group made investments in several development projects, including both capitalized payroll expenses and acquired development amounting to Euros 11,335,080 (Euros 6,115,845 at 31 December 2019), corresponding to development expenditure that meets the requirements for capitalization.

From the total development expenditure, Euros 10,670,450 (Euros 6,115,845 at 31 December 2019) corresponds to the capitalization carried out by the Group in relation to the product development process, especially in the DC product under the name of Quasar.

On the other hand, additions of patents, licenses and similar, and computer software have totaled Euros 2,926,066 (Euros 919,404 at 31 December 2019) due mainly to the implementation of a new Business Resource Planning program, in conjunction with the implementation of a new CRM that uses the Company’s commercial network. This item also includes the registration of brands, logos, and design patents for different chargers.

As of 31 December 2020, additions of Intangibles assets pending of payment amounted to Euros 55,124 (Euros 477,466 as of 31 December 2019).

The Group has no fully amortized intangible assets in use at 31 December 2020 and 2019.

No commitments for the acquisition of intangible assets existed at 31 December 2020 and 2019.

b)	Goodwill

The goodwill recognized during 2020 for an amount of 6,276,040 corresponds to the acquisition of Wallbox Norway AS (previously named Intelligent Solutions AS) and Electromaps, S.L. See Note 6.

11.	Impairment testing of goodwill

For impairment testing goodwill acquired through business combinations is allocated to the Nordics and Electromaps/Software CGUs. These have been considered different cash-generating units as:

•	they generate cash-flows in a country with insignificant presence of Group and from activities not previously performed, respectively, and

•	because they are monitored independently from the rest.

The carrying amount of the goodwill as of 31 December 2020 is as follows:

(in Euros)	Nordics	Electromaps /Software	Total
Goodwill	2,697,292	3,578,748	6,276,040

The Group performed its annual impairment test on 31 December 2020.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Nordics

Nordics is the cash-generated unit focused on the development of the electric charger market for the Group in Scandinavia, taking advantage of the customer base and know-how as installation provider of Intelligent Solutions. The recoverable amount of the Nordics CGU of Euros 89,907 thousand as at 31 December 2020 has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period.

The projected cash flows have been built to reflect the increasing demand for EV chargers and associated services in this region. The pre-tax discount rate applied to cash flow projections is 11.4% and cash flows beyond the five-year period are extrapolated using a 1.5% growth rate that is slightly below the long-term average growth rate for consolidated European economies (2%). As a result of this analysis, no impairment has been recognized, as there is significant headroom available.

Key assumptions used in value in use calculations and sensitivity to changes in assumptions for this unit are:

•	Discount rates:

Discount rates represent the current market assessment of the risks specific to each CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates.

The discount rate calculation is based on the specific circumstances of the Group and its CGUs and is derived from its weighted average cost of capital (WACC). The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group’s investors. The cost of debt is based on the interest-bearing borrowings the Group is obliged to service.

Business-specific risk is incorporated by applying individual beta factors. The beta factors have been evaluated annually based on publicly available market data.

Alpha factor adjustments to the discount rate are made to consider unit specific factors as the size, liquidity, market, and other, in order to reflect a pre-tax discount rate.

A rise in the pre-tax discount rate to 13.4% (i.e., +2%) in the unit would not result in an impairment either, given the existing headroom.

•	Growth rates used to extrapolate cash flows beyond the forecast period

Potential growth rates in this business could be higher than the one used in the impairment test, but it has been considered prudent to use a rate slightly below the long-term average growth rate for consolidated European economies (2%), given significant market gross margins have already been considered. Reduction of this rate to 0.75% would not mean in an impairment either given the existing headroom.

Electromaps/Software

Electromaps/Software is the cash-generated unit focused on the development and sale of software for the electric chargers. Although goodwill estimated for this CGU is pending of the closing of the PPA (provisionally accounted), such estimated goodwill has been tested for impairment. The recoverable amount of the Electromaps/Software CGU has been determined based on a value in use calculation using cash flow projections from financial budgets approved by senior management covering a five-year period.

The projected cash flows have been built to reflect increased demand for the software and services associated with EV sales. The pre-tax discount rate applied to the cash flow projections is 11.9%. and cash flows beyond the five-year period are extrapolated using a 1.5% growth rate that is slightly below the long-term average growth rate for consolidated European economies (2%). As a result of this analysis, no impairment has been recognized, as there is significant headroom available.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Key assumptions used in value in use calculations and sensitivity to changes in assumptions for this unit are:

•	Number of future users and market share during the forecast period:

The number of future users in this CGUs is increasing fast and the unit has 93% of market share in the Spanish market. Even a slight reduction of the market share could be easily compensated for the increase in the number of users that will take place in this market.

•	Gross margins:

Gross margins are based on average values achieved in the last quarters preceding the beginning of the budget period and based on peers in the software business. The gross margins for this CGU are currently around the 70% and it is expected to grow in the future to reach around 75%. Remote reductions on the gross margin in the long term up to 26% would allow to recover the current value of the net assets.

•	Discount rates:

Discount rates represent the current market assessment of the risks specific to each CGU, taking into consideration the time value of money and individual risks of the underlying assets that have not been incorporated in the cash flow estimates.

The discount rate calculation is based on the specific circumstances of the Group and its CGUs and is derived from its weighted average cost of capital (WACC). The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group’s investors. The cost of debt is based on the interest-bearing borrowings the Group is obliged to service.

Business-specific risk is incorporated by applying individual beta factors. The beta factors have been evaluated based on publicly available market data.

Alpha factor adjustments to the discount rate are made to consider unit specific factors as the size, liquidity, market, and other, in order to reflect a pre-tax discount rate.

A rise in the pre-tax discount rate to 13.9% (i.e., +2%) in the unit would not result in an impairment either, given the existing significant headroom.

•	Growth rates used to extrapolate cash flows beyond the forecast period

Potential growth rates in this business could be higher than the one used in the impairment test, but it has been considered prudent to use a rate slightly below the long-term average growth rate for consolidated European economies (2%), given significant market gross margins have already been considered. Reduction of this rate to 0.75% would not mean in an impairment either given the existing significant headroom.

12.	Equity-Accounted Investees

Joint venture

Wallbox-Fawsn New Energy Vehicle Charging Technology (Suzhou) Co., Ltd. (hereinafter “Wallbox Fawsn”) is a joint venture incorporated on 15 June 2019 over which the Group has joint control and a 50% interest. This company is not quoted on the stock exchange.

Wallbox Fawsn is structured as a separate vehicle and the Group has a residual interest in its net assets. Consequently, the Group has classified its investment in Wallbox Fawsn as a joint venture, pursuant to the agreement for the incorporation of Wallbox Fawsn.

The principal activity of the joint venture in China is the manufacture and sale of charging solutions with a clear focus on the automotive sector. The joint venture has orders signed for production volumes. Wallbox Shanghai also serves as the sales platform for APAC markets. The joint venture has certified the products to meet the requirements for the Chinese market and 2021 sales are growing significantly.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

The table below provides a summary of the financial information of Wallbox Fawsn, as included in its financial statements. The table also reconciles the summarized financial information with the carrying amount of the Group’s investment in Wallbox Fawsn (it also includes movement in the value of these investment using the equity method during 2020, 2019 and at 15 June 2019):

Summarized statement of financial position of Wallbox Fawsn:

	Wallbox Fawsn
(In Euros)	31 Dec 20 Euros	31 Dec 19 Euros	15 Jun 19 Euros

Trade and other financial receivables	23,782	50,281	—
Cash and cash equivalents	160,238	401,233	1,282,101
Advance payments	28,680	—	—
Inventories	227,086	24,300	—

Current Assets	439,786	475,814	1,282,101

Property, plant and equipment	191,989	518,189	—

Non-Current Assets	191,989	518,189	—

Total Assets	631,775	994,003	1,282,101

Trade and other financial payables	27,796	482,205	—
Loans and borrowings	467,414	—	—

Current Liabilities	495,210	482,205	—

Loans and borrowings	467,435	—	—

Non-Current Liabilities	467,435	—	—

Total Liabilities	962,645	482,205	—

Translation differences gains/(losses)	1,648	(4,826)	—

Net Assets (Liabilities)	(329,222)	506,972	1,282,101

Group`s share in equity - 50% (2019; 50%)	—	253,486	641,051
Goodwill	—	—	20,045

Group`s carrying amount of the investment	—	253,486	661,096

As of December 31, 2020, there is a pending commitment of a loan with Wallbox Fawsn amounting to Euros 159,093.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Summarized statement of profit or loss of Wallbox Fawsn as of 31 December 2020 and 2019:

	Wallbox Fawsn
(in Euros)	2020	2019

Revenue	352,761	114
Changes in inventories and raw materials and consumables used	(539,958)	(435,565)
Other operating expenses	(648,804)	(339,239)
Amortization and depreciation	(3,527)	(1,534)

Operating Loss	(839,528)	(776,224)

Finance (costs)/income	(4,776)	1,423

Loss before tax	(844,304)	(774,801)

Income tax expense	(127)	(328)

Loss for the Year	(844,431)	(775,129)

Group`s share of loss for the year - 50% (2019; 50%)	(422,216)	(387,565)

The Group’s share of the joint venture loss for the year ended 31 December 2020 was 422,216 Euros, out of which 253,486 Euros have been recognized, at which point the Group stopped recognizing its share of losses when applying the equity method. The unrecognized share of losses of the joint venture, both for the year and cumulatively, is 168,730 Euros.

There will not exist significant restrictions on the ability of the joint venture to transfer funds to Wallbox Group in the form of cash dividends, or to repay loans or advances made by Wallbox Group.

13.	Financial Assets and Financial Liabilities

The following table shows the carrying amounts and fair values of financial assets, including their levels in the fair value hierarchy.

Financial assets

A breakdown of financial assets at 31 December is as follows:

A.	Current and non-current financial assets

	31 December 2020		31 December 2019		1 January 2019
(in Euros)	Non- current	Current	Non- current	Current	Non- current	Current

Customer sales and services	—	7,872,189	—	3,659,972	—	1,965,127
Other receivables	—	516,834	—	597,240	—	10,000
Loans to employees	—	119,538	—	57,806	—	57,600
Receivables from Joint Venture	—	475,565	—	390,424	—	—

Trade and other financial receivables	—	8,984,126	—	4,705,442	—	2,032,727

Loans granted to Joint Venture	474,174	—	—	—	—	—

F-99

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

	31 December 2020		31 December 2019		1 January 2019
(in Euros)	Non- current	Current	Non- current	Current	Non- current	Current
Guarantee deposit	390,598	—	331,831	—	217,282	—

Non-current financial assets	864,772	—	331,831	—	217,282	—

Guarantee deposit	—	118,945	—	65,358	—	34,026
Financial investments	—	239,379	—	238,541	—	226,177

Other current financial assets	—	358,324	—	303,899	—	260,203

Cash and cash equivalents	—	22,338,021	—	6,447,332	—	2,286,852

Total	864,772	31,680,471	331,831	11,456,673	217,282	4,579,782

B.	Expected credit loss assessment for corporate customers at 31 December 2020, 2019 and January 2019.

	31 December 2020
(in Euros)	Weighted- average loss rate	Gross carrying amount	Loss allowance

Key account	0.25%	1,772,617	4,371
Mid Market	1.75%	3,201,190	56,133
Other	3.95%	2,898,382	114,087

Total		7,872,189	174,591

	31 December 2019
(in Euros)	Weighted- average loss rate	Gross carrying amount	Loss allowance

Key account	0.25%	1,509,392	3,722
Mid Market	1.75%	1,396,951	24,496
Other	1.65%	753,629	12,697

Total		3,659,972	40,915

	1 January 2019
(in Euros)	Weighted- average loss rate	Gross carrying amount	Loss allowance

Key account	0.25%	266,353	657
Mid Market	1.75%	1,042,430	18,279
Other	2.05%	656,344	13,626

Total		1,965,127	32,562

The Group has also contracted credit insurance policies to cover this risk for certain customers. Operating expenses accrued for the use of these policies amounted to Euros 145,445 in 2020 and Euros 0 at 31 December 2019 (see note 19 in line “Insurance premium”).

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

C.	Financial assets by class and category

31 December 2020	Financial assets measured at amortized cost	Financial assets measured at fair value with changes in OCI	Total
(in Euros)

Customer sales and services	7,872,189	—	7,872,189
Other receivables	516,834	—	516,834
Loans to employees	119,538	—	119,538
Receivables from Joint Venture	475,565	—	475,565

Trade and other financial receivables	8,984,126	—	8,984,126

Loans granted to Joint Venture	474,174	—	474,174
Guarantee deposit	390,598	—	390,598

Non-current financial assets	864,772	—	864,772

Guarantee deposit	118,945	—	118,945
Financial investments	—	239,379	239,379

Other current financial assets	118,945	239,379	358,324

Cash and cash equivalents	22,338,021	—	22,338,021

Total	32,305,864	239,379	32,545,243

31 December 2019	Financial assets measured at amortized cost	Financial assets measured at fair value with changes in OCI	Total
(in Euros)

Customer sales and services	3,659,972	—	3,659,972
Other receivables	597,240	—	597,240
Loans to employees	57,806	—	57,806
Receivables from Joint Venture	390,424	—	390,424

Trade and other financial receivables	4,705,442	—	4,705,442

Guarantee deposit	331,831	—	331,831

Non-current financial assets	331,831	—	331,831

Guarantee deposit	65,358	—	65,358
Financial investments	—	238,541	238,541

Other current financial assets	65,358	238,541	303,899

Cash and cash equivalents	6,447,332	—	6,447,332

Total	11,549,963	238,541	11,788,504

1 January 2019	Financial assets measured at amortized cost	Financial assets measured at fair value with changes in OCI	Total
(in Euros)

Customer sales and services	1,965,127	—	1,965,127
Other receivables	10,000	—	10,000
Loans to employees	57,600	—	57,600

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

1 January 2019	Financial assets measured at amortized cost	Financial assets measured at fair value with changes in OCI	Total
(in Euros)
Trade and other financial receivables	2,032,727	—	2,032,727

Guarantee deposit	217,282	—	217,282

Non-current financial assets	217,282	—	217,282

Guarantee deposit	34,026	—	34,026
Financial investments	—	226,177	226,177

Other current financial assets	34,026	226,177	260,203

Cash and cash equivalents	2,286,852	—	2,286,852

Total	4,570,887	226,177	4,797,064

During the year 2020, sales were made to the joint venture for an amount of Euros 475,565 (Euros 390,424 for the year 2019), which was outstanding at the reporting date and being reported as trade receivables. The joint venture was also given a loan of Euros 474,174 that has been recognized as Non-current loans to the joint venture.

Financial assets measured at fair value with changes in OCI correspond to investments in hedge funds whose quotation is considered level 1 for fair value purposes. The rest of the financial assets (both short and long term) are measured at their amortized cost, which does not materially differ from fair value.

Financial liabilities

A.	Loans and borrowings

	31 December 2020		31 December 2019		1 January 2019
(In Euros)	Non- current	Current	Non- current	Current	Non- current	Current

Loans and borrowings	9,744,462	12,627,970	5,213,389	6,562,890	2,568,470	2,444,427
Convertible bonds	26,145,982	—	—	—	—	—
Lease liabilities (see note 9)	3,433,236	684,105	3,588,084	424,675	573,650	212,022
Put option liability (see note 6)	6,338,520	—	—	—	—	—

Total	45,662,200	13,312,075	8,801,473	6,987,565	3,142,120	2,656,449

The financial liabilities are measured at their amortized cost, which do not differ from their fair value (it is considered the interest rates applicable for all of them still represents market spreads).

Loans and borrowings

Bank Loans

At 31 December 2020, the Group had credit lines of Euros 14,350 thousand (Euros 6,900 thousand at 31 December 2019), of which a total of Euros 8,542 thousand have been drawn down (Euros 5,712 thousand at 31 December 2019).

Interest expenses from banks loans amounted to Euros 534,038 at 31 December 2020 (Euros 200,922 at 31 December 2019) (See Note 21). As of 31 December 2020, there are accrued interests pending to be paid amounting Euros 72,351 (Euros 8,610 as of 31 December 2019).

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Details of the maturities, by year, of the principals and interest of the loans and borrowings at 31 December are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

2019	—	—	2,545,683
2020	—	6,749,535	918,326
2021	12,829,118	1,601,162	595,226
2022	2,004,894	1,416,321	541,209
2023	4,853,426	1,244,588	390,146
2024	1,561,206	1,018,235	36,609
2025	1,405,304	36,609	36,609
More than five, six or seven years	245,279	245,279	245,278

Total	22,899,227	12,311,729	5,309,086

Detail of the Loan and borrowings at 31 December 2020, 2019 and 1 January 2019 are as follows:

	31 December 2020
Company	Currency	Effective interest rate	Less than 1 year	1 to 3 years	Over 3 years	Total

Non-Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	1.55% - 3.85%	—	2,333,776	1,254,465	3,488,241
Floating rate loan	EUR	Euribor + 1.35% - 4.75%	—	3,812,736	1,543,485	5,356,221
Covenant Loan	EUR	Euribor + 4%	—	600,000	300,000	900,000

			—	6,646,512	3,097,950	9,744,462

Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	1.55% - 5.20%	5,106,730	—	—	5,106,730
Fixed rate loan	NOK	4.00%	631	—	—	631
Fixed rate loan	USD	0.00%	95,719	—	—	95,719
Floating rate loan	EUR	Euribor + 2.35% - 4.75%	7,124,890	—	—	7,124,890
Covenant Loan	EUR	Euribor + 4%	300,000	—	—	300,000

			12,627,970	—	—	12,627,970

(in Euros)	31 December 2019
Company	Currency	Effective interest rate	Less than 1 year	1 to 3 years	Over 3 years	Total

Non-Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	2.25% - 5.20%	—	1,893,648	601,314	2,494,962
Floating rate loan	EUR	Euribor + 3.05% - 4.75%	—	1,140,461	377,966	1,518,427
Covenant Loan	EUR	Euribor + 4%	—	900,000	300,000	1,200,000

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

(in Euros)	31 December 2019
Company	Currency	Effective interest rate	Less than 1 year	1 to 3 years	Over 3 years	Total
			—	3,934,109	1,279,280	5,213,389

Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	1.85% - 5.20%	6,487,497	—	—	6,487,497
Floating rate loan	EUR	Euribor + 3.05%	75,393	—	—	75,393

			6,562,890	—	—	6,562,890

(in Euros)	1 January 2019
Company	Currency	Effective interest rate	Less than 1 year	1 to 3 years	Over 3 years	Total

Non-Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	2.25% - 5.20%	—	1,013,364	355,106	1,368,470
Covenant Loan	EUR	Euribor + 4.75%	—	900,000	300,000	1,200,000

			—	1,913,364	655,106	2,568,470

Current Liabilities
Loans and borrowings
Fixed rate loan	EUR	2.25% - 5.20%	2,444,427	—	—	2,444,427

			2,444,427	—	—	2,444,427

Borrowings

Among Loans and Borrowings caption are also included borrowings which correspond mainly to a loan from one of the Company’s shareholders amounting to Euros 48,400 (Euros 412,633 at 31 December 2019) (See Note 24), some credit accounts with shareholders amounting Euros 60,081 (Euros 0 as of 31 December 2019), and a loan from a Government entity (CDTI) for an amount of Euros 373,409 (same amount at 31 December 2019). Regarding the loan with the shareholder, it was obtained in 2018 with an initial balance of Euros 250,000 (see note 24) and a new loan received of Euros 1 million in 2019. After that, part of the balance was compensated in several capital increases for Euros 837,367 in 2019 and Euros 364,233 in 2020 (see note 16).

Interest expenses for borrowings amounted to Euros 7,578 at 31 December 2020 (Euros 27,336 at 31 December 2019) (See Note 21).

Convertible bonds

These correspond mainly to the bonds convertible into shares issued during 2020 for an amount of Euros 25,880,000, most of which are held by shareholders. As per the analysis of the Group, these notes have been considered a compound financial instrument (it has an equity component and a financial liability component), but the value of the equity component at issuance has been estimated as nil (and it will not be remeasured in the future). Therefore, value has only been assigned to the financial liability.

These notes fall due in April 2022 although they include a capital increase that is practically assured in future rounds of financing or liquidation events that confer the possibility of converting them prior to that

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

date. These loans bear interest at the rate of 8%. During 2020 the convertible bonds accrued interest of Euros 265,982 (See Note 21 and 24). This accrued interest is accumulated together with the nominal amount of the note and will be considered in the event of conversion or payment.

Trade and other payables

Details of trade and other payables at 31 December 2020,2019 and 1 January 2019 are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

Suppliers	8,126,332	6,229,774	1,643,042
Various payables	—	—	86,982
Personnel (salaries payable)	554,906	371,307	78,250
Customer advances	218,199	17,533	59,560

Total	8,899,437	6,618,614	1,867,834

F-105

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Reconciliation of movements of liabilities to cash flows arising from financing activities

(In Euros)	Loans and borrowings	Leases	Convertible bonds	Government grants	Total

Balance at 1 January 2020	11,776,279	4,012,759	—	—	15,789,038

Proceeds from loans and borrowings	37,013,246	—	—	—	37,013,246
Proceeds from shareholders loan and Government grants	—	—	—	420	420
Proceeds from convertible bonds	—	—	25,880,000	—	25,880,000
Principal paid on lease liabilities	—	(467,207)	—	—	(467,207)
Interest paid on lease liabilities	—	(106,837)	—	—	(106,837)
Repayments of loans and borrowings	(26,119,269)	—	—	—	(26,119,269)
Interest paid	(461,687)	—	—	—	(461,687)
Other payments	(5,942)	—	—	—	(5,942)

Total changes from financing cash flows	10,426,348	(574,044)	25,880,000	420	35,732,724

The effect of changes in foreign exchange rates	—	(5,871)	—	—	(5,871)

New leases	—	577,660	—	—	577,660
Capital Increases	(364,233)	—	—	—	(364,233)
Interest expense	534,038	106,837	265,982	—	906,857

Total liability-related other changes	169,805	684,497	265,982	—	1,120,284

Balance at 31 December 2020	22,372,432	4,117,341	26,145,982	420	52,636,175

(In Euros)	Loans and borrowings	Leases	Convertible bonds	Government grants	Total

Balance at 1 January 2020	5,012,897	785,672	—	—	5,798,569

Proceeds from loans and borrowings	20,497,221	—	—	—	20,497,221
Proceeds from shareholders loan	1,000,000	—	—		1,000,000
Principal paid on lease liabilities	—	(263,058)	—	—	(263,058)
Interest paid on lease liabilities	—	(38,495)	—	—	(38,495)
Repayments of loans and borrowings	(13,903,050)	—	—	—	(13,903,050)
Interest paid	(192,312)	—	—	—	(192,312)
Other payments	(2,032)	—	—	—	(2,032)

Total changes from financing cash flows	7,399,827	(301,553)	—	—	7,098,274

New leases	—	3,490,145	—	—	3,490,145
Capital Increases	(837,367)	—	—	—	(837,367)
Interest expense	200,922	38,495	—	—	239,417

Total liability-related other changes	(636,445)	3,528,640	—	—	2,892,195

Balance at 31 December 2019	11,776,279	4,012,759	—	—	15,789,038

F-106

WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

14.	Inventories

Details of inventories at 31 December 2020,2019 and at 1 January 2019 are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

Raw materials	1,984,132	2,581,264	662,655
Work in progress	2,211,736	337,047	60,228
Finished goods	3,048,753	874,805	472,381

Total	7,244,621	3,793,116	1,195,264

The company has proper insurance policies in place related to all inventories, with specific insurances coverage for the main warehouse located in Spain. No impairment losses have been recognized in 2020 and 2019. No impairment existed at 1 January 2019.

There were no commitments for the acquisition of inventories at the end of 2020 and 2019, and at 1 January 2019.

15.	Cash and Cash Equivalents

Detail of Cash and equivalents are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

Cash	1,718	5,718	8,456
Bank and other credit institutions	20,934,561	6,295,808	2,255,934
Bank and other credit institutions, foreign currency	1,321,998	145,806	22,462
Other cash equivalents	79,744	—	—

Total	22,338,021	6,447,332	2,286,852

The current accounts earn interest at the market rates applicable and this interest is not significant.

Bank and other credit institutions, foreign currency:

(In Euros)	31-Dec-20	31-Dec-19	1-Jan-19

GBP	775,086	119,265	22,462
NOK	407,091	—	—
SEK	89,157	—	—
USD	43,874	21,423	—
DKK	5,586	—	—
CNY	1,204	5,118	—

Total	1,321,998	145,806	22,462

16.	Capital and Reserves

Share capital

At 31 December 2017 the Group’s capital was represented by 1,762 shares of Euros 50 par value each. The shares were fully subscribed and paid.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

On 14 February 2018 the Group approved a capital increase through the issue of 202 shares with a par value of Euro 50 each and a share premium of Euros 5,040.81 per share. Therefore, the total amount of the capital increase amounted to Euros 1,028,343. The capital increase was fully subscribed by the shareholders existing at that date. The share premium, as required by prevailing legislation, was fully paid at the date of subscription.

On 25 July 2018 the Company increased capital in two parts. On the one hand, 180 shares of Euros 50 par value each were issued, with a share premium of Euros 6,930.78 per share, resulting in an overall capital increase of Euros 1,256,541. On the other hand, 292 shares of Euros 50 par value each were issued, with a share premium of Euros 8,162.68 per share, resulting in an overall capital increase of Euros 2,398,104.At 31 December 2018 (1 January 2019) share capital stood amounted to Euros 121,800 and was represented by 2,436 shares of Euro 50 par value each.

On 31 May 2019 the Company approved a capital increase through the issue of 858 shares with a par value of Euro 50 each and a share premium of Euros 12,264.23 per share. Therefore, the total amount of the capital increase amounted to Euros 10,565,606. The share premium, as required by prevailing legislation, was fully paid at the date of subscription.

On 4 September 2019 the Group approved a capital increase through the issue of 55 shares with a par value of Euro 50 each and a share premium of Euros 12,264.23 per share. Therefore, the total amount of the capital increase amounted to Euros 677,282. The share premium, as required by prevailing legislation, was fully paid at the date of subscription.

On 28 November 2019 the Group approved a capital increase by issuing 24 shares of Euros 50 par value each. Therefore, the total amount of the capital increase amounted to Euros 1,200. Also on the same date, modification of the par value of the shares was approved, without altering the share capital, from Euros 50 to Euros 0.50 par value per share, with the consequent split of the Company’s shares in the proportion of 1 to 100 (100 new shares for each old share).

At 31 December 2019 share capital amounted to Euros 168,650 and was represented by 337,300 shares of Euros 0.50 par value each.

On 17 March 2020 capital was increased by Euros 27,409 via a monetary contribution approved by the shareholders, through the creation of 54,818 shares of Euros 0.50 par value each and with a share premium of Euros 11,349,519.

Part of the previous capital increases was funded by the compensation of a loan with one of the Company’s shareholders amounting to Euros 364,233 in 2020 and 837,367 in 2019 (see Borrowings in Note 13).

At 31 December 2020 share capital stood at Euros 196,059 and was represented by 392,118 shares of Euro 0.50 par value each.

All the shares issued have been fully paid at the date of the capital increase.

Details of the shareholders who hold more than 10% of total capital are as follows:

	31 Dec 2020	31 Dec 2019

Kariega Ventures, S.L.U.	20.45%	23.78%
Anangu Grup, S.L.	11.78%	11.98%
Infisol 3000, S.L.	10.23%	10.47%

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Share premium

Movement in share premium is as follows:

At 1 January 2019	6,178,754

31 May 2019 capital increase	10,522,706
4 September 2019 capital increase	674,532

At 31 December 2019	17,375,992

17 March 2020 capital increase	11,349,519

At 31 December 2020	28,725,511

The share premium is freely distributable, provided that equity is not lower than share capital as a result of such distribution.

Nature and purpose of reserves

Reserves and prior years accumulated deficit

Details of reserves and prior years’ accumulated deficit and movement are as follows:

Legal reserve

Pursuant to the Spanish Companies Act, while the legal reserve remains below 20% of share capital it may not be distributed to shareholders and may only be applied to offset losses if no other reserves are available. This reserve may also be used to increase share capital provided that the balance left on the reserve is at least equal to 10% of the nominal value of the total share capital after the increase.

At 31 December 2020 and 2019 this reserve has still not been set up.

Consolidated prior years’ accumulated deficit

At 31 December 2020, prior years consolidated accumulated deficit amounts to Euros 20,118,232 (Euros 8,716,248 at 31 December 2019).

Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation.

Other equity components:

Share-based payments

The share-based payments reserve is used to recognize the value of equity-settled share-based payments provided to employees, including key management personnel, as part of their remuneration. This reserve amounts to Euros 3,340,412 at 31 December 2020 (Euros 559,609 at 31 December 2019). Refer to note 20 for further details of these plans.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Measurement adjustments to financial assets through OCI

Investments in hedge funds referred to in note 13 are measured at fair value at year end. The change in their valuation is recognized as other equity components through other comprehensive income.

17.	Provisions

Details of this item are as follows:

(in Euros) 31 December 2019	Provision of compliance	Service warranties	Total

Carrying amount at the beginning of the year	—	27,807	27,807
Charge / (Credit) to results:	—	69,147	69,147
(-) additional provisions recognized (net)	—	69,147	69,147
Amounts used during the year	—	—	—

Carrying amount at year end	—	96,954	96,954

(in Euros) 31 December 2020	Provision of compliance	Service warranties	Total

Carrying amount at the beginning of the year	—	96,954	96,954
Charge / (Credit) to results:	5,940	127,992	133,932
(-) additional provisions recognized (net)	5,940	127,992	133,932
Amounts used during the year	—	—	—

Carrying amount at year end	5,940	224,946	230,886

Service warranties

Products developed and sold by the Group are under warranty for a period of two years and, therefore, a provision is made annually to cover the estimated costs that could be incurred in relation to projects and products under warranty at year end. This provision is calculated based on an estimate of warranty costs incurred and their relation to the volume of sales under warranty.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

18.	Revenue from Contracts with Customers

Disaggregation of revenue from contracts with customers

The Group’s revenues that derive from the transfer of goods are recognized at a point in time, whereas revenues that derive from the transfer of services are recognized over a period of time. Below revenue is shown following product lines and geographical segments:

(in Euros)	2020	2019

Lines:
Sales of goods	18,516,207	7,333,454
Sales of services	1,161,159	686,795

Total	19,677,366	8,020,249

Geographical markets (based on customer location):
EMEA	19,656,290	8,020,249
NORAM	1,313	—
APAC	19,763	—

Total	19,677,366	8,020,249

There are only revenues from one customer of the Group’s segments that represent more than 10% of the total revenues in one of the years presented. It represented Euros 1,633,127 (Euros 1,282,728 at 31 December 2019) of the Group’s total revenues.

19.	Expenses

A.	Changes in inventories and raw materials and consumables used

Details of Changes in inventories and raw materials and consumables used is as follows:

(in Euros)	2020	2019

Consumption of finished goods, raw materials and other consumables	9,594,547	3,663,974
Work carried out by other companies	979,185	—

Total	10,573,732	3,663,974

Changes to inventory are recorded in consumption of finished goods, raw materials and other consumables.

B.	Operating expenses

Operating expenses are mainly as follows:

(In Euros)	2020	2019

Short-term and low value leases (see note 9)	283,198	79,119
Repair	37,463	6,816
Professional services	1,530,238	1,195,901
External temporary workers	1,609,798	212,825
Delivery	948,230	289,196

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

(In Euros)	2020	2019
Insurance premiums	387,301	126,197
Bank Services	405,798	154,638
Marketing expenses	1,352,336	1,340,336
Utilities and similar expenses	321,876	46,791
Custom duty tax	43,079	6,836
Travel expenses	290,536	940,048
Office expenses	335,000	480,482
Expected credit loss for trade and other receivables (see note 13)	133,676	8,353
Other impairments and losses	281,429	97
Other	231,782	237,601

Total	8,191,740	5,125,236

20.	Employee Benefits

Details of employee benefits for the years ended 31 December 2020 and 2019 are as follows:

(in Euros)	2020	2019

Wages and salaries	4,265,870	1,903,661
Share-based payment plans expenses	2,784,969	559,609
Social Security	2,754,757	1,453,449

Total	9,805,596	3,916,719

The important rise in personnel expenses compared to 2019 is mainly explained because of the significant growth of the Wall Box Group, which required the hiring of extra personnel. Furthermore, this growth is also explained by the share-based payment plan for employees (denominated Employees Stock Option Plan) that was created for cash saving reasons during the pandemic, and employees could benefit if they were to reduce their salary. Although this had a negative impact on the income statement, it was a successful strategic plan with regard to saving treasury and hiring employees.

Management Stock Option Plan

At a meeting held on 25 July 2018, the shareholders agreed to implement a share-based payment plan to strengthen management’s link with Wall Box Chargers and to stimulate their motivation (2021 Management Stock Option Plan).

A first tranche of 5.402 options was granted in April 2019 and a second tranche of 7.230 options at January 2020.

Each of the tranches has vesting conditions linked to the employment of the beneficiaries and to their performance. The exercise price of the options is Euro 0.5 (the par value of the shares).

At the end of 2019 and 2020 all vesting conditions of the two tranches were met.

This arrangement is an equity-settled plan. Consequently, the Group has recognized a personnel expense against an increase in equity based on the fair value of the options at grant date, that is, the day on which the 2021 Management Stock Option Plan contract between the entity and the member of management is signed.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

During 2020, the personnel expense recognized in the income statement derived from this Plan has amounted to Euros 1,191,757 (Euros 559,609 for 2019).

Employees Stock Option Plan

During the COVID-19 pandemic shareholders agreed to offer all employees of Wall Box Chargers (the “Beneficiaries” or, individually, the “Beneficiary”) the possibility of participating in a share-based payment plan over shares (the “Options”) which gave all Beneficiaries the opportunity to acquire a certain number of ordinary shares (the “Shares”) of the Company. Participation in this Plan was voluntary and it was created as a cash saving measure, as it was offered in exchange for a reduction in the salaries of the Beneficiaries, which has resulted in strategic cash maintenance during the uncertain period caused by the COVID-19 pandemic, although in exchange, the exercise price of the options is Euro 0.5. Furthermore, because of these savings, the Company has been able to continue with its strategic plans and continue to hire the best professionals from the industry to exit the COVID-19 period with a stronger position with regard to competitors.

This arrangement is an equity-settled plan. Consequently, the Group has recognized a personnel expense against an increase in equity based on the fair value of the options at grant date, that in this case was 1 May 2020.

For 2020, the personnel expense recognized in the income statement derived from this Plan has amounted to Euros 1,593,212.

The Employee Stock Option Plan vesting period has finished at the end of 2020 and all the options granted will be available to be executed when one of the liquidity events defined in this Plan takes place.

Summary of share-based payment arrangements

The Company records share based payments based on the estimated fair value of the award at the grant date and is recognized as an expense in the consolidated statements of profit and loss over the requisite service period. The estimated fair value of the award is based on the estimated market price of the Parent’s stock on the date of grant.

Details of the personnel expense recognized for share-based payment transactions are as follows:

(in Euros)	2020	2019

Management Stock Option Plan	1,191,757	559,609
Employees Stock Option Plan	1,593,212	—

Total	2,784,969	559,609

Both plans will be settled by options on the shares of Wall Box Chargers, S.L. which will entitle beneficiaries to receive Company shares.

There were no cancellations or modifications to the existing plans as at 31 December 2020 or 2019.

Movements during the year

The following table illustrates the movements in stock options during the year:

Number of options	2020	2019
Outstanding at the beginning of the year	5,402	—
Granted during the year	15,562	5,402

Outstanding at 31 December	20,964	5,402

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Fair value of the options granted has been determined based on the value of the shares issued in the closest financing rounds (share-capital increases) that have taken place during 2019 and 2020.

The fair value of the options granted as part of the Management Stock Option plan on April 2019 was determined at Euro 122,64 equal to the value of the shares issued on 31 March 2019, Euros 123,14 reduced for the exercise price of Euros 0,5 (the par value of the shares). The fair value of the second tranche of options granted in January 2020 was determined at Euro 190,71, by reference to the capital increase transaction of March 2020 of Euro 207,54, corrected for the dilutive effect of the options and further reduced for the exercise price of Euro 0,5.

The fair value of the options granted following the Employee Stock Option Plan is also based on the closest financing round of share capital issued, being March 2020, corrected for the dilutive effect of the options. As no exercise price needs to be paid by the beneficiaries of this plan the fair value amounts to Euro 191,71.

Weighted average fair value of the options at the measurement date is Euros 167 in 2020 and 135 in 2019, for Management Stock Option Plan, and Euros 191 in 2020 for the Employees Stock Option Plan.

The average remaining contractual life (pending vesting period) for the Management Stock Option Plan is 2 years.

The Employee Stock Option Plan vesting period has finished at the end of 2020 and all the options granted will be available to be exercised when certain liquidity events occur including a change in control event, initial public offering.

As at 31 December 2020, there are 8,332 options of the Employee Stock Option Plan (nothing as at 31 December 2019), and 12,632 options of the Management Stock Option Plan (5,402 options as at 31 December 2019) exercisable on a liquidity event, as defined in the paragraph above.

The weighted average exercise price for both share-based payment plans is 0.50 euros, calculated as follows:

	Options (units)	Exercise price (Euros)

Management Stock Option Plan	12,632	0.50
Employees Stock Option Plan	8,332	0.50

Average		0.50

21.	Net Finance Costs

Details of finance income and costs are as follows:

(in Euros)	Note	2020	2019
Finance income
Other finance income		5,629	9,379

Total finance income		5,629	9,379

Finance costs
Interest on bank loans	13	534,038	200,922
Interest on leases	9	106,837	38,495
Interest on shareholder and other loans	13	7,578	27,336
Interest on convertible bonds	13	265,982	—
Accretion of discount on put option liabilities	6	96,364	—

Total finance costs		1,010,799	266,753

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Details of other finance income (costs) are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019
Exchange differences	69,715	102,994

Total	69,715	102,994

22.	Earnings Per Share

Basic earnings per share are calculated by dividing the profit/(loss) for the year attributable to equity holders of the Parent by the weighted average number of ordinary shares outstanding during the year, excluding treasury shares.

As the Company has losses in both periods, potential ordinary shares are not dilutive (losses per share would be less and antidilution would exist), Hence, these shares are not considered in the calculation of losses per diluted share.

Details of the calculation of basic and diluted earnings/loss per share are as follows:

(in Euros)	2020	2019
Loss for the year attributable to holders of ordinary equity instruments of the Parent	(11,401,984)	(6,136,106)
Dilutive effects on earnings per share	—	—

Total loss attributable to ordinary equity holders of the Parent for basic and diluted earnings per share	(11,401,984)	(6,136,106)

Number of shares	31 Dec 2020	31 Dec 2019

Weighted average number of ordinary shares for basic and diluted earnings per share	380,704	294,724

(in Euros)	31 Dec 2020	31 Dec 2019
Basic and diluted losses per share	(29.95)	(20.82)

23.	Tax credit and other receivables/Other payables

A.	Tax credit and other receivables/Other payables

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

Other receivables (VAT)	2,123,016	1,271,011	693,739
Tax credit receivables	923,441	—	—

Total	3,046,457	1,271,011	693,739

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

VAT payable	624,668	3,434	2,040
Social Security payable	375,204	185,646	57,976
Personal Income Tax payable	282,212	377,589	166,472

Total (Other Payables)	1,282,084	566,669	226,488

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

B.	Amounts recognized in profit or loss

(in Euros)	2020	2019

Loss before Tax	(12,311,938)	(6,136,106)

Tax income (at 25%)	3,077,985	1,534,027
Unrecognized deferred tax assets on tax losses	(3,077,985)	(1,534,027)
Deductions and credits generated	(923,441)	—
Other adjustments	13,487	—

Income tax expense/(income)	(909,954)	—

Deductible temporary differences for which no deferred tax asset has been recognized in the statement of financial position as of 31 December 2020 amount to Euros 1,015,792 (Euros 195,111 as of 31 December 2019).

At 31 December, details of the tax losses to be offset are as follows:

Year tax losses were incurred	31 Dec 2020	31 Dec 2019
2015	46,561	46,561
2016	438,883	438,883
2017	55,736	55,736
2018	1,579,014	1,579,014
2019	3,318,114	3,318,114
2020	12,311,938	—

Total	17,750,246	5,438,308

Tax losses may be offset indefinitely in the future.

The existence of unused tax losses is strong evidence that future taxable profit may not be available to the Group. Having considered all evidence available, management determined that there was no sufficient positive evidence outweighing existing negative evidence to support that it is probable that future taxable profits will be available against which to offset the tax losses. Accordingly, no deferred tax asset is recognized in the financial statements.

24.	Group Information

24.1	Related parties

Details of transactions and balances with related parties are as follows:

	31 Dec 2020
(Euros)	Shareholders	Joint Venture	Key management	Total
Expenses
Interest on convertible bonds (see note 13 and 21)	214,427	—	—	214,427
Interest on shareholder and other loans	7,578	—	—	7,578
Other financial interest	—	—	10,048	10,048
Professional services	—	—	63,500	63,500
Statement of financial position

Loans granted to Joint Venture (see note 13)	—	474,174	—	474,174
Receivables from Joint Venture (see note 13)	—	475,565	—	475,565
Convertible bonds (see note 13)	(18,094,427)	—	—	(18,094,427)
Borrowings (see note 13)	(108,481)	—	—	(108,481)
Trade and other financial payables	(29,040)	—	—	(29,040)

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

	31 Dec 2019
(Euros)	Shareholders	Joint Venture	Key management	Total
Expenses
Interest on shareholder and other loans	27,336	—	—	27,336

Statement of financial position
Borrowings (see note 13)	(412,633)	—	—	(412,633)
Receivables from Joint Venture (see note 13)	—	390,424	—	390,424

	1 Jan 2019
(Euros)	Shareholders	Joint Venture	Key management	Total
Statement of financial position
Borrowings (see note 13)	(250,000)	—	—	(250,000)

As of December 31, 2020, convertible loans amount Euros 26,145,982 (nominal amount of Euros 25,880,000 and capitalized interests) (Note 13). Part of this convertible loan was signed with its current shareholders for a total amount of 17,880,000. The rest were signed with 2 third party investors. Consequently, from interest expenses amounting Euros 265,982 (Note 13 and 21) Euros 214,427 are with shareholders and the rest with third party investors, and the balance of the convertible loans with shareholders amounts to Euros 18,094,427 as of 31 December 2020.

24.2	Directors and Senior Management

Details of the remuneration accrued by the members of the Company’s senior management are as follows:

(in Euros)	2020	2019

Wages and salaries	870,222	513,432
Share-based payments	1,339,262	398,171

Total	2,209,484	911,603

Remuneration received for executive functions corresponds to those individuals who exercise senior management functions in the Company, including the directors, details of which are included in the amount shown in the table above.

At 31 December 2020 and 2019 the Company has no pension or life insurance obligations with members of senior management.

At 31 December 2020 and 2019 no advances or loans have been granted to members of senior management, nor has the Company extended any guarantees on their behalf.

During 2020 public liability insurance premiums of Euros 3,510 (Euros 3,510 at 31 December 2019) have been paid for damage or loss incurred by directors in the performance of their duties.

In accordance with Article 229 of the Spanish Companies Act, the directors have declared that they do not have conflicts of interest with the Company.

F-117

25.	Financial Risk Management

Risk management policies are established by management, having been approved by the Company’s directors. Based on these policies, the Finance department has established a number of procedures and controls to identify, measure and manage risks deriving from the activity involving financial instruments. These policies, inter alia, prohibit the Company from speculating with derivatives.

Any activity involving financial instruments exposes the Company to credit risk, market risk and liquidity risk.

a)	Credit risk

Credit risk arises from possible losses deriving from failure to comply with contractual obligations on the part of the counterparties of the Group, i.e., the possibility of not recovering financial assets at the amount recognized and within the established term.

The maximum credit risk exposure is as follows:

	31 December 2020		31 December 2019		1 January 2019
(in Euros)	Non- current	Current	Non- current	Current	Non- current	Current

Customer sales and services	—	7,872,189	—	3,659,972	—	1,965,127
Other receivables	—	516,834	—	597,240	—	10,000
Loans to employees	—	119,538	—	57,806	—	57,600
Receivables from Joint Venture	—	475,565	—	390,424	—	—

Trade and other financial receivables	—	8,984,126	—	4,705,442	—	2,032,727

Loans granted to Joint Venture	474,174	—	—	—	—	—
Guarantee deposit	390,598	—	331,831	—	217,282	—

Non-current financial assets	864,772	—	331,831	—	217,282	—

Guarantee deposit	—	118,945	—	65,358	—	34,026
Financial investments	—	239,379	—	238,541	—	226,177

Other current financial assets	—	358,324	—	303,899	—	260,203

Cash and cash equivalents	—	22,338,021	—	6,447,332	—	2,286,852

Total	864,772	31,680,471	331,831	11,456,673	217,282	4,579,782

The Sales and Finance departments establish credit limits for each customer based on information received from an entity specializing in company solvency analysis.

b)	Market risk

Market risk arises from possible losses deriving from fluctuations in the fair value or in future cash flows of financial instruments because of changes in market prices. Market risk includes interest rate, currency and other price risks.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

Interest rate risk

Interest rate risk arises from possible losses due to changes in the fair value or the future cash flows of a financial instrument because of fluctuations in market interest rates.

(In Euros)	Currency	31 Dec 2020	31 Dec 2019

Fixed rate loan	EUR	8,594,971	8,982,459
Fixed rate loan	NOK	631	—
Fixed rate loan	USD	95,719	—
Floating rate loan	EUR	13,681,111	2,793,820

		22,372,432	11,776,279

A 100 basis points change in interest rates would mean an increased (decreased) in profit or loss as of 31 December 2020 by 85,070 euros (12,328 as of 31 December 2019). This calculation assumes that the change occurred on the date of the report applied to the risk exposures existing on that date. This analysis assumes that all other variables are held constant and considers the effect of interest rates.

	2020		2019
	Profit or loss		Profit or loss
(In Euros)	100 bp increase	100 bp decrease	100 bp increase	100 bp decrease
Floating rate loan	(85,070)	85,070	(12,328)	12,328

Currency risk

Currency risk is the risk of possible losses due to changes in the fair value of and future cash flows from financial instruments as a result of exchange rate fluctuations.

Receivables are the only items included within the Group’s assets and liabilities that are denominated in a currency other than the functional currency.

The following table shows the sensitivity of a reasonably possible strengthening (weakening) of the euro in each of the foreign currencies as of December 31 of monetary assets and liabilities. This analysis assumes that all other variables, particularly interest rates, remain constant and ignores any impact from anticipated sales and purchases. The Group’s exposure to foreign currency exchange for all other currencies is not significant.

	31 December 2020		31 December 2019
	Profit or loss		Profit or loss
(In Euros)	Strengthening	Weakening	Strengthening	Weakening
GBP (10% movement)	(71,379)	87,242	(13,963)	17,066
NOK (10% movement)	(113,071)	138,197	—	—
SEK (10% movement)	(13,968)	17,072	—	—
USD (10% movement)	13,753	(16,810)	(3,399)	4,154

Other market price risk

The Group maintains investments in funds measured at fair value with changes in OCI (see note 13).These investments amounts to Euros 239,379 as at 31 December 2020 (Euros 238,541 at 31 December 2019) and therefore the exposure is evaluated as not significant.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

c)	Liquidity risk

Liquidity risk arises where the Group might not hold, or have access to, sufficient liquid funds at an appropriate cost to settle its payment obligations at any given time.

Details of working capital are as follows:

(in Euros)	31 Dec 2020	31 Dec 2019	1 Jan 2019

Current assets	41,513,468	16,636,808	6,542,276
Current liabilities	23,676,980	14,172,848	4,750,771

Total	17,836,488	2,463,960	1,791,505

The working capital presented by the Group is sufficient to cover the various commitments arising from its activity.

Details of the maturities, by year, of the principals of the loans and borrowings at 31 December are as follows:

	31 December 2020
(In Euros)	Capital	Interest	Total
2020	—	—	—
2021	12,627,970	201,148	12,829,118
2022	1,853,412	151,482	2,004,894
2023	4,756,490	96,936	4,853,426
2024	1,515,247	45,959	1,561,206
2025	1,374,034	31,270	1,405,304
More than five years	245,279	—	245,279

	22,372,432	526,795	22,899,227

	31 December 2019
(In Euros)	Capital	Interest	Total

2020	6,562,890	186,645	6,749,535
2021	1,444,060	157,102	1,601,162
2022	1,307,934	108,387	1,416,321
2023	1,182,115	62,473	1,244,588
2024	997,392	20,843	1,018,235
2025	36,609	—	36,609
More than six years	245,279	—	245,279

	11,776,279	535,450	12,311,729

	1 January 2019
(In Euros)	Capital	Interest	Total

2019	2,444,427	101,256	2,545,683
2020	834,508	83,818	918,326
2021	535,881	59,345	595,226
2022	504,970	36,239	541,209
2023	374,615	15,531	390,146

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

	1 January 2019
(In Euros)	Capital	Interest	Total
2024	36,609	—	36,609
2025	36,609	—	36,609
More than seven years	245,278	—	245,278

	5,012,897	296,189	5,309,086

d)	Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to maximize the shareholder value. The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of its financial requirements to attend its business plans. To maintain or adjust the capital structure, the Group may issue new shares or issue/repay debt financial instruments. The Group monitors capital management to ensure that it meets its financial needs to achieve its business objectives while maintaining its solvency.

No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2020 and 2019.

26.	Events after the Reporting Period

As an important event after the closing 2020 reporting period, on 8 March 2021 an agreement was signed with the Barcelona Free Zone Consortium (Consorcio de la Zona Franca de Barcelona) for the lease of the new Wallbox production plant occupying an area of 11 thousand m2.

In January 2021 convertible bonds with the same features and maturity date as those stated in the note 13 were issued for an amount of Euros 7 million. Furthermore, in April 2021, the Company successfully closed a new convertible note of Euros 27.6 million, with an interest rate of 5% and maximum maturity date 30 September 2022 (it confers the possibility of converting them prior to that date in case of any liquidity event), and has also signed a new framework agreement with Fondo Smart (Banco Santander) for a long-term loan of Euros 12.6 million to finance the investments for the new factory in Zona Franca (Barcelona). Such financing agreements will fund the operations for 2021 and onwards and has been considered also in the analysis of going concern detailed in note 3.

On 30 June 2021, Wallbox has approved to put in place the Legacy Stock Option Program for founders. The maximum number of Shares that shall underlie all of the Options included in this Plan shall be equivalent to 4,289 shares of the current share capital of the Company. The Board of Directors of the Company, through the CEO or any of its members, shall deliver a personal notice to each Beneficiary with an invitation to participate in the Plan. The Strike Price shall be included in each Invitation Notice granted to a Beneficiary and shall be automatically be updated in the event of share splits or increase in the par value (valor nominal) of the Company’s Shares from the Concession Date and until the time of exercise of the Option. So far no invitation has been delivered to any of the founders.

In June 2021, Wallbox Italy S.r.l. has been incorporated in order to continue expanding the business in new countries with significant government incentives. Previously, Wallbox Finland (Wallbox Oy) had been incorporated in March 2021, in order to keep the expansion in the Scandinavian business.

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WALL BOX CHARGERS, S.L.

Notes to the consolidated financial statements

27.	Detail of Wallbox Group subsidiaries

				% equity interest
Company name	Registered office	Activity	Company holding investment	31 December 2020	31 December 2019	1 January 2019		Consolidation method
Wallbox Energy, S.L.	Calle Josep Ros i Ros, no. 21, 08740 Sant Andreu de la Barca, Barcelona	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	100%	*	Fully consolidated
Wallbox UK Limited	378-380 Deansgate, Manchester, United Kingdom M3 4LY	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	100%	*	Fully consolidated
Wallbox France	Avenue des Champs Elysées, 102 75008 Paris	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	100%	*	Fully consolidated
WBC Wallbox Chargers GmbH	Kurt-Blaum-Platz 8, 63450 Hanau	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	100%	*	Fully consolidated
Wallbox USA Inc.	800 W. El Camino Real Suite 180, Mountain View CA 94040, United States	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	0%	*	Fully consolidated
Wallbox Shangai Ldt.	Unit 05-129 Level 5, No. 482, 488, 492, 518 Xinjiang Road, Jingan District, Shanghai Municipality	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	100%	100%	0%	*	Fully consolidated
Wallbox Norw ay AS (Intelligent Solution AS )	Ryfylkevegen 2008, 4120 TAU	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	61.67%	0%	0%	*	Fully consolidated
Wallbox Denmark ApS	Østergade 20, Helsinge 3200, Denmark	Retail innovative solutions for charging Electric Vehicles	Wallbox Norw ay AS	61.67%	0%	0%	-	Fully consolidated
Wallbox Sw eden AB (Intelligent Solution Sweden AB)	Rosenlundsgatan 54, 118 63 Stockholm, Sw eden	Retail innovative solutions for charging Electric Vehicles	Wallbox Norw ay AS	61.67%	0%	0%	-	Fully consolidated
Electromaps, S.L.	Calle Marie Curie, 8 14-B 007	Retail innovative solutions for charging Electric Vehicles	Wall Box Chargers, S.L.	51%	0%	0%	*	Fully consolidated

(*)	direct ownership
(-)	indirect ownership

As commented in Note 6, all business combinations have been accounted for as if the Group had obtained a 100% interest in the acquired entities on the basis that all shares subject to non-controlling interests puts have been acquired. However, in the table above % of legal ownership has been disclosed.

F-122

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

among

Wallbox B.V.

Orion Merger Sub Corp.

Kensington Capital Acquisition Corp. II

and

Wall Box Chargers, S.L.

Dated as of June 9, 2021

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of July 9, 2021 (this “Agreement”) is among Wallbox B.V., a private company with limited liability incorporated under the Laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), Orion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Kensington Capital Acquisition Corp. II, a Delaware corporation (“Kensington”) and Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada) (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Kensington is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Holdco is a newly incorporated entity, it being understood that after the execution of this Agreement and prior to the Exchange Effective Time, the legal form of Holdco will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), for the purpose of participating in the Transactions and becoming the holding company for the Company and Kensington;

WHEREAS, Merger Sub is a direct wholly-owned subsidiary of Holdco formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement dated as of the date hereof, by and among Holdco, the Company and each of the Company Shareholders (the “Exchange Agreement”) and in accordance with the Dutch Civil Code (Burgerlijk Wetboek) (the “DCC”) and the General Corporation Law of the State of Delaware (the “DGCL”), Kensington, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreement each holder of Company Convertible Notes (such Company Shareholders, the “Company Convertible Noteholders”), after the execution of this Agreement and prior to the Exchange Effective Time, will convert its respective Company Convertible Notes in exchange for the issuance of Company Ordinary Shares to be subscribed for by such Company Convertible Noteholder pursuant to the terms of the note purchase agreements related to such Company Convertible Notes (such conversions and exchanges of Company Convertible Notes, collectively, the “Convert Exchange”), (b) pursuant to the Exchange Agreement each holder of Company Ordinary Shares (including Company Ordinary Shares issued as a result of the conversion of the Company Convertible Notes) (the “Company Ordinary Shareholders”), effective immediately prior to the Merger Effective Time (the “Exchange Effective Time”), will contribute its respective Company Ordinary Shares to Holdco in exchange for the issuance of Holdco Ordinary Shares to be subscribed for by such Company Ordinary Shareholder (such contributions and exchanges of Company Ordinary Shares, collectively, the “Ordinary Exchange” and, together with the Convert Exchange, the “Exchanges”), (c) as a result of the Ordinary Exchange the Company will become a wholly-owned subsidiary of Holdco and (d) following the consummation of the Exchanges, Merger Sub will merge with and into Kensington, with Kensington surviving such merger and, as a result of such Merger, all shares of Kensington Common Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be converted into shares of New Kensington Common Stock, which shares shall immediately thereafter be exchanged for the right to receive the Merger Consideration in the form of Holdco Ordinary A Shares, as set forth in this Agreement, and thereafter the New Kensington Common Stock shall be exchanged by means of a contribution in kind for Holdco Ordinary A Shares with the result that Kensington will become a direct wholly-owned subsidiary of Holdco (the merger, together with the automatic exchange, the “Merger”);

WHEREAS, in connection with the Exchanges and the Merger, the parties desire for Holdco to register the issuance of Holdco Ordinary A Shares to Kensington Stockholders with the SEC and to become a publicly traded company;

WHEREAS, on June 8, 2021, the Board of Directors of the Company (the “Company Board”) unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Exchange Agreement and the Transactions;

WHEREAS, the Board of Directors of Kensington (the “Kensington Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, Kensington and its stockholders (the “Kensington Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the Kensington Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco, has approved this Agreement, the Exchange Agreement and the Transactions and resolved to recommend that the shareholder of Holdco provide the Holdco Initial Shareholder Approval (the “Holdco Initial Board Approval” and together with the Holdco Subsequent Board Approval, the “Holdco Board Approvals”) and the shareholder of Holdco has provided the Holdco Initial Shareholder Approval;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) adopted a written resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions (the “Merger Sub Board Approval”), and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole stockholder of Merger Sub) and Holdco has provided the Merger Sub Written Consent;

WHEREAS, Kensington, Kensington Capital Sponsor II (the “Sponsor”), Holdco and the Company, concurrently with the execution and delivery of this Agreement, are entering into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor, Kensington, the Company and the Kensington Investors party to the Transaction Support Agreement have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, Kensington, Holdco and the Company Shareholders shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, each of Kensington and Holdco are entering into subscription agreements with the PIPE Investors (the “Subscription Agreements”) pursuant to which among other things, such PIPE Investors have agreed to subscribe for and accept and Holdco has agreed to issue upon the terms and subject to the conditions of the Subscription Agreements an aggregate number of Holdco Ordinary A Shares in exchange for an aggregate subscription price of one hundred million dollars ($100,000,000), at a price of $10.00 per Holdco Ordinary A Share (the “PIPE Investment”), at the Closing;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) taken together, the PIPE Investment, the Exchanges, and the Merger will qualify as an exchange under Section 351 of the Code, (b) (i) the Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of Kensington (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)),(a), (b) and (c), together, the “Intended U.S. Tax Treatment”)); and

WHEREAS, for Spanish tax purposes, it is intended that each of (i) the Exchanges, and (ii) the contribution of New Kensington Common Stock into Holdco in exchange for Holdco Ordinary A Shares in the context of the

Merger, will qualify as a share-for-share exchange (“canje de valores”) for purposes of Section 76.5 and Section 80 of the Spanish CIT Act, and eligible for the Spanish Tax-Neutral Regime, subject to terms and conditions set forth thereunder (the “Intended Spanish Tax Treatment” and, together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amendment, Assignment and Assumption Warrant Agreement” means the amendment, assignment and assumption warrant agreement among Kensington, Holdco and Continental Stock Transfer and Trust Company pursuant to which Kensington will assign to HoldCo all of its rights, interests, and obligations in and under the Kensington Warrant Agreement and the terms and conditions of the Kensington Warrant Agreement shall be amended and restated.

“Ancillary Agreements” means the Transaction Support Agreement, the Registration Rights and Lock-Up Agreement, the Exchange Agreement, the Subscription Agreements, the Amendment, Assignment and Assumption Warrant Agreement and all other agreements, certificates and instruments executed and delivered by Holdco, Merger Sub, Kensington or the Company in connection with the Transactions.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, United States of America, Madrid, Spain and Amsterdam, the Netherlands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company and its subsidiaries.

“China JV” means Wallbox Fawsn Charging Systems Co. Ltd.

“China JV Agreement” means the joint venture agreement subject to Chinese Law, entered into between the Company and Changchun FAWSN Science & Technology Development Co. Ltd. dated 22 November 2018.“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Ordinary Shares and the Company Convertible Notes.

“Company Convertible Notes” means the EUR 17,880,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated October 22, 2020, EUR 13,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated November 5, 2020, EUR 5,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated December 11, 2020, EUR 7,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated January 27, 2021 and EUR 27,550,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated April 12, 2021.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or any of its subsidiaries or to which the Company or any of its subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company and its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or IFRS; (ii) events or conditions generally affecting the industries or geographic areas in which the Company or any of its subsidiaries operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Exchanges, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Kensington has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Optionholder” means each holder of Company Options.

“Company Option Plan” means, collectively, the Wall Box Chargers, S.L. Stock Option Plan for Management and the Wall Box Chargers, S.L. Stock Option Plan for Employees, each as amended from time to time, and the Wall Box Chargers, S.L. Stock Option Plan for Founders, in the form currently proposed and pending approval by Company Shareholders.

“Company Options” means all options to purchase outstanding shares of Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Class A Ordinary Shares” means Class A shares of the Company, par value €0.50 per share.

“Company Class B Ordinary Shares” means Class B shares of the Company, par value €0.50 per share.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Organizational Documents” means the Company’s Articles of Association, dated May 31, 2019, as such may have been amended, supplemented or modified from time to time.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its subsidiaries.

“Company Shares” means the Company Ordinary Shares and the Company Convertible Notes.

“Company Shareholders” means all holders of the Company Shares and all holders of the Company Convertible Notes.

“Company Shareholders Agreement” means that certain agreement, dated March 13, 2020, by and between the Company and certain of the Company Shareholders.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any of its subsidiaries or any Suppliers or customers of the Company or any of its subsidiaries or Kensington or any of its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise and in the case of joint ventures and minority investments, explicitly excludes entities that are not consolidated by the Company for accounting purposes.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” “State of siege, alarm or emergency” or similar lock-down measures, workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Electromaps JV Agreement” means the Investment Agreement entered into between the Company and certain shareholders of the company Electromaps, S.L., dated 3 September 2020 and notarized on the same date before the notary public of Barcelona Mr. Pedro Ángel Casado Martín under number 1,374 of his records (protocolo)..

“Electromaps Shareholders’ Agreement” means the shareholders’ agreement entered into between the Company and certain shareholders of the company Electromaps, S.L. dated 3 September 2020.

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and executive members of management in the forms to be provided to Kensington a reasonable period of time prior to the execution of such employment agreements between the date of execution of this Agreement and Closing, and taking into consideration reasonable comments from Kensington, effective as of the Closing.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient obtained by dividing (A) (x) $1,400,000,000, divided by (y) the number of Fully-Diluted Company Shares by (B) $10. As of the date of this Agreement, the Exchange Ratio would be 240.990795184659.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Exchange Effective Time on a fully-diluted basis, as converted to Company Ordinary Shares as a result of the Convert Exchange, plus (ii) the aggregate number of shares of Company Ordinary Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding or contemplated by a Company Option Plan as of immediately prior to the Merger Effective Time calculated, with respect to Company Options outstanding prior to the date of this Agreement or issued on or after the date of this Agreement under the Company Option Plan, using the treasury stock method, and with respect to any other Company Options granted on or after the date of this Agreement, the number of shares of Company Ordinary Shares subject to such Company Options, plus (iii) the number of Company Ordinary Shares to be issued in connection with the Closing (as set forth on the Payment Spreadsheet) under the agreement listed in Section 4.03(b) of the Company Disclosure Schedule. As of the date of this Agreement there would be, assuming the issuance of the Company Ordinary Shares in (iii), 580,937 Fully-Diluted Company Shares, pursuant to Section 3.01(b) of the Company Disclosure Schedule.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdco Ordinary A Shares” means Class A ordinary shares of Holdco with a nominal value of €0.12 per share.

“Holdco Ordinary B Shares” means Class B ordinary shares of Holdco with a nominal value of €1.20 per share.

“Holdco Ordinary Shares” means Holdco Ordinary A Shares and Holdco Ordinary B Shares.

“Holdco Organizational Documents” means the articles of association (statuten) of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.01(a).

“Holdco Initial Shareholder Approval” means the adoption of the following written resolutions of the shareholder of Holdco to approve (i) to the extent required, the execution of the Agreement and the Transactions by Holdco, (ii) to the extent required, the documents in connection with Holdco’s claiming tax resident status in Spain.

“Holdco Shareholder Approvals” mean the Holdco Initial Shareholder Approval and the Holdco Subsequent Shareholder Approval.

“Holdco Subsequent Board Approval” means the adoption of the written resolutions of the Board of Directors of Holdco to recommend that the shareholder of Holdco provide the Holdco Subsequent Shareholder Approval.

“Holdco Subsequent Shareholder Approval” means the adoption of the following written resolutions of the shareholder of Holdco to approve (i) the Holdco Reorganization, (ii) the issuance of Holdco Ordinary Shares pursuant to the Exchanges and, to the extent required, the contribution in kind of the respective Company Shares, free and clear of all Liens, in consideration for the Holdco Ordinary Shares so issued and the preclusion of any pre-emptive rights for Holdco Ordinary Shares as part of such issuance, (iii) the issuance of Holdco Ordinary A Shares and Holdco Ordinary B Shares pursuant to the Merger and, to the extent required, the contribution in kind of the New Kensington Common Stock in consideration for the Holdco Ordinary A Shares and Holdco Ordinary B Shares so issued and the right to acquire the New Kensington Common Stock by Holdco as part of such contribution and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares and Holdco Ordinary B Shares as part of such issuance, (iv) the issuance of Holdco Ordinary A Shares pursuant to the Subscription Agreements and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares as part of such issuance, (v) the granting of rights to subscribe for Holdco Ordinary A Shares under the Holdco Warrants and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares as part of such grant of rights under the Holdco Warrants, and (vi) any appointments pursuant to Section 2.06.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, product molds, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“Intelligent Solutions JV Agreement” means the share purchase agreement entered into between Omdahl Holding AS, Enja Holding AS and the Company dated 19 February 2020.

“Intelligent Solutions SPA” means the stock purchase agreement for the acquisition of 33.334% of the shares of the company Intelligent Solutions AS entered into between the Company and Lilland AS dated 19 February 2020.

“JV Agreements” mean the Intelligent Solutions JV Agreement, the Electromaps JV Agreement and the China JV Agreement.

“Kensington Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Kensington for unrestricted use as of immediately following the Merger Effective Time (for clarity, after giving effect to any Redemption Rights that are actually perfected), plus (ii) the aggregate amount of cash proceeds received from investors as of the Merger Effective Time in connection with the PIPE Investment; provided, however, that “Kensington Cash Amount” shall be calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses.

“Kensington Certificate of Incorporation” means Kensington’s amended and restated certificate of incorporation dated March 1, 2021.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Kensington; or (b) prevent, materially delay or materially impede the performance by Kensington of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Kensington Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Kensington operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Kensington as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (ix) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Kensington is materially and disproportionately affected thereby as compared with other participants in the industries in which Kensington operates.

“Kensington Organizational Documents” means the Kensington Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Kensington Units” means one share of Kensington Class A Common Stock and one-fourth of one Kensington Warrant.

“Kensington Warrant Agreement” means the warrant agreement dated February 25, 2021 between Kensington and Continental Stock Transfer and Trust Company.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry, in the case of Kensington, the actual knowledge of the persons listed on Section 1.01 of the Kensington Disclosure Schedule after reasonable inquiry and in the case of Holdco and Merger Sub, the actual knowledge of Enric Asunción after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or any of its subsidiaries as tenant, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, usufruct (vruchtgebruik), attachment (beslag), depositary receipt issued for a share (certificaat van een aandeel), adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Merger Sub Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Kensington and the Company, of Holdco (as the sole stockholder of Merger Sub), in favor of the approval and adoption of this Agreement and the Merger.

“New Kensington Common Stock” means new common stock of Kensington, par value $0.0001 per share.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to Kensington at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Exchange Ratio, the allocation of the Aggregate Exchange Consideration among each of the Company Shareholders, as well as any applicable share premium (where any payment on the basis of the Exchange Ratio to issue the number of Holdco Ordinary A Shares and Holdco Ordinary B Shares in excess of the nominal value of the Holdco Ordinary A Shares and/or Holdco Ordinary B Shares, as applicable, shall be treated a share premium (agio) determined in compliance with Dutch company Law).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any of its subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities,

(e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any of its subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, foundation (stichting), association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“PIPE Investors” means those persons who are participating in the PIPE Investment pursuant to a Subscription Agreement entered into with Kensington and Holdco as of the date of this Agreement.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or its subsidiaries, from which the Company or any of its subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Kensington Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Spanish CIT Act” means Law 27/2014, dated 27 November, on Corporate Income Tax.

“Spanish Tax-Neutral Regime” means the tax regime set forth under Chapter VII, Title VII, of the Spanish CIT Act.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Kensington or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of its subsidiaries.

“Tax” or “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, social security, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) filed or required to be filed with a Tax authority relating to Taxes.

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium;.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Holdco, Merger Sub, Kensington or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Section 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Kensington	Preamble
Kensington Board	Recitals
Kensington Disclosure Schedule	Article V
Kensington Investors	Recitals
Kensington Preferred Stock	5.03(a)
Kensington Proposals	8.01(a)
Kensington SEC Reports	5.07(a)
Kensington Stockholder Approval	5.10(b)
Kensington Stockholders	Recitals
Kensington Stockholders’ Meeting	8.01(a)
Action	4.09
Aggregate Exchange Consideration	3.01(a)
Agreement	Preamble
Alternative Transaction	8.04
Anticipated Closing Date	3.05(a)
Antitrust Laws	8.13(a)
Audited Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Book-Entry Shares	3.02(b)(ii)
Certificate of Merger	2.03(a)
Claims	7.03
Closing	2.03(b)
Closing Date	2.03(b)

Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Convertible Noteholders	Recitals
Company Disclosure Schedule	Article IV
Company Ordinary Shareholders	Recitals
Company Permits	4.06
Confidentiality Agreement	8.03(b)
Continuing Employees	8.05(b)
Convert Exchange	Recitals
Data Security Requirements	4.13(i)
DCC	Recitals
Determination Date	3.05(a)
DGCL	Recitals
Dispute Notice	3.05(b)
DTC	3.03(a)
Effect	1.01
Environmental Permits	4.15
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
Exchange Act	4.21
Exchange Agent	3.03(a)
Exchange Agreement	Recitals
Exchange Effective Time	Recitals
Exchange Fund	3.03(a)
Exchange Ratio Calculation	3.05(a)
Exchanges	Recitals
Excluded Shares	3.02(b)
GAAP	1.03(d)
Governmental Authority	4.05(b)
Health Plan	4.10(j)
Holdco	Preamble
Holdco Board	Recitals
Holdco Board Approval	Recitals
Holdco Option	2.01(d)
Holdco Reorganization	2.01(b)
Holdco Warrant	3.02(b)(ii)
IFRS	1.03(d)
Intended Spanish Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
IP Licenses	4.13(c)
IRS	4.10(b)
January Balance Sheet	4.07(b)
Law	4.05(a)
Lease	4.12(b)
Lease Documents	4.12(b)
Material Contracts	4.16(a)
Merger	Recitals
Merger Consideration	3.02(b)(i)
Merger Effective Time	2.03(a)
Merger Sub	Preamble
Merger Sub Board Approval	Recitals

Defined Term	Location of Definition
Ordinary Exchange	Recitals
Outside Date	10.01(b)
Outstanding Kensington Transaction Expenses	3.04(b)
Outstanding Company Transaction Expenses	3.04(a)
PCAOB Audited Financials	8.14
PIPE Investment	Recitals
Plan	4.10(a)
PPACA	4.10(j)
Proxy Statement	8.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	8.01(a)
Remedies Exceptions	4.04
Reorganization	4.11(d)
Representatives	8.03(a)
Response Date	3.05(b)
SEC	5.07(a)
Securities Act	5.07(a)
Shares	3.02(b)(i)
Spanish GAAP	1.03(d)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	2.02
Terminating Kensington Breach	10.01(f)
Terminating Company Breach	10.01(e)
Trust Account	5.12
Trust Agreement	5.12
Trust Fund	5.12
Trustee	5.12
WARN Act	4.11(g)

Section 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under International Financial Reporting Standards (“IFRS”), United States generally accepted accounting principles (“GAAP”) or Spanish General Accepted Accounting Principles enacted by Spanish Royal Decree 1514/2007, of November 16, as amended (“Spanish GAAP”), as the context requires.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

Section 2.01. Pre-Merger Actions.

(a) Holdco Tax Residency. Prior to the Effective Exchange Time, Holdco shall adopt the necessary actions (which shall include the appointment of directors and the adoption of resolutions by its governing bodies, and the registration of Holdco with the Spanish census of taxpayers) to ensure that Holdco will be in a position to claim tax resident status in Spain for Spanish Corporate Income Tax purposes, pursuant to Section 8.1.c) of the Spanish CIT Act and for (ii) purposes of the convention between the Netherlands and Spain for the avoidance of double taxation with respect to taxes on income and on capital (as may be renegotiated).

(b) Holdco Reorganization. After the execution of this Agreement and prior to the Exchange Effective Time, a notarial deed of change of legal form shall be executed by a Dutch notary and Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in a form to be reasonably determined by the Company in consultation with Kensington, which Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law, all pursuant to a notarial deed of conversion and amendment of the articles of association (the transactions contemplated by this Section 2.01(b), collectively, the “Holdco Reorganization”).

(c) Exchanges. The Convert Exchange shall have occurred after the execution of this Agreement and prior to the Exchange Effective Time. Immediately prior to the Merger Effective Time and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) each issued Company Ordinary Share held by a Company Ordinary Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and in consideration for this contribution in kind, Holdco shall issue to each holder of Company Ordinary Shares (including the Company Ordinary Shares issued upon the conversion of the Company Convertible Notes) in accordance with the Exchange Ratio and pursuant to the Holdco Shareholder Approvals, the number of Holdco Ordinary A Shares and/or Holdco Ordinary B Shares set forth on the Payment Spreadsheet and (iii) each Company Shareholder shall cease to be the holder of such Company Convertible Notes and Company Ordinary Shares, as applicable and Holdco will be recorded as the registered holder of the Company Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued in connection with the foregoing.

(d) Conversion of Company Options. Each Company Option that is outstanding immediately prior to the Exchange Effective Time, whether vested or unvested, shall be converted at the Exchange Effective Time into an option to purchase a number of shares of the applicable class of Holdco Ordinary Shares (such option, a “Holdco Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Company Ordinary Shares subject to such Company Option immediately prior to the Exchange Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Exchange Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of the applicable class of Holdco Ordinary Shares subscribable pursuant to the Holdco Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. At or prior to the Exchange Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, including but not limited to (i) the amendment of the Company Option Plan and any other ancillary documentation and (ii) the signing of the relevant documentation with the Company Optionholders. Pursuant to this Section 2.01(d), as of the Exchange Effective Time, each Company Optionholder will receive the number of Holdco Options, and at the exercise prices, set forth on the Payment Spreadsheet.

(e) Immediately following the Merger Effective Time, Holdco shall consummate the transactions contemplated by the Subscription Agreements, including the issuance of Holdco Ordinary A Shares contemplated thereby.

Section 2.02. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into Kensington. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Kensington shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Holdco Reorganization and the Exchanges shall be a condition precedent to the consummation of the Merger.

Section 2.03. Merger Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) and the satisfaction of the condition set forth in the final sentence of Section 2.02, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Merger Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX and the satisfaction of the condition set forth in the final sentence of Section 2.02. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.04. Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of Kensington and Merger Sub shall be the property of the Surviving Corporation, and all debts, liabilities and duties of each of Kensington and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Organizational Documents.

(a) At the Merger Effective Time, the Kensington Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

(b) Immediately following the consummation of the Exchanges and prior to the Merger Effective Time, the Company shall cause the Company Ordinary Shareholders and Holdco to take such actions and make such filings as are necessary under the Spanish Corporations Act (Ley de Sociedades de Capital) to amend and restate the Company Organizational Documents such that, to the extent permitted by Spanish Law, the Company Organizational Documents are in the form agreed to by the parties and provide that (i) the Company Board has the right to decide only daily operational matters, and (ii) the consent of Holdco, in its capacity as the sole shareholder of the Company, is required for significant corporate actions by the Company. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

Section 2.06. Directors and Officers.

(a) The initial directors of each of Holdco, the Company and the Surviving Corporation, following the Exchange Effective Time or the Merger Effective Time, as applicable, shall be the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 8.16(a), and the initial officers of each of Holdco, the Company and the Surviving Corporation shall be the officers of the Company designated by the Company, each such director and officer to hold office in accordance with the Holdco Organizational Documents, the Company Organizational Documents or the Kensington Organizational Documents, as applicable.

ARTICLE III.

EXCHANGE CONSIDERATION; EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF BOOK-ENTRY SHARES

Section 3.01. Aggregate Exchange Consideration and Allocation.

(a) The valuation of the Company Shares contributed to Holdco by the Company Shareholders against issuance of Holdco Ordinary Shares (the “Aggregate Exchange Consideration”) pursuant to the Exchanges shall be deemed to be, as of the Exchange Effective Time, one billion, four hundred million dollars ($1,400,000,000).

(b) The Aggregate Exchange Consideration subscribed for by the Company Shareholders shall be paid in exchange for issuance of a certain number of Holdco Ordinary Shares that shall be valued at ten dollars ($10) per Holdco Ordinary Share. The Holdco Ordinary Shares making up the Aggregate Exchange Consideration shall be allocated among the Company Shareholders pursuant to Section 3.01(b) of the Company Disclosure Schedule and the Payment Spreadsheet.

Section 3.02. Effect of Merger on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Kensington Common Stock or any shares of capital stock of Merger Sub:

(a) each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and non-assessable share of New Kensington Common Stock;

(b) all shares of Kensington Common Stock that are owned by Kensington as treasury stock, and any shares of Kensington Common Stock owned by Holdco, Merger Sub, the Company or any other direct or indirect wholly owned subsidiary of Holdco (collectively, the “Excluded Shares”), shall be automatically cancelled and retired, and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(i) each share of Kensington Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) (collectively, the “Shares”) shall be converted into and become one (1) share of New Kensington Common Stock, and each such share of New Kensington Common Stock shall immediately thereafter be exchanged in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), for Holdco Shares, by means of a contribution in kind (Inbreng op aandelen anders dan in geld) to Holdco, free and clear of all Liens, and in consideration for this contribution in kind, Holdco shall issue (uitgeven) to the relevant shareholders one (1) Holdco Ordinary A Share for one (1) New Kensington Common Stock contributed and each holder of New Kensington Common Stock shall accept such issuance (the “Merger Consideration”). At the Merger Effective Time, the Surviving Corporation shall deliver to the Exchange Agent, solely for the account and benefit of the former holders of Shares, a number of shares of New Kensington Common Stock equal to the number of Shares outstanding immediately prior to the Merger Effective Time; and

(ii) all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and any Shares held in book-entry form (“Book-Entry Shares”) shall thereafter represent only the right to receive one (1) share of New Kensington Common Stock in accordance with Section 3.02(c) and, upon the automatic exchange in accordance with Section 3.03(a), the Merger Consideration, and each Kensington Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Kensington Warrant Agreement, cease to represent a right to acquire the number of shares of Kensington Class A Common Stock set forth in such Kensington Warrant and shall be converted in accordance with the terms of the Kensington Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Ordinary A Share (a “Holdco Warrant”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Kensington Warrant Agreement and thereupon be assumed by Holdco. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of Kensington Common Stock in connection with the Merger.

Section 3.03. Exchange of Book-Entry Shares.

(a) Exchange Agent; Contribution in Kind. Prior to the Merger Effective Time, Kensington shall designate a bank or trust company located in New York City selected by Kensington and acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of exchanging shares of Kensington Common Stock for the Merger Consideration in accordance with this III and enter into an agreement acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the DCC, Holdco shall cause the Exchange Agent, acting solely in its capacity as exchange agent hereunder, to contribute, for the account and benefit of the former holders of Shares, all of the issued and outstanding shares of New Kensington Common Stock that were issued to the Exchange Agent for the account and benefit of the former holders of Shares pursuant to Section 3.02(b) to Holdco as a contribution in kind (inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, at the Merger Effective Time, Holdco shall (i) issue (uitgeven) and deliver (leveren) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a general partnership organized under the Laws of the State of New York, United States of America, with its place of business at 55 Water Street, New York, NY 10041, United States of America, as nominee for The Depository Trust Company, a central securities clearing depository existing under the Laws of the State of New York, United States of America, having its address at 55 Water Street, New York, NY 10041, United States of America (“DTC”), a number of validly issued, fully paid Holdco

Ordinary A Shares not subject to calls by Holdco or its creditors for any further payment on such Holdco Ordinary A Share equal to the number of Holdco Ordinary A Shares issuable pursuant to Section 3.02(b) and (ii) cause, upon delivery of the foregoing Holdco Ordinary A Shares to the Exchange Agent for the account and benefit of the former holders of Shares, to be made appropriate arrangements for the Holdco Ordinary A Shares issuable pursuant to Section 3.02(b) to be represented by a book-entry without interest (subject to any applicable withholding Tax) (such Holdco Ordinary A Shares, the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Holdco shall cause the Exchange Agent to mail to each holder of record of Shares which were converted pursuant to Section 3.02(b) into the Merger Consideration instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration in book-entry form. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Share which was converted pursuant to Section 3.02(b) into the Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Share surrendered. The Holdco Ordinary A Shares to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical Holdco Ordinary A Share is required by applicable Law, in which case Holdco shall cause the Exchange Agent to promptly send certificates representing such Holdco Ordinary A Shares to such holder. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Holdco that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Holdco Ordinary A Shares. All Holdco Ordinary A Shares to be issued as the Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the Book-Entry Shares representing whole Holdco Ordinary A Shares issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdco Ordinary A Shares.

(d) Transfer Books; No Further Ownership Rights in Kensington Stock. At the Merger Effective Time, the stock transfer books of Kensington shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation, as applicable, of the shares of Kensington Common Stock that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of Book-Entry Shares that evidenced ownership of shares of Kensington Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Kensington Common Stock other than the right to receive the (i) Merger Consideration and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), in each case without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.

(e) Adjustments to Per Share Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Kensington or Company Capital Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(f) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article III, and thereafter persons entitled to receive payment pursuant to this Article III shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any Kensington Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(g) No Liability. None of the Exchange Agent, Holdco or the Surviving Corporation will be liable to any person for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(h) Withholding Taxes. Each of Holdco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non-U.S. Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.04. Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Kensington a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, Holdco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s shareholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Kensington shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Kensington for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Kensington in connection with the Transactions or otherwise in connection with Kensington’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Kensington Transaction Expenses”). On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Kensington Transaction Expenses.

(c) Kensington shall not pay or cause to be paid any Outstanding Kensington Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05. Calculation of Exchange Ratio.

(a) For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by Kensington and the Company at least ten (10) Business Days prior to the date of the Kensington Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to Kensington a calculation (the “Exchange Ratio Calculation” setting forth the Company’s good faith, estimated calculation of Exchange Ratio as of the Anticipated Closing Date using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer. The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by Kensington, available to Kensington and, if requested in writing by Kensington, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), Kensington shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c) If on or prior to the Response Date, (i) Kensington notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) Kensington fails to deliver a Dispute Notice as provided in Section 3.05(b), then the Exchange Ratio as set forth in the Exchange Ratio Calculation delivered to Kensington shall be deemed, subject to the terms of Section 3.05(f), to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(d) If Kensington delivers a Dispute Notice on or prior to the Response Date, then Representatives of Kensington and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Exchange Ratio, which agreed upon Exchange Ratio amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Kensington and the Company are unable to negotiate an agreed-upon determination of the Exchange Ratio at the Anticipated Closing Date pursuant to Section 3.05(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Kensington and the Company may mutually agree upon), then Kensington and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratio Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratio Calculation, and Kensington and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Kensington and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Kensington and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Exchange Ratio made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 3.05(e). The fees and expenses of the Accounting Firm shall be allocated between Kensington and the Company in the same proportion that the disputed amount of the Exchange Ratio that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio.

(f) Following the final determination of Exchange Ratio as of the Anticipated Closing Date in accordance with this Section 3.05 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), the parties shall not be required to determine the Exchange Ratio again even though the

Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.05 shall once again apply and the parties shall select a new Anticipated Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Kensington as follows:

Section 4.01. Organization and Qualification; Subsidiaries.

(a) The Company is a Spanish private limited liability company (sociedad de responsabilidad limitada) duly organized, validly existing and in good standing under the Laws of Spain and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) Other than the China JV, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person, other than the subsidiaries of the Company set forth on Section 4.01(b) of the Company Disclosure Schedule. Each of the Company’s subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not have a Company Material Adverse Effect). All shares or other equity securities of the Company’s subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 4.02. Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of its certificate of incorporation and bylaws and the organizational documents of each of the Company’s subsidiaries, each as amended to as of the date of this Agreement. Such certificate of incorporation and bylaws and organizational documents are each in full force and effect. Neither the Company nor any subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws or organizational documents, as applicable.

Section 4.03. Capitalization.

(a) The authorized share capital of the Company consists of 280,737 Company Class A Ordinary Shares and 111,381 Company Class B Ordinary Shares. As of the date of this Agreement, (i) 280,737 Company Class A Ordinary Shares are issued and outstanding and (ii) 111,381 Company Class B Ordinary Shares are issued and outstanding. The Company has reserved and proposes to reserve an aggregate of 41,374 Company Ordinary Shares under the Company Option Plan, of which as of the date of this Agreement (A) no Company Ordinary Shares have been issued pursuant to the exercise of Company Options and have not been repurchased, (B) Company Options to purchase 39,027 Company Ordinary Shares are outstanding and (C) 2,947 Company Options to purchase 2,947 Company Ordinary Shares remain available for allocation under the Company Option Plan. As of the date of this Agreement, the Company has €60,430,000 in principal amount of Company Convertible Notes outstanding.

(b) Other than the privileges of the Company Convertible Notes pursuant to the note purchase agreements and the Company Options and other than as set forth in Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any subsidiary of the Company or obligating the Company to issue or sell any shares or equity of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its subsidiaries has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Ordinary Shares, Company Convertible Notes or any of the equity interests or other securities of the Company or any of its subsidiaries except for the the Company Shareholders Agreement and power of attorney granted by certain Company Shareholders in favor of Enric Asunción.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding under the Wall Box Chargers, S.L. Stock Option Plan for Employees: (i) the name of the Company Option recipient; (ii) the number of Ordinary Shares of the Company subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (v) the vesting schedule of the Company Option, including the terms of any acceleration rights thereunder. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of each of the agreements related to the Company Options granted pursuant to the Wall Box Chargers, S.L. Stock Option Plan for Management and the Wall Box Chargers, S.L. Stock Option Plan for Founders. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the Company Option Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock option evidencing such Company Options, and the form of the Company Option Plan for the Founders that is currently proposed and pending approval by Company Shareholders. No Company Option was granted with an exercise price per share less than the nominal value of the underlying Company Ordinary Shares as of the date such Company Option was granted and, with respect to any Company Options granted to employees subject to U.S. federal income tax, no such Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has no commitment to grant Company Options that have not yet been granted as of the date of this Agreement.

(d) There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any of its subsidiaries, as applicable, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person, except for the Electromaps Shareholders’ Agreement, the Intelligent Solutions SPA, the Company Shareholders Agreement and the JV Agreements.

(e) The shareholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the shareholders of the Company, no shares or other equity or voting interest of the Company or any of its subsidiaries, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or any of its subsidiaries is authorized or issued and outstanding, except for the Company Shareholders Agreement, the Convertible Notes and the Company Options.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding Company Ordinary Shares, Company Options and Company Convertible Notes and all of the equity capital of each of the Companies Subsidiaries have been issued and granted in compliance with (A) applicable securities Laws in Spain and other applicable Laws, (B) the terms of the Company Option Plan (if applicable) and (C) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or a subsidiary of the Company is a party.

(g) After the Convert Exchange, all of the Company Convertible Notes shall no longer be outstanding and shall cease to exist, and each previous holder of Company Convertible Notes shall thereafter hold Company Ordinary Shares and cease to have any rights with respect to such securities.

Section 4.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no takeover statute is applicable to the Exchanges or the other Transactions.

Section 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the organizational documents of the Company (including but not limited to the by-laws and the public deed of incorporation of the Company), (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any of its subsidiaries pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Spanish Securities Market Act (Ley del Mercado de Valores), Spanish foreign direct investment regulations under Law 19/2003 of July 4, 2003, on the legal regime of capital movements and economic transactions with foreign countries and on certain measures for the prevention of money laundering to be observed and complied with by Kensington, Kensington Investors and PIPE Investors, any equivalent foreign Law, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover Laws, the pre-merger notification requirements of the HSR Act, or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

Section 4.06. Permits; Compliance. The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or such subsidiary of the Company, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or such subsidiary of the Company or by which any property or asset of the Company or such subsidiary of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 4.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the audited balance sheet of the Company as of (i) December 31, 2017, (ii) December 31, 2018 and (iii) December 31, 2019; and the related audited statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain a report thereon of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with Spanish GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of the unaudited balance sheet of the Company as of April 30, 2021 (the “January Balance Sheet”), and the related unaudited statements of operations and comprehensive loss and cash flows of the Company for the three (3)-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with Spanish GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements and the April Balance Sheet, neither the Company nor any of its subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with Spanish GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such April Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not have a Company Material Adverse Effect.

(d) Since December 31, 2018 (i) neither the Company, any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, its subsidiaries or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company reflected on the April Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the April Balance Sheet, neither the Company nor any of its subsidiaries has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08. Absence of Certain Changes or Events. Since the April Balance Sheet Date and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company, and each of its subsidiaries, has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of its subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority. None of the Company and its subsidiaries nor any material property or asset of the Company or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10. Employee Benefit Plans.

(a) True, correct and complete copies, or representative forms of agreement (in the case of non-U.S. employment agreements), of all material employment and consulting contracts or agreements to which the Company or any of its subsidiaries is a party as of the date of this Agreement, and with respect to which the Company or any of its subsidiaries has any obligation have been made available to Kensington prior to the date of this Agreement. Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation share option, share purchase, share award, share appreciation, phantom share, restricted share or restricted share unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of the Company or any of its subsidiaries or their spouses, beneficiaries or dependents, or with respect to which the Company or any of its subsidiaries has or may have any liability, contingent or otherwise; provided that “Plan” shall not include any benefit or compensation plan or arrangement maintained or required to be maintained by a Governmental Authority or required by applicable Law. No Plan covers individuals other than current or former employees, officers, independent contractors or directors of the Company or any of its subsidiaries or their spouses, beneficiaries or dependents.

(b) With respect to each Plan in effect as of the date of this Agreement, the Company has prior to the date of this Agreement made available to Kensington, as applicable (i) a true, complete and correct copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust agreement, insurance contract or other funding arrangement, (ii) true, complete and correct copies of the most recent summary plan description and any summaries of material modifications, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement (iv) the last three (3) annual financial statements, (v) the last three (3) annual reports on Internal Revenue Service (“IRS”) Form 5500 (including all required schedules, accountant’s opinions and reports and other attachments), (vi) the last three (3) actuarial valuations or reports, (vii) the last three (3) annual testings performed on any Plan, (viii) true, complete and correct copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (ix) any material non-routine correspondence from any Governmental Authority with respect to any Plan since December 31, 2018. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies (including all amendments) of each employee handbook applicable to employees of the Company or any of its subsidiaries. The Company and each of its subsidiaries have no express commitments to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since December 31, 2014, nor does the Company, any of its subsidiaries or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any of its subsidiaries would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, or other applicable Law, and neither the Company nor any of its subsidiaries has any liability (contingent or otherwise) with respect to any such plan.

(d) The Company and each of its subsidiaries are not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any of the Transactions (either alone or in combination with another event), nor will any of the Transactions (either alone or in combination with another event) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No payment or series of payments that would constitute a

“parachute payment” (within the meaning of Section 280G of the Code) or any other applicable Law, has been made or will be made by the Company or any of its subsidiaries, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(e) None of the Plans provides, nor does the Company or any of its subsidiaries have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any other applicable Law.

(f) Each Plan is and has been operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, each of its subsidiaries and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action. No Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any of its subsidiaries, and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any prohibited transaction or reportable event. There have been no acts or omissions by the Company, any of its subsidiaries or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any of its subsidiaries or any ERISA Affiliate may be liable.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(i) The Company, each of its subsidiaries and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j) The Company, each of its subsidiaries and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any of its subsidiaries, any ERISA Affiliate or any Health Plan to any material liability for penalties, fines or excise taxes under Code Section 4980D, 4980H or 4980I or any other provision of the PPACA.

(k) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(l) The Company and each of its subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company or any of its subsidiaries for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

Section 4.11. Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and each of its subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following anonymized data: (i) hire date; (ii) current annual base compensation rate; and (iii) commission, bonus or other incentive based compensation. Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its subsidiaries for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company and each of its subsidiaries as a leased employee (trabajador temporal) and shall include for each such individual, the services he or she performs, his or her rate of compensation and any bonus entitlement and fees.

(c) Except as set forth in Section 4.11(c) to the Company Disclosure Schedule, upon termination of the employment of any employees of the Company and any of its subsidiaries, no severance or other payments will become due, other than those statutorily provided by the corresponding applicable Law. Each former employee whose employment was terminated by the Company and each of its subsidiaries has entered into an agreement with the Company or the applicable subsidiary of the Company providing for the full release of any claims against the Company or the applicable subsidiary of the Company or any related party arising out of such employment.

(d) Other than in connection with the Reorganization as defined in Section 4.11(d) to the Company Disclosure Schedule (the “Reorganization”) to the knowledge of the Company, no officer or executive of the Company or any of its subsidiaries intends to terminate employment with the Company or any of its subsidiaries or is otherwise likely to become unavailable to continue as an officer or executive of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment of any of the foregoing.

(e) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its current or former employees, which Actions would be material to the Company and its subsidiaries taken as a whole; (ii) except as set forth on Section 4.11(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not, and have not been since

December 31, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or before the corresponding Governmental Authority in any jurisdiction that the Company or any of its subsidiaries is subject to; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

(f) The Company and each of its subsidiaries are and have been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company or any of its subsidiaries for all purposes (including for Tax and social security purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes and social security contributions, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company and each of its subsidiaries. All of the individual persons who have performed services for or on behalf of the Company and each of its subsidiaries are and have been authorized to work for the Company and of its subsidiaries in accordance with all applicable Laws.

(g) The Company and each of its subsidiaries have never ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or as defined in the corresponding applicable Law, or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company and each of its subsidiaries. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act or in the corresponding applicable Law any jurisdiction to which the Company or any of its subsidiaries is subject) during the ninety (90)-day period ending on the date of this Agreement, or the comparable period set forth in corresponding applicable Law.

Section 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) True, complete and correct copies of each lease, sublease, and license pursuant to which the Company or any of its subsidiaries leases, subleases or licenses and real property (each, a “Lease”), and each amendment to any of the foregoing (collectively, the “Lease Documents”) in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington. (i) There are no leases, subleases, concessions or other contracts granting to any person any than the Company or its subsidiaries the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or applicable subsidiary of the Company, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its subsidiaries has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company and each of its subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.13. Intellectual Property Rights.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned by the Company and its subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned by the Company and its subsidiaries that is material to the business of the Company or any subsidiary of the Company as currently conducted. The Company IP constitutes all Intellectual Property Rights used in the operation of the business of the Company and its subsidiaries and is sufficient for the conduct of such business as currently conducted.

(b) The Company or a subsidiary of the Company exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, all Company-Licensed IP. All Company-Owned IP is subsisting, valid, enforceable, in full force and effect and has not expired or been cancelled, been adjudged invalid or unenforceable, or abandoned or otherwise terminated, in whole or in part, and the Company or a subsidiary of the Company has paid all renewal and maintenance fees. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending. None of the Company-Owned IP is subject to any joint ownership, and neither the Company nor any of its subsidiaries or any of their respective affiliates is a party to or bound by any contract that limits, restricts, or impairs its ability to use, sell, transfer, assign, license, or convey any of the Company-Owned IP. The Company, its subsidiaries and their respective affiliates have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any Company-Owned IP.

(c) As of the date of this Agreement, the Company has made available to Kensington all material contracts (i) pursuant to which the Company or any of its subsidiaries uses any Company-Licensed IP or (ii) pursuant to which the Company or any of its subsidiaries has granted to a third party any right in or to any Intellectual Property Rights, but excluding licenses for shrink-wrap, click-wrap and off-the-shelf software, and other licenses of software that is commercially available to the public generally, with one-time or annual fees of less than $200,000 (collectively, the “IP Licenses”). Prior to the date of this Agreement, Kensington either has been supplied with, or has been given access to, a true, correct and complete copy of each written IP License, together with all amendments, supplements, waivers or other changes thereto, as applicable. Each IP License is a legal, valid and binding obligation of the Company or the applicable subsidiary of the Company, is in full force and effect and is enforceable against the Company or the applicable subsidiary of the Company and, to the knowledge of the Company, the other parties thereto. Neither the Company or the applicable subsidiary of the Company or, to the knowledge of the Company, any other party thereto is in material breach or violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company or the applicable subsidiary of the Company or, to the knowledge of the Company, the other parties thereto under any IP License. Upon the Closing, the Company and its subsidiaries will continue to have the right to use all Company-Licensed IP on identical terms and conditions as the Company and its subsidiaries enjoyed immediately prior to the Closing. Neither the Company nor any of its subsidiaries is participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any contract which, if executed prior to the date of this Agreement, would be an IP License and neither the Company nor any of its subsidiaries has waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property Rights, under any IP License. Neither the Company nor any of its subsidiaries has received any notice or threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the ordinary course of business.

(d) The Company and each of its subsidiaries has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any of its subsidiaries has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and its subsidiaries to any other person other than pursuant to a written confidentiality agreement or other obligations of confidentiality.

(e) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any of its subsidiaries in any forum, by any person, which have been notified to the Company (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company and its subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons in any material respect; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of its subsidiaries has received any formal written opinions of counsel regarding any of the foregoing (i) or (iii); to the extent that any concerns have been raised regarding (ii), the Company or its subsidiaries have received reports from counsel that have been used to identify the Company’s freedom to operate.

(f) All persons, including all current officers, management employees, and technical and professional employees of the Company and its subsidiaries, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or a subsidiary of the Company, substantially in the form made available to Kensington prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company or such subsidiary of the Company ownership of such Intellectual Property, except to the extent ownership is vesting in the Company or subsidiary by operation of Law. All development of the Company-Owned IP was undertaken by current or former employees of the Company or its subsidiaries who work or worked in the business of the Company or its subsidiaries within the scope of their employment, or by current or former independent contractors who provide or provided services to the Company within the scope of their engagement.

(g) Neither the Company nor any of its subsidiaries uses or has used any Open Source Software or any modification or derivative thereof in a manner that would require the Company or any of its subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and each of its subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or such subsidiary of the Company as currently conducted by the Company or such subsidiary of the Company. The Company and each of its subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of its subsidiaries has purchased a sufficient number of seat licenses for its Business Systems.

(i) The Company and each of its subsidiaries currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company or such subsidiary of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company or such subsidiary of the Company is bound, and (iv) all contractual commitments that the Company or such subsidiary of the Company has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”), except in each case to the extent that the failure to do so would not, singly or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries has implemented commercially reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices as required by applicable Privacy/Data Security Laws. Neither the Company nor any of its subsidiaries has, to the knowledge of the Company, inserted and, no other person has inserted or alleged to have inserted, any Disabling Device in any of the Business Systems or Product components. Since December 31, 2018, neither the Company nor any of its subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same, other than those that were or will be resolved without material cost and liability.

(j) The Company and its subsidiaries (i) exclusively own and possess all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) have all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its subsidiaries receive and use such Business Data prior to the Closing Date. Neither the Company nor any of its subsidiaries is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Company or Holdco from receiving or using Personal Information or other Business Data, in the manner in which the Company and its subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements, except in each case to the extent that the failure to do so would not, singly or in the aggregate, have a Company Material Adverse Effect. No employee, officer, director, or agent of the Company or its subsidiaries has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company or its subsidiaries.

(k) All current officers, management employees, and technical and professional employees of the Company and its subsidiaries are under written obligation to the Company or a subsidiary of the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

Section 4.14. Taxes.

(a) The Company and each of its subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or such subsidiary of the Company is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company and its subsidiaries have prepared and keep available to the taxing authorities the mandatory transfer pricing documentation as applicable by Law.

(c) Neither the Company nor any of its subsidiaries is a party to, nor is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) nor has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date or (iv) installment sale made on or prior to the Closing Date.

(e) The Company and each of its subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group the common parent of which is or was the Company or any Company Subsidiary).

(g) Neither the Company nor any of its subsidiaries has any material liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(h) Nether the Company nor any of its subsidiaries has any request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(i) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of all income Tax Returns required to be filed under the Spanish CIT Act that have been filed by the Company and its subsidiaries for tax years 2016, 2017, 2018, 2019 and 2020 (if filed prior to the date of this Agreement).

(j) Neither the Company nor any of its subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(l) Neither the IRS nor any other United States or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of the Company or its subsidiaries except for Permitted Liens.

(n) Neither the Company nor any of its subsidiaries has received written notice from any taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Neither the Company nor any of its subsidiaries qualifies as a real estate company for the purpose of section 314 of the Spanish Securities Market Act (Ley del Mercado de Valores).

(p) Neither the Company nor any of its subsidiaries has taken, nor agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances, subject to the Company’s knowledge of the nature of Kensington’s assets or activities, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause Kensington to use its cash to make one or more loans to the Company or its affiliates for use in a trade or business. The Company has no plan or intention to cause Kensington or the Company to be liquidated (for federal income tax purposes) following the Transactions.

Section 4.15. Environmental Matters. (a) Neither the Company nor any of its subsidiaries has materially violated since December 31, 2018 nor is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or its subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or a subsidiary of the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, neither the Company nor any of its subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and its subsidiaries have all material permits, licenses and other authorizations required of each of the Company and its subsidiaries under applicable Environmental Law (“Environmental Permits”); and (e) the Company and its subsidiaries are in all material respects in compliance with their respective Environmental Permits.

Section 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any of its subsidiaries is a party (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan required to be listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company or any of its subsidiaries in excess of $100,000 (other than obligations of, or payments to, the Company or any of its subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company or any of its subsidiaries (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or its subsidiaries’ standard form customer agreements as have been provided to Kensington on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company or its subsidiaries as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s or any of its subsidiaries’ products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company or any of its subsidiaries with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the Company’s or any of its subsidiaries’ assets, or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company or any of its subsidiaries;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any of its subsidiaries is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any of its subsidiaries that relate to the Company or its subsidiaries or its respective business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its subsidiaries of $500,000 or more in a twelve (12)-month period;

(xi) all contracts and agreements involving any right to acquire equity interest in the Company (including all Company Convertible Notes); and

(xii) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or a subsidiary of the Company, as applicable, and, to the knowledge of the Company, the other parties thereto, and the Company or subsidiary of the Company, as applicable is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) neither the Company nor any of its subsidiaries has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has prior to the date of this Agreement furnished or made available to Kensington true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

Section 4.17. Insurance.

(a) True, complete and correct copies of all material insurance policies under which the Company or any of its subsidiaries is an insured in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington.

(b) With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18. Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Exchanges are fair to and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the Exchanges and declared their advisability, (c) approved the Exchanges and the other Transactions, and (d) directed that, unless this Agreement has been terminated in accordance with Section 10.01, that this Agreement and the Transactions (including the Exchanges) be submitted for consideration by the Company’s shareholders. The Exchange Agreement and the actions provided therein is the only approval of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions and, other than in connection with the Convert Exchange (the approval of which the Company Shareholders have committed to support in the Exchange Agreement), no additional approval or vote from any holders of any class or series of shares of the Company is necessary to adopt this Agreement and approve the Transactions.

Section 4.19. Certain Business Practices. Since December 31, 2018, neither the Company, its subsidiaries nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.20. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company or any of its subsidiaries to purchase from or sell or furnish to, the Company or any of its subsidiaries, any goods or services; or (c) any contractual or other arrangement with the Company or any of its subsidiaries, other than in the case of this clause (c) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. Neither the Company nor any of its subsidiaries has, since December 31, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its subsidiaries, nor (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21. Exchange Act. Neither the Company nor any of its subsidiaries is currently (nor has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.22. Brokers. Except for Barclays Capital Inc. and Drake Star Partners B.V., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

Section 4.23. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its subsidiaries, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Kensington, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Kensington, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Kensington, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF Kensington

Except as set forth in the Kensington SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Kensington SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Kensington SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)) and except as set forth in Kensington’s disclosure schedule delivered by Kensington in connection with this Agreement (the “Kensington Disclosure Schedule”) (which disclosure in the Kensington Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Kensington Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Kensington hereby represents and warrants to the Company as follows:

Section 5.01. Corporate Organization.

(a) Kensington is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Kensington Material Adverse Effect.

(b) Kensington does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02. Certificate of Incorporation and Bylaws. Kensington has heretofore furnished to the Company true, complete and correct copies of the Kensington Organizational Documents. The Kensington

Organizational Documents are in full force and effect. Kensington is not in violation of any of the provisions of the Kensington Organizational Documents.

Section 5.03. Capitalization.

(a) The authorized capital stock of Kensington consists of one hundred million (100,000,000) shares of Kensington Class A Common Stock, ten million (10,000,000) shares of Kensington Class B Common Stock, and one million (1,000,000) shares of Kensington’s preferred stock, par value $0.0001 per share (“Kensington Preferred Stock”). As of the date of this Agreement, (i) twenty three million (23,000,000) shares of Kensington Class A Common Stock are issued and outstanding, (ii) five million, seven hundred and fifty thousand (5,750,000) shares of Kensington Class B Common Stock are issued and outstanding, (iii) no shares of Kensington Preferred Stock are issued and outstanding, (iv) no shares of Kensington Common Stock or Kensington Preferred Stock are held in treasury, (v) fourteen million five hundred and fifty thousand (14,550,000) Kensington Warrants are outstanding and (vi) seventeen million two hundred and sixteen thousand, six hundred and sixty-seven (17,216,667) shares of Kensington Class A Common Stock are reserved for issuance on exercise of the Kensington Warrants. Each Kensington Warrant is exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

(b) All outstanding Kensington Units, shares of Kensington Common Stock and Kensington Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Kensington Organizational Documents.

(c) Except for securities issued by Kensington as permitted by this Agreement and the Kensington Warrants, Kensington has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Kensington or obligating Kensington to issue or sell any shares of capital stock of, or other equity interests in, Kensington. All shares of Kensington Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Kensington is not a party to, or otherwise bound by, and Kensington has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Kensington is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Kensington Common Stock or any of the equity interests or other securities of Kensington. There are no outstanding contractual obligations of Kensington to repurchase, redeem or otherwise acquire any shares of Kensington Common Stock. There are no outstanding contractual obligations of Kensington to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04. Authority Relative to This Agreement. Kensington has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Kensington of this Agreement and the other Transaction Documents to which Kensington is or will at the Closing be a party, the performance by Kensington of its obligations hereunder and thereunder and the consummation by Kensington of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kensington are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the Kensington Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of New Kensington Common Stock and the amendment of the Kensington Organizational Documents, the Kensington Stockholder Approval, and the Holdco Shareholder Approvals). This Agreement has been, and the other Transaction Documents to which Kensington is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Kensington and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute)

a legal, valid and binding obligation of Kensington, enforceable against Kensington in accordance with its terms subject to the Remedies Exceptions.

Section 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Kensington of this Agreement and the other Transaction Documents to which Kensington is or will at the Closing be a party does not, and the performance of this Agreement by Kensington will not, (i) conflict with or violate the Kensington Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Kensington or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Kensington pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Kensington Material Adverse Effect.

(b) The execution and delivery of this Agreement by Kensington does not, and the performance of this Agreement by each of Kensington will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Kensington from performing its material obligations under this Agreement.

Section 5.06. Compliance. Kensington is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Kensington or by which any property or asset of Kensington is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington or any property or asset of Kensington is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Kensington Material Adverse Effect. Kensington is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Kensington to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Kensington has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 25, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Kensington SEC Reports”). Kensington has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Kensington with the SEC to all agreements, documents and other instruments that previously had been filed by Kensington with the SEC and are then in effect. As of their respective dates, the Kensington SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Kensington has filed with the SEC on a timely basis all documents required with respect to Kensingtonn by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Kensington SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Kensington as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Kensington has no off-balance sheet arrangements that are not disclosed in the Kensington SEC Reports. No financial statements other than those of Kensington are required by GAAP to be included in the consolidated financial statements of Kensington.

(c) Except as and to the extent set forth in the Kensington SEC Reports, Kensington does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Kensington’s business.

(d) Kensington is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(e) Kensington has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Kensington and other material information required to be disclosed by Kensington in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Kensington’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Kensington’s principal executive officer and principal financial officer to material information required to be included in Kensington’s periodic reports required under the Exchange Act.

(f) Kensington maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Kensington maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Kensington has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Kensington to Kensington’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of

Kensington to record, process, summarize and report financial data. Kensington has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Kensington. Since February 25, 2021, there have been no material changes in Kensington’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Kensington to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kensington. Kensington has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Kensington (including any employee thereof) nor Kensington’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Kensington, (ii) any fraud, whether or not material, that involves Kensington’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Kensington or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Kensington SEC Reports. To the knowledge of Kensington, none of the Kensington SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.08. Absence of Certain Changes or Events. Since February 25, 2021, except as expressly contemplated by this Agreement, (a) Kensington has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Kensington Material Adverse Effect.

Section 5.09. Absence of Litigation. There is no Action pending or, to the knowledge of Kensington, threatened against Kensington, or any property or asset of Kensington, before any Governmental Authority. Neither Kensington nor any material property or asset of Kensington is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Kensington, continuing investigation by, any Governmental Authority.

Section 5.10. Board Approval; Vote Required.

(a) The Kensington Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the Merger and the other Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

(b) The only vote of the holders of any class or series of capital stock of Kensington necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Kensington Common Stock voted by the stockholders at a duly held stockholders meeting (the “Kensington Stockholder Approval”).

Section 5.11. Brokers. Except for UBS Securities LLC and Barclays Capital Inc. no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kensington.

Section 5.12. Kensington Trust Fund. As of the date of this Agreement, Kensington has no less than $230,000,000.00 in the trust fund established by Kensington for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 25, 2021, between Kensington and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Kensington has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Kensington or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Kensington and the Trustee that would cause the description of the Trust Agreement in the Kensington SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Kensington, that would entitle any person (other than stockholders of Kensington who shall have elected to redeem their shares of Kensington Class A Common Stock pursuant to the Kensington Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Kensington Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Kensington, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Kensington shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Kensington as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Kensington due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Kensington who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Kensington in connection with its efforts to effect the Transactions. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Kensington has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Kensington at the Merger Effective Time.

Section 5.13. Employees. Other than any officers as described in the Kensington SEC Reports, Kensington has never employed any employees or retained any contractors. Other than amounts due as set forth in the Kensington SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Kensington’s officers and directors in connection with activities on Kensington’s behalf in an aggregate amount not in excess of the amount of cash held by Kensington outside of the Trust Account, Kensington has no unsatisfied material liability with respect to any employee, officer or director. Kensington has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Kensington, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Kensingtonor any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Kensington is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14. Taxes.

(a) Kensington (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Kensington is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Kensington is not a party to, is not bound by nor has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Kensington will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

(d) Kensington has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Kensington has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Kensington does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g) Kensington does not have any request for a material ruling in respect of Taxes pending between Kensington, on the one hand, and any Tax authority, on the other hand.

(h) Kensington has not, in any year for which the applicable statute of limitations remains open, distributed stock of another person, and has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Kensington has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(j) Neither the IRS nor any other United States or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of Kensington, has threatened to assert against Kensington any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of Kensington except for Permitted Liens.

(l) Kensington has not received written notice from any taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Kensington has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of Kensington, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.15. Listing. The issued and outstanding Kensington Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC.U.” The issued and outstanding shares of Kensington Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC”. The issued and outstanding Kensington Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Kensington, threatened in writing against Kensington by The New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Kensington Units, the shares of Kensington Class A Common Stock, or Kensington Warrants or terminate the listing of Kensington on The New York Stock Exchange. None of Kensington or any of its affiliates has taken any action in an attempt to terminate the registration of the Kensington Units, the shares of Kensington Class A Common Stock, or the Kensington Warrants under the Exchange Act.

Section 5.16. Kensington’s Investigation and Reliance. Kensington is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Kensington together with expert advisors, including legal counsel, that it has engaged for such purpose. Kensington and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Kensington is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Kensington or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Kensington or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby jointly and severally represents and warrants to Kensington and the Company as follows:

Section 6.01. Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02. Organizational Documents. Each of Holdco and Merger Sub has heretofore furnished to Kensington and the Company true, complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 6.03. Capitalization.

(a) As of the date hereof, the authorized capital stock of Holdco consists of ten (10) Holdco Ordinary A Shares .

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of one hundred (100) shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and not subject to calls by Holdco or its creditors for any further payment on such Holdco Ordinary Share, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The Holdco Ordinary A Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by this Agreement, the Holdco Shareholder Approvals and the Exchange Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04. Authority Relative to this Agreement. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Holdco and Merger Sub of this Agreement and the other Transaction Documents to which Holdco or Merger Sub or will at the Closing be a party, the performance by each of Holdco and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Holdco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action (including by means of the Holdco Board Approvals and the Holdco Shareholder Approvals), and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement and the Holdco Shareholder Approvals). This Agreement has been, and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party will, at the Closing be duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and Agreement and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or the Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the premerger notification requirements of the HSR Act, the Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the DCC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06. Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound.

Section 6.07. Board Approval; Vote Required.

(a) Holdco has delivered the Holdco Initial Board Approval and the Holdco Initial Shareholder Approval to Kensington and the Company.

(b) The Holdco Shareholder Approvals are the only vote of the holders of any class or series of shares of Holdco necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holders of any class or series of shares of Holdco is necessary to adopt this Agreement and approve the Transactions.

(c) Merger Sub has delivered the Merger Sub Board Approval and the Merger Sub Written Consent to Kensington and the Company.

(d) The Merger Sub Written Consent is the only vote of the holders of any class or series of shares of Merger Sub necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holders of any class or series of shares of Merger Subis necessary to adopt this Agreement and approve the Transactions.

Section 6.08. Business Activities. Each of Holdco and Merger Sub was incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 6.09. Absence of Changes. Since the date of its incorporation, each of Holdco and Merger Sub has operated its business in the ordinary course.

Section 6.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

Section 6.11. Tax Matters. To the knowledge of Holdco and the Merger Sub, there is no plan or intention to cause the Company or Kensington to be liquidated (for federal income Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE EXCHANGES AND THE MERGER

Section 7.01. Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, , or (2) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company and its subsidiaries taken as a whole shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, taken as a whole, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 7.01(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall not permit its subsidiaries, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change the Company Organizational Documents (except as contemplated in Section 2.05(b)) or the organizational documents of any subsidiary of the Company;

(ii) other than as provided in or as a result of the Convert Exchange, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of shares of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries; provided, however, that the exercise or settlement of any Company Options or grants of Company Options, within the limits of the Company Option Plan in an amount less than $1 million per grant, and with an exercise price per Company Ordinary Share that is no less than the fair market value of a Company Ordinary Share on the date of grant shall not require the consent of Kensington; provided that the Company shall provide reasonable written advance notice of any such proposed grants, including the terms of such proposed grants and that, for the sake of clarity, the Company Options exercised, settled or granted pursuant to this Section 7.01(b)(ii) shall be included in the Fully-Diluted Company Shares and for the sake of further clarity, the number of Company Ordinary Shares reserved for issuance under the Company Option Plans may not be increased; or (B) any material assets of the Company or any of its subsidiaries;

(iii) other than the Reorganization, in each case prior to the Determination Date, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital;

(iv) other than in connection with the conversion of the Company Convertible Notes, in each case prior to the Determination Date, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) prior to the Determination Date, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $10,000,000; or (B) other than working capital finance lines, incur any indebtedness for borrowed money in excess of $20,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) other than in connection with the Employment Agreements or the Reorganization, or as otherwise permitted by (b)(ii) above (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose total cash compensation would exceed, on an annualized basis, $300,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering the Company’s or its subsidiaries’ employees;

(vii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company or its subsidiaries are not prohibited from entering into after the date of this Agreement (including for the avoidance of doubt, the Employment Agreements), grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by Spanish GAAP, IFRS, or in connection with a PCAOB audit;

(x) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-U.S. income tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company-Owned IP; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (ii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), each of Holdco and Merger Sub agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of each of Holdco and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 7.01 of the Company Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Holdco and Merger Sub shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Holdco Organizational Documents or the Merger Sub Organizational Documents, except as contemplated herein, or form any subsidiary;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(c) other than as required or necessary to effectuate the Transactions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any material tax election or settle or compromise any material United States federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up its business and operations; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02. Conduct of Business by Kensington Pending the Merger. Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth on Section 7.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of each of Kensington shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 7.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Kensington Organizational Documents, except as contemplated herein, or form any subsidiary;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities except for redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of , or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any material tax election or settle or compromise any material United States federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Kensington on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Kensington or any other person (a) for legal relief against monies or other assets of Kensington held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Kensington (or any successor entity) in the event this Agreement is terminated for any reason and Kensington consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Kensington shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Kensington prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01. Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Kensington shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Kensington relating to the meeting of Kensington’s stockholders (the “Kensington Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the New Kensington Common Stock as contemplated by this Agreement, (3) the amendment to the Kensington Organizational Documents and (4) any other proposals the parties deem necessary to effectuate the Exchanges, the Merger and the other Transactions (collectively, the “Kensington Proposals”) and (ii) Holdco, the Company and Kensington shall prepare and Holdco shall file (and the Company and Kensington shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as Kensington shall decide (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Holdco Ordinary A Shares and Holdco Warrants to be issued in the Merger. The Company and Holdco shall furnish all information concerning the Company and Holdco, respectively, as Kensington, and, with respect to the Company, Holdco, may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. The parties hereto each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the parties hereto shall take, or cause to be taken, all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary A Shares, in each case to be issued or issuable to the stockholders of Kensington pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Kensington shall mail the Proxy Statement to its stockholders. Each of the Company and Holdco shall furnish all information concerning it as may reasonably be requested by Kensington and, with respect to the Company, Holdco, in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Kensington or Holdco without the approval of the other parties hereto (such approval not to be unreasonably withheld, conditioned or delayed). Each party hereto will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdco Ordinary A Shares to be issued or issuable to the stockholders of Kensington in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of the parties hereto shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) Kensington represents that the information supplied by Kensington for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington, (iii) the time of the Kensington Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Kensington or its officers or directors, should be discovered by Kensington which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Kensington shall promptly inform the Company. All documents that Kensington is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Merger Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Kensington. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Holdco represents that the information supplied by Holdco for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Merger Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Holdco, or its officers or directors, should be discovered by Holdco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Holdco shall promptly inform Kensington and the Company. All documents that Holdco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 8.02. Kensington Stockholders’ Meetings. Kensington shall call and hold the Kensington Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Kensington Proposals, and Kensington shall use its reasonable best efforts to hold the Kensington Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of Kensington). Kensington will ensure that all proxies solicited in connection with the Kensington Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of The New York Stock Exchange. Kensington shall use its reasonable best efforts to obtain the approval of the Kensington Proposals at the Kensington Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Kensington Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Kensington Board shall recommend to its stockholders that they approve the Kensington Proposals and shall include such recommendation in the Proxy Statement.

Section 8.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, each of the parties hereto shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other parties (and the other parties’ officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other parties or their respective Representatives may reasonably request. Notwithstanding the foregoing, none of the parties hereto shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of April 15, 2021 (the “Confidentiality Agreement”), between Kensington and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.04. Kensington Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, Kensington shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04. Kensington shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kensington also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kensington or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kensington shall promptly (and in no event later than one (1) Business Day after Kensington becomes aware of such inquiry or proposal) notify such person in writing that Kensington is subject to an exclusivity agreement with respect to the Transaction that prohibits Kensington or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.04 by Kensington or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 8.04 by Kensington.

Section 8.05. Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan and an employee stock purchase plan for Holdco to be effective at the Closing.

(b) Holdco shall, and shall cause each of its subsidiaries to, as applicable, use commercially reasonable efforts to provide the employees of the Company and each of its subsidiaries who remain employed immediately after the Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Merger Effective Time with the Company or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or any of its subsidiaries or shall require the Company, Holdco, the Surviving Corporation and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06. Directors’ and Officers’ Indemnification.

(a) The organizational documents of each of Holdco and the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the organizational documents of the Holdco, the Company and the Surviving Corporation, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Kensington, as applicable, unless such modification shall be required by applicable Law.

(b) On or prior to the Closing Date, each of the Company and Kensington shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Kensington, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Kensington with the post-Closing directors and officers of Holdco, the Company and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 8.07. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties, of any event which such party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Exchanges or the Merger, as applicable, or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section  8.07.

Section 8.08. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Exchanges and the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Kensington and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of The New York Stock Exchange, each of Kensington and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Exchanges, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party other than as required by Law. Furthermore, nothing contained in this Section 8.10 shall prevent Kensington or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.10. Tax Matters. Each of Holdco, Kensington, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of Holdco, Kensington, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of Holdco and Kensington will attach the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event Kensington seeks a tax opinion from its tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires a tax opinion from Kensington’s tax advisor, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to Kensington’s tax advisor as Kensington’s tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Holdco shall cause Kensington to use its cash to make one or more loans to the Company or its affiliates for use in a trade or business. Neither Holdco nor any of its subsidiaries shall transfer or distribute any assets or stock of Kensington if such transfer or distribution would not satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) or (ii). Holdco shall not cause Kensington or the Company to be liquidated (for federal income tax purposes) for at least two (2) years following the Closing Date. Holdco shall notify the Spanish Tax authorities of the applicability of the Spanish Tax-Neutral regime to each of (i) the Exchanges, and (ii) the contribution of New Kensington Common Stock into Holdco in exchange for Holdco Ordinary A Shares, in the form and within the time period set forth under the Spanish CIT Act and regulations thereunder. The covenants contained in this Section 8.11, notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

Section 8.11. Stock Exchange Listing. The Company, Holdco and Kensington shall use their respective reasonable best efforts to cause the Holdco Ordinary A Shares and Holdco Warrants issuable in the Merger and the Holdco Ordinary A Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 8.12. Delisting and Deregistration. The Company, Holdco and Kensington shall use their respective reasonable best efforts to cause the Kensington Units, Kensington Class A Common Stock and Kensington Warrants to be delisted from The New York Stock Exchange (or be succeeded by the respective Holdco securities) and to terminate Kensington’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.13. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.14. PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited statements of income and comprehensive loss, cash flows and shareholders’ equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date of this Agreement, and it is anticipated that the PCAOB Audited Financials shall be delivered within twenty (20) days from the date of this Agreement.

Section 8.15. Trust Account. As of the Merger Effective Time, the obligations of Kensington to dissolve or liquidate within a specified time period as contained in Kensington’s Certificate of Incorporation will be terminated and Kensington shall have no obligation whatsoever to dissolve and liquidate the assets of Kensington by reason of the consummation of the Merger or otherwise, and no stockholder of Kensington shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Merger Effective Time, Kensington shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Kensington (to be held as available cash on the balance sheet of Kensington, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.16. Governance Matters.

(a) Board of Directors. Upon the Merger Effective Time (x) the Holdco Board shall consist of (i) six members to be selected by the Company and (ii) one member to be selected by Kensington that is reasonably acceptable to the Company (it being agreed that Anders Pettersson shall be such member and he is hereby declared acceptable to the Company) and (y) the board of directors of each of the Company and the Surviving Corporation shall consist of such members as the Company shall determine. The parties will make their respective selections as far in advance of the filing of the Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties; provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of Holdco at the Merger Effective Time, then the Company, with respect to the individuals identified in clause (i) of the immediately preceding sentence, and Kensington, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of Holdco in place of the individual originally selected.

(b) Following the date of this Agreement and prior to the Exchange Effective Time, Holdco will deliver the Holdco Subsequent Board Approval and the Holdco Subsequent Shareholder Approval to Kensington and the Company. The Company, as the sole shareholder of Holdco, undertakes to do all things necessary and required to deliver the foregoing approvals.

(c) Effectuation. Prior to the Merger Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 8.16.

Section 8.17. Foreign Direct Investments Clearance. As soon as possible after the execution of this Agreement, and in any event within eleven (11) Business Days from such execution, Kensington shall submit a filing to the relevant FDI authority under Law 19/2003 of July 4, 2003, on the legal regime of capital movements and economic transactions with foreign countries and on certain measures for the prevention of money laundering, as amended from time to time, seeking (i) express prior administrative authorization (autorización previa) granted by the Council of Ministers (Consejo de Ministros), or (ii) written confirmation from the Subdirectorate General for Foreign Investment of the Directorate General for International Trade and Investment (Subdirección General de Inversiones Exteriores de la Dirección General de Comercio Internacional e Inversiones) that the referred authorization would not be required. Kensington shall keep the Parties informed of any procedural steps and communications in relation to the clearance procedure, and comply promptly with any requests for clarifications or information by the relevant FDI authorities and to take all other actions necessary, proper or advisable to obtain the required clearance as soon as practicable. The Company shall be afforded reasonable possibility to review and provide comments on any filings for clearance under this covenant in so far as any such comments relate to information pertaining to the Company. Likewise, the Company will assist Kensington throughout the process and cooperate with Kensington for the preparation of any FDI related consultation filing, or additional request for information or documentation by the relevant FDI authorities.

ARTICLE IX.

CONDITIONS TO THE EXCHANGES AND THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of Holdco, Merger Sub, Kensington and the Company to consummate the Transactions, including the Exchanges and the Merger, as applicable, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Kensington Stockholders’ Approval. The Kensington Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Kensington in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Exchanges and the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Exchanges and the Merger.

(c) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Foreign Direct Investment Approval and Waiting Periods. All required filings under foreign direct investments regulations in Spain shall have been completed and any authorizations, confirmations or clearances from the competent public authorities reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 9.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. (i) Holdco’s initial listing application with The New York Stock Exchange, in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of The New York Stock Exchange, and Holdco shall not have received any notice of non-compliance therewith, and (ii) the Holdco Ordinary A Shares to be issued in connection with the Merger shall have been approved for listing on The New York Stock Exchange, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary A Shares, and the outstanding Holdco Ordinary A Shares shall be listed on The New York Stock Exchange on the Closing Date.

Section 9.02. Conditions to the Obligations of Kensington. The obligations of Kensington to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.22 (Brokers) and the representations and warranties of Holdco and Merger Sub contained in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement) and Section 6.10 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company, Holdco and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Kensington a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) PCAOB Audited Financials. The Company shall have delivered to Kensington the PCAOB Audited Financials.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Exchanges, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Kensington contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Kensington contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect.

(b) Agreements and Covenants. Kensington shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them, respectively, on or prior to the Merger Effective Time.

(c) Officer Certificate. Kensington shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Kensington, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Resignation. Other than those persons identified as continuing directors in accordance with Section 8.16, all members of the Kensington Board shall have executed written resignations effective as of the Merger Effective Time.

(e) Material Adverse Effect. No Kensington Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) Minimum Cash Amount. The Kensington Cash Amount shall be at least two hundred and fifty million dollars ($250,000,000) in the aggregate.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01. Termination. This Agreement may be terminated and the Exchanges, the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders or stockholders of the Company or Kensington, as follows:

(a) by mutual written consent of Kensington and the Company; or

(b) by either Kensington or the Company if the Merger Effective Time shall not have occurred prior to the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Kensington or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Exchanges and the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Exchanges or the Merger; or

(d) by either Kensington or the Company if any of the Kensington Proposals shall fail to receive the requisite vote for approval at the Kensington Stockholders’ Meeting; or

(e) by Kensington upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Kensington has not waived such Terminating Company Breach and Kensington is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, Kensington may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Kensington to the Company; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kensington set forth in this Agreement, or if any representation or warranty of Kensington shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating Kensington Breach”); provided, however, that the Company has not waived such Terminating Kensington Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Kensington continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Kensington; or

(g) by Kensington if the PCAOB Audited Financials shall not have been delivered to Kensington by the Company on or before the date that is thirty (30) days from the date of this Agreement; or

(h) by the Company, if the condition set forth in Section 9.03(f) becomes incapable of being satisfied at the Closing.

Section 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Kensington:

Kensington Capital Acquisition Corp II.

1400 Old Country Road, Suite 301

Westbury, New York 11590

Attention: Justin Mirro

Email: justin@kensington-cap.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to the Company:

Wall Box Chargers, S.L.

Carrer del Foc, 68

Barcelona, Spain 08038

Attention: Enric Asunción Escorsa

Email: enric@wallbox.com

with a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

United States

Attention: Ryan Maierson

Email: Ryan.Maierson@lw.com

and

Plaza de la Independencia 6

28001 Madrid

Spain

Attention: José Antonio Sánchez

Email: Jose.Sanchez@lw.com

Section 11.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section  11.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

Section 11.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Exchanges and the Merger, as applicable) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11. Expenses. Except as set forth in this Section 11.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Exchanges, the Merger or any other Transaction is consummated, except that Kensington and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act.

Section 11.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.13. Waiver. Any party to this Agreement may, at any time prior to the Merger Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, Holdco, Merger Sub, Kensington and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

Wallbox B.V.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Director

Orion Merger Sub Corp.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: President

Kensington Capital Acquisition Corp. II

By	/s/ Justin Mirro
Name: Justin Mirro
Title: Chief Executive Officer

Wall Box Chargers, S.L.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Chief Executive Officer

Annex B

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

AMENDMENT AND CONVERSION

(new name: Wallbox N.V.)

This ● day of ● two thousand twenty-one, there appeared before me, Bastiaan Cornelis Cornelisse, civil law notary officiating in Rotterdam, the Netherlands:

[●employee of Loyens & Loeff N.V.], with office address at Parnassusweg 300, 1081 LC Amsterdam, the Netherlands.

The person appearing declared the following:

on the ● day of ● two thousand twenty-one the general meeting of Wallbox B.V., a private limited liability company under Dutch law, having its official seat in Amsterdam, the Netherlands, and with address at Carrer del Foc 68, 08038 Barcelona, Spain, registered with the Dutch trade register under number 83012559 (Company), resolved to convert the Company into a public limited liability company under Dutch law, to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of a shareholder’s resolution, which shall be attached to this deed (Annex I).

The articles of association of the Company were established at the incorporation of the Company, by a notarial deed, executed on the seventh day of June two thousand twenty-one before the undersigned civil law notary. The articles of association have not been amended since.

In implementing the aforementioned resolution, the Company is converted into a public limited liability company under Dutch law as of today and the articles of association of the Company are amended and completely readopted as follows.

ARTICLES OF ASSOCIATION

CHAPTER I – DEFINITIONS AND INTERPRETATION

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which such auditors work together;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in article 21.4;

Chair & CEO: the Executive Director designated by the Board as chair and chief executive officer (CEO);

Chairman of the Board: the Non-Executive Director who serves as chairman of the Board as referred to under Dutch law;

Class A Share: an ordinary class A share in the Company’s share capital;

Class B Share: an ordinary class B share in the Company’s share capital;

Company: the Company to which these articles of association pertain;

Closing Date: the date on which the Company issues Class B Shares for the first time;

Conversion Date: the date that the Non-Executive Directors determine, in their sole discretion, that a Conversion Event has occurred, provided that the Conversion Date shall be no later than the date of such determination;

Conversion Event: means the occurrence of:

(a)	any Transfer of a Class B Share that is not a Permitted Transfer;

(b)	the Final Conversion Event;

(c)	with respect to a Class B Share held by an Excluded Holder or such Excluded Holder’s Permitted Entity, the death or Disability of such Excluded Holder; or

(d)

with respect to a Class B Share held by a Permitted Entity or Permitted Transferee, an event as a consequence of which such Permitted Entity or Permitted Transferee ceases to be a Permitted Entity or Permitted Transferee (as applicable);

Conversion Request: shall have the meaning given thereto in article 6A;

Conversion Share: an ordinary conversion share in the Company’s share capital;

Conversion Share Distribution: a distribution on each Conversion Share for an amount equal to one percent (1%) of the nominal value of Conversion Shares;

DCC: the Dutch Civil Code;

Director: an Executive Director or Non-Executive Director;

Disability or Disabled: the permanent and total disability such that an Excluded Holder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether an Excluded Holder has suffered a Disability, no Disability of the Excluded Holder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable, whereby the start date of the Disability will be either the date of determination of the Disability by a licensed medical practitioner or the date the ruling by a court of competent jurisdiction has become final and non-appealable;

Excluded Holder: each of Enric Asunción Escorsa, born on the third day of April nineteen hundred eighty-five, and Eduard Castañeda, born on the ● day of ● nineteen hundred ●;

Executive Director: a member of the Board appointed as executive director;

Final Conversion Event: the conversion event occurring at the earliest of:

(a)

the date set by the Board that is no less than sixty-one (61) days and no more than one hundred eighty (180) days after the date on which the aggregate number of issued and outstanding Class B Shares held (jointly) by the Excluded Holders and their Permitted Entities represents less than twenty percent (20%) of the aggregate number of issued and outstanding Class B Shares held by the Initial Holders on the Closing Date; or

(b)	the date set by the meeting of holders of Class B Shares;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Initial Holder: means, in relation to any Class B Share, the person or entity holding such Class B Share on the Closing Date;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Non-Executive Director: a member of the Board appointed as non-executive director;

Permitted Entity: means any entity (including a corporation, (limited liability) company, partnership, foundation and trust) so long as an Excluded Holder has exclusive Voting Control with respect to the Class B Shares held by such entity;

Permitted Transfer: means:

(a)	a Transfer between (i) Initial Holders, (ii) an Initial Holder and an Excluded Holder, and (iii) an Initial Holder and a Permitted Entity;

(b)	a Transfer between (i) Excluded Holders, and (ii) an Excluded Holder and a Permitted Entity;

(c)	a Transfer between Permitted Entities;

Permitted Transferee: a transferee of Class B Shares, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Record Date: the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

Share: a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Share, each Class B Share and each Conversion Share;

Shareholder: a holder of one or more Shares;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Transfer: any sale, assignment, transfer under general or specific title, conveyance, grant of any form of security interest (other than as explicitly provided in this definition), or other transfer or disposition of a Class B Share or any legal or beneficial interest in such Class B Share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise. A “Transfer” shall also include, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over a Class B Share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a)

the granting of a power of attorney (i) in connection with actions to be taken at a specific General Meeting, and/or (ii) pursuant to article 6A.1 (c), as well as the exercise of any such power of attorney by the respective attorney;

(b)

the creation of a right of pledge on Class B Shares that creates a mere security interest in such Class B Shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of Class B Shares continues to exercise Voting Control over such pledged Class B Shares, provided, however, that an enforcement of a right of pledge on such Class B Shares or other similar action by the pledgee shall constitute a “Transfer” of a Class B Share;

(c)

the entering into of a voting trust, power of attorney or similar agreement or arrangement (with or without granting a proxy), or consummating the actions or transactions contemplated therein, between Initial Holders, Excluded Holders and/or Permitted Entities, that (i) is disclosed either in an applicable filing with the United States securities and exchange commission or in writing to the Company, (ii) either has a term not exceeding one year or is terminable by the holder of Class B Shares at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holders of Class B Shares other than the agreement to vote shares in a designated manner;

(d)

the entering into of any agreement with respect to supporting or voting in favor of or tendering Shares with respect to any transaction proposed to be supported by the Company, or supporting the actions or transactions contemplated therein (including, without limitation, tendering Class B Shares or voting such shares in favor of such transaction or in opposition to other proposals that may be expected to delay or impair the ability to support such transaction), if the entry into such support or voting agreement is approved by the Board;

Transferor: shall have the meaning given thereto in article 6B; and

Voting Control: means with respect to a Class B Share, the power to vote or direct the voting of such Class B Share, including by proxy, voting agreement or otherwise.

2	Construction

2.1	References to articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2.2	Any reference to a gender includes all genders.

CHAPTER II – NAME, CORPORATE SEAT AND OBJECTS

3	Name and corporate seat

3.1	The Company’s name is Wallbox N.V.

3.2	The corporate seat of the Company is in Amsterdam, the Netherlands.

4	Objects

The objects of the Company are:

(a)	to design, manufacture and distribute charging solutions for residential, business, and public use, and to provide installation services;

(b)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(c)	to finance businesses and companies;

(d)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(e)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(f)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, its group companies and/or third parties;

(g)	to acquire, alienate, manage and exploit registered property and items of property in general;

(h)	to trade in currencies, securities and items of property in general;

(i)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; and

(j)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III – SHARE CAPITAL

5	Authorized capital, share premium reserve

5.1	The authorized capital of the Company equals ● euro (EUR ●).

5.2

The authorized capital of the Company is divided into ● (●) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each, ● (●) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each, and ● (●) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.

5.3

Upon the conversion of one or more Class B Shares into Class A Shares and Conversion Shares referred to in article 6, the authorized capital shall decrease with the number of Class B Shares so converted and shall increase with the number of Class A Shares and Conversion Shares into which such Class B Shares were converted.

5.4

Within eight days after a conversion of one or more Class B Shares into Class A Shares and Conversion Shares referred to in article 6, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the register of Shareholders as referred to in article 13.

5.5	No share certificates shall be issued.

5.6	The Company shall maintain a general share premium reserve for the benefit of the Shareholders.

6	Conversion of Shares

6.1

Each Class B Share can be converted into one Class A Share and one Conversion Share, subject to the provisions of this article 6. Class A Shares and Conversion Shares cannot be converted into other classes of Shares.

6A Voluntary conversion of Class B Shares

6A.1

Each holder of one or more Class B Shares may request the conversion of all or part of his Class B Shares into Class A Shares and Conversion Shares in the ratio set out in article 6.1 by means of a written request addressed to the Board (Conversion Request). The Conversion Request must:

(a)	indicate the number of Class B Shares to which the Conversion Request pertains;

(b)

include a representation by the requesting Shareholder that no depositary receipts have been issued with respect to the Class B Shares to which the Conversion Request pertains nor that these Class B Shares are encumbered with any usufruct, right of pledge, attachment or other encumbrance;

(c)

provide for an irrevocable and unconditional power of attorney from the requesting Shareholder to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in article 6A.2 on behalf of such Shareholder.

6A.2	Subject to article 6A.3:

(a)

upon receipt of a Conversion Request satisfactory to the Board, the Board shall, as soon as reasonably possible, resolve to convert the number of Class B Shares to which the Conversion Request pertains into Class A Shares and Conversion Shares in the ratio set out in article 6.1; and

(b)

promptly following such conversion, the requesting Shareholder shall be obliged to offer and transfer the Conversion Shares to the Company for no consideration and the Company shall accept such Conversion Shares.

6A.3

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6A.2 paragraph (b), the Board shall, as soon as reasonably possible, convene a General Meeting in accordance with article 35, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6A.2 paragraph (b).

6B	Mandatory conversion of Class B Shares

6B.1

A Class B Share shall automatically convert into Class A Shares and Conversion Shares in the ratio set out in article 6.1 upon the occurrence of a Conversion Event in respect of such Class B Share, subject to the provisions of this article 6B and with effect as of the Conversion Date. Upon the occurrence of a Conversion Event, the Shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

6B.2

If at any time a Conversion Share is held by anyone other than the Company, such holder of Conversion Shares (Transferor) shall be obliged to offer and transfer such Conversion Shares to the Company unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to the Company, the voting rights, Meeting Right and rights to receive distributions attached to the relevant Conversion Shares are suspended.

6B.3	If the Transferor fails to offer and transfer the relevant Conversion Shares to the Company within:

(a)	sixty (60) days after the Conversion Date for Conversion Shares acquired as a result of a Conversion Event (c); or

(b)	thirty (30) days after the Conversion Date for Conversion Shares acquired as a result of a Conversion Event other than (c),

the Company is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to the Company until such transaction occurs.

6B.4

The Board may, from time to time, establish such policies and procedures relating to the general administration of the share capital structure as it may deem necessary or advisable, and may request that holders of Class B Shares furnish affidavits or other proof to the Board as it deems necessary to verify the legal and beneficial ownership of Class B Shares, and to confirm that a Conversion Event has not occurred.

6B.5

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6B.2, the Board shall convene a General Meeting in accordance with article 35, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6B.2.

7	Issuance of Shares

7.1

Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued.

The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

7.2

If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in article 7.1.

7.3

The articles 7.1 and 7.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

7.4	A resolution of the General Meeting as referred to in this article 7 can only be adopted at the proposal of the Board.

7.5

If the resolution of the General Meeting to issue Shares or to designate the authority to issue Shares to the Board as referred to in article 7.1 is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

8	Pre-emptive rights

8.1

Each Shareholder shall have a pre-emptive right on any issuance of Class A Shares and Class B Shares in proportion to the aggregate amount of its Class A Shares and Class B Shares. No pre-emptive rights shall apply in respect of any issuance of Conversion Shares.

8.2	This pre-emptive right on any issuance of Class A Shares and Class B Shares does not apply to:

(a)	Shares issued to employees of the Company or a Group Company;

(b)	Shares that are issued against payment other than in cash; and

(c)	Shares issued to a person exercising a previously granted right to subscribe for Shares.

8.3

Pre-emptive rights may be limited or excluded by a resolution of the General Meeting. Pre-emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with article 7.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

8.4

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

8.5	When adopting a resolution to issue Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

8.6	Article 8 shall apply by analogy to the granting of rights to subscribe for Shares.

9	Payment on Shares

9.1	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

9.2

Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions in Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

9.3

Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Shares granted in accordance with article 7.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of article 34.

9.4	The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV – OWN SHARES AND CAPITAL REDUCTION

10	Share repurchase and disposal of shares

10.1	The Company may repurchase fully paid-up Shares:

(a)	for no consideration; or

(b)

against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

10.2

The authorization by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

10.3	Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

11	Capital reduction

11.1

The General Meeting may only at the proposal of the Board resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of these articles of association or (ii) cancelling Shares held by the Company itself.

11.2

A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

11.3

If the resolution of the General Meeting to reduce the Company’s issued capital by reducing the nominal value of Shares through amendment of these articles of association, as referred to above, is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

CHAPTER V – TRANSFER OF SHARES

12	Transfer of shares

12.1

The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

12.2

Article 12.1 shall apply mutatis mutandis to the creation of a right of pledge or usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

12.3

If and as long as one or more Class A Shares are admitted to trading on the New York Stock Exchange, or if it may reasonably be expected that one or more Class A Shares shall shortly be admitted to trading on the New York Stock Exchange, the Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Class A Shares, as a result of which the articles 12.1 and 12.2 shall not apply to the Class A Shares. Such resolution and the revocation thereof shall be made available for inspection on the Company’s website and at the Dutch trade register.

The property law aspects of the Class A Shares (including the legal rules on ownership, legal title, transfer) in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent, shall be governed by the laws of the State of New York, United States of America, in accordance with the applicable law on International Private laws as referred to in Title 10 of Book 10 DCC (Boek 10 Internationaal privaatrecht), especially Section 10:141 DCC.

CHAPTER VI – SHAREHOLDERS’ REGISTER AND LIMITED RIGHTS TO SHARES

13	Shareholders’ register

13.1

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

13.2

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

13.3

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name.

13.4

The articles 13.2 and 13.3 shall apply by analogy to holders of a usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

14	Right of pledge on Shares

14.1	Class A Shares and Class B Shares can be pledged. Conversion Shares cannot be pledged.

14.2

Subject to article 12.3 (if applicable), if a Share is encumbered with a right of pledge, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Right.

14.3	A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Right. A pledgee without voting rights shall not have Meeting Right.

15	Usufruct on Shares

15.1

Subject to article 12.3 (if applicable), if a usufruct is created on a Share, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Right.

15.2	A Shareholder who as a result of a usufruct does not have voting rights, shall have Meeting Right. A usufructuary without voting rights shall not have Meeting Right.

16	Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII – MANAGEMENT AND SUPERVISION

17	Board: composition, appointment, suspension and dismissal

17.1

The Company shall be managed by the Board. The Board shall consist of one or more Executive Directors and one or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

17.2

The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director.

17.3

A Director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed with due observance of the preceding sentence. At the proposal of the Board, the General Meeting may resolve to deviate from the term of office of approximately one year. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

17.4

The General Meeting may at all times suspend or dismiss any Director. A resolution of the General Meeting to suspend or dismiss a Director other than at the proposal of the Board requires a two-thirds majority of the votes cast, representing more than one half of the issued capital of the Company. The Board may at all times suspend an Executive Director.

17.5

A suspension may be extended one or more times but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

18	Board: vacancy or inability

18.1

If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

18.2

If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

18.3	A Director shall in any event be unable to act within the meaning of the articles 18.1 and 18.2:

(a)	during the period for which the Director has claimed inability in writing;

(b)	during the Director’s suspension; or

(c)

during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as reasonably determined by the Board).

19	Board: Chairman of the Board, Chair & CEO and other titles

19.1	The Board may grant titles to Directors.

19.2

The Board shall designate a Non-Executive Director as Chairman of the Board. The Board may designate a Non-Executive Director as vice-chairman. If the Chairman of the Board is absent or unable to act, a vice-chairman, or another Non-Executive Director designated by the Board, is entrusted with the duties of the Chairman of the Board.

19.3	The Board shall designate an Executive Director as Chair & CEO.

20	Board: remuneration

20.1	The Company has a policy in respect of the remuneration of Executive Directors and Non-Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board.

20.2

The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

20.3	The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

20.4

A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

21	Board: tasks and duties

21.1

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these articles of association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

21.2

The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

21.3	The Directors furthermore perform any duties allocated to them under or pursuant to the law or these articles of association.

21.4

With due observance of these articles of association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

21.5

The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)	supervising the performance of the Executive Directors;

(b)	making a nomination for the appointment of Directors pursuant to article 17.2;

(c)	determining an Executive Director’s remuneration pursuant to article 20.2; and

(d)	instructing an auditor pursuant to article 33.1.

21.6

Without prejudice to any other provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(a)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)

concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(c)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary.

22	Board: decision-making

22.1

Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless the Board Regulations provide for a qualified majority. Each Director shall have one vote. If there is a tie vote, the proposal shall be rejected.

22.2	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

22.3

Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

22.4

A document stating that one or more resolutions have been adopted by the Board and signed by the Chairman of the Board or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

22.5

The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

22.6

A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the Board, but the Board shall record in writing the reasons for the resolution.

22.7

The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

23	Board: indemnification

23.1

The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(c)	payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld),

provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

23.2

Any indemnification by the Company referred to in article 23.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in article 23.1.

23.3

Indemnified amounts referred to in article 23.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

23.4	A Director, current or former, shall not be entitled to any indemnification as mentioned in this article 23, if and to the extent:

(a)

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(b)	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(c)	the Company and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this article 23.

24	Representation

24.1	The Company shall be represented by the Board. Any Executive Director shall also be authorized to represent the Company.

24.2

The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII – GENERAL MEETING AND CLASS MEETINGS

25	General Meeting

25.1	General Meetings can be held in Amsterdam or Haarlemmermeer (including Schiphol Airport).

25.2	The annual General Meeting shall be held each year within six months after the end of the Company’s financial year.

25.3	Other General Meetings shall be held as often as the Board or the Chair & CEO deems necessary.

26	General Meeting: convocation

26.1	General Meetings are convened by the Board or the Chair & CEO.

26.2

One or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Right may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

27	General Meeting: notice and agenda

27.1	The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

27.2

The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in article 28.4, with due observance of the relevant provisions of the law.

27.3	The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Right may procure their registration and exercise their rights.

27.4

A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as posted on the Company’s website.

28	General Meeting: admittance

28.1

Those Persons with Meeting Right and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Right or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

28.2

In order for a person to be able to exercise Meeting Right and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

28.3

The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

28.4

The Board may determine that each Person with Meeting Right has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Right and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

28.5	The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

28.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

28.7

The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

28.8	The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

29	General Meeting: chairperson, secretary and minutes

29.1

The General Meeting shall be presided over by the Chairman of the Board or another Director designated for that purpose by the Board. If the Chairman of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

29.2	The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

29.3

Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

30	General Meeting: decision-making

30.1

Each Class A Share confers the right to cast one vote at the General Meeting and each Class B Share confers the right to cast ten votes at the General Meeting. If and to the extent voting rights are not suspended, each Conversion Share confers the right to cast nine votes at the General Meeting.

30.2	To the extent the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

30.3	The chairperson of the General Meeting shall decide on the method of voting.

30.4	Abstentions, blank votes and invalid votes shall not be counted as votes.

30.5	The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

30.6	All disputes concerning voting for which neither the law nor these articles of association provide a solution are decided by the chairperson of the General Meeting.

30.7

No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a usufruct. However, holders of a right of pledge or a usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

30.8

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these articles of association, no vote can be cast.

31	Class meetings

31.1

The provisions of these articles of association with respect to General Meetings, save for article 25.2, shall apply mutatis mutandis to a meeting of holders of Class A Shares and other persons entitled to attend such meeting.

31.2

The provisions of these articles of association with respect to General Meetings, save for article 25.2 and article 28.5, shall apply mutatis mutandis to a meeting of holders of Class B Shares or a meeting of holders of Conversion Shares (as applicable) and other persons entitled to attend such meeting, provided that the applicable meeting shall appoint its own chairman, and furthermore provided that for as long as Class B

Shares or Conversion Shares (as applicable) are not admitted to listing and trading on a stock exchange with the cooperation of the Company:

(a)

notice of a meeting as referred to in this article shall be given no later than on the fifteenth day before the date of the meeting and the convocation notice shall be sent to the addresses as included in the shareholders’ register;

(b)

resolutions may be adopted in writing without holding a meeting as referred to in this article, provided such resolutions are adopted by the unanimous vote of all holders of Class B Shares entitled to vote or Conversion Shares entitled to vote (as applicable); and

(c)

valid resolutions may be adopted if the formalities for convening and holding of meetings as referred to in this article have not been complied with, if adopted by unanimous vote in a meeting at which all issued and outstanding Class B Shares or Conversion Shares (as applicable) are represented.

CHAPTER IX – FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

32	Financial year and annual accounts

32.1	The Company’s financial year shall be the calendar year.

32.2

Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by an auditor’s statement as referred to in article 33.3, the Management Report, and the additional information to the extent that this information is required.

32.3	The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

32.4	The Annual Accounts shall be adopted by the General Meeting.

33	Auditor

33.1

The General Meeting shall instruct an Auditor to audit the Annual Accounts. If the General Meeting fails to issue the instructions to an Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

33.2

The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

33.3	The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X – RESULT AND DISTRIBUTIONS

34	Profits and distributions

34.1	Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

34.2	Distributions may be made only to the extent the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law.

34.3

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

34.4

The General Meeting may resolve to distribute any part of the profits remaining after reservation in accordance with article 34.3. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

34.5	The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

34.6	The Board, or the General Meeting at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

34.7

The Board may resolve to make interim distributions on Shares, provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of article 34.2 has been fulfilled, and with observance of (other) applicable statutory provisions.

34.8

The Board, or the General Meeting at the proposal of the Board, may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of articles 7 and 8), and may determine the conditions under which such option can be given to the Shareholders.

34.9	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a usufruct or right of pledge.

34.10

Any and all distributions on the Class A Shares and Class B Shares shall be made in such a way that on each Class A Share and Class B Share an equal amount or value will be distributed, provided that and with observance of the following order of priority:

(a)	in the event of a distribution of profits in respect of a financial year, the Conversion Share Distribution shall first be distributed on each issued and outstanding Conversion Share; and

(b)	following the Conversion Share Distribution, no further distribution shall be made on Conversion Shares in respect of such financial year.

35	Notices and payments

35.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

35.2	Distributions shall be payable on the date determined by the Board.

35.3

The persons entitled to a distribution shall be the relevant Shareholders, holders of a usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

35.4	Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

35.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI – AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

36	Amendment of the articles of association

36.1	The General Meeting may resolve to amend these articles of association at the proposal of the Board.

36.2

If a proposal to amend these articles of association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to, Shareholders and other Persons with Meeting Right, until the conclusion of the meeting. An amendment of these articles of association shall be laid down in a notarial deed.

37	Dissolution and liquidation

37.1	The General Meeting may resolve to dissolve the Company at the proposal of the Board.

37.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

37.3	During liquidation, to the extent possible these articles of association shall continue to apply.

37.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders as follows and in the following order of priority:

(a)	an amount equal to the nominal value of Conversion Shares shall first be transferred on each Conversion Share to the holders of the Conversion Shares; and

(b)	the balance remaining thereafter shall be transferred pro rata in proportion to the number of Class A Shares and Class B Shares held by each Shareholder.

38	Federal forum provision

The sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America. This shall not apply to causes of action arising under the United States Securities Exchange Act of 1934, as amended.

39	First financial year

The first financial year of the Company shall end on the thirty-first day of December two thousand twenty-one. This article and its heading shall cease to exist after the end of the first financial year.

40	Transitory provisions authorized capital

40.1

The provisions of articles 5.1 and 5.2 shall only come into effect if and when Shares are issued to parties holding shares in Wall Box Chargers, S.L. prior to the Closing Date (Authorized Capital Condition Precedent), which shall be evidenced by the filing by the Company with the Dutch trade register that states that the Authorized Capital Condition Precedent has been fulfilled.

40.2	Upon these articles of association taking effect and prior to the fulfilment of the Authorized Capital Condition Precedent, the articles 5.1 and 5.2 shall read as follows:

“5.1	The authorized capital of the Company equals ● euro (EUR ●).

5.2

The authorized capital of the Company is divided into ● (●) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each, ● (●) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each, and ● (●) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.”.

40.3	This article and its heading shall cease to exist upon the fulfilment of the Authorized Capital Condition Precedent.

Final provisions

Finally, the person appearing declared:

•

prior to the subject amendment to the articles of association comes into effect, the issued and fully paid-up capital of the Company amounts to ● euro (EUR ●), consisting of ● (●) shares, with a nominal value of twelve eurocent (EUR 0.12) each, numbered 1 up to and including ● (Shares);

•

through the subject amendment to the articles of association taking effect, the Shares are converted into (●) class A shares, with a nominal value of twelve eurocent (EUR 0.12), numbered A-1 up to and including A-●; and

•

therefore as of the moment the subject amendment to the articles of association comes into effect, the issued and fully paid up capital of the Company amounts to ● euro (EUR ●), consisting of ● (●) class A shares, with a nominal value of twelve eurocent (EUR 0.12) each, numbered A-1 up to and including A-●.

Accountant’s Certificate

With respect to the conversion of the Company into a public limited liability company ●, accountants in ●, the Netherlands, have prepared an accountant’s certificate in accordance with Section 2:72 of the Dutch Civil Code, showing that on the ● day of ● two thousand twenty-one the value of the assets of the Company were at least equal to ● euro (EUR ●). A copy of the accountant’s certificate shall be attached to this deed (Annex II).

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.